                                                RULE NO. 424(b)(1)
                                                REGISTRATION NO. 333-58808
                                                                 333-58808-01


PROSPECTUS SUPPLEMENT
(To Prospectus dated May 18, 2001)

                                 $300,000,000
                            [Key3Media Group Logo]
                             Key3Media Group, Inc.
                   11.25% SENIOR SUBORDINATED NOTES DUE 2011

                               ----------------

                  Interest payable on June 15 and December 15

                               ----------------

We may redeem any of the notes beginning on June 15, 2006. The initial redemption price is 105.625% of their principal amount plus accrued interest. In addition, before June 15, 2004, we may redeem up to 35% of the original aggregate principal amount of the notes at a redemption price of 111.250% of their principal amount plus accrued interest from the proceeds of sales of certain kinds of capital stock.

                               ----------------

The notes will be junior to all of our senior indebtedness. The notes will be unsecured and will rank equally with any other unsecured senior subordinated indebtedness we incur. All of our domestic restricted subsidiaries will guarantee the notes on a senior subordinated basis. Currently, our wholly owned subsidiary Key3Media Events, Inc. is our only domestic restricted subsidiary and, accordingly, initially it will be the only guarantor of the notes. Each guarantee will be unsecured and will be junior to all senior indebtedness of the subsidiary guarantor. The notes will also be effectively subordinated to all liabilities of our foreign subsidiaries and our unrestricted domestic subsidiaries.

For a more detailed description of the notes, see "Description of the Notes" beginning on page S-49.

                               ----------------

Investing in the notes involves risks. See "Risk Factors" beginning on page S-
8.

                               ----------------

                    PRICE 100% AND ACCRUED INTEREST, IF ANY

                               ----------------

                                                     Underwriting
                                         Price to    Discounts and Proceeds to
                                          Public      Commissions    Company
                                       ------------  ------------- ------------
Per Note..............................          100%        2.75%         97.25%
Total................................. $300,000,000   $8,250,000   $291,750,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the notes to purchasers on June 26, 2001.

                               ----------------

MORGAN STANLEY DEAN WITTER

             UBS WARBURG

                             BNY CAPITAL MARKETS, INC.
                                                         FLEET SECURITIES, INC.

June 22, 2001

                               TABLE OF CONTENTS
                               ----------------
                              Prospectus Summary
                               ----------------

                                                                          Page
                                                                          ----
Prospectus Supplement Summary............................................ S- 1
Risk Factors............................................................. S- 8
Use of Proceeds.......................................................... S-13
Capitalization........................................................... S-14
Selected Financial Data.................................................. S-14
Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... S-16
Recent Developments...................................................... S-18
Business................................................................. S-27
Management............................................................... S-39

                                                                            Page
                                                                            ----
Beneficial Ownership of Management......................................... S-42
Principal Stockholders..................................................... S-44
Certain Relationships and Related Transactions............................. S-46
New Bank Revolving Credit Facility......................................... S-48
Description of the Notes................................................... S-49
Underwriting............................................................... S-85
Legal Matters.............................................................. S-86
Independent Accountants.................................................... S-86
Index to Financial Statements..............................................  F-1

                               ----------------
                                  Prospectus
                               ----------------

                                                                          Page
                                                                          ----
Available Information....................................................   1

Prospectus Summary.......................................................   1

Ratio of Earnings to Fixed Charges.......................................   3

Description of Debt Securities We May Offer..............................   4

Description of Common Stock We May Offer.................................  23

Anti-Takeover Provisions of Our Certificate of Incorporation, Bylaws and
 Delaware Law............................................................  24

Description of Warrants We May Offer.....................................  27

                                                                           Page
                                                                           ----
Description of Preferred Stock We May Offer..............................   32
Legal Ownership and Book-Entry Issuance..................................   38
Considerations Relating to Securities Issued in Bearer Form..............   43
Considerations Relating to Securities Denominated or Payable in or Linked
 to a Non-U.S. Dollar Currency...........................................   47
United States Taxation...................................................   49
Validity of the Securities...............................................   69
Experts..................................................................   69
Cautionary Statement Pursuant to the Private Securities Litigation Reform
 Act of 1995.............................................................   69

   This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the notes. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control.

   You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are offering the notes and seeking offers to buy the notes only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of these documents regardless of the time of delivery of this prospectus supplement or any sale of the notes.

                    MARKET AND INDUSTRY DATA AND FORECASTS

   This prospectus supplement and the accompanying prospectus contain or incorporate by reference market share and industry data and forecasts that we obtained from internal company surveys, market research, consultant surveys, publicly available information and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions, such as when or whether there will be a recession, relied upon therein. Similarly, internal company surveys, industry forecasts and market research, which we believe to be reliable based upon management's knowledge of the industry, have not been verified by any independent sources.

                          FORWARD LOOKING STATEMENTS

   In this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference in the accompanying prospectus, we have included statements that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Among other things, these statements relate to our future operating and financial results, plans and objectives and other events that have not yet occurred. They can generally be identified because the context of such statements will include words such as "believes," "anticipates," "expects" or words of similar import. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which are inherently uncertain and beyond our control. Because forward-looking statements involve many risks and uncertainties, there are many factors that could cause actual results to differ, possibly materially, from those expressed or implied by these statements. These include economic conditions generally and in the information technology industry in particular; the timing of our tradeshows and other events and their popularity with exhibitors, advertisers and attendees; technological changes and developments; competition; and intellectual property rights. Some of these and other factors could cause actual results to differ from those expressed or implied by forward looking statements are discussed further in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." We do not plan to update any forward-looking statements.

                         PROSPECTUS SUPPLEMENT SUMMARY

   This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should carefully read this entire prospectus supplement, the accompanying prospectus and the other documents we refer to or incorporate by reference, including "Risk Factors" and our consolidated and combined financial statements and related notes included in this prospectus supplement, before making an investment decision.

   We incorporate important information into the accompanying prospectus by reference. You may obtain the information incorporated by reference into the accompanying prospectus without charge by following the instructions in the accompanying prospectus under "Available Information."

Overview

   We produce, manage and promote a portfolio of tradeshows, conferences and other events for the information technology, or IT, industry. Our events provide community, content and commerce for vendors, resellers, large volume end-users and others involved in the IT industry, including consultants and other advisors. In 2000, we provided face-to-face marketplaces for business-to-business marketing, sales and education in the IT industry for more than 1.5 million participants at 36 owned and operated events, including co-located events.

   In 2000, our leading COMDEX and NetWorld+Interop events were the top two IT industry tradeshows in the United States when measured by revenue from exhibit space rentals based on statistical data obtained from Tradeshow Week, a leading industry publication. We also produce customized events for specific IT vendors and specific segments of the IT industry. At our events, we rent space to exhibitors and receive commissions from third parties who provide services to our exhibitors. We also charge fees for conferences and sell advertising and sponsorships. In 2000, our revenue was $286.9 million, our net income was $8.6 million and our earnings before income taxes, interest, depreciation and amortization, or EBITDA, were $91.2 million.

   We were incorporated in 2000 to hold Ziff-Davis Inc.'s portfolio of tradeshow businesses. We were spun off from Ziff-Davis in August 2000. When we use the terms "Key3Media," "we" and "our," we mean, prior to the spin-off, the portfolio of tradeshow and other event businesses formerly held by Ziff-Davis Inc. and, after the spin-off, Key3Media Group, Inc., a Delaware corporation, and its subsidiaries.

Our Competitive Strengths

   We believe that our business has several important competitive strengths, including the following:

 Industry Leader in IT Events

   We believe we are the largest producer of events for the IT industry in the United States, when measured by revenue from exhibit space rentals, and have the leading brands in our industry. We believe our COMDEX and NetWorld+Interop brands are among the most distinctive and recognizable brand names in the IT event industry and we also have a portfolio of other events with strong market and brand positions in specific segments of the IT industry. We believe that our size and portfolio of leading brands help us consistently attract the biggest names in the IT industry as exhibitors, conference participants and keynote speakers.

 Strong Cash Flow and Attractive Cost Structure

   Our events have generated strong cash flows. Our variable costs are low and our fixed costs are predictable. Our primary fixed cost for our events is rent for the event venues. Due to our cost structure, most of the incremental revenue we generate from profitable shows translates into increased cash flow, EBITDA and net income. Incremental revenue may be generated from additional exhibit space rentals, increases in exhibitor space rental fees and additional sales of advertising and sponsorships.

 Comprehensive Portfolio of IT Brands

   We believe we have a broader and more extensive portfolio of IT brands than any other events company. We have brands for horizontal events that cover the full spectrum of the IT industry and for vertical events that target particular segments of the industry. Our portfolio of IT event brands allows us to market to most of the participants in the IT industry in the United States and to generate multiple revenue streams from the industry with limited audience overlap. We believe that our well known brands contribute to stable pricing and help us to attract exhibitors and attendees. In addition, we believe the strength of our brands will help us expand internationally.

 Extensive Exhibitor and Attendee Contacts

   We use our experience and portfolio of events to identify potential exhibitors, advertisers and attendees. We have a database of IT participants which includes more than 2.2 million names in the United States and more than 800,000 names outside the United States. We believe our ability to target and attract large numbers of top exhibitors, advertisers and attendees gives us an important competitive advantage.

Our Strategy

   We are seeking to increase our revenue, cash flow and earnings by pursuing the following strategies:

 Focus on Key Revenue Drivers

   We generate multiple streams of revenue from our events and focus on the following key revenue drivers:

   Increase Exhibit Space Rentals. We seek to increase revenue from our exhibit space rentals by increasing both the amount of space we rent and the fees we charge to our exhibitors for such rentals. For many of our continuing shows, we have raised exhibit space rental fees in each of the last two years.

   Increase Advertising, Sponsorships and Promotions. One of our key initiatives is to increase our advertising and sponsorships revenue and to generate additional revenue by introducing promotional activities at our events. Prior to the spin-off, we sold advertising and sponsorships only to our exhibitors. We sold advertising and sponsorships outside our exhibitors and the IT industry for the first time at COMDEX Fall 2000 and believe we can expand these sales in the future.

   Emphasize Conferences and Content. We intend to continue to create, organize and promote the conferences that we offer to attendees at our events for an additional fee. In addition to generating additional revenue, the content and educational opportunities offered by these programs help us attract quality attendees to our events. We will also continue to use leading executives and experts in the IT industry as keynote speakers at our events in order to provide the most current and relevant information to our attendees. By increasing quality attendance, we make our events more attractive to exhibitors.

 Maintain and Extend COMDEX Fall's Industry Leading Position

   We believe that we can maintain and extend COMDEX Fall's industry-leading position by:

  . continuing to focus it on the emerging and fastest growing sectors of the IT industry;

  . expanding its exhibitor and attendee base;

  . increasing its advertising and sponsorship revenues and introducing promotional activities; and

  . increasing attendee participation in its conferences.

 Leverage our Customized Events

   In our Studios division, we produce customized events for individual IT vendors which enable them to reach audiences in a targeted and controlled environment. We work closely with our clients at these events and use these events to demonstrate our marketing expertise and gain a better understanding of our clients' business and marketing needs. We believe we can use the close relationships we build with our Studios clients and information we gain through these events to increase their use of our other events. Our Studios events also help us identify and keep current with the most important emerging trends in the IT industry.

 Pursue Acquisitions Selectively

   We may acquire other producers of events if we believe they fit with our existing businesses and are available on reasonable terms. We believe that we can create operating efficiencies by applying our expertise and experience. We may also use acquisitions to strengthen and expand our event portfolio and to expand our product offerings outside the IT industry.

 Expand Internationally

   We have extended our leading brands to select international markets through a combination of events we own and operate and international contract events in which we license our brand to other operators and typically receive guaranteed minimum payments and a return based on the performance of the licensed event. We intend to expand our international operations in the future. In 2000, we held first-year events in Saudi Arabia, Greece, South Africa and Switzerland. The IT industry is becoming increasingly global and we believe that we are well positioned to expand our international presence due to the strength of our brands and our presence and experience in the United States. See "Business--Our Events--International Expositions."

                                  THE OFFERING

   The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of the notes, see "Description of the Notes."

 Issuer...........................  Key3Media Group, Inc.

 Securities Offered...............  $300,000,000 aggregate principal amount of senior subordinated notes due 2011.

 Maturity.........................  June 15, 2011.

 Interest.........................  11.25% per annum, payable semi-annually in arrears on June 15 and December 15
                                    commencing December 15, 2001.

 Optional Redemption..............  We may redeem any of the notes beginning on
                                    June 15, 2006. The initial redemption price
                                    is 105.625% of their principal amount, plus
                                    accrued and unpaid interest to the
                                    redemption date. The redemption price will
                                    decline each year after 2006 and will be
                                    100% of their principal amount, plus
                                    accrued and unpaid interest to the
                                    redemption date, beginning on June 15,
                                    2009.

                                    In addition, we may also redeem a portion of the notes in one or more redemptions prior to June 15, 2004 using certain equity proceeds as long as the aggregate principal amount of the notes outstanding after each such redemption is at least $195.0 million.

 Change of Control................  Upon a change of control, we will have the right to redeem all the notes at a "make
                                    whole" premium (which will not be less than
                                    101% of their aggregate principal amount)
                                    and, if we do not exercise this right we
                                    will be required to make an offer to
                                    purchase all of the outstanding notes at a
                                    price equal to 101% of their principal
                                    amount plus accrued and unpaid interest to
                                    the date of repurchase. We may not have
                                    sufficient funds available at the time of
                                    any change of control to make any required
                                    debt repayment.

 Guarantees.......................  All of our domestic restricted subsidiaries will guarantee the payment of the
                                    principal, premium, if any, and interest on
                                    the notes on a senior subordinated
                                    unsecured basis. Each guarantee will be
                                    subordinated to all existing and future
                                    senior indebtedness of the subsidiary
                                    guarantor. Currently, our wholly owned
                                    subsidiary Key3Media Events, Inc. is our
                                    only domestic restricted subsidiary and,
                                    accordingly, initially it will be the only
                                    guarantor of the notes. We have two small
                                    domestic unrestricted subsidiaries,
                                    Key3Media Arts Events, Inc. and Key3Media
                                    Advertising, Inc., which will not guarantee
                                    the notes.

 Ranking..........................  The notes will be unsecured senior subordinated obligations of our company.
                                    The notes will rank:

                                    . junior to all of our existing and future
                                      senior indebtedness, which will be all of our indebtedness (as defined) other than:

                                      -- indebtedness that expressly provides
                                         that it is subordinated or not senior
                                         to the notes; and

                                      -- indebtedness that is expressly
                                         subordinated to any other of our
                                         indebtedness;

                                    . equally in right of payment with all of
                                      our future unsecured senior subordinated indebtedness that does not expressly provide that it is subordinated to the notes; and

                                    . senior to all of our future indebtedness
                                      that expressly provides that it is
                                      subordinated to the notes.

                                    We currently have no other senior
                                    subordinated indebtedness and no junior
                                    subordinated indebtedness. The notes will be effectively subordinated to all liabilities of our subsidiaries that do not guarantee the notes. The guarantees will be junior to all senior indebtedness of the subsidiary guarantors.

                                    As of March 31, 2001, after giving effect to this offering and our application of the net proceeds of the offering as disclosed in "Use of Proceeds," we would have had outstanding:

                                      .  no senior indebtedness;

                                      .  $4 million of liabilities of our
                                         foreign subsidiaries; and

                                      .  $35 million of liabilities (other than
                                         the subsidiary guarantees) of the
                                         subsidiary guarantor.

                                    In addition, we would have had $150 million available for borrowing under our new bank revolving credit facility, subject to certain conditions. All of our revolving credit borrowings will be senior secured indebtedness.

 Certain Covenants................  The terms of the notes will limit our ability and the ability of our subsidiaries
                                    to:

                                      .  incur additional indebtedness;

                                      .  create liens;

                                      .  pay dividends and make distributions
                                         in respect of capital stock;

                                      .  pay dividends and make distributions
                                         in respect of the capital stock of our
                                         subsidiaries;

                                      .  redeem capital stock;

                                      .  make investments or certain other
                                         restricted payments;

                                      .  sell or exchange assets;

                                      .  issue or sell capital stock of
                                         restricted subsidiaries;

                                      .  enter into transactions with
                                         affiliates; and

                                      .  effect a consolidation or merger or
                                         sell substantially all of our assets
                                         or those of any subsidiary guarantor.

                                    These covenants are subject to a number of important qualifications and exceptions.

                                USE OF PROCEEDS

   We estimate that the net proceeds from the sale of the notes offered hereby will be approximately $290 million after deducting the underwriting discount and the estimated expenses of this offering. We will use these net proceeds to repay our existing term loan bank borrowings and to repurchase and retire the zero coupon debentures that we issued in August 2000. We will need a total of approximately $384 million to make this repayment and repurchase. We will obtain the balance of the funds we need from cash on hand. This offering, our new bank revolving credit facility and our repurchase of our outstanding debentures are all conditioned on each other and none will proceed unless they all close simultaneously.

                                  RISK FACTORS

   See "Risk Factors" beginning on page S-8 for a discussion of certain risks relating to us, our business and an investment in the notes.

                             SUMMARY FINANCIAL DATA

   The following selected financial data should be read in conjunction with, and is qualified by reference to, our audited consolidated and audited combined financial statements and the notes thereto contained in the back of this prospectus supplement. The selected financial data presented is for the five-year period ended December 31, 2000 and the three month periods ended March 31, 2001 and 2000. The consolidated statement of operations data for the year ended December 31, 2000 and the consolidated balance sheet data as of such date are derived from our consolidated audited financial statements for such year, which have been audited by Ernst & Young LLP, independent auditors, included in this prospectus supplement. The combined statement of operations data for the years ended December 31, 1999 and 1998 and the combined balance sheet data as of December 31, 1999 are derived from our audited combined financial statements, which have been audited by PricewaterhouseCoopers LLP, our previous independent accountants, included in this prospectus supplement. The combined statement of operations data for the year ended December 31, 1997 and the combined balance sheet data as of December 31, 1998 are derived from our audited combined financial statements for those years, which have been audited by PricewaterhouseCoopers LLP, which are not included in this prospectus supplement. The combined statement of operations data for the year ended December 31, 1996 and the balance sheet information as of December 31, 1996 and 1997 are derived from our unaudited combined financial statements, which are not included in this prospectus supplement.

   The consolidated statement of operations data for the three months ended March 31, 2001 and 2000 and the consolidated balance sheet data as of March 31, 2001 have been derived from our unaudited interim consolidated financial statements contained in the back of this prospectus supplement. The unaudited interim consolidated financial statements for the three months ended March 31, 2001 and 2000 have been prepared on the same basis as our annual financial statements and include all adjustments, consisting of only normal recurring adjustments, which our management considers necessary for the fair presentation of that financial information. The unaudited results for interim periods are not necessarily indicative of the results for any other interim period or the full year.

   Our historical financial information may not be indicative of our future performance as an independent company.

                                                                                       Three months ended
                                        Years ended December 31,                            March 31,
                          ---------------------------------------------------------  -----------------------
                            1996(1)       1997        1998       1999       2000        2000        2001
                          -----------  ----------  ----------  --------  ----------  ----------- -----------
                          (unaudited)     (in thousands, except percentages)         (unaudited) (unaudited)
Consolidated/Combined
 Statement of
 Operations Data:
Net revenue.............  $  271,166   $  276,254  $  269,135  $251,411  $  286,901   $ 21,147   $    8,017
Operating expenses:
 Cost of production.....      87,373       87,822      75,445    74,131      78,497      8,412        3,094
 Selling, general &
  administrative........      72,416       83,367      76,508    88,066     106,231     20,730       24,677
 Non-recurring
  compensation charge...         --           --          --        --        2,977        --           --
 Stock-based
  compensation..........       1,080        3,916         252       522       7,967        131        3,159
 Depreciation &
  amortization..........      32,886       35,619      41,180    38,132      36,688      9,192        9,081
                          ----------   ----------  ----------  --------  ----------   --------   ----------
Operating income
 (loss).................      77,411       65,530      75,750    50,560      54,541    (17,318)     (31,994)
Interest income.........       1,992        1,841       2,816       487       3,264         90        1,356
Interest expense(2).....     (48,367)     (65,971)    (45,860)  (23,300)    (39,359)    (5,661)     (13,349)
Equity in income of
 joint venture..........         839        1,695       2,658     1,649         --         --           --
Gain on the sale of
 joint venture
 interest(3)............         --           --          --     13,746         --         --           --
Other, net..............          16          (40)        (28)      (71)        (17)        70          (18)
                          ----------   ----------  ----------  --------  ----------   --------   ----------
Income (loss) before
 income taxes...........      31,891        3,055      35,336    43,071      18,429    (22,819)     (44,005)
                          ----------   ----------  ----------  --------  ----------   --------   ----------
Income tax provision
 (benefit)..............      13,841        5,406      16,080    17,082       9,867     (9,059)     (20,022)
                          ----------   ----------  ----------  --------  ----------   --------   ----------
Net income (loss).......  $   18,050   $   (2,351) $   19,256  $ 25,989  $    8,562   $(13,760)  $  (23,983)
                          ==========   ==========  ==========  ========  ==========   ========   ==========
Other Data:
EBITDA(4)...............  $  111,152   $  102,804  $  119,560  $ 90,270  $   91,212   $ (8,056)  $  (22,931)
Adjusted EBITDA(5)......     112,232      106,720     119,812    90,792     102,156     (7,925)     (19,772)
Adjusted EBITDA
 margin(6)..............        41.4%        38.6%       44.5%     36.1%       35.6%       n/m          n/m
Consolidated/Combined
 Statement of Cash Flows
 Data:
Net cash provided by
 operating activities...  $   19,614   $   27,057  $   81,559  $ 87,812  $   97,698   $  3,979   $    1,527
Net cash used in
 investing activities...     (22,527)      (9,378)    (11,663)   (5,150)     (7,540)      (481)      (2,551)
Net cash provided by
 (used in) financing
 activities.............      (6,526)     (20,115)    (75,635)  (86,526)     14,088      7.945         (237)
Consolidated/Combined
 Balance Sheet Data:
 (at period end)
Cash and cash
 equivalents............  $   18,469   $   16,285  $   10,385  $  5,570  $  109,914   $ 17,206   $  108,510
Property and equipment,
 net....................      11,789       15,394      11,488    10,028      12,342      9,152       13,468
Intangible assets.......     962,387      934,835     907,048   875,526     843,999    867,690      836,250
Total assets............   1,143,522    1,039,506   1,014,526   971,564   1,065,333    987,966    1,052,289
Total long-term debt
 (including current
 portion)...............     875,450      852,239     382,002   382,002     368,665    382,002      373,404
Total shareholders'
 equity.................  $  117,511   $   47,921  $  452,916  $396,392  $  431,940   $383,302   $  411,188

--------
(1) The financial information for 1996 and at year-end 1996 and 1997 is a compilation of unaudited data from several unrelated entities and has not been reviewed by the independent auditors of our company.

(2) Interest expense related to debts payable to Ziff-Davis and SOFTBANK for fiscal year 1996 through August 2000. For the period September 2000 through December 2000, interest expense related to our credit facility and debentures.

(3) Represents gain on sale of Expo Comm.

(4) EBITDA represents income before income taxes plus depreciation and amortization, interest expense net of interest income and excluding any gain on the sale of joint venture interest. EBITDA should not be considered as an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, cash flows from operating activities as determined in accordance with GAAP, or as a measure of liquidity. Our management believes EBITDA provides meaningful additional information on our operating results and on our ability to service our long-term debt and other obligations and to fund our operations. Because EBITDA is not calculated in the same manner by all companies, ours may not be comparable to other similarly titled measures of other companies.

(5) EBITDA after adjustments to exclude stock-based compensation and non-recurring compensation charge.

(6) Adjusted EBITDA as a percentage of net revenue.

                                 RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risk Factors Related to the Notes

   Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

   After this offering, we will have a significant amount of indebtedness. As of March 31, 2001, on a pro forma basis after giving effect to this offering and our application of proceeds of the offering as described in "Use of Proceeds," we would have had $300.0 million of outstanding indebtedness represented by the notes and the ability to borrow up to $150 million on a senior secured basis under our new bank revolving credit facility, subject to certain conditions. This level of indebtedness could have important consequences for you, including the following:

  . it may limit our ability to borrow money or sell stock for our working capital, capital expenditures, debt service requirements or other purposes;

  . it may limit our flexibility in planning for, or reacting to, changes in our business;

  . we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

  . it may make us more vulnerable to a downturn in our business or the economy;

  . the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes;

  . a substantial portion of our cash flow from operations could be dedicated to payments in respect of our indebtedness and would not be available for other purposes; and

  . there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

   Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify the risks described above.

   Subject to certain conditions, the lenders have committed to provide us with up to $150 million under our new bank revolving credit facility and the facility does not prohibit us from borrowing up to $200.0 million of additional senior secured debt. The terms of the indenture relating to the notes also permit us to incur additional debt, all of which may be senior secured debt. As a result, we may incur significant additional indebtedness in the future from banks and other sources. All future borrowings under our new bank revolving credit facility will be senior to the notes and secured. Our new bank revolving credit facility matures in 2004. We may have to refinance any borrowings that are outstanding under the facility at maturity and such refinancing may not be available at that time.

   Your right to receive payments on the notes will be junior to the borrowing under our new bank revolving credit facility and possibly all future borrowings. Borrowings under our new bank revolving credit facility and other borrowings may be secured.

   The notes and subsidiary guarantees rank junior to all existing and future indebtedness of our company and the subsidiary guarantors, including indebtedness under our new bank revolving credit facility, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the subsidiary guarantees. As a result, upon any distribution to our creditors or the creditors of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of senior indebtedness of ours and the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the subsidiary guarantees.

  In addition, all payments on the notes and subsidiary guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of certain other defaults on senior indebtedness. Further, we are a holding company and conduct all our operations through subsidiaries.

  In addition, all borrowings under our new bank revolving credit facility and the up to $200 million of additional senior debt permitted thereunder will be secured by substantially all of our assets and the assets of the subsidiary guarantors.

   In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to our company or the subsidiary guarantors, holders of the notes will participate with trade creditors and all other holders of senior subordinated indebtedness of ours and the subsidiary guarantors in the assets remaining after we and the subsidiary guarantors have paid all of the senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of senior indebtedness.

   Restrictive covenants in the new bank revolving credit facility and the indenture may restrict our ability to pursue our business strategies.

   The indenture and the new bank revolving credit facility limit our ability, among other things, to:

  . incur additional indebtedness or contingent obligations;

  . pay dividends or make distributions to our stockholders;

  . repurchase or redeem our stock;

  . make investments;

  . grant liens;

  . make capital expenditures;

  . enter into transactions with our stockholders and affiliates;

  . sell assets; and

  . acquire the assets of, or merge or consolidate with, other companies.

   In addition, the new bank revolving credit facility requires us to maintain certain financial ratios. See "New Bank Revolving Credit Facility." We may not be able to maintain these ratios. Covenants in the new bank revolving credit facility may also impair our ability to finance future operations or capital needs or to enter into acquisitions or joint ventures or engage in other favorable business activities.

   If we default under our new bank revolving credit facility, we could be prohibited from making any payments on the notes. In addition, if we default, the lenders under our new bank revolving credit facility could require immediate repayment of the entire principal. If those lenders require immediate repayment, we will not be able to repay them and also repay the notes in full.

   To service our indebtedness, including the notes, will require a significant amount of cash. The ability to generate cash depends on many factors beyond our control.

   Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, industry, financial, competitive and other factors that are beyond our control.

   We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new bank revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance all or a portion of our indebtedness, including these notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the new bank revolving credit facility and these notes, on commercially reasonable terms or at all.

   Federal and State laws permit a court to void the subsidiary guarantees under certain circumstances.

   If a bankruptcy case or lawsuit is initiated by unpaid creditors of any of the subsidiary guarantors, the debt represented by the subsidiary guarantee by such subsidiary guarantor would be reviewed under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws. Under these laws, the subsidiary guarantee could be voided, or claims in respect to such guarantee could be subordinated to certain other obligations of the subsidiary guarantor if:

  . the subsidiary guarantor entered into the subsidiary guarantee with the intent of hindering, delaying or defrauding creditors of the subsidiary guarantor, or received less than a reasonably equivalent value or fair consideration for entering into the subsidiary guarantee; and

  . the subsidiary guarantor, at the time it entered into the subsidiary guarantee, either (i) was insolvent or rendered insolvent by reason of entering into the subsidiary guarantee, (ii) was engaged in a business or transaction for which the subsidiary guarantor's remaining assets constituted unreasonably small capital, or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they became due.

   No public market exists for the notes.

   No public market for the notes currently exists and we do not intend to list the notes on any stock exchange or have them quoted on any inter-dealer quotation system. The underwriters have informed us that following completion of the offering they intend to make a market in the notes. However, the underwriters may cease market making at any time. Accordingly, we cannot assure you that a liquid-trading market for the notes will develop or be sustained. If such a market develops, the notes may trade at prices lower than their initial offering price as a result of, among other things, prevailing interest rates, the market for similar securities, our financial condition and prospects and general economic conditions.

  The market price for the notes may be volatile.

   Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of the notes.

Risks Relating to our Company

   We serve the IT industry which has recently experienced difficulties and can change rapidly.

   All of our events currently serve vendors and customers in the IT industry. Many participants in the IT industry have recently experienced declining revenues, reduced or negative cash flows and declining share prices. Some industry participants have announced lay-offs and other cost-cutting measures, and we believe many others are implementing similar initiatives. If these or future developments cause our exhibitors and attendees to significantly reduce their tradeshow budgets and travel and entertainment expenses, our revenues and results of operations will be adversely affected. The marketing decisions of some of our larger exhibitors could influence the decisions of other exhibitors. Because most of our exhibitors are required to pay for their exhibit space on a non-refundable basis six months before the event, exhibit space rentals may not immediately reflect the full impact of a downturn. Many of our major events for 2001 have not yet occurred and at this stage it is very difficult to accurately predict the likely impact of these developments on these events. In addition to its recent difficulties, the IT industry is a rapidly evolving industry in which trends and preferences can shift quickly as new technologies and products are introduced. If we fail in the future to identify and focus our events on the most important emerging trends and preferences in the IT industry, it could adversely affect our results of operations.

   Our revenues and results depend significantly on a few important IT tradeshows that have experienced adverse results in recent years.

   We have historically derived a substantial portion of our revenues from the tradeshows we operate under the COMDEX and NetWorld+Interop brands. In 2000, we derived about 34% of our revenue from tradeshows that we owned and operated under the COMDEX brand name and approximately 29% from our COMDEX Fall in particular. We also derived approximately 34% of our revenue from our NetWorld+Interop tradeshows including 31% from our largest two tradeshows under this brand. Although we will seek to diversify our portfolio of tradeshows, our revenues and results of operations depend substantially on the success of these shows. In 1998 and 1999, our COMDEX Fall and top two NetWorld+Interop tradeshows experienced declines in exhibit space rentals, exhibitors and attendees, although these trends generally reversed in 2000. We have four major events that have already occurred during the second quarter of 2001: JavaOne, COMDEX Spring, NetWorld+Interop Las Vegas, and Seybold Seminars Boston. Compared to the prior year, paid attendance was down at JavaOne and each of these events other than JavaOne experienced a decline in exhibit space rentals, conference participation and attendees. Exhibit space rentals were down slightly at NetWorld+Interop Las Vegas and Seybold Seminars Boston and by a greater amount at COMDEX Spring. Conference participation fell more significantly at these three events. If these trends continue in the future at our events, it will adversely affect our results of operations.

   We may acquire other event businesses and these could present difficulties that could adversely affect our results of operations and financial condition.
   We may selectively acquire other event businesses which may or may not be focused on the IT industry. As a result of these acquisitions, we may:


  . have difficulty assimilating their customers and personnel, particularly if the acquired events are not focused on the IT industry;

  . face difficulties related to the significant strain on our financial, management and operational resources, including the distraction of our management team in identifying potential acquisition targets, conducting due diligence and negotiating acquisition agreements;

  . pay too much, especially if our industry consolidates and an active bidding process develops; and

  . borrow additional funds under our new bank revolving credit facility or otherwise if we use cash to make acquisitions.

Some or all of the foregoing could adversely affect our results of operations, financial condition and/or cash flows.

   We may expand into new businesses in which we have no experience and our inexperience may adversely affect our results of operations.

   We may expand our event portfolio to include events focusing on industries other than the IT industry. In addition, we may enter into non-event businesses, including the Internet and e-commerce. We have no recent experience in producing events outside the IT industry and no experience in businesses other than events. The indenture does not restrict us from engaging in these activities. If we decide to pursue these opportunities, we may not be successful and our revenue and results of operations may be adversely affected.

   Our historical information may not be indicative of our future results.

   We were a division of Ziff-Davis Inc. until August 18, 2000 and we have operated as an independent public company only since that date. Our historical financial information prior to that date reflects carve-out accounting, which is described more fully in Note 1 to our consolidated financial statements and does not reflect what our results of operations, financial position and cash flows would have been if we had been an independent stand-alone entity and may not be indicative of our future results. In addition, our consolidated financial information for 1996 and at year-end 1996 and 1997, is a compilation of unaudited data from several unrelated entities and has not been reviewed by the independent auditors of our company.

   The IT events industry is highly competitive and we may lose exhibitors, attendees and advertising and sponsorship revenue to our competitors, which would adversely affect our results of operations.

   The IT events industry is highly competitive. We compete with various established tradeshows, including those produced by the Hanover Messe, a German public authority (CeBIT), Miller Freeman, Inc., a division of United Business Media Company (PC Expo); Advanstar Communications, Inc. (Telexpo Brazil); IDG World Expo, a division of International Data Group (Comnet); and Penton Media, Inc. (Internet World). Some of our competitors are larger and have greater financial resources than we do. We also face competition from a growing number of new small and mid-sized regional events and events focusing on particular segments of the IT industry. At most tradeshows, participation by key exhibitors is important because it helps attract other exhibitors and attendees. If we were to lose any of our key exhibitors to our competitors, it could make our events less attractive to other exhibitors and attendees. We also compete for advertising dollars with other forms of media, including print publishing and the Internet. We must make our events more attractive to exhibitors and attendees than the other alternatives available to them or our business will suffer.

   If we cannot retain key personnel, it may adversely affect our results of operations.

   Our success depends to a significant extent on the continued service of key management personnel including Fredric D. Rosen and Jason E. Chudnofsky. The loss or interruption of the services of our senior management personnel or the inability to attract and retain other qualified management, sales, marketing and technical employees could also have an adverse effect on our financial condition or results of operations. We do not have any key man insurance.

   Because it owns a majority of our outstanding shares, SOFTBANK will be able to control the election of our directors and the outcome of any other stockholder vote.

   SOFTBANK owns more than 50% of our outstanding shares. As long as SOFTBANK owns a majority of our shares, other stockholders will be unable to affect the outcome of stockholder voting. SOFTBANK will continue to be able to elect our entire board of directors and generally to determine the outcome of all corporate actions requiring stockholder approval. As a result, SOFTBANK will be in a position to continue to control all matters affecting us, including:

  . a change of control, including a merger;

  . the acquisition or disposition of assets by us;

  . further issuances by us of common stock or other securities;

  . our incurrence of debt; and

  . the payment of dividends on our common stock.

                                USE OF PROCEEDS

   We estimate that the net proceeds from the sale of the notes offered hereby will be approximately $290 million after deducting the underwriting discounts and the estimated expenses of this offering. We will use these net proceeds to repay our existing term loan bank borrowings and to repurchase and retire the zero coupon debentures that we issued in August 2000. We will need a total of approximately $384 million to make this repayment and repurchase. We will obtain the balance of the funds we need from cash on hand. This offering, our new bank revolving credit facility and our repurchase of our outstanding debentures are all conditioned on each other and none will proceed unless they all close simultaneously.

   We incurred our existing bank borrowings and issued our zero coupon debentures as part of our spin-off from Ziff-Davis Inc. We used the net proceeds of these transactions to repay $150 million of bank borrowings, to repay $232 million that we had borrowed from Ziff-Davis and to pay a dividend of $43 million to Ziff-Davis.

   We pay interest on our existing bank debt at a margin over, at our election, (i) the higher of the federal funds rate plus 1/2% and Citibank, N.A.'s base rate or (ii) the London interbank offered rate, or LIBOR. The margin ranges from .75% to 4.00% depending on which base rate we select and our consolidated ratio of total debt to EBITDA. We initially borrowed $330 million under our existing bank credit facility in two separate tranches: a $75 million term loan and a $255 million term loan. The loan agreement required us to repay the $75 million loan in quarterly installments over the five year period ended August 18, 2005 in the following annual amounts: 10% in the first year, 15% in the second year, 20% in the third year, 25% in the fourth year and the remaining 30% in the fifth year. In 2000, we prepaid $21.9 million of this loan and, after giving effect to this prepayment, the revised repayment schedule is: 15.7% in the third year, 25% in the fourth year and the remaining 30% in the fifth year. The loan agreement required us to repay the $255 million loan in equal quarterly installments during the one year period beginning August 18, 2005, subject to amortization of about 1% per year prior to that date. In 2000, we prepaid $8.1 million of this loan and, after giving effect to this prepayment, the aggregate final quarterly payments have been reduced to 94.4% of the initial principal amount and the amortization has been reduced to about 0.5% per year.

   Our zero coupon debentures accrete at the rate of 12% per year, compounded quarterly, until August 17, 2005 and 15%, compounded quarterly, after that. If our consolidated ratio of debt to EBITDA in the previous four quarters is higher than 4.50:1.00, then the accretion rate increases by 1.25% until the ratio falls below that level for the previous four quarters. The debentures mature on May 18, 2008.

                                CAPITALIZATION

   The following table presents our unaudited cash and cash equivalents and total consolidated capitalization as of March 31, 2001 on a:

  . historical basis, and

  . as adjusted to give effect to the issuance of the notes and the application of the net proceeds of the offering as disclosed in "Use of Proceeds."

   This table should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus supplement.

                                                               As of March 31,
                                                                    2001
                                                             -------------------
                                                                           As
                                                             Historical Adjusted
                                                             ---------- --------
                                                                (In millions)
   Cash and cash equivalents................................   $108.5    $ 14.5
                                                               ======    ======
   Long-term debt, including current portions:
    Existing bank debt......................................   $299.6    $  --
    Zero coupon debentures..................................     73.8       --
    Senior subordinated notes offered hereby................      --      300.0
    New bank revolving credit facility(1)...................      --        --
                                                               ------    ------
    Total long-term debt....................................   $373.4    $300.0
                                                               ======    ======
    Total shareholders' equity(2)...........................   $411.2    $404.1
                                                               ======    ======
    Total capitalization....................................   $784.6    $704.1
                                                               ======    ======

--------
(1) We will be able to borrow up to $150 million under this new facility on a senior secured basis, subject to satisfaction of customary borrowing conditions.
(2) Adjusted shareholders' equity includes a net after tax reduction of approximately $7.1 million relating to the write off of debt issuance costs and loss on early retirement of our outstanding debentures.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with, and is qualified by reference to, our audited consolidated and audited combined financial statements and the notes thereto contained in the back of this prospectus supplement. The selected financial data presented is for the five-year period ended December 31, 2000 and the three month periods ended March 31, 2001 and 2000. The consolidated statement of operations data for the year ended December 31, 2000 and the consolidated balance sheet data as of such date are derived from our consolidated audited financial statements for such year, which have been audited by Ernst & Young LLP, independent auditors, included in this prospectus supplement. The combined statement of operations data for the years ended December 31, 1999 and 1998 and the combined balance sheet data as of December 31, 1999 are derived from our audited combined financial statements, which have been audited by PricewaterhouseCoopers LLP, our previous independent accountants, included in this prospectus supplement. The combined statement of operations data for the year ended December 31, 1997 and the combined balance sheet data as of December 31, 1998 are derived from our audited combined financial statements for those years, which have been audited by PricewaterhouseCoopers LLP, which are not included in this prospectus supplement. The combined statement of operations data for the year ended December 31, 1996 and the balance sheet information as of December 31, 1996 and 1997 are derived from our unaudited combined financial statements, which are not included in this prospectus supplement. The consolidated statement of operations data for the three months ended March 31, 2001 and 2000 and the consolidated balance sheet data as of March 31, 2001 have been derived from our unaudited interim consolidated financial statements contained in the back of this prospectus supplement. The unaudited interim consolidated financial statements for the three months ended March 31, 2001 and 2000 have been prepared on the same basis as our annual financial statements and include all adjustments, consisting of only normal recurring adjustments, which our management considers necessary for the fair presentation of that financial information. The unaudited results for interim periods are not necessarily indicative of the results for any other interim period or the full year.

   Our historical financial information may not be indicative of our future performance as an independent company.

                                                                                       Three months ended
                                        Years ended December 31,                            March 31,
                          ---------------------------------------------------------  -----------------------
                            1996(1)       1997        1998       1999       2000        2000        2001
                          -----------  ----------  ----------  --------  ----------  ----------- -----------
                          (unaudited)                                                (unaudited) (unaudited)
                                               (in thousands, except percentages)
Consolidated/Combined
 Statement of
 Operations Data:
Net revenue.............  $  271,166   $  276,254  $  269,135  $251,411  $  286,901   $ 21,147   $    8,017
Operating expenses:
 Cost of production.....      87,373       87,822      75,445    74,131      78,497      8,412        3,094
 Selling, general &
  administrative........      72,416       83,367      76,508    88,066     106,231     20,730       24,677
 Non-recurring
  compensation charge...         --           --          --        --        2,977        --           --
 Stock-based
  compensation..........       1,080        3,916         252       522       7,967        131        3,159
 Depreciation &
  amortization..........      32,886       35,619      41,180    38,132      36,688      9,192        9,081
                          ----------   ----------  ----------  --------  ----------   --------   ----------
Operating income
 (loss).................      77,411       65,530      75,750    50,560      54,541    (17,318)     (31,994)
Interest income.........       1,992        1,841       2,816       487       3,264         90        1,356
Interest expense(2).....     (48,367)     (65,971)    (45,860)  (23,300)    (39,359)    (5,661)     (13,349)
Equity in income of
 joint venture..........         839        1,695       2,658     1,649         --         --           --
Gain on the sale of
 joint venture
 interest(3)............         --           --          --     13,746         --         --           --
Other, net..............          16          (40)        (28)      (71)        (17)        70          (18)
                          ----------   ----------  ----------  --------  ----------   --------   ----------
Income (loss) before
 income taxes...........      31,891        3,055      35,336    43,071      18,429    (22,819)     (44,005)
                          ----------   ----------  ----------  --------  ----------   --------   ----------
Income tax provision
 (benefit)..............      13,841        5,406      16,080    17,082       9,867     (9,059)     (20,022)
                          ----------   ----------  ----------  --------  ----------   --------   ----------
Net income (loss).......  $   18,050   $   (2,351) $   19,256  $ 25,989  $    8,562   $(13,760)  $  (23,983)
                          ==========   ==========  ==========  ========  ==========   ========   ==========
Other Data:
EBITDA(4)...............  $  111,152   $  102,804  $  119,560  $ 90,270  $   91,212   $ (8,056)  $  (22,931)
Adjusted EBITDA(5)......     112,232      106,720     119,812    90,792     102,156     (7,925)     (19,772)
Adjusted EBITDA
 margin(6)..............        41.4%        38.6%       44.5%     36.1%       35.6%       n/m          n/m
Consolidated/Combined
 Statement of Cash Flows
 Data:
Net cash provided by
 operating activities...  $   19,614   $   27,057  $   81,559  $ 87,812  $   97,698   $  3,979   $    1,527
Net cash used in
 investing activities...     (22,527)      (9,378)    (11,663)   (5,150)     (7,540)     7,945       (2,551)
Net cash provided by
 (used in) financing
 activities.............      (6,526)     (20,115)    (75,635)  (86,526)     14,088       (481)        (237)
Consolidated/Combined
 Balance Sheet Data:
 (at period end)
Cash and cash
 equivalents............  $   18,469   $   16,285  $   10,385  $  5,570  $  109,914   $ 17,206   $  108,510
Property and equipment,
 net....................      11,789       15,394      11,488    10,028      12,342      9,152       13,468
Intangible assets.......     962,387      934,835     907,048   875,526     843,999    867,690      836,250
Total assets............   1,143,522    1,039,506   1,014,526   971,564   1,065,333    987,966    1,052,289
Total long-term debt
 (including current
 portion)...............     875,450      852,239     382,002   382,002     368,665    382,002      373,404
Total shareholders'
 equity.................     117,511       47,921     452,916   396,392     431,940    383,302      411,188

--------
(1) The financial information for 1996 and at year-end 1996 and 1997 is a compilation of unaudited data from several unrelated entities and has not been reviewed by the independent auditors of our company.

(2) Interest expense related to debts payable to Ziff-Davis and SOFTBANK for fiscal year 1996 through August 2000. For the period September 2000 through December 2000, interest expense related to our credit facility and debentures.

(3) Represents gain on sale of Expo Comm.

(4) EBITDA represents income before income taxes plus depreciation and amortization, interest expense net of interest income and excluding any gain on the sale of joint venture interest. EBITDA should not be considered as an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, cash flows from operating activities as determined in accordance with GAAP, or as a measure of liquidity. Our management believes EBITDA provides meaningful additional information on our operating results and on our ability to service our long-term debt and other obligations and to fund our operations. Because EBITDA is not calculated in the same manner by all companies, ours may not be comparable to other similarly titled measures of other companies.

(5) EBITDA after adjustments to exclude stock-based compensation and non-recurring compensation charge.

(6) Adjusted EBITDA as a percentage of net revenue.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   The discussion below should be read in conjunction with our historical consolidated and combined financial statements, the notes thereto and the comparative summary of selected historical financial data contained elsewhere in this prospectus supplement. Certain reclassifications have been made to prior period data to conform to current year presentations. Our historical results may not be indicative of future results and we may engage in new or different business activities and practices in the future. In addition to historical information, the following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including those set forth under "Risk Factors" and elsewhere in this prospectus supplement.

Revenue

   To date, our revenue has been derived principally from:

  . exhibitor services revenue, which consists of the fees we receive from IT vendors to rent exhibit space at our events and the commissions and discounts we receive from third parties who provide services to our exhibitors;

  . fees paid by attendees to participate in conferences that we offer at our events; and

  . advertising and sponsorship fees.

   Historically, exhibitor services revenue has accounted for approximately 70% of our total revenue. Exhibit space rental revenue accounts for a substantial majority of exhibitor services revenue and fluctuates as a result of changes in the amount of net square feet of exhibit space rentals and our rental rates. The balance of exhibitor services revenue depends upon the demand for and pricing of the third-party services that we promote to our exhibitors. At most of our annual events, we rent a majority of the exhibit space for the next year's event. We give exhibitors who renew each year preferential location and treatment. Exhibitors are generally contractually required to pay for exhibit space rentals in advance in two or three installments. The last installment is usually due six months prior to the event or, if the contract is signed after this date, the date of the contract. We recognize exhibitor services revenue when the related event occurs. As a result, a significant portion of our cash and cash equivalents and accounts receivable represent deferred revenues for events to occur at a later date. We maintain insurance on our three largest events sufficient to cover a substantial portion of lost exhibit space rental revenue for event cancellations beyond our control.

   Conference fees have accounted for approximately 20% of our total revenue and consist of the fees we charge attendees to participate in the conferences we offer at our events and, to a very minor extent, the fees paid by attendees to attend our events. While attendees must obtain tickets for our events, these tickets are usually distributed on a complimentary basis and only permit attendees to visit the exhibit floor and other generally available portions of the events.

   Advertising and sponsorship fees paid by our exhibitors generate approximately 10% of our total revenue. This revenue comes primarily from the following sources:

  . advertising in Preview, a newspaper distributed before some of our larger events to pre-registrants and certain prior year attendees;

  . advertising in Program Exhibits Guide, a guide to the exhibitors distributed before and during our events;

  . advertising in Show Daily, a daily newspaper we distribute during some of our larger events;

  . advertising on billboards and banners at our event venues; and

  . sponsorships of key areas and promotional materials throughout our event venues.

   We currently sell advertising and sponsorships almost exclusively to our exhibitors on an event-by-event basis. We believe that with the strength of our brands and audiences, we can expand these sales beyond our exhibitor base and the IT industry. We also believe we have significant opportunities to generate additional revenue by selling advertising and sponsorships across multiple events and brands and by introducing promotional activities at our events. For example, we recently entered into multi-year and multi-brand sponsorship agreements with Mercedes-Benz USA, American Express and the New York Stock Exchange.

   We market our events under a limited number of brands. The table below presents revenue for our principal brands over the last three years, excluding international contract events discussed below under "Description of Business-- International Expositions".

                                                          1998    1999    2000
                                                        -------- ------- -------
                                                             (in thousands)
   COMDEX.............................................. $112,501 $89,915 $98,534
   NetWorld+Interop....................................   83,329  86,685  98,889
   Seybold Seminars....................................   18,128  19,463  22,416
   JavaOne.............................................   11,925  16,954  25,663

   The table below presents the total net square feet of exhibit space rentals, the number of exhibitors, the number of conference participants and the estimated number of attendees for our largest events within each of our principal brands over the last three years.

                                                              1998  1999   2000
                                                              ----- ----- ------
   COMDEX
     Total net square feet (in thousands).................... 1,724 1,265  1,286
     Total exhibitors........................................ 4,280 3,126  3,265
     Total conference participants........................... 9,206 8,575  9,887
     Estimated total attendees (in thousands)................   462   417    430

   NetWorld+Interop
     Total net square feet (in thousands).................... 1,092 1,034  1,087
     Total exhibitors........................................ 2,018 1,744  1,927
     Total conference participants........................... 9,025 7,909  9,232
     Estimated total attendees (in thousands)................   179   183    170

   Seybold Seminars
     Total net square feet (in thousands)....................   261   219    237
     Total exhibitors........................................   652   463    608
     Total conference participants........................... 5,227 5,077  6,537
     Estimated total attendees (in thousands)................    63    54     58

   JavaOne(1)
     Total conference participants........................... 7,237 8,600 11,237
     Estimated total attendees (in thousands)................    14    20     20

--------
(1) Unlike our tradeshows, JavaOne is a conference from which we derive most of our revenue from the fees attendees pay to attend the conference. Although we do derive secondary revenue from exhibit space rental fees, it is not material and, accordingly, exhibitor information has been omitted from this table.

Operating Costs

 Costs of Production

   We record as costs of production all costs we pay to third parties that are directly associated with an event. The largest components of these costs are event-specific advertising and attendee marketing, venue rental, costs of temporary personnel, conference content and other costs related to event production, including hospitality and lodging. For our largest events, we generally have arrangements for the venue for the next three years on a rolling basis. In the case of COMDEX Fall, we currently have the Las Vegas Convention Center and The Sands Expo under contract through 2005. Although we do not have a contractual right to use the venues beyond the contract period, we believe that venue owners will generally give us the first chance to rent the space in the ensuing years. While we have experienced recent increases in the venue rental rates, we have been generally able to pass these increased costs on to our exhibitors.

 Selling, General and Administrative Expenses

   SG&A consists of payroll and benefit costs for our employees, office rental expenses, legal, accounting and all other expenses not directly associated with an event. In the past, SG&A has included charges from Ziff-Davis for administrative services, including legal, tax and financial accounting, management information, telecommunications, and human resources services. In general, Ziff-Davis charged us for these services based upon our utilization; however, where measuring utilization was impractical, Ziff-Davis apportioned these charges among the businesses in its ZD division based upon relative headcount or revenue. In addition, Ziff-Davis managed most of our treasury activities. Since the spin-off, we no longer rely on Ziff-Davis for these services and provide them ourselves. In addition, we will have new expenses as an independent public company that we did not have in the past. See Note 1 to our consolidated financial statements.

 Depreciation and Amortization

   As of December 31, 2000, we had $844.0 million of net intangibles, which we are amortizing over periods ranging from 2 to 40 years. These intangibles consist primarily of goodwill and trade names from our acquisition of COMDEX in 1995 and ZD Expos in 1994. This non-cash expense could increase in future periods if we make more acquisitions.

   Our other depreciation and amortization relates for the most part to the depreciation of property and equipment, principally computers and similar equipment. As of December 31, 2000, we had $12.3 million of property and equipment, net.

 Interest Expense

   In prior periods, this expense related to amounts owed to affiliates of SOFTBANK and Ziff-Davis. Since August 18, 2000, this expense relates to our bank debt and debentures.

Recent Developments

   As of the date of this prospectus supplement, our four major events scheduled for the second quarter of 2001 have already been held. They are our NetWorld+Interop tradeshow in Las Vegas, our COMDEX Spring tradeshow in Chicago, our Seybold Seminars event in Boston and our JavaOne show in San Francisco. Each of these events other than JavaOne experienced a decline in exhibit space rentals, conference participation and attendees compared to the prior year. Exhibit space rentals were down slightly at NetWorld+Interop Las Vegas and Seybold Seminars Boston and by a greater amount at COMDEX Spring. Conference participation fell more significantly at all three events. Advertising and sponsorships at these events were flat or modestly increased. Paid attendance at our JavaOne show was down from the prior year. Because of its different nature, exhibit space rentals, conference participation and total attendees are not material to the results of this show.

   We believe that the declines we have experienced in the second quarter events we have held to date are attributable primarily to the difficulties recently experience in the IT industry as discussed above under "Risk Factors--Risk Factors Relating to Our Company--We serve the IT industry which has recently experienced difficulties and can change rapidly". While it is early in the year and it is difficult at this stage to accurately predict the results for the full year because many of our major 2001 events have yet to be held, if conditions in the economy and the IT industry continue to trend downward, we believe that our revenues and EBITDA after adjustments to exclude stock based compensation and non-recurring charges could be below the $286.9 million in revenues and $102.2 million in adjusted EBITDA that we recorded in 2000. This does not take into account any incremental revenues or EBITDA that we may generate from our acquisition of SOFTBANK Forums Japan, Inc. referred to below.

   On June 1, 2001, our wholly owned subsidiary, Key3Media Events, entered into a purchase agreement with SOFTBANK America Inc. and SOFTBANK Forums Japan, Inc. pursuant to which we acquired all of the outstanding shares of SOFTBANK Forums Japan for a purchase price equal to (i) ten times SOFTBANK Forums Japan's EBITDA for 2001 minus (ii) $450,000. The purchase price is payable in shares of our common stock valued at $10 per share. SOFTBANK America currently owns 55% of our outstanding common stock. Subject to receiving majority shareholder approval (which we will receive because SOFTBANK America is entitled to vote), we will issue 2,955,000 shares of our common stock to SOFTBANK America. This initial payment is based on an estimate that SOFTBANK Forums Japan's EBITDA for 2001 will be $3 million. The number of shares issued will be adjusted when SOFTBANK Forums Japan's EBITDA for 2001 is finally determined. SOFTBANK Forums Japan owns and operates tradeshows and conferences in Japan, including the NetWorld+Interop Tokyo tradeshow held on June 4-8, 2001, and several custom events scheduled throughout the year. The acquisition was approved by a special committee of our board of directors which received an opinion from Allen & Company that the transaction was fair to our company and shareholders from a financial point of view.

   When we retire our outstanding debentures, we will be required to write off as an extraordinary loss the unamortized issuance costs relating to this indebtedness and the warrants we issued with the debentures. If the repurchase were to occur on June 26, 2001, the extraordinary loss would be about $6.2 million. In addition when we repay our existing bank debt, we will incur one time non cash expenses relating to fees previously paid in connection with this credit facility. If this repayment were to occur on June 26, 2001, the expense incurred would be about $6.8 million.

   Our wholly owned subsidiary, Key3Media Events, leases office space in Needham, Massachusetts. The annual rental payments (net of operating expenses) for the space are approximately $1.4 million and the occupancy of the space extends through 2006, subject to the terms and conditions of the lease. We have entered into a lease for new office space in Needham and intend to relocate our offices there in the fourth quarter of 2001. We estimate that our total annual occupancy costs under the new lease will be approximately $1.7 million greater than those under the existing space. If Key3Media Events decides to vacate its existing office space, Key3Media Events might be subject to a claim for liability in respect of its existing space.

Results of Operations

   The following table sets forth our combined and consolidated income statement data expressed as a percentage of revenue for the periods presented:

                                                       Year ended December
                                                               31,
                                                       ----------------------
                                                        1998    1999    2000
                                                       ------  ------  ------
   Net revenue
     Exhibitor services...............................  77.14%  71.48%  68.74%
     Conference fees..................................  14.89%  17.84%  19.58%
     Advertising & sponsorships.......................   7.97%  10.68%  11.68%
                                                       ------  ------  ------
       Total net revenue.............................. 100.00% 100.00% 100.00%
                                                       ======  ======  ======
   Cost of production.................................  28.03%  29.49%  27.36%
   Selling, general & administrative expense..........  28.43%  35.03%  37.03%
   Non-recurring compensation charge..................    --      --     1.04%
   Stock-based compensation...........................    .09%    .21%   2.78%
   Depreciation & amortization........................  15.30%  15.17%  12.79%
   Operating income...................................  28.15%  20.11%  19.01%
   Interest expense, net..............................  15.99%   9.07%  12.58%
   Gain on the sale of joint venture interest.........    --     5.47%    --
   Income (loss) before income taxes..................  13.13%  17.13%   6.42%
   Provision for income taxes.........................   5.97%   6.79%   3.44%
   Net income.........................................   7.15%  10.34%   2.98%
                                                       ======  ======  ======
   EBITDA.............................................  44.42%  35.91%  31.79%
                                                       ======  ======  ======
   EBITDA adjusted for stock based compensation and
    non-recurring compensation charge.................  44.52%  36.12%  35.61%
                                                       ======  ======  ======

 Three Months Ended March 31, 2001 Compared with Three Months Ended March 31,
 2000

   Our total revenue decreased $13.1 million, or 62.1%, to $8.0 million in the first quarter of 2001 from $21.1 million in the comparable period in 2000. Exhibitor services revenue decreased by $7.4 million, or 58.6%, to $5.3 million in the first quarter of 2001 from $12.7 million in the comparable period in 2000. These decreases are attributable primarily to the timing of our Seybold Boston event, which was held in the first quarter of 2000 but was held in the second quarter of 2001, and several other smaller regional events held in the first quarter of 2000, that were either discontinued or postponed in 2001.

   After adjusting our results of operations for the three months ended March 31, 2000 to exclude the results for these events, exhibitor services revenue decreased $0.9 million, or 14.8%, to $5.3 million in the three months ended March 31, 2001 from an adjusted exhibitor service revenue of $6.2 million in the first quarter of 2000. This decrease was attributable to a $1.4 million decrease in exhibitor revenue related to floor space partially offset by $.5 million increase in exhibitor revenue activity for management fee and other exhibitor service fee income at our trade shows and conferences in 2001 compared to 2000. The average rental rate per square foot paid by exhibitors decreased 9.0% to $30.06 in 2001 from an adjusted $33.02 in the comparable period in 2000. The events held in the first quarter of 2001 were by design smaller in scope and size than those held in the first quarter of 2000 and, as a result, the 2001 events had lower attendance and a lower average rental rate per square foot paid by exhibitors. In addition, net paid square footage decreased 47.4% in the first quarter of 2001 to 42,280 from an adjusted 80,446 in the comparable period in 2000. This decrease is primarily due to our repositioning of the combined Support Services/Customer Relationship Management event into separate, smaller events in 2001.

   Conference fees decreased $4.1, or 78.2%, to $1.1 million in the first quarter of 2001 from $5.2 million in the comparable period in 2000. This decrease was principally attributable to the timing of our Seybold Boston event and the discontinuance or postponement of several smaller regional events in 2001. Excluding the results of these events for the three months ended March 31, 2000, conference fees decreased $0.4 million or 23.5% to $1.1 million in 2001 compared to adjusted conference fees of $1.5 million in the comparable period in 2000. The number of participants at the conferences offered at our events decreased 33.1% to 1,356 in 2001 from an adjusted 2,028 in 2000. This decrease in participants was partially offset by a 14.5% increase in the average revenue per conference attendee in the first quarter of 2001 of $830 compared with the adjusted revenue per conference attendee of $725 in the comparable period in 2000.

   Advertising and sponsorship revenues decreased $1.7 million, or 50.3%, to $1.6 million in the first quarter of 2001 from $3.3 million in the comparable period in 2000. This decrease is primarily attributable to the timing of our Seybold Boston event and the discontinuance or postponement of several smaller regional events in 2001 partially offset by corporate sponsorship revenue earned for the first time in 2001. Excluding the results of these events for the three months ended March 31, 2000, advertising and sponsorship revenues increased $0.9 million or 133.8% to $1.6 million in 2001 compared to adjusted advertising and sponsorship revenues of $0.7 million in the comparable period in 2000.

   Costs of production decreased $5.3 million, or 63.2%, to $3.1 million in the first quarter of 2001 from $8.4 million in the comparable period in 2000. As a percentage of revenue, these costs represented 38.6% of revenue in 2001 compared to 39.8% in 2000. The decrease on an absolute basis can be attributable to the absence of the Seybold Boston event and the discontinuance or postponement of several smaller regional events in 2001. Adjusting the results of operations for these events for the three months ended March 31, 2000, costs of production were $3.1 million for both 2001 and 2000. Adjusted costs of production represents 37.7% of adjusted revenue of $8.3 million for the three months ended March 31, 2000. The decrease in the first quarter of 2001 as a percentage of our revenue compared to our adjusted results for the first quarter of 2000 reflects the fixed cost nature of our business.

   SG&A expenses increased $4.0 million, or 19.0%, to $24.7 million in the first quarter of 2001 from $20.7 million in the comparable period in 2000. As a percentage of revenue, SG&A represented 307.8% of revenue in the first quarter of 2001 compared to 98.0% in the comparable period in 2000. Excluding the results of Seybold

Boston and the discontinuance or postponement of several smaller regional events for the three months ended March 31, 2000, SG&A represented 248.8% of adjusted revenue for the first quarter of 2000. These percentages are typically much higher during our first quarter than for our full year because of the seasonality of our events and revenues, most of which occur in the second and fourth quarters. The increase in SG&A on an absolute and percentage basis is primarily due to higher level of employment as well as increased use of temporary and contract labor at our business locations in Massachusetts and California and the addition of certain new senior managers in March of 2001.

   Non-cash stock-based compensation increased $3.0 million to $3.1 million in 2001 from $.1 in 2000. The higher amount in 2001 is due to additional expense arising from the issuance of options beginning in August 2000 with exercise prices less than the market value at their date of grant to certain of our employees.

   As a result of the foregoing, EBITDA decreased by $14.9 million, or 184.6% from a loss of $8.0 million in the first quarter of 2000 to a loss of $22.9 million in the same period in 2001. After adjusting to exclude the non-cash stock-based compensation changes in both periods, adjusted EBITDA decreased by $11.9 million, or 149.5%, from a loss of $7.9 million in the first quarter of 2000 to a loss of $19.8 million in the same period in 2001. After further adjusting to exclude the results of Seybold Boston and the discontinuance or postponement of several smaller regional events from our results for the three months ended March 31, 2000, adjusted EBITDA decreased by $4.3 million, or 27.8%, from a loss of $15.5 million in the first quarter of 2000 to a loss of $19.8 million in the same period in 2001.

   Depreciation and amortization decreased $0.1 million, or 1.2%, to $9.1 million in the first quarter of 2001 from $9.2 million in the comparable period in 2000.

   The provision for income tax benefit increased $10.9 million, or 121.0%, to $20 million in the first quarter of 2001 from $9.1 million in the comparable period in 2000. We estimate the effective tax rate for the year ending 2001 will be 45.5% versus the annual estimated effective rate of 39.7% used in computing the benefit for the first quarter of 2000. Accordingly, we have recorded a benefit of 45.5% of the loss before income taxes for the first quarter of 2001.

   As a result of the foregoing, our net loss increased $10.2 million, or 74.3%, to $24.0 million in the first quarter of 2001 from $13.8 million in the comparable period in 2000.

 2000 Compared with 1999

   Our total net revenues increased $35.5 million, or 14.1%, to $286.9 million in 2000 from $251.4 million in 1999. Exhibitor services revenues increased by $17.5 million, or 9.7%, to $197.2 million in 2000 from $179.7 million in 1999. This increase is due to a 2.9% increase in net square feet of exhibit space rented at our events to 2,847,214 for 2000 from 2,767,773 in 1999 and an increase in the average rental rate per square foot paid by exhibitors to $51.8 for 2000 from $49.6 in 1999, along with an $7.4 million increase in other exhibitor revenue activity. The largest increase for an individual event occurred at COMDEX Fall where the net square feet rented increased by approximately 65,000 square feet to 1.0 million net square feet and the rental rate per square foot increased by more than 3% in 2000 compared to 1999. The $7.4 million increase in other exhibitor revenue resulted principally from (i) a $4.3 million increase in management fee income related to our various contract events in 2000 compared to 1999; (ii) increases of $2.7 million for JavaOne relating to higher fees charged to participate in JavaOne in 2000; and
(iii) increases in commissions and discounts received from third parties to exhibitors.

   Conference fees increased $11.3 million, or 25.2%, to $56.2 million in 2000 from $44.9 million in 1999. This increase is attributable to a 7.7% increase in the number of conference participants at our events to 43,292 from 40,213 and a 16.3% increase in the average revenue per conference attendee in 2000 to $1,297 compared with $1,115 in 1999. The increase in conference attendees in 2000 was due to more specific customization and a greater number of programs offered at our JavaOne, NetWorld+Interop Las Vegas, NetWorld+Interop Atlanta, and COMDEX Spring events.

   Advertising and sponsorship revenues increased $6.7 million, or 25.0%, to $33.5 million in 2000 from $26.8 million in 1999. This increase is attributable to the creation and sale of additional advertising and sponsorship opportunities at our NetWorld+Interop Las Vegas, NetWorld+Interop Atlanta and COMDEX Spring events.

   Cost of production increased $4.4 million, or 5.9%, to $78.5 million in 2000 from $74.1 million in 1999. As a percentage of our revenue, these costs represented 27.4% in 2000 compared to 29.5% in 1999. The decrease in our cost of production as a percentage of revenue reflects the high fixed cost nature of our business.

   SG&A expenses increased $18.1 million, or 20.5%, to $106.2 million in 2000 from $88.1 million in 1999. As a percentage of our revenue, SG&A represented 37.0% in 2000 compared to 35.0% in 1999. SG&A increased on an absolute basis and as a percentage of revenue primarily due to higher levels of employment as well as increased use of temporary and contract labor at our business locations in Massachusetts and California and the addition of certain senior managers in March 2000.

   In 2000, the Company had a non-recurring compensation charge of $3.0 million related to cash payments due to two executives of the Company who elected to exercise the termination provisions included in their employment agreements. There was no such charge in 1999.

   Non-cash stock-based compensation increased $7.5 million to $8.0 million in 2000. During August 2000, we granted stock options to certain of our employees who were previously employed by Ziff-Davis that we must account for using variable accounting valuation principles. Using this accounting treatment we must record the fair value of these options at the close of each accounting period and recognize the increase or decrease in fair value from period to period as an increase or decrease in stock-based compensation.

   As a result of the foregoing, EBITDA increased by $.9 million to $91.2 million in 2000 from $90.3 million in 1999. After adjusting to exclude the non-recurring compensation charge and the noncash stock-based compensation changes in both years, adjusted EBITDA increased by $11.4 million, or 12.6%, to $102.2 million in 2000 from $90.8 million in 1999.

   Depreciation and amortization decreased by $1.4 million, or 3.7%, to $36.7 million in 2000 from $38.1 million in 1999. This decrease is primarily due to certain intangible assets becoming fully amortized in 2000.

   Interest expense, net, increased by $13.3 million, or 58.3%, to $36.1 million in 2000 from $22.8 million in 1999. This increase is due primarily to higher interest rates on our current borrowings than under our prior borrowing arrangements as well as the recognition of non-cash interest expense related to the amortization of deferred financing costs and debt discount and accretion of interest on the zero coupon senior debentures and warrants that we issued in August 2000. In 1999, we had no such items to amortize or accrete.

   Income tax expense decreased $7.2 million to $9.9 million in 2000 from $17.1 million in 1999. As a percentage of income before income taxes, this balance represented 53.5% in 2000 compared to 39.7% in 1999. Our income tax expense as a percentage of income before income taxes increased primarily because the impact of an increase in foreign taxes as a percentage of income before income taxes and an increase in other non-deductible amounts including executive compensation and a portion of the debenture interest expense.

   As a result of the foregoing and the one-time gain on sale of joint venture interest of $13.7 million in 1999, our net income decreased $17.4 million to $8.6 million in 2000 from $26.0 million in 1999.

 1999 Compared with 1998

   Our total net revenues decreased $17.7 million, or 6.6%, to $251.4 million in 1999 from $269.1 million in 1998. Exhibitor services revenue decreased by $27.9 million, or 13.4%, to $179.7 million in 1999 from $207.6 million in 1998. The decrease is primarily attributable to a 17.8% decrease in net square feet of exhibit space rented at our events, from 3.4 million to 2.8 million square feet. The largest decrease for an individual event occurred at COMDEX Fall where the net square feet rented decreased by approximately 244,000 square feet from 1.190 million to .946 million square feet. In addition, the total number of exhibitors at our events decreased by 1,360, or 17.3%, to 6,488 in 1999 compared with 7,848 in 1998, including a
19.5%, or 463 exhibitors, decrease at COMDEX Fall from 2,374 to 1,911. The average rental rate increased 3.5% to $49.6 in 1999 from $47.9 in 1998. The overall decrease in exhibitor services revenue is the result of several factors, including a consolidation of IT vendors, adverse economic conditions in Asia and the commoditization of personal computers. The significant shift in the IT industry away from personal computing towards networks, wireless communications and the Internet also contributed to the overall decrease in exhibitor services revenue because historically COMDEX Fall highlighted the personal computer sector of the IT industry.

   Conference fees increased $4.8 million, or 12.0%, to $44.9 million in 1999 from $40.1 million in 1998. The increase is attributable to a 1.3% increase in the number of participants at the conferences that we offer at our events to 40,213 in 1999 from 39,692 in 1998 along with a 10.5% increase in the average revenue per conference attendee in 1999 of $1,115 compared with $1,009 in 1998. We believe that our ability to raise prices reflects the demand of our attendees for quality content and educational opportunities in the changing IT industry.

   Advertising and sponsorship revenues increased $5.3 million, or 24.7%, to $26.8 million in 1999 from $21.5 million in 1998, primarily attributable to increases at our NetWorld+Interop events. We adopted new event marketing strategies at NetWorld+Interop, including significantly increasing banner space and sponsorships.

   Costs of production decreased $1.3 million, or 1.7%, to $74.1 million in 1999 from $75.4 million in 1998. As a percentage of revenue these costs represented 29.5% of revenue in 1999 compared to 28.0% in 1998. Our cost of production increased as a percentage of our revenue because our revenue declined more than our costs, reflecting the significant fixed cost component of our business and our decision to maintain temporary personnel staffing and other variable costs at levels sufficient to maintain the quality of our service.

   SG&A expenses increased $11.6 million, or 15.2%, to $88.1 million in 1999 from $76.5 million in 1998. As a percentage of revenue, SG&A represented 35.0% of revenue in 1999 compared to 28.4% in 1998. These increases are primarily attributable to increased use of temporary personnel and contract labor at our business locations in Massachusetts and California as well as increases in personnel costs for information technology services incurred for our benefit in New York by Ziff-Davis.

   Non-cash stock-based compensation increased $.2 million, or 66.7%, to $.5 million in 1999 from $.3 million in 1998. This increase resulted from current year amortization.

   In 1999, we had a $13.7 million gain on our sale of Expo Comm.

   As a result of the foregoing, EBITDA decreased by $29.3 million, or 24.5%, from $119.6 million in 1998 to $90.3 million in 1999.

   Depreciation and amortization decreased $3.0 million, or 7.4%, to $38.1 million in 1999 from $41.1 million in 1998. This decrease resulted from certain property and equipment and intangible assets becoming fully depreciated or amortized in 1998 and additional amortization recorded in 1998 to recognize a decline in value of an event acquired in 1996.

   The provision for income taxes increased $1.0 million, or 6.2%, to $17.0 million in 1999 from $16.0 million in 1998. This increase is attributable to higher levels of domestic taxable income offset by declines in taxable income in foreign jurisdictions having higher effective rates of tax than in the United States.

   As a result of the foregoing, our net income increased $6.7 million, or 35.0%, to $26.0 million.

Liquidity and Capital Resources

   As of March 31, 2001, our balance of cash and cash equivalents was $108.5 million. For the quarter, we met our liquidity needs principally through cash balances we hold and cash generated from operating activities. Net cash provided by operating activities was $1.5 million in the first quarter of 2001, compared to $4.0 million in the first quarter of 2000. As of December 31, 2000, our balance of cash and cash equivalents was $109.9 million. For the year, we met our liquidity needs principally through cash generated from operating activities. Net cash provided by operating activities was $97.7 million in 2000, compared to $87.8 million and $81.6 million in 1999 and 1998, respectively.

   Cash used for investing activities was $2.6 million in the first quarter of 2001, compared to $0.5 million in the first quarter of 2000. These activities primarily related to funding investments in property and equipment. Cash used for investing activities was $7.5 million in 2000, compared to $5.2 million and $11.7 million in 1999 and 1998, respectively. These activities primarily related to funding investments in intangibles and property and equipment.

   We used $0.2 million in cash from financing activities in the first quarter of 2001, compared to cash provided of $7.9 million in the first quarter of 2000. We generated $14.1 million in cash from financing activities in 2000, as compared to cash used in financing activities of $86.5 million and $75.6 million in 1999 and 1998, respectively. In 2000 we made early repayments of $30.0 million on our bank borrowings. Prior to April 13, 2000, we, as a wholly owned subsidiary of Ziff-Davis, relied on Ziff-Davis' cash management and treasury functions and remitted most of the cash we did not use in our business to Ziff-Davis. As a result of these practices, we historically had a working capital deficit and low cash balances. Since April 13, 2000, we assumed responsibility for our cash management and treasury activities as if we were an independent company. At March 31, 2001, we had working capital of $18.7 million and cash and cash equivalents of $108.5 million. At December 31, 2000, we had working capital of $27.1 million and cash and cash equivalents of $109.9 million.

   In connection with our spin-off from Ziff-Davis on August 18, 2000, we raised approximately $75.0 million through the issuance of zero coupon senior debentures with detachable warrants and sold 11,641,950 common shares of our common stock for $6 per share. Additionally, our subsidiary Key3Media Events borrowed $330.0 million from a syndicate of banks. The proceeds of these transactions were used to repay and refinance Key3Media Events' existing indebtedness of $382.0 million and to fund a cash dividend to Ziff-Davis of $43.0 million, and the balance was retained for working capital and general corporate purposes.

   Our cash flows are not as volatile as our revenues, because we receive payments for events during the year but recognize them as revenue only when the corresponding event occurs.

   Capital expenditures for the three months ended March 31, 2001 were $2.6 million. We anticipate our capital expenditures for 2001 to total approximately $15.0 million, including $9.0 million for our new infrastructure initiatives, $3.0 million for replacements and upgrades of property and equipment, $2.0 million for expanded data center capacity and $1.0 million for tenant upgrades in our newly leased corporate headquarters in Los Angeles and our facilities in Needham, Massachusetts and Foster City, California.

   On or prior to the closing date, we will enter into our new bank revolving credit facility with a syndicate of banks that will commit the banks to lend up to $150 million to our company for general corporate purposes, which could include acquisitions. We may borrow, repay and re-borrow under the revolving loan facility until the third anniversary of the closing date at which time we must repay any outstanding amounts. We will pay commitment fees to the banks to the extent that we do not borrow the full $150 million committed amount.

   At our election, loans under the new bank revolving credit facility will bear interest at a margin over either (1) a base rate equal to the higher of the federal funds rate plus 1/2% and Citibank N.A.'s base rate or (2) the Eurodollar rate (as defined). The margin we pay will vary between 1.0% and 3.25% depending on which rate we choose and the ratio of our total debt to EBITDA.

   The revolving credit facility provides that we may prepay the loans at our election, in whole or in part, at any time and without premium or penalty (other than costs associated with the termination of Eurodollar rate borrowings during an interest period). In addition, we may be required to prepay the loans under the credit facility from the net cash proceeds of asset sales outside the ordinary course of our business, the net cash proceeds of additional debt and a portion of our excess cash flow (as defined).

   Subject to certain conditions, our new bank revolving credit facility does not prohibit us from borrowing an aggregate principal amount of up to $200 million. These borrowings can be senior and can share in the collateral securing the credit facility. No lender has committed to lend us money under this provision.

   Based upon current and anticipated levels of operations, management believes that our cash on hand and cash flow from operations combined with borrowings available under our credit facilities will be sufficient to enable us to meet our cash operating requirements, including rental payments, scheduled interest and principal payments on debt and capital expenditures. We will, however, be subject to general economic conditions and to financial, business and other factors, including factors beyond our control.

   We have operating leases and sublease arrangements that are described in note 13 of our consolidated financial statement contained in the back of this prospectus supplement.

Seasonality

   Our revenue is highly seasonal, but our cash flows are more stable. This is because our customers pay us for an event during the 12 months preceding the event, but we do not recognize the payments we receive as revenue until the event occurs. Historically, our largest events occur in the second quarter (NetWorld+Interop, Las Vegas) and the fourth quarter (COMDEX Fall). As a result, the majority of our revenue is recorded in these quarters. We may also experience seasonal fluctuations as events held in one quarter in one year may be held in a different quarter in other years.

   The following is a summary of selected quarterly financial data for the years ended December 31, 2000 and 1999 and the three months ended March 31, 2001:

                                                         2000 Quarter ended
                                           -----------------------------------------------
                                                            (unaudited)
                            Quarter Ended
                            March 31, 2001 March 31    June 30    September 30 December 31
                            -------------- --------  ------------ ------------ -----------
                             (unaudited)
   Revenue.................    $  8,017    $ 21,147    $93,916      $60,531     $111,307
   Gross Margin............       4,923      12,735     68,432       43,865       83,372
   EBITDA..................     (22,931)     (8,056)    41,100       15,305       42,863
   Cash flow from
    operations.............       1,527       3,979     53,525       31,462        8,732
   Net Income (loss).......     (23,983)    (13,760)    15,149       (2,099)       9,272

                                           1999 Quarter ended
                            --------------------------------------------------
                                               (unaudited)
                               March 31    June 30   September 30 December 31
                            -------------- --------  ------------ ------------
   Revenue.................    $ 18,968    $ 74,066    $62,127      $96,250
   Gross Margin............      10,911      52,752     42,968       70,649
   EBITDA..................      (6,316)     32,811     21,687       42,088
   Cash flow from
    operations.............      15,338      23,748     36,382       12,344
   Net Income (loss).......     (13,947)     11,339     12,607       15,990

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 will be effective for our fiscal year ending December 31, 2001. Since we do not engage in hedging nor own any derivatives except for the interest rate cap agreement discussed below, we believe that the adoption of SFAS 133 will not have a material effect on our financial statements or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

   We are exposed to various market risks, which include the potential loss arising from adverse changes in market rates and prices such as foreign currency exchange and interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes. We do not hedge our foreign currency rate risk; however, as noted above, we have entered into an interest rate cap agreement to manage and reduce the impact of changes in interest rates.

 Currencies

   We maintain operations, cash and other assets in Europe, Canada, Australia and Latin America. The results of operations and financial position of our foreign operations are principally measured in their respective currency and translated into U.S. dollars. As a result, exposure to foreign currency gains and losses exists.

 Interest

   In 2000, we relied significantly on long-term floating rate debt in our capital structure. Our existing bank credit facility required that not less than $165.0 million of the facility be covered by interest rate cap agreements which eliminate our exposure to interest rate increases in LIBOR above 9.375%. We intend to repay our borrowings under our existing credit facility with the net proceeds of this offering and cash in hand.

                                   BUSINESS

Overview

   We produce, manage and promote a portfolio of tradeshows, conferences and other events for the information technology, or IT, industry. Our events provide community, content and commerce for vendors, resellers, large volume end-users and others involved in the IT industry, including consultants and other advisors. In 2000, we provided face-to-face marketplaces for business-to-business marketing, sales and education in the IT industry for more than
1.5 million participants at 36 owned and operated events, including co-located events.

   In 2000, our leading COMDEX and NetWorld+Interop events were the top two IT industry tradeshows in the United States when measured by revenue from exhibit space rentals based on statistical data obtained from Tradeshow Week, a leading industry publication. We also produce customized events for specific IT vendors and specific segments of the IT industry. At our events, we rent space to exhibitors and receive commissions from third parties who provide services to our exhibitors. We also charge fees for conferences and sell advertising and sponsorships. In 2000, our revenue was $286.9 million, our net income was $8.6 million and our earnings before income taxes, interest, depreciation and amortization, or EBITDA, were $91.2 million.

   We have events which focus on the full spectrum of the IT industry and others that target particular segments of the industry. We believe that we can enhance our revenue by creating multiple revenue streams from a portfolio of events with different targeted audiences and limited attendee overlap. Our customized events allow us to build close relationships with individual IT vendors and better understand their products and marketing needs. These relationships also help us identify and keep current with emerging trends in the IT industry.

   Our COMDEX tradeshows cover the full spectrum of the IT industry. Our COMDEX Fall 2000 tradeshow was the largest tradeshow in the United States for any industry when measured by revenue from exhibit space rentals and attendance, including exhibitor personnel. In 2000, we offered 19 COMDEX events in 16 countries and our owned and operated COMDEX events generated about 34% of our revenue. Our NetWorld+Interop tradeshows focus on the networking, Internet and telecommunications sectors of the IT industry. In 2000, we held five NetWorld+Interop tradeshows in four countries and we owned and operated three of these NetWorld+Interop events and they also generated approximately 34% of our revenue.

   We were incorporated in April 2000 to hold Ziff-Davis Inc.'s portfolio of tradeshow businesses. We were spun off from Ziff-Davis in August 2000.

Industry Overview

   Tradeshows, conferences and other business-to-business events provide face-to-face interaction between buyers and sellers and offer educational and networking opportunities for attendees. Tradeshow Week has estimated that there are over 13,000 trade and consumer events held annually worldwide. The North American events industry has experienced steady growth in total exhibit space, the number of exhibitors and attendance over the past ten years. The spectrum of the tradeshows is fairly broad, with individual shows distinguishing themselves by their style, the nature and level of sophistication of their content, organizational efficiency and, most importantly, by their attendance record.

   The IT industry has been one of the fastest growing segments of the U.S. events industry, with the number of IT events growing from 325 in 1995 to an estimated 477 in 2000. This represents a compound average annual growth rate of 8.0%, compared to only 1.4% for all U.S. events regardless of industry. This growth in IT tradeshows business has been driven by the emergence of new small and mid-sized regional events and the proliferation of events which focus on particular segments of the IT industry. We have not benefited from much of this growth because we generally do not produce small or mid-sized regional events, the number of competing IT events has increased and the recent trends we have experienced at our large COMDEX events.

   Although the total amount exhibitors spend on IT events has increased, with the increase in the number of IT events, exhibitors have become more selective in choosing events and more sensitive to the returns they can generate from their marketing investments. Exhibitors consider not only exhibit space rental costs, but also other event-related costs such as exhibit design and production, transportation, travel, lodging and entertainment costs and event-related promotions. As an alternative to exhibiting at events, some IT vendors host private events such as regional conferences, product demonstrations, user-group meetings, road shows and educational demonstrations. While these allow vendors to engage customers in a more controlled environment, they typically involve much smaller audiences than attend larger industry events. Many exhibitors feel they need to exhibit at leading events in order to launch their new products and services, establish and enhance their brands with customers and the media and to remain competitive. The "see and be seen" aspect of events is very important to exhibitors who are seeking to maximize the returns from their sales and marketing efforts. However, we may be adversely affected by a sustained downturn in the IT industry. See "Risk Factors--Risks Related to our Company--We serve the IT industry which has recently experienced difficulties and can change rapidly."

Our Competitive Strengths

   We believe that our business has several important competitive strengths.

 We Believe We Are the Industry Leader in IT Events

   We believe we are the largest producer of events for the IT industry in the United States when measured by revenue from exhibit space rentals and we have the leading brands in our industry. In 2000, our leading COMDEX and NetWorld+Interop events were the top two IT industry tradeshows in the United States in terms of revenue from exhibit space rentals. We believe our COMDEX and NetWorld+Interop brands are among the most distinctive and recognizable brand names in the IT event industry. We also have a portfolio of other events with strong market and brand positions in specific segments of the IT industry. We believe that our size and portfolio of leading brands help us consistently attract the biggest names in the IT industry as exhibitors, conference participants and keynote speakers.

 Strong Cash Flow and Attractive Cost Structure

   Our events generate strong cash flows. Our variable costs are low and our fixed costs are predictable. Our primary fixed cost is rent for event venues, which we have under contract for the next three years for most of our major events. Due to our cost structure, most of the incremental revenue we generate from profitable shows translates into increased cash flow, EBITDA and net income. Incremental revenue may be generated from additional exhibit space rentals, increases in exhibitor space rental fees and additional sales of advertising and sponsorships. In 2000, our operating margin, which is our EBITDA as a percentage of our revenues, was 31.8%. After adjusting EBITDA in 2000 to exclude a non-recurring compensation charge and stock based compensation, our operating margin was 35.6% (we also refer to this as our Adjusted EBITDA margin).

 Comprehensive Portfolio of IT Brands

   We believe we have a broader and more extensive portfolio of IT brands than any other events company. We have brands for horizontal events that cover the full spectrum of the IT industry and for vertical events that target particular segments of the industry. Our portfolio of IT event brands allows us to provide for the needs of almost every participant in the IT industry in the United States and to generate multiple revenue streams from the industry with limited audience overlap. For example, we believe that the attendee overlap between our fall and spring COMDEX events is only about 6% and that the overlap between our largest COMDEX and NetWorld+Interop events is only about 12%. We believe that our well known brands contribute to stable pricing and help us to attract exhibitors and attendees.

 Extensive Database of Exhibitors and Attendees

   We have an extensive database of participants in the IT industry. Our database contains more than 2.2 million names in the United States and more than 800,000 names outside the United States. Our database allows us to identify and target both exhibitors and attendees. Our database contains important demographic information for each participant, including items like job function, company size and type, product interests, purchasing habits and installed operating systems. We believe that our ability to use our database to target and attract the attendees that our exhibitors most want to reach gives us an important competitive advantage. We also use our database to create new events, to increase paid conference attendance at our events and as a source of revenue when we rent out our lists.

Our Strategy

   We are seeking to increase our revenue, cash flow and earnings by pursuing the following strategies:

 Focus on Key Revenue Drivers

   We generate multiple streams of revenue from our events and will focus on the following key revenue drivers:

   Increase Exhibit Space Rentals. We will seek to increase revenue from our exhibit space rentals by increasing both the amount of space we rent and the fees we charge to our exhibitors for such rentals. For many of our continuing shows, we have raised exhibit space rental fees in each of the last two years and believe we will be able to raise them further in the future.

   Increase Advertising, Sponsorships and Promotions. One of our key initiatives is to increase our advertising and sponsorships revenue and to generate additional revenue by introducing promotional activities at our events. Prior to the spin-off, we sold advertising and sponsorships only to our exhibitors. We sold advertising and sponsorships outside our exhibitors and the IT industry for the first time at COMDEX Fall 2000 and believe we can expand these sales in the future.

   Emphasize Conferences and Content. We intend to continue to create, organize and promote the conferences that we offer to attendees at our events for an additional fee. In addition to generating additional revenue, the content and educational opportunities offered by these programs help us attract quality attendees to our events. We will also continue to use leading executives and experts in the IT industry as keynote speakers at our events in order to provide the most current and relevant information to our attendees. By increasing quality attendance, we make our events more attractive to exhibitors.

 Maintain and Extend COMDEX Fall's Industry Leading Position

   We believe that we can maintain and extend COMDEX Fall's industry leading position by:

  . continuing to focus it on the emerging and fastest growing sectors of the IT industry;

  . expanding its exhibitor and attendee base;

  . increasing its advertising and sponsorships revenues and introducing promotional activities; and

  . increasing attendee participation in its conferences.

 Leverage our Customized Events

   In our Studios division, we produce customized events for individual IT vendors which enable them to reach audiences in a targeted and controlled environment. We work closely with our clients at these events and we use these events to demonstrate our marketing expertise and gain a better understanding of our clients' business and marketing needs. We believe we can use the close relationships we build with our clients and the information we gain about them through these events to increase their use of our other product lines. These events also help us identify and keep current with the most important emerging trends in the IT industry.

 Pursue Acquisitions Selectively

   We may acquire other producers of events if we believe they fit with our existing businesses and are available on reasonable terms. We may use such acquisitions to strengthen and expand our event portfolio and to expand our product offerings outside the IT industry. We believe that we can create operating efficiencies by applying our expertise and experience.

 Expand Internationally

   We have extended our leading brands to select international markets through a combination of events we own and operate and international contract events in which we license our brand to other operators and typically receive guaranteed minimum payments and a return based on the performance of the licensed event. We intend to expand our international operations in the future. In 2000, we held first-year events in Saudi Arabia, Greece, South Africa and Switzerland. On June 1, 2001, we acquired SOFTBANK Forums Japan, which operates the NetWorld+Interop tradeshow in Tokyo under a license from our company and several smaller events in Japan. See "Management's Discussion of Financial Condition and Results of Operations--Recent Developments." The IT industry is becoming increasingly global and we believe that we are well positioned to expand our international presence due to the strength of our brands and our presence and experience in the United States. See "--Our Events--International Expositions."

Our Events

   We produce 36 owned and operated events, including co-located events. In 2000, these events were attended by a total of more than 1.5 million participants. In addition to the events we own and operate, we license our brands to foreign tradeshow operators for use in connection with 27 events held outside of the United States. We refer to these as our international contract events. Most of our international contract events are operated under the COMDEX or NetWorld+Interop brands.

   Generally, our events have three features in common, although the emphasis may vary:

  . an exposition floor on which exhibitors and attendees interact face-to-face;

  . conferences designed to inform and educate IT professionals; and

  . keynote speakers and product launches.

   We produce events under a number of different brand names, including COMDEX, NetWorld+Interop, Seybold Seminars and JavaOne. Our two most important brands in terms of revenues are COMDEX and NetWorld+Interop. We classify our events as horizontal events if they cover the full spectrum of the IT industry and vertical events if they focus only on particular segments of the IT industry. Our COMDEX tradeshows are horizontal events and all our other events are vertical. NetWorld+Interop and Seybold Seminars are our largest vertical events. Consistent with industry trends, our vertical events have grown significantly and performed better than our horizontal events. Our JavaOne conference is our largest customized event. In addition to our branded events, we conduct a series of customized vertical events through our Studios division.

   The following table summarizes the scope and reach of our principal branded and customized events:


          Name              Type      Target Audience          Focus             2000 Locations
----------------------------------------------------------------------------------------------------
  COMDEX                 Horizontal Full spectrum of IT Chief information    Athens, Basel, Beijing,
                                    industry            officers, chief      Buenos Aires, Cairo,
                                                        technology officers, Chicago, Jeddah,
                                                        business managers    Johannesburg,
                                                        and corporate        Las Vegas, Mexico City,
                                                        consumers            Montreal, New Delhi,
                                                                             Paris, Sao Paulo,
                                                                             Seoul, Singapore,
                                                                             Tel Aviv, Toronto,
                                                                             Vancouver
----------------------------------------------------------------------------------------------------
  NetWorld+Interop        Vertical  Network engineers   Computer networking, Atlanta, Las Vegas,
                                    and developers      the Internet and     Paris, Sao Paulo,
                                                        telecommunications   Tokyo
----------------------------------------------------------------------------------------------------
  Seybold Seminars        Vertical  Publishing          Web and desktop      Boston, San Francisco
                                    professionals and   publishing and print
                                    web designers
----------------------------------------------------------------------------------------------------
  JavaOne                 Vertical  Independent and     Java technology      San Francisco
                                    enterprise software
                                    platform developers
----------------------------------------------------------------------------------------------------
  CRM/Support Services    Vertical  Business managers   Help desk and        San Francisco,
                                                        technical support    Washington, D.C.
----------------------------------------------------------------------------------------------------
  Custom Program          Vertical  Various             Vendor-specified     Various
   Group
----------------------------------------------------------------------------------------------------
  Vertical Market Group   Vertical  Various             IT needs of specific Various
                                                        industries


 COMDEX

   Our COMDEX tradeshows cover the full spectrum of the IT industry. Our COMDEX Fall 2000 tradeshow was the largest tradeshow in the United States when measured by revenue from exhibitor space rentals and attendance (including exhibitor personnel). In 2000, we offered 19 COMDEX tradeshows in 16 countries.

   Our COMDEX tradeshows cover a broad range of new technologies at every stage, from their development and introduction to commercial maturity. Many of the most significant computer products launched over the past 20 years occurred at COMDEX tradeshows, including the launch of the IBM PC, Lotus 1-2-3, Windows 3.1, Windows CE and DVD.

   IT and Internet technologies form an integral part of our COMDEX tradeshows. While maintaining our coverage of the full spectrum of the IT industry, we are currently highlighting four key technology areas:

  . networking and communications products that provide the broadband infrastructure for the delivery of data, voice and video, while focusing on such issues as network security and virtual private networking;

  . e-commerce solutions, for the delivery of products and services through the Internet, dealing with subjects such as storage, security, applications, platforms and servers;

  . software platforms and operating systems, including the tools to build applications and applets, for Windows 2000, Java, Linux and Apache; and

  . new information appliances that provide access to data and the Internet, including handheld devices and smart cell phones.

   Our COMDEX Fall tradeshow is a five-day tradeshow we hold in Las Vegas in November of each year. Although we offer other COMDEX shows, COMDEX Fall is the single tradeshow that brings the entire IT industry together. Tradeshow Week has ranked COMDEX Fall as the most successful tradeshow in the IT industry in the United States through the 1990s and 2000 when measured by net square feet of exhibit space rentals. Although held in Las Vegas, COMDEX Fall has international appeal. It includes a large number of country- and region-sponsored pavilions designed to introduce attendees to the products and technologies from their local regions and it was attended by approximately 30,000 international attendees. In total, COMDEX Fall 2000 was attended by more than 2,300 exhibitors occupying 1,010,500 square feet of exhibitor space and over 210,000 attendees. In 2000, exhibitors for COMDEX Fall included:
Microsoft Corporation, Toshiba Corporation, Intel Corporation, Electronic Data Corporation, Philips Electronics N.V., Matsushita Electric Industrial Co., Ltd. (owner of the Panasonic brand), and Xerox Corporation.

   Prior to COMDEX Fall 2000, our COMDEX Fall tradeshow experienced a decline in revenues, exhibit space rentals and attendees in 1998 and 1999. We believe that this was due primarily to the consolidation of IT vendors, adverse economic conditions in Asia, the commoditization of personal computers and the significant shift in the IT industry away from mainframe and personal computing and towards networks, wireless communications and the Internet. We were able to reverse this downward trend at COMDEX Fall 2000 and believe that we can continue to revitalize and extend COMDEX Fall's market leadership through the following initiatives:

  . Highlight the Emerging and Fastest Growing Sectors of the IT
    Industry. COMDEX Fall has always covered the full spectrum of the IT industry, although in the past it highlighted the personal computer sector of the IT industry. We have shifted the areas we highlight at COMDEX Fall away from personal computers and towards the emerging and fastest growing sectors of the IT industry, including network computing, wireless communications, e-commerce, the Internet and new information appliances.

  . Expand our Audience. Even though COMDEX Fall currently attracts more participants than any other IT tradeshow in the United States, we believe that we can expand both our exhibitor and attendee base by using our industry experience and portfolio of events to identify, target and attract the full spectrum of buyers and sellers in the IT industry. We believe that by increasing the size, quality and diversity of our COMDEX Fall audience, we will be able to attract more exhibitors and increase our advertising and sponsorship revenues.

  . Increase Advertising, Sponsorships and Promotions. One of our key initiatives is to increase our advertising and sponsorships revenue and to generate additional revenue by introducing promotional activities at COMDEX Fall. Prior to COMDEX Fall 2000, we sold advertising and sponsorships only to our exhibitors. We sold advertising and sponsorships outside our exhibitors and the IT industry for the first time at COMDEX Fall 2000 and believe we can expand these sales in the future.

  . Increase Participation in Special Conferences. We are seeking to increase our attendees' participation in the conferences that we offer at COMDEX Fall. Because we charge attendees separate fees to attend these special conference programs, they are an important source of additional revenue. We believe that we can increase participation by improving the variety, relevance and information and educational content of our special conference programs.

 NetWorld+Interop

   Our NetWorld+Interop tradeshows are our largest branded vertical events. They focus on the rapidly growing and converging fields of computer networking, the Internet and telecommunications. Our largest NetWorld+Interop tradeshow is held each year in Las Vegas and, in 2000, was the second largest IT tradeshow in the United States when measured by revenue from exhibit space rentals. In 2000, our owned and operated

NetWorld+Interop events generated approximately 34% of our revenue. In 2000, our NetWorld+Interop tradeshow in Las Vegas had approximately 850 exhibiting companies occupying over 525,000 net square feet of exhibit rental space and more than 60,000 attendees.

   NetWorld+Interop has always focused on new and emerging networking technologies. We are continuing this tradition by offering at our NetWorld+Interop 2001 events conferences highlighting the construction of new public networks with integrated voice/data/video delivery systems and the emergence of new embedded networks with software that can be used to update the network's circuits and chips remotely without physical upgrade.

   Each NetWorld+Interop tradeshow features InteropNet, a live, multi-platform, vendor- sponsored network that interconnects exhibitors and attendees to one another and to the Internet. Exhibitors at our 2000 NetWorld+Interop tradeshows included: Novell, Inc., Lucent Technologies, Inc., Computer Associates International, Inc., Microsoft Corporation and Nortel Networks Corporation.

 Seybold Seminars

   Our Seybold Seminars are vertical events that target the latest technologies and products, design tools and applications for web and desktop print publishing. We hold our largest Seybold Seminars event each fall in San Francisco. In 2000, our Seybold Seminars in San Francisco had 350 exhibiting companies occupying 160,000 net square feet of exhibit space and approximately 35,000 attendees. We also hold a Seybold Seminars event in Boston in the spring.

   Major exhibitors at the Seybold Seminars events include Apple Computer, Inc., Adobe Systems Incorporated, and Macromedia, Inc.

 JavaOne

   We believe our JavaOne event is the largest software developer conference in the world and the premier source of technical education on the latest developments for the Java technology platform. Attendees at JavaOne are typically either independent or enterprise software developers. JavaOne is unlike our other events in that exhibitors are invited by Sun Microsystems, Inc. to participate in the conference. As a result, most of our revenue from JavaOne is from conference fees, with over 20,000 attendees at our 2000 event. Our secondary revenue is derived from sales of sponsorships and exhibitor space fees with 333 exhibitors for 2000. Exhibitors at JavaOne 2000 included:
Apple Computer, Inc., Fujitsu Software Corporation, Hewlett-Packard Company-Network Services, International Business Machines Corporation, and Motorola.

   We own and produce the JavaOne event under an exclusive license agreement from Sun Microsystems, the inventor and developer of Java technology, which expires in July 2004. See "--Trademarks and Licenses."

 Studios

   Our Studios division, Key3Studios, produces a wide range of events. These events include conferences, road shows, seminars, sales meetings, exhibitions, executive forums and corporate social gatherings. By working as a "strategic marketing partner," Key3Studios helps its clients penetrate new markets, build brand recognition and educate and build awareness among their most important customers and buying prospects.

   Key3Studios consists of two groups:

  . our Custom Program Group, which works with individual vendor clients to create events which meet the vendor's individual strategic and community-building objectives; and

  . our Vertical Market Group, which develops events addressing the IT needs of specific industries such as Windows on Healthcare and "IT for Wall Street."

   In 2000, Studios clients included Intel Corporation, Oracle Corporation, Sun Microsystems, Bluetooth SIG, RealNetworks, Inc., Interwoven, Inc., Microsoft Corporation and Kana Communications, Inc.

 International Expositions

   Internationally, we have two primary methods of operation. We own and operate some of our largest international events and operate the others as international contract events. We own and operate the NetWorld+Interop event in France and three COMDEX events in Canada. In addition, we own, but do not operate, a COMDEX event in Mexico. We also own and operate the Government in Technology Week event in Ottawa, Canada. We run our owned and operated international shows essentially in the same manner as our U.S. shows, although we modify our offerings and procedures to fit the local environment.

   The arrangements for our international contract events differ by event, but have some common characteristics. Typically, we have no equity interest in these events, but instead receive a guaranteed minimum fee and a portion of the profits above agreed benchmark amounts. We license the brands to the foreign operator and provide it with branding, sales and marketing services, but we usually do not have a direct management role. The contracts typically give each party the right to terminate after one year's notice, and upon termination the license is revoked and both parties are subject to a prohibition on competing within the market for two years.

   On June 1, 2001, we acquired SOFTBANK Forums Japan, which operates the NetWorld+Interop Tokyo tradeshow under a license from our company and several smaller events in Japan. See "Management's Discussion of Financial Condition and Results of Operations--Recent Developments".

Management of Events

   We manage all of our events on a decentralized basis. We assign a general manager for each event who is responsible for all aspects of the event including the profitability of the event. Each event has dedicated employee teams consisting of both direct reports and shared centralized resources in each of the following areas:

  . sales;

  . marketing communications and media; and

  . operations.

   The employee teams report directly to the general manager for the event as well as to the heads of their respective departments.

 Sales

   Our events provide a face-to-face forum for business-to-business sales, business marketing, and professional education for the IT industry. We maintain three groups of sales professionals to maximize event revenue in each of these areas.

   Exhibit Space Rentals. We maintain a staff of sales professionals who report directly to our event general managers. These professionals attend their respective events to interact with clients and to accept reservations for exhibit space at the following year's event by participating exhibitors. Historically, between 60% and 70% of the ensuing year's exhibit space is contracted at the current year's event. Throughout the year, our exhibition sales staff is responsible for encouraging exhibitor upgrades, reducing exhibitor churn and following-up payment of remaining installments. Our exhibition sales staff also prospects for new clients and sells remaining exhibit space using telemarketing or, for larger customers, in-person sales calls.

   Advertising and Sponsorships. Our event marketing staff is responsible for selling advertising and sponsorships to participating exhibitors at our events, including banner advertising, brochure and program advertising, website advertising, and keynote, luncheon and other event sponsorships. This group is centralized and individual sales professionals are assigned to one or more events.

   Conferences. We also have a sales team that is responsible for selling the special conferences we provide at our events directly to the attendees. A team of conference sales professionals is dedicated to each event for the two months preceding that event.

 Marketing Communications and Media

   Our marketing department oversees all aspects of creating and delivering brand and product messaging including creative production, direct response marketing, public relations and market research. This group works with all forms of media presentation.

   Direct Response Marketing Group. Our direct response marketing group's goal is to maximize event attendance while ensuring attendee quality. Using proprietary and other direct marketing lists, this group develops mailing and telemarketing lists for our conference salespersons.

   Conference Content Staff. Our content staff is responsible for developing the themes and topics comprising conference programs at all of our events, including the recruitment of all speakers and other panel participants.

   Creative Production. Our creative production staff works with our event general managers and content staff to create the layout of and produce all event-related publications.

 Operations

   Our operations staff is responsible for all event logistics, including:

   Venue Management. Our venue management group contracts with hotels or convention centers for exhibition space and meeting rooms. This group is responsible for identifying appropriate venues, negotiating per-square-foot rates and for ongoing contract maintenance. We maintain long-term, renewable contracts for our larger events and contract several months to a year in advance for non-recurring events.

   Vendor Management. We maintain agreements with several professional vendors, including florists, booth architects and designers, travel agencies and moving companies who assist our exhibitors in creating and transporting their exhibits. We collect a commission each time an exhibitor uses one of our preferred vendors. Our vendor management group is primarily responsible for facilitating introductions between our vendors and exhibitors and collecting fees from chosen vendors.

   Housing. We collect commissions for rooms rented by event participants in surrounding area hotels and also, to a far lesser extent, purchase local hotel rooms in advance at discounts and resell them. Our housing group is responsible for negotiating all housing rental and commission rates and guaranteeing room availability for the length of the event.

   Registration. Our registration group tracks the number and other characteristics of exhibitors, attendees and paid conference attendees, including tutorial participants.

   Logistics. Our logistics staff runs the floor at all events, including setting up, maintaining and closing down the event. They are present at every event to handle floor space allocation issues and interface directly with vendors, exhibitors and venue staff to ensure the smooth running of any event.

   Media Specialists. We also maintain an audio-visual staff to set up conference and other meeting rooms with appropriate media.

   Our operations staff also handles exhibitor contract administration with respect to our responsibilities in each of these areas.

Key Vendors

   We have one-year contracts with most of our third party suppliers. Under these contracts, we usually agree to promote the services offered by the suppliers to our exhibitors in exchange for the suppliers' agreement to give us a certain percentage of their revenue from our exhibitors. The size of the commissions we receive varies between 10% and 25%.

   We currently use Freeman Decorating Co. ("Freeman") and Champion Exposition Services, Inc. ("Champion") as our principal "decorators." In the tradeshow industry, decorators offer to provide various services to us and to exhibitors to assist them create, set up, maintain and remove their exhibits. We recommend and promote our decorator's services to our exhibitors at most of our United States and Canadian events. The services that our decorators provide to us and to exhibitors include shipping, installation and dismantling of booth structures and contents, furniture and fixture rental, trash removal and similar services. Freeman is the decorator for our COMDEX events in North America and for our "Government in Technology Week" in Canada, and Champion is currently the decorator for our NetWorld+Interop, JavaOne, and Seybold Seminars events in the United States.

   We previously used one decorator, GES Exposition Services, Inc., for our major events in the United States. On March 17, 2000, we filed a claim against GES because it has been withholding commissions that it owes to us. On August 18, 2000, we terminated our contract with GES. See "--Legal Proceedings".

Trademarks and Licenses

   Because we have developed strong brand awareness for our principal events, we believe our trademarks and service marks are critical to our success. We rely on trademark law, as well as licensing agreements, to protect our intellectual property rights. We have registered our material trademarks in the United States and in certain other key countries. For example, "COMDEX" is registered in the United States and over 25 other countries. Effective trademark protection may not be available in every country in which we operate.

   We share intellectual property rights to the trademark "NetWorld+Interop" with Novell, Inc. Novell owns the trademark "NETWORLD" and we own the trademark "INTEROP". Since 1992, we have licensed the Networld mark from Novell, and have produced the NetWorld+Interop event. The event is sometimes referred to as "N+I", which can be used only on a limited basis, and we own that mark jointly with Novell. In exchange for the Networld license, we pay a fee of $1 million per year to Novell and provide it with free booth and discounted overflow space, marketing opportunities, and other benefits at a discount. We also share our attendee database with Novell subject to some restrictions. Our license expires on December 31, 2002, but renews automatically for successive one-year terms until either party gives 15 months' notice of nonrenewal. Upon termination, we would not be entitled to use the Networld or N+I trademark, but we could continue to use Interop. Interop is registered in the United States and 39 other countries.

   Sun Microsystems owns the trademarks "Java" and "JavaOne" and has licensed them to us until July 2004. We own and operate the JavaOne conferences and are entitled to all revenue from the conferences. Sun Microsystems occupies substantial space at the conferences, helps secure sponsors, and is responsible for the special conference content. We jointly own the attendee database. Our current arrangement terminates after the conference in June 2004.

Competition

   Although we believe we are the largest producer of events for the IT industry in the United States when measured by revenue from exhibit space rentals, we face competition from tradeshow management companies that operate in other and more diverse industries, including the following companies:

  . the Hanover Messe, a public authority which owns and operates the CeBIT tradeshow held annually in Hanover, Germany, which is the largest IT tradeshow in the world;

  . Miller Freeman, Inc., a subsidiary of VNU Inc., that services over 50 industry sectors, including IT, and owns PC Expo;

  . Advanstar Communications, Inc., which publishes newspapers and magazines and manages tradeshows in 19 countries, including IT Telexpo Brazil;

  . IDG World Expo, the tradeshow division of International Data Group, a publisher of computer magazines, which owns Comnet;

  . CMP Media Inc., a subsidiary of United News & Media plc, which publishes
    Information Week, Internet Week and Computer Reseller News;

  . Penton Media, Inc., which produces tradeshows and publications addressing various industries including IT and owns Internet World; and

  . Reed Exhibition Companies, a subsidiary of Reed Elsevier plc, which organizes tradeshows and consumer events in 27 countries.

   We also compete for advertising dollars with other forms of media, including print publishing and the Internet. We must make our events more attractive to exhibitors and attendees than the other alternatives available to them or we will lose advertising dollars to our competitors.

Employees

   We employ approximately 740 people, including sales, marketing, operational and corporate service personnel. Of these, approximately 650 are in the United States and the balance in France, Japan, Australia and Canada. We also employ temporary personnel from time to time. None of our United States employees are covered by a collective bargaining agreement. We believe that we have good relations with our employees.

Properties

   Our headquarters are in Los Angeles, California. We also have office space in Massachusetts, Northern California, France, Japan and Australia. We lease all of our material offices.

Legal Proceedings

   On March 17, 2000, Key3Media Events sued GES Exposition Services, Inc. for breach of contract in the United States District Court for the District of Massachusetts. We believe that GES is withholding commissions that it is required to pay to Key3Media Events under contract. We believe that GES owed Key3Media Events approximately $9 million as of March 31, 2001. On June 19, 2000 GES filed an answer, counterclaim and jury demand. Its counterclaim alleges that Key3Media Events breached the contract, violated its fiduciary duty toward GES and converted GES property to the benefit and use of Key3Media Events. GES has asked the court to award unspecified damages as well as declaratory and injunctive relief. We have received subsequent pleadings filed by GES alleging damages of approximately $33 million on a variety of different legal theories plus additional damages for lost future profits of $20 million.

   On March 9, 2001, Key3Media Events filed an Amended Complaint that alleged a number of additional claims including violation of the Delaware Consumer Fraud Act and the Delaware Deceptive Trade Practices Act, as well as various business torts. On April 18, 2001, in response to Key3Media Events' Amended Complaint, GES filed an answer, counterclaim and jury demand. The filing alleged a number of additional counterclaims including violation of the Delaware Deceptive Trade Practices Act and unjust enrichment, as well as various equitable claims and business torts.

   On August 18, 2000, the agreement with GES was terminated by Key3Media Events pursuant to a 60 day notice of termination delivered by Key3Media Events to GES on June 19, 2000.

   The litigation is in the early stages of discovery. Management believes that GES' claims are excessive and lack merit and intends to vigorously defend against them. In management's opinion, this litigation is not likely to have a material adverse effect on our financial position, results of operations or cash flows.

   We and our subsidiaries are subject to various claims and legal proceedings arising in the normal course of business. Our management believes that the ultimate liability, if any, in the aggregate will not be material to our financial position, results of operations or cash flows.

                                  MANAGEMENT

Board of Directors and Executive Officers

   As provided in our certificate of incorporation, our board of directors is divided into three classes. The table contains the name of each director and executive officer. Our board of directors consists of twelve directors, of whom two are also our officers. So long as any of our debentures remain outstanding and owned by the original purchasers or their affiliates they will be entitled to nominate one director. Currently, Mr. Gian Andrea Botta serves in this capacity.

Person                   Age                        Positions
------                   ---                        ---------
Fredric D. Rosen........  57 Chairman and Chief Executive Officer
Jason E. Chudnofsky.....  57 Vice Chairman and Chief Operating Officer
Edward A. Bennett.......  54 Director
Pamela C. Alexander.....  45 Director
Gian Andrea Botta.......  47 Director
Eric Hippeau............  49 Director
Ronald D. Fisher........  52 Director
James F. Moore..........  51 Director
John A. Pritzker........  46 Director
Bruce M. Ramer..........  67 Director
Michael B. Solomon......  53 Director
James A. Wiatt..........  54 Director
Peter B. Knepper........  52 Executive Vice President and Chief Financial Officer
Ned S. Goldstein........  46 Executive Vice President, General Counsel and Secretary
Robert Priest-Heck......  34 Chief Operating Officer, Key3Media Events, Inc.

Executive Officers

   Set forth below are the name, present title, principal occupation, and certain biographical information for the past five years for our executive officers who are not directors, all of whom have been appointed by and serve at the pleasure of our board of directors.

   Peter B. Knepper was hired by Ziff-Davis in March 2000 to be our Executive Vice President and Chief Financial Officer. From 1998 to March 2000, he was a private investor and consultant providing strategic planning and financial management services. Mr. Knepper was previously Senior Vice President and Chief Financial Officer of Ticketmaster Group, Inc., a position he held for more than ten years, from 1988 to 1998.

   Ned S. Goldstein was hired by Ziff-Davis in March 2000 to be our Executive Vice President and General Counsel. In 1998, Mr. Goldstein co-founded The Etechnology Companies, L.L.C. ("Etech"), a consulting, investment and lobbying firm specializing in new economy companies and issues. Before co-founding Etech, Mr. Goldstein was previously Senior Vice President and General Counsel of Ticketmaster Group, Inc., a position he held for more than 11 years, from 1987 to 1998. Mr. Goldstein is a member of the board of directors of M.Cam, Inc. a private company specializing in intellectual property valuation.

   Robert Priest-Heck is the Chief Operating Officer of our subsidiary, Key3Media Events, Inc., formerly ZD Events. Mr. Priest-Heck has worked at Key3Media Events, Inc. since 1998 and has served in a variety of positions, including Executive Vice President of Operations and Director of International Operations. Prior to joining Key3Media Events, Mr. Priest-Heck held a variety of positions at Ziff-Davis and its subsidiaries and held management positions with Hyatt Hotels.

Biographies of Directors

   Set forth below is the biography of each of our directors.

   Pamela C. Alexander has been a Director since 2000. Ms. Alexander founded Alexander Communications, a firm that focuses on information technology, in 1987. In 1998 Ogilvy Public Relations acquired the assets of Alexander Communications and formed Alexander Ogilvy. At the time of the acquisition, Ms. Alexander became President and CEO of Alexander Ogilvy Public Relations Worldwide. Ms. Alexander is also a member of the board of directors of the Technology Network.

   Edward A. Bennett has been a director since 2000. Mr. Bennett co-founded the 212 Ventures/Investcorp Technology Fund in 2000 and is currently a partner of the venture capital fund. In addition, Mr. Bennett is Chairman of Vaultus, a wireless solutions company. Prior to founding 212 Ventures, Mr. Bennett was President and CEO of Prodigy Services. Mr. Bennett is also a member of the boards of directors of SoftNet Systems, Inc., Engage, Inc., Xceed, Inc. and Vaultus.

   Gian Andrea Botta has been a director since 2000. Mr. Botta is a Managing Director of Morgan Stanley and Head of the Private Investment Department, as well as President of PG Investors III, Inc., the general partner of Princes Gate Investors III, L.P. Mr. Botta joined Morgan Stanley in 1999. Prior to joining Morgan Stanley, Mr. Botta was President of Exor America, part of the Agnelli Group. Mr. Botta is also a member of the board of directors of Riverwood International.

   Jason E. Chudnofsky has been a director since 2000. Mr. Chudnofsky is the Vice Chairman and Chief Operating Officer of Key3Media Group, Inc. and serves as the Vice Chairman, President and Chief Executive Officer of Key3Media Events. Mr. Chudnofsky has worked at Key3Media Events since 1998. He has been a director of Ziff-Davis since 1998. From 1988 to 1997, Mr. Chudnofsky was President of the Trade Show Division of The Interface Group which was renamed SOFTBANK COMDEX when that division was acquired by SOFTBANK in 1995.
Mr. Chudnofsky is a member of the board of directors of Tech Corporation and Folio Exhibits, Inc.

   Ronald D. Fisher has been a director since 2000. Mr. Fisher has been the Vice Chairman of SOFTBANK Holdings Inc. since 1995. Mr. Fisher has been a director of KME since 2000. From 1990 to 1995, Mr. Fisher was the Chief Executive Officer of Phoenix Technologies Ltd. In addition to being a director of SOFTBANK Corp., Mr. Fisher serves on the board of directors of E*Trade, Global Sports, Optimark Holdings Inc., InsWeb Corporation and People PC.

   Eric Hippeau has been a director since 2000. Mr. Hippeau is the President and Executive Managing Director of SOFTBANK International Ventures. Prior to joining SOFTBANK, Mr. Hippeau was the Chairman and Chief Executive Officer of Ziff-Davis from 1998 to 2000 and of ZD Inc. from 1993 to 2000. He joined ZD Inc. in 1989 as Publisher of PC Magazine, was named Executive Vice President of ZD Inc. in 1990, and President and Chief Operating Officer in February 1991. Mr. Hippeau is currently a Director of CNET, Global Crossing Ltd., Asia Global Crossing Ltd., Yahoo! Inc. and Starwood Hotels and Resorts Worldwide, Inc.

   James F. Moore has been a director since 2000. Mr. Moore became the General Partner of GeoPartners Ventures, an Internet business development corporation, in 1999. Since January 1990, he has also been the Chairman and Chief Executive Officer of GeoPartners Research, Inc., a company specializing in providing corporate strategy advice to high technology companies. Mr. Moore is also a member of the board of directors of NaviSite, Inc. and XOSoft.

   John A. Pritzker has been a director since 2000. Mr. Pritzker founded Red Sail Companies in 1988, which includes Red Sail Sports and Mandara Spa, LLC. Mr. Pritzker has served as Red Sail's President since its inception. In addition, from March through June 2000, Mr. Pritzker worked for us as an employee. He has also served as a consultant to us since July 2000.
Mr. Pritzker served in various executive positions within Hyatt Corporation over a 22-year period. Mr. Pritzker is also President of Hyatt Ventures, Inc.

   Bruce M. Ramer has been a director since 2001. Mr. Ramer is a partner with Gang, Tyre, Ramer & Brown, Inc. Mr. Ramer is the Executive Director of the Entertainment Law Institute at the University of Southern California Law School. He also is a member of the Pacific Council on International Policy and is a member of the Board of Councilors at the University of Southern California Annenberg School for Communication. Mr. Ramer has served as the National President of the American Jewish Committee since 1998.

   Fredric D. Rosen has been a director since 2000. Mr. Rosen was hired by Ziff-Davis in March 2000 to become our Chairman and Chief Executive Officer. In the 18 months preceding his employment by Ziff-Davis, he was a consultant and private investor. Mr. Rosen was previously President & Chief Executive Officer of Ticketmaster Group, Inc., a position he held for more than 16 years, from 1982 to 1998. Mr. Rosen is currently a director of Engage Technologies, Inc. and Casden Properties, Inc. Mr. Rosen is also a member of the board of directors of Go-Coop, Inc., a private company.

   Michael B. Solomon has been a director since 2000. Mr. Solomon is the Managing Principal of Gladwyne Partners, LLC, a private equity fund manager. Prior to founding Gladwyne Partners in July 1998, Mr. Solomon was affiliated with Lazard Freres & Co. LLC. Mr. Solomon joined Lazard Freres in 1981 becoming a Partner in 1983.

   James A. Wiatt has been a director since 2000. Mr. Wiatt has been the President and Co-Chief Executive Officer of the William Morris Agency since August 1999. Prior to joining the William Morris Agency, Mr. Wiatt was the Co-Chairman and Co-CEO of International Creative Management. Mr. Wiatt worked at International Creative Management for 22 years. Mr. Wiatt is a member of the Board of Councilors of the USC School of Cinema-Television and is on the Board of Governors of both The Music Center of Los Angeles and The American Film Institute.

                      BENEFICIAL OWNERSHIP OF MANAGEMENT

   The following table contains information about our common stock beneficially owned by Fredric D. Rosen, our current Chairman and Chief Executive Officer, and our four other most highly compensated executive officers, by each of our directors and by all of our directors and executive officers as a group.

                                                         Number of   Percent of
Beneficial Owner(1)                                      Shares (#)   Class (%)
-------------------                                      ----------  ----------
Executive officers named in summary compensation table:
Fredric D. Rosen(2).....................................  3,810,555      5.6
Jason E. Chudnofsky(3)..................................  1,031,250      1.6
Peter B. Knepper(4).....................................    438,167      *
Ned S. Goldstein(4).....................................    438,167      *
Robert Priest-Heck(5)...................................      9,827      *

Our directors:
Fredric D. Rosen........................................  3,810,555      5.6
Edward A. Bennett.......................................     41,667      *
Jason E. Chudnofsky.....................................  1,031,250      1.6
Ronald D. Fisher........................................      2,500      *
Eric Hippeau............................................      5,790      *
James F. Moore..........................................        --       *
John A. Pritzker(6).....................................    607,083      *
Michael B. Solomon(7)...................................  4,166,667      6.4
G. Andrea Botta(8)......................................  6,800,000     10.5
Pamela C. Alexander.....................................        --       *
James A. Wiatt..........................................        --       *
Bruce M. Ramer..........................................     25,000      *
Our directors and executive officers as a group......... 17,376,673     24.7

--------
 *  Less than one percent.

(1) For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of common stock that such person or group has the right to acquire within 60 days after June 4, 2001. For purposes of computing the percentage of outstanding common stock held by each person or group, any shares that such person or group has the right to acquire within 60 days after June 4, 2001 are deemed outstanding but are not deemed outstanding for purposes of computing the percentage of any other person or group.

(2) Holding includes 20,000 shares of common stock as trustee for his children's trust and right to acquire beneficial ownership of 3,390,555 shares of common stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan. Mr. Rosen also owns unexercisable options to acquire 6,182,778 shares of our common stock.

(3) Holding includes right to acquire beneficial ownership of 1,031,250 shares of common stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan.
    Mr. Chudnofsky also owns unexercisable options to acquire 2,718,750 shares of our common stock.

(4) Holding includes right to acquire beneficial ownership of 354,167 shares of common stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan. Mr. Knepper and Mr. Goldstein each also own unexercisable options to acquire 645,833 shares of our common stock.

(5) Mr. Priest-Heck also owned unexercisable options to acquire 500,000 shares of our common stock.

(6) Holding includes right to acquire beneficial ownership of 177,083 shares of common stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan. Mr. Pritzker also owns unexercisable options to acquire options to acquire 322,917 shares of our common stock.

(7) Owned by Invemed Catalyst Fund, L.P. Mr. Solomon disclaims beneficial ownership of these securities to the extent of his pecuniary interest therein.

(8) Mr. Botta is a Managing Director of Morgan Stanley & Co. Incorporated and Head of the Private Investment Department, as well as President of PG Investors III, Inc., the general partner of Princes Gate
    Investors III, L.P. The table includes 6.8 million shares of common stock which will be exercisable pursuant to warrants held by Princes Gate Investors III, L.P., certain affiliates of Morgan Stanley Dean Witter & Co. and certain other investors whose investment manager is PG Investors III, Inc. (the "Investors"). Morgan Stanley Dean Witter & Co., through its affiliates, has shared power to vote or dispose of these 6.8 million shares of common stock. Mr. Botta disclaims beneficial ownership of any of the 6.8 million shares.

                            PRINCIPAL STOCKHOLDERS

   Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of June 20, 2001, the only persons known by us to be beneficial owners of more than 5% of our Common Stock were as follows:

                                                          Number of   Percent of
Beneficial Owner(1)                                       Shares (#)  Class (%)
-------------------                                       ----------  ----------
SOFTBANK America Inc.(2)................................. 35,744,868     55.0
SOFTBANK Holdings Inc.(3)................................ 35,745,190     55.0
SOFTBANK Corp.(4)........................................ 35,745,190     55.0
Masayoshi Son(5)......................................... 35,745,190     55.0
Morgan Stanley Dean Witter & Co.(6)......................  6,800,000     10.5
PG Investors III, Inc.(6)................................  1,329,963      2.0
Princes Gate Investors III, L.P.(6)......................  5,149,077      7.9
Invemed Catalyst Fund, L.P.(7)...........................  4,166,667      6.4
Gotham Capital V, LLC(8).................................  2,990,100      4.6
Gotham Capital VI, LLC...................................    959,200      1.5
Joel M. Greenblatt(9)....................................  5,297,800      8.1
Robert L. Goldstein(10)..................................  3,255,100      5.0
Fredric D. Rosen(11).....................................  3,810,555      5.6

--------
(1) For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of common stock that such person or group has the right to acquire within 60 days after March 30, 2001. For purposes of computing the percentage of outstanding common stock held by each person or group, any shares that such person or group has the right to acquire within 60 days after March 30, 2001 are deemed outstanding but are not deemed outstanding for purposes of computing the percentage of any other person or group.

(2) SOFTBANK America Inc.'s address is 10 Langley Road, Suite 403, Newton Center, MA 02459.

(3) Includes shares owned by SOFTBANK America Inc. and 322 shares owned by SOFTBANK Kingston Inc., all of which may be deemed to be beneficially owned by SOFTBANK Holdings Inc. SOFTBANK Holdings Inc.'s address is 10 Langley Road, Suite 403, Newton Center, MA 02459.

(4) Includes shares owned by SOFTBANK America Inc. and SOFTBANK Kingston Inc., all of which may be deemed to be beneficially owned by SOFTBANK Corp. SOFTBANK Corp.'s address is 24-1 Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103, Japan.

(5) Includes shares owned by SOFTBANK America Inc. and SOFTBANK Kingston Inc., all of which may be deemed to be beneficially owned by Mr. Son (who owns 7.95% of SOFTBANK Corp. and is its President). Mr. Son's address is c/o SOFTBANK Corp., 24-1 Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103, Japan.

(6) Princes Gate Investors, III L.P. owns warrants to acquire 5,149,077 shares of our common stock. The general partner of Princes Gate Investors, III L.P. is PG Investors III, Inc., a wholly owned subsidiary of Morgan Stanley Dean Witter & Co. Certain other investors have given PG Investors III, Inc. sole investment management authority over their warrants to acquire 1,329,963 shares of our common stock. In addition, Morgan Stanley Dean Witter & Co., through other wholly owned subsidiaries, has shared voting and dispositive power over an additional 320,960 shares of our common stock. Therefore, through its affiliates, Morgan Stanley Dean Witter & Co. has shared power to vote or dispose of 6.8 million shares of our common stock obtainable upon exercise of the warrants.

 (7) Invemed Catalyst Fund, L.P.'s address is 375 Park Avenue, Suite 2205, New York, New York 10152. The general partner of the Fund is Invemed Catalyst GenPar, LLC, a Delaware limited liability company ("Catalyst GenPar"). The managing members of Catalyst GenPar are Gladwyne Catalyst GenPar, LLC, a Delaware limited liability company ("Gladwyne GenPar"), and Invemed Securities, Inc., a New York corporation ("Invemed"). The business address of the Gladwyne GenPar is 435 Devon Park Drive, Building 500, Wayne, PA 19087. The business address of Invemed is 375 Park Avenue, Suite 2205, New York, New York 10152. The members of Gladwyne GenPar are Michael B. Solomon, a United States citizen ("Solomon"), Philip P. Young, a United States citizen ("Young"), Suzanne M. Present, an Australian citizen ("Present"), Robert B. Friedman, a United States citizen ("Friedman"), and Katherine Casoria, a United States citizen ("Casoria"). Catalyst GenPar, as the general partner of the Fund, has the sole power to vote and dispose of the 4,166,667 Shares owned by the Fund. Each of Gladwyne GenPar and Invemed, as managing members of Catalyst GenPar, may be deemed to have shared voting and dispositive power over the Shares. Each of Gladwyne GenPar, Invemed, Solomon, Young, Present, Friedman, Casoria and Langone disclaim beneficial ownership of such Shares for all other purposes.

 (8) Shares reported for Gotham V exclude 1,859,800 shares referenced in a "swap" transaction with, and which may be held by Bank of America or an affiliate thereof (the "Swap Counterparty") pursuant to a standard ISDA Master Agreement. Under such agreement, dispositive and voting power over such 1,859,800 shares is held by the Swap Counterparty and Gotham V disclaims beneficial ownership thereof. If such shares were to be deemed in the beneficial ownership of Gotham V, the aggregate amount beneficially owned thereby would be 4,849,900 which represents 7.45% of our outstanding common stock. This amount does not include shares which may be held by partnerships or which the reporting person may be a limited partner.

 (9) Shares reported for Joel M. Greenblatt include shares beneficially owned by him individually as well as shares beneficially owned by Gotham V and Gotham VI, which entities may be deemed to be controlled by Mr. Greenblatt, who is the sole Managing Member of Gotham VI and one of two Managing Members of Gotham V and the sole Managing Member of Gotham VI. Shares reported for Mr. Greenblatt also include 50,000 shares beneficially owned by a private foundation of which Mr. Greenblatt is the donor and trustee. Shares reported for Mr. Greenblatt exclude the 1,859,800 shares referenced in footnote 8 above. If such shares were to be deemed in the beneficial ownership of Mr. Greenblatt, the aggregate amount indirectly beneficially owned thereby would be 7,157,600, which represents 11% of our outstanding common stock.

(10) Shares reported for Robert L. Goldstein include shares beneficially owned by him individually as well as shares beneficially owned by Gotham V, which entity may be deemed to be controlled by Mr. Goldstein, who is a Manager thereof. Shares reported for Mr. Goldstein also include 25,000 shares beneficially owned by a private foundation of which Mr. Goldstein is the donor and trustee. Shares reported for Mr. Goldstein exclude the 1,859,800 shares referenced in footnote 8 above. If such shares were to be deemed in the beneficial ownership of Mr. Goldstein, the aggregate amount indirectly beneficially owned thereby would be 5,114,900, which represents 7.86% of our outstanding common stock.

(11) Holding includes 20,000 shares of common stock as trustee for his children's trust and right to acquire beneficial ownership of 3,390,555 shares of common stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan. Mr. Rosen also owns unexercisable options to acquire 6,182,778 shares of our common stock. Mr. Rosen's business address is at the offices of Key3Media located at 5700 Wilshire Boulevard, Suite 325, Los Angeles, California 90036.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Distribution Agreement

   In 2000, we, Key3Media Events and Ziff-Davis entered into a distribution agreement which provided for the principal corporate transactions required to effect our spin-off and indemnities for liabilities relating to our respective businesses. The following summary addresses all of the material provisions of the distribution agreement but is qualified in its entirety by the complete text of the distribution agreement which was previously filed as an exhibit to our registration statement on Form S-1 (No. 333-36828)

   Pursuant to the distribution agreement, Ziff-Davis transferred to Key3Media Events all of the subsidiaries through which it conducted its tradeshow and other event businesses and in exchange we issued to Ziff-Davis the shares that were distributed in the spin-off. Pursuant to the distribution agreement on or before the distribution date:

  . Key3Media Events borrowed $330 million under a credit facility;

  . we issued and sold $75 million initial principal amount of debentures and warrants;

  . Key3Media Events repaid its existing external borrowings of $150 million and the $232 million it owed to Ziff-Davis; and

  . we paid a dividend of approximately $43 million to Ziff-Davis.

   Under the distribution agreement, we agreed to indemnify Ziff-Davis against third-party claims to the extent they arise out of or result from:

  . our businesses;

  . pending litigation against us;

  . a breach of the distribution agreement; or

  . any misstatements in or omissions from the registration statement that relate to us or our subsidiaries, the offering, the debentures, the warrants or Key3Media Events' borrowings under the credit facility.

   Under the distribution agreement, Ziff-Davis will indemnify us against third-party claims to the extent they arise out of or result from:

  . any of Ziff-Davis' businesses other than our businesses;

  . the class actions and derivative suits described in Note 13 to our historical combined financial statements or any shareholder derivative suits that relate to or arise out of the distribution or restructuring;

  . any failure of the ZD Retirement & Savings Plan to be fully funded as of the distribution date;

  . any breach of the distribution agreement;

  . any misstatements in or omissions from the registration statement that relate to Ziff-Davis or its subsidiaries (other than us or our subsidiaries) or the distribution; or

  . the distribution.

   The distribution agreement also includes an allocation of taxes and related cross-indemnities.

   In 2000, Ziff-Davis and its subsidiary ZDNet were acquired by CNet
Networks.

Agreement to Produce our Japanese Events

   On June 1, 2001, we acquired SOFTBANK Forums Japan, which owns and operates the NetWorld+Interop Tokyo under a license from our company and several smaller custom events in Japan. Prior to this acquisition, SOFTBANK Forums Japan owned and operated our events in Japan. See "Management's Discussion of Financial Condition and Results of Operations--Recent Developments."

   We provide technical assistance and accounting and administrative services to SOFTBANK Forums KK and we have licensed it to use our trademarks in Japan. We negotiate a fee for our technical assistance each year depending on the level of services we have provided. For our accounting and administrative services, we receive a fee equal to 25% of all of the money that we collect in the United States on behalf of SOFTBANK Forums KK. SOFTBANK Forums KK also pays us a royalty of 10% of gross revenues from our events in Japan. All of the royalty and service fees that we receive from SOFTBANK Forums are capped at the lesser of 20% of gross margins and 5% of gross revenues.

Registration Rights Agreement

   We have granted to SOFTBANK and its affiliates customary registration rights with respect to the shares they received in the distribution.

Zero Coupon Senior Debentures

   In 2000 we issued zero coupon senior debentures with an initial principal amount of $75 million to Princes Gate Investors III, L.P. and certain of its affiliates. The purchasers, who are affiliates of Morgan Stanley paid $72,937,500 for the debentures and the warrants described below. The principal amount of the debentures will accrete at a rate of 12% per year, compounded quarterly, for the first five years and 15% per year, compounded quarterly, after that. If our consolidated ratio of debt to EBITDA in the previous four quarters is higher than 4.50:1.00, the accretion rate will increase by 1.25% until the ratio falls below 4.50:1.00 for the previous four quarters. We intend to retire the zero coupon debentures we issued in 2000 using the net proceeds from the offering and cash on hand.

Warrants

   The purchasers of our debentures received warrants to purchase 6.8 million shares of our common stock at $6.00 per share subject to customary anti-dilution rights. The warrants can be exercised at any time, in whole or in part. Cashless exercise is permitted and the warrants will expire seven years after they are issued, except that if the number of shares that may be purchased upon exercise of the warrants increases on any anniversary of the issue date, then the warrants will expire as to those additional shares seven years after that anniversary.

   If the debentures are redeemed within 22 months after they are issued, the number of shares that must be issued upon exercise of the warrants will decrease by 523,000. If the debentures are still outstanding, the number of shares that must be issued upon exercise of the warrants will increase by
1.5 million on the second and third anniversaries of the issuance of the debentures and by 1.75 million on the fourth and fifth anniversaries.

   The warrant holders may require that we register for public sale shares of our common stock issuable upon exercise of the warrants but cannot require more than one registration in any six-month period. In addition, if we otherwise choose to register any of our equity securities, the warrant holders can require that we include in the registration statement shares of our common stock issuable upon exercise of the warrants. Except for underwriting discounts and commissions, we will bear all expenses related to these registrations.

                      NEW BANK REVOLVING CREDIT FACILITY

Credit Facility

   On or prior to the closing date, we will enter into our new bank revolving credit facility with a syndicate of banks that will commit to lend up to $150 million to our company for general corporate purposes, which could include acquisitions. We may borrow, repay and re-borrow under the revolving loan facility until the third anniversary of the closing date at which time we must repay any outstanding amounts. We will pay commitment fees to the banks to the extent that we do not borrow the full $150 million committed amount. Loans under the new bank revolving credit facility are guaranteed by our wholly owned subsidiaries (other than unrestricted or foreign subsidiaries) and will be secured by substantially all of their assets, including accounts receivable and fixed assets, in each case subject to some exceptions.

   At our election, loans under the new bank revolving credit facility will bear interest at a margin over either (1) a base rate equal to the higher of the federal funds rate plus 1/2% and Citibank, N.A.'s base rate or (2) the Eurodollar rate (as defined). The margin we pay will vary between 1.0% and 3.25% depending on which rate we choose and the ratio of our total debt to EBITDA.

   This facility provides that we may prepay the loans at our election, in whole or in part, at any time and without premiums or penalty (other than costs associated with the termination of Eurodollar rate borrowings during an interest period). In addition we may be required to repay the loans under the credit facility based upon net cash proceeds of asset sales outside the ordinary course of our business, the net cash proceeds of additional debt and a portion of our excess cash flow (as defined).

   Subject to certain conditions, our new bank revolving credit facility does not prohibit us from borrowing an aggregate principal amount of up to $200 million. These borrowings can be senior and can share in the collateral securing the credit facility. No lender has committed to lend us money under this provision.

   The credit facility also contains customary covenants, including: a total leverage maintenance test, a senior leverage maintenance test and an interest coverage maintenance test. We presently expect to be able to comply with these covenants. The credit facility also imposes restrictions on the incurrence of debt, payment of dividends, creations of liens, sales of assets, mergers and consolidations, and other matters.

   The new bank revolving credit facility will contain standard events of default including, but not limited to:

  . defaults in the payment of principal, premiums or interest,

  . cross defaults on other indebtedness,

  . failure to pay judgments that have not been stayed by appeal or otherwise, and

  . certain bankruptcy events.

                           DESCRIPTION OF THE NOTES

   Our company will issue the notes and our subsidiary guarantors will issue their subsidiary guarantees under a subordinated indenture, dated as of June 26, 2001, among our company, as issuer, our wholly owned subsidiary Key3Media Events, as the initial subsidiary guarantor, and The Bank of New York, as trustee. When we refer to the term "indenture" in this summary we mean the subordinated indenture. The terms of the notes include those stated in the indenture and incorporated by reference to the Trust Indenture Act of 1939.

   The following is a summary of the material provisions of the indenture but does not restate the indenture in its entirety. We have filed a form of the indenture as an exhibit to the registration statement of which this prospectus is a part and will provide you a copy upon request. You can find the definitions of certain defined terms used in the following summary under the subheading "Definitions." In the following summary "our company" refers to Key3Media Group, Inc., excluding its subsidiaries. In addition, the terms "our company" and "subsidiary guarantors" includes our and their successors under the indenture.

General

   The notes will be unsecured senior subordinated obligations of our company and will be initially limited in aggregate principal amount to $300.0 million. The notes will mature on June 15, 2011. The notes are one of a series of debt securities that may be issued under the indenture and, subject to the covenants described below under "--Covenants" and applicable law, the amount of debt securities that we may issue is not limited by the indenture. Furthermore, our company may issue additional notes of this series from time to time. The notes offered by this supplemental prospectus and any additional notes would be treated as a single class for all purposes under the indenture.

   Each note will initially bear interest at the rate per annum shown on the cover page of this prospectus supplement from the Closing Date or from the most recent interest payment date to which interest has been paid or provided for. Interest on the notes will be payable semiannually on June 15 and December 15 of each year, commencing December 15, 2001. Interest will be paid to holders of record at the close of business on the June 1 or December 1 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

   You may exchange or transfer your notes and receive payments of principal, any premium and interest on your notes at the office or agency that our company maintains for these purposes in the Borough of Manhattan, The City of New York. Our company has initially designated the corporate trust office of the trustee at The Bank of New York, 101 Barclay Street, New York, New York 10286 as our office for these purposes. However, if you give us wire transfer instructions, our company will pay all principal and interest and any premium on your notes in accordance with your instructions. If you do not give us wire transfer instructions, then all such payments will be made at our office or agency in the Borough of Manhattan, The City of New York unless our company elects to make interest payments by check mailed to the holders. Any payments on the subsidiary guarantees will be made in the same manner.

   Our company will issue the notes only in fully registered form, without coupons, in denominations of $1,000 of principal amount and multiples of $1,000. The notes will only be issued in book-entry form. See "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus. There will be no service charge for any registration of transfer or exchange of notes, but our company may require you to pay a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Optional Redemption

   Our company may redeem all or any part of the notes at any time on or after June 15, 2006. The redemption price for the notes (expressed as a percentage of principal amount), will be as follows, plus accrued and unpaid interest, if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on or prior to the redemption date):

       If Redeemed During the      Redemption
     12-month period commencing      Price
     --------------------------    ----------
     June 15, 2006                  105.625%
     June 15, 2007                  103.750%
     June 15, 2008                  101.875%
     June 15, 2009 and thereafter   100.000%

   Our company may also redeem a portion of the notes in one or more redemptions prior to June 15, 2004 with the Net Cash Proceeds of one or more sales of our Capital Stock (other than Disqualified Stock) at a redemption price (expressed as a percentage of principal amount) of 111.250%, plus accrued and unpaid interest, if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on or prior to the redemption date) if our company gives notice of any such redemption within 60 days of the relevant sale of Capital Stock and if notes having an aggregate principal amount of at least $195 million, which represents 65% of the notes we will initially issue, will remain outstanding after each such redemption.

   If a Change of Control occurs prior to June 15, 2006, then our company may redeem all (but not part) of the notes at a redemption price equal to the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on or prior to the redemption date) if we give notice of such redemption not more than 30 days following the occurrence of a Change of Control.

   In addition to the timing requirements discussed above, our company must give you notice of any redemption at least 30 days' and not more than 60 days' prior to the redemption date.

   If our company is going to redeem less than all of the notes, the trustee will select the notes to be redeemed by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate. Our company will not partially redeem any note with a principal amount of $1,000 or less. If we are going to redeem any note in part, we will state in our redemption notice the portion of the principal amount to be redeemed and we will issue a new note in principal amount equal to the unredeemed portion upon cancellation of the original note.

Guarantees

   Key3Media Events, which is currently our only Restricted Subsidiary that is not a Foreign Subsidiary, will Guarantee the payment of the principal of, premium, if any, and interest on the notes on a senior subordinated basis. In addition, if our company creates or acquires any new Restricted Subsidiaries that are not Foreign Subsidiaries, our company will cause them to Guarantee the payment of the principal of, premium if any and interest on the notes on the same basis. The subsidiary guarantees of each of these Subsidiary Guarantors will be subordinated to all Senior Indebtedness of such Subsidiary Guarantor.

   Each Subsidiary Guarantor's obligations under its subsidiary guarantee will be limited so that it will not constitute a fraudulent conveyance under applicable Federal or state laws. Each Subsidiary Guarantor that makes a payment or distribution under its subsidiary guarantee will be entitled to contribution from any other Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the holders under the subsidiary guarantee.

   The subsidiary guarantee issued by any Subsidiary Guarantor will be automatically and unconditionally released and discharged upon:

  . any sale, exchange or transfer to any Person (other than our company or one of our Restricted Subsidiaries) of all or substantially all of the assets of such Subsidiary Guarantor or of Capital Stock of such Subsidiary Guarantor after which it is no longer a Subsidiary of our company, or

  . the designation of such Subsidiary Guarantor as an Unrestricted
    Subsidiary,

in each case in compliance with the requirements of the indenture.

Ranking

 Summary

   The notes will be senior subordinated Indebtedness of our company. This means that the payment of the principal of, premium, if any, and interest on the notes will be subordinated to the prior payment in full of all existing and future Senior Indebtedness of our company. See "Risk Factors--Your right to receive payments on the notes will be junior to the borrowing under the new credit facility and possibly all future borrowings." However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Defeasance" below will not be subordinated to any Senior Indebtedness or subject to the restrictions described below.

   The subsidiary guarantees will be senior subordinated Indebtedness of the Subsidiary Guarantors. The Indebtedness evidenced by the subsidiary guarantees will be subordinated on the same basis to Senior Indebtedness of the Subsidiary Guarantors as the notes are subordinated to our Senior
Indebtedness.

   Assuming we had completed the offering and applied the proceeds as described under "Use of Proceeds" as of March 31, 2001, our company would have had $300 million of consolidated Indebtedness, none of which would have been Senior Indebtedness. However, our company would have had $150 million of Senior Indebtedness available for borrowing under our Credit Agreement, subject to certain conditions. In addition, all existing and future liabilities (including Trade Payables) of our Subsidiaries who are not Subsidiary Guarantors will be effectively senior to the notes. None of our company's existing or future Restricted Subsidiaries that are Foreign Subsidiaries or our Unrestricted Subsidiaries will be Subsidiary Guarantors. Assuming we had completed the offering and applied the proceeds as described under "Use of Proceeds" as of March 31, 2001, our Subsidiaries who are not Subsidiary Guarantors would have had about $4.0 million of Indebtedness and other liabilities outstanding.

   By reason of the subordination provisions described below, in the event of liquidation or insolvency, creditors of our company who are not holders of our Senior Indebtedness may recover less, ratably, than holders of our Senior Indebtedness and may recover more, ratably, than holders of the notes.

 Terms of Subordination

   Except with respect to the money, securities or proceeds held under any defeasance trust established in accordance with the indenture, upon any payment or distribution of our company's assets or securities of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of our company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all of our Senior Indebtedness shall first be paid in full, in cash or cash equivalents, before the holders of the notes or the Trustee on behalf of the holders of the notes shall be entitled to receive:

  . any payment by, or on behalf of, our company on account of the notes,

  . any payment to acquire any of the notes for cash, property or securities, or

  . any distribution with respect to the notes of any cash, property or securities.

   Before any payment may be made by, or on behalf of, our company on any of the notes (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the indenture), upon any such dissolution, winding up, liquidation or reorganization of our company, any payment or distribution of our company's assets or securities of any kind or character, whether in cash, property or securities, to which the holders of the notes or the Trustee on behalf of the holders of the notes would be entitled in the absence of the subordination provisions of the indenture shall be made by our company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution or by the holders of the notes or the Trustee if received by them or it, directly to the holders of our Senior Indebtedness (proportionately to such holders on the basis of the respective amounts of our Senior Indebtedness held by such holders) or their representatives or to any trustee or trustees under any indenture pursuant to which any such Senior Indebtedness may have been issued, as their respective interests appear, to the extent necessary to pay all such Senior Indebtedness in full, in cash or cash equivalents after giving effect to any concurrent payment, distribution or provision to or for the holders of such Senior Indebtedness.

   The words "cash, property or securities" do not include our notes as reorganized or readjusted, or our notes or those of any other corporation or other entity provided for by a plan of reorganization or readjustment, if:

  . they are subordinated, at least to the extent that the notes are subordinated, to the payment of all Senior Indebtedness of our company then outstanding;

  . this does not cause the notes to be treated in any case or proceeding or similar event described above as part of the same class of claims as the Senior Indebtedness of our company or any class of claims pari passu with, or senior to, the Senior Indebtedness of our company for any payment or distribution;

  . a new corporation results from such reorganization or readjustment, such corporation assumes the Senior Indebtedness of our company; and

  . the rights of the holders of the Senior Indebtedness of our company are not, without the consent of such holders, altered by such reorganization or readjustment.

   No direct or indirect payment by our company or on our behalf on or in respect of the notes (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the indenture), whether pursuant to the terms of the notes or upon acceleration or otherwise, shall be made if, at the time of such payment, there shall have occurred and be continuing a default in the payment of all or any portion of our company's obligations in respect of any of our Senior Indebtedness until:

  . such default shall have been cured or waived or shall have ceased to exist, or

  . all amounts then due and payable in respect of such Senior Indebtedness shall have been paid in full or provision shall have been made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of our Senior Indebtedness.

   In the event that any Senior Nonmonetary Default (as defined below) shall have occurred and be continuing, then, upon receipt by our company and the Trustee of written notice of such Senior Nonmonetary Default from the trustee or other representative for the holders of our Designated Senior Indebtedness (or the holders of at least a majority in principal amount of such Designated Senior Indebtedness then outstanding), no direct or indirect payment by our company or on behalf of our company on or in respect of the notes (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the indenture), whether pursuant to the terms of the notes or upon acceleration or otherwise, may be made for a period (a "Payment Blockage Period") commencing on the date of receipt of such notice and ending 179 days thereafter (unless, in each case, such Payment Blockage Period shall be terminated by written notice to and the Trustee from such trustee, other representatives or such holders or by payment in full in cash or cash equivalents of such Designated Senior Indebtedness or such event of default has been cured or waived). Not more than one Payment Blockage Period may be commenced with respect to the notes during any period of 360 consecutive days and there must be at least 181 consecutive days in any 360-day period in which no Payment Blockage Period is in effect. No Senior Nonmonetary Default that existed or was continuing on the date of the commencement of any Payment Blockage Period shall be, or shall be made, the basis for the commencement of a subsequent Payment Blockage Period by the trustee for or other representative or the majority holders of such Designated Senior Indebtedness, unless such event of default shall have been cured for a period of not less than 90 consecutive days. "Senior Nonmonetary Default" means the occurrence or existence and continuance of any event of default under the terms of any instrument pursuant to which any of our Designated Senior Indebtedness is outstanding, permitting one or more holders of such Designated Senior Indebtedness (or a trustee or agent on behalf of the holders thereof) to declare such Designated Senior Indebtedness due and payable prior to the date on which it would otherwise become due and payable, other than a Senior Payment Default.

   To the extent any payment of Senior Indebtedness (whether by our company or on behalf of our company, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

Sinking Fund

   There will be no sinking fund payments for the notes.

Covenants

 Overview

   In the indenture, our company will agree to covenants that limit the ability of our company and our Restricted Subsidiaries, among other things, to:

  . incur additional Indebtedness;

  . pay dividends, acquire shares of Capital Stock, make payments on subordinated Indebtedness and make Investments or place limitations on the ability of our Restricted Subsidiaries to make dividends and other distributions;

  . issue or sell Capital Stock of our Restricted Subsidiaries;

  . sell or exchange assets;

  . enter into transactions with Affiliates;

  . create Liens; and

  . effect mergers, consolidations and sales of all of substantially all of the assets of our company or the Subsidiary Guarantors.

   In addition, if a Change of Control occurs, each holder of notes will have the right to require our company to repurchase all or a part of the holder's notes at a price equal to 101% of their principal amount, plus any accrued and unpaid interest to but excluding the repurchase date (subject to the rights of holders of record on the relevant record date to receive interest due on or prior to the repurchase date).

 Limitation on Indebtedness

   Our company will not, and will not permit any of our Restricted Subsidiaries to, incur any Indebtedness (other than the notes, the subsidiary guarantees and other Indebtedness existing on the Closing Date); provided that our company and our Restricted Subsidiaries may incur Indebtedness if, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Leverage Ratio of our company would be positive and less than 5:1.

   Notwithstanding the foregoing, our company and our Restricted Subsidiaries may incur each and all of the following:

  (1) Indebtedness under the Credit Agreement of up to $150 million aggregate principal amount outstanding at any time;

  (2) Indebtedness that our company owes to any of our Wholly Owned Restricted Subsidiaries or that any of our Restricted Subsidiaries owe to our company or any of our Wholly Owned Restricted Subsidiaries that is evidenced by a promissory note; provided that:

    (a) Indebtedness owed to our company or a Subsidiary Guarantor shall be evidenced by an unsubordinated promissory note,

    (b) any event that causes any such Wholly Owned Restricted Subsidiary to no longer be a Wholly Owned Restricted Subsidiary or any transfer of any such Indebtedness to any Person other than our company or one of our Wholly Owned Restricted Subsidiaries shall be deemed to be an incurrence of Indebtedness not permitted by this clause (2), and

    (c) if our company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated in right of payment to the notes, in the case of our company, or the subsidiary guarantee, in the case of a Subsidiary Guarantor,

  (3) Indebtedness issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, renew, extend, defease or otherwise discharge (each, a "refinancing"), any then outstanding Indebtedness (other than any Indebtedness described in clause (2) or (7) of this covenant), including any refinancing of a refinancing; provided that:

    (a) the aggregate principal amount (or, if applicable, accreted value) of any refinancing Indebtedness does not exceed the aggregate principal amount (or accreted value) of the Indebtedness to be refinanced plus any premiums, accrued interest or dividends, consent fees, defeasance costs and other fees and expenses incurred in connection with such refinancing,

    (b) if we or one of our Restricted Subsidiaries incur Indebtedness to refinance Indebtedness that is subordinated in right of payment to, the notes or a subsidiary guarantee, the refinancing Indebtedness must be made subordinated in right of payment to, the notes or subsidiary guarantee, as applicable, at least to the same extent as the Indebtedness to be refinanced,

    (c) as of its issue date the final Stated Maturity of the refinancing Indebtedness is not earlier than:

      . if the final Stated Maturity of the Indebtedness to be refinanced is earlier than the final Stated Maturity of the notes, the final Stated Maturity of the Indebtedness to be refinanced, or

      . if the final Stated Maturity of the Indebtedness to be refinanced is the same as or later than the final Stated Maturity of the notes, the final Stated Maturity of the notes, and

    (d) as of its issue date, the portion of the refinancing Indebtedness with a Stated Maturity prior to the final Stated Maturity of the notes has an Average Life at least equal to the remaining Average Life of the portion of the Indebtedness to be refinanced with a Stated Maturity prior to the final Stated Maturity of the notes;

  (4) Acquired Indebtedness, provided, that at the time of, and after giving effect to, such incurrence we could incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant;

  (5) Purchase Money Secured Indebtedness in respect of property acquired after the Closing Date in an aggregate principal amount (or, if applicable, accreted value) not to exceed $10 million outstanding at any time;

  (6) Indebtedness to the extent the net proceeds thereof are promptly:

    (a) used to purchase notes tendered in an Offer to Purchase made as a result of a Change in Control, or

    (b) deposited to defease the notes as described under "Defeasance";

  (7) Guarantees of our company or one of our Restricted Subsidiaries of Indebtedness permitted to be incurred under another provision of this covenant;

  (8) Indebtedness incurred by our company or any of our Restricted Subsidiaries (in addition to Indebtedness permitted under clauses (1) through (7) above) in an aggregate principal amount outstanding at any time (together with any refinancings thereof) not to exceed $50 million.

   Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that may be incurred pursuant to this "Limitation on Indebtedness" covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

   For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant:

    . Indebtedness incurred under the Credit Agreement on or prior to the Closing Date shall be treated as incurred pursuant to clause (1) of the second paragraph of this "Limitation on Indebtedness" covenant,

    . Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included, and

    . any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant shall not be treated as Indebtedness.

   For purposes of determining compliance with this "Limitation on Indebtedness" covenant, if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in either of the first two paragraphs of this covenant (other than Indebtedness referred to in first bullet point of the immediately preceding paragraph), our company may, in our sole discretion, classify, and from time to time may reclassify, such item of Indebtedness.

 Limitation on Senior Subordinated Indebtedness

   Our company will not, and will not permit any of our Subsidiary Guarantors to, incur any Indebtedness that is subordinate in right of payment to any Senior Indebtedness of our company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is pari passu with, or subordinated in right of payment to, the notes or its subsidiary guarantee, as the case may be; provided that the foregoing limitation shall not apply to distinctions between categories of Indebtedness that exist by reason of any Liens or any Guarantees arising or created in respect of some but not all of its Indebtedness.

 Limitation on Restricted Payments

   Our company will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly make any of the following "Restricted Payments":

  (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock other than:

    . dividends or distributions payable solely in shares of its Capital
      Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock,

    . dividends or distributions payable to our company or any of our Restricted Subsidiaries, and

    . pro rata dividends or distributions payable by our Restricted
      Subsidiaries on their Capital Stock;

  (2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of:

    . Capital Stock of our company (or any options, warrants or other rights to acquire such shares of Capital Stock) held by any Person other than one of our Restricted Subsidiaries, or

    . Capital Stock of any of our Restricted Subsidiaries (or any options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliates of our company other than one of our Restricted Subsidiaries;

  (3) make any voluntary or optional principal payment, redemption, repurchase, defeasance or other acquisition or retirement for value any of Indebtedness of our company that is subordinated in right of payment to the notes or any Indebtedness of any of our Subsidiary Guarantors that is subordinated in right of payment to its subsidiary guarantee, or

  (4) make any Investment, other than a Permitted Investment, in any Person,

if, at the time of, and after giving effect to, the proposed Restricted
Payment:

  (A) a Default or Event of Default shall have occurred and be continuing,

  (B) our company would not be able to incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant, or

  (C) the aggregate amount of all Restricted Payments made after the Closing Date shall exceed the sum of:

    (i) our Consolidated EBITDA accrued during the period (taken as one accounting period) beginning on April 1, 2001 and ending on the date of the most recent available quarterly or annual balance sheet of our company as of the date of the Restricted Payment (or, if such Consolidated EBITDA for such period is a deficit, minus such deficit), (A) minus 200% of our Consolidated Interest Expense for any portion of such period ending prior to July 1, 2002 and (B) minus 225% of our Consolidated Interest Expense for any portion of such period commencing after June 30, 2002, plus

    (ii) the aggregate of (a) Net Cash Proceeds and (b) non-cash proceeds (but only to the extent that such proceeds are converted into cash or Temporary Cash Investments within 120 days of receipt thereof) that our company receives after April 1, 2001 as a capital contribution or from the issuance and sale to a Person other than one of our Subsidiaries of:

      . our company's Capital Stock (other than Disqualified Stock),

      . Indebtedness that is permitted to be incurred by the Indenture upon the conversion or exchange of such Indebtedness into or for our Capital Stock (other than Disqualified Stock), or

      . any options, warrants or other rights to acquire our company's
        Capital Stock (other than Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the final Stated Maturity of the notes), plus

    (iii) an amount equal to the net reduction in Investments (other than Permitted Investments) in any Person resulting from:

      . repurchases, redemptions, interest, dividends or other payments, repayments or advances or other transfers of assets of, on or in respect of such Investments by such Person or its Affiliates to our company or one of our Restricted Subsidiaries or from the Net Available Cash from the sale of any such Investment, except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income, or

      . the release of any Guarantee or any redesignations of Unrestricted
        Subsidiaries as Restricted Subsidiaries;

      provided, that, in each case, the amount of any such reduction:

      . shall not exceed the amount of Investments previously made by our company or any of our Restricted Subsidiaries in such Person or Unrestricted Subsidiary,

      . shall exclude any such payment or proceeds to the extent they are included in the calculation of Consolidated EBITDA or Consolidated Interest Expense, and

      . shall be valued as provided in the definition of "Investments" to the extent that applies.

   However, this Restricted Payments covenant will not be violated by any of the following Restricted Payments:

   (1) the payment of any dividend or distribution on or with respect to, or redemption of, any Capital Stock within 60 days after the date on which such dividend was declared or the notice of such redemption was given, as the case may be, if such payment or redemption would have been permitted on such date under the preceding provisions of this Restricted Payments covenant,

   (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes or any subsidiary guarantee, including any premium, accrued interest and costs and expenses incurred as part of the refinancing, in exchange for, or out of the proceeds of a substantially concurrent offering of, Indebtedness that complies with the proviso to clause (3) of the second paragraph of the "Limitation on Indebtedness" covenant,

   (3) the repurchase, redemption or other acquisition or retirement for value of Capital Stock of our company or any of our Restricted Subsidiaries (or options, warrants or other rights to acquire any such Capital Stock) out of the proceeds of a contribution to our capital or by conversion into, in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock of our company (other than Disqualified Stock) or options, warrants or other rights to acquire such Capital Stock of our company; provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the notes,

   (4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition or retirement for value of Indebtedness which is subordinated in right of payment to the notes or any subsidiary guarantee out of the proceeds of a contribution to our capital or by conversion into, in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of our Capital Stock of our company (other than Disqualified Stock) or options, warrants or other rights to acquire such Capital Stock of our company; provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the notes,

   (5) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets involving or by our company that complies with the applicable provisions of the indenture,

   (6) Investments acquired as a contribution to our capital, or in exchange for, or out of the proceeds of a substantially concurrent offering of, Capital Stock of our company (other than Disqualified Stock) or options, warrants or other rights to acquire our Capital Stock; provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the notes,

   (7) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof,

   (8) the repurchase of Indebtedness that is subordinated in right of payment to the notes or the subsidiary guarantees, including any premiums, accrued interest and related costs and expenses, from any Excess Proceeds remaining after we have completed an Offer to Purchase in respect of such Excess Proceeds and purchased all the notes tendered, provided that such a repurchase is required to be made under the terms governing such subordinated Indebtedness when it was initially incurred,

   (9) the redemption, repurchase, defeasance or other acquisition or retirement for value of Disqualified Stock of our company or any of our Restricted Subsidiaries, including any premiums, accrued dividends and related costs and expenses, by conversion into, in exchange for or out of the proceeds of a substantially concurrent offering of Disqualified Stock of our company or any of our Restricted
       Subsidiaries which is permitted to be incurred pursuant to the "Limitation on Indebtedness" covenant.

  (10) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes or the subsidiary guarantees, including any premiums, accrued interest and related costs and expenses, after a Change of Control occurs and after we have made and consummated an Offer to Purchase the notes as required by the "Repurchase of Notes upon a Change of Control" covenant; provided that

     . such a redemption is required to be made under the terms of such subordinated Indebtedness;

     . such Restricted Payment occurs within 60 days after the consummation of such Offer to Purchase; and

     . we would be able to incur an additional $1.00 of Indebtedness pursuant to the "Limitation on Indebtedness" covenant after giving pro forma effect to such Restricted Payment; and

  (11) Restricted Payments in an aggregate amount not to exceed $20 million;

provided that the Restricted Payments described under clauses (8), (10) and
(11) may not be made if a Default or an Event of Default has occurred and is continuing or would occur as a result of the actions or payments set forth in those clauses.

   For purposes of determining whether the conditions of clause (C) of the first paragraph of this Restricted Payments covenant have been satisfied with respect to any subsequent Restricted Payment, the calculation shall exclude:

    . all Restricted Payments in the preceding paragraph other than those made under clauses (1) (to the extent that the declaration of a dividend or distribution or call for redemption referred to therein reduces the amount available for Restricted Payments under such clause (C)), (5), (8), (10) or (11) and

    . the Net Cash Proceeds from any offering of any Capital Stock referred to in clauses (3), (4) or (6) of the preceding paragraph.

   For purposes of determining compliance with this "Limitation on Restricted Payments" covenant:

    . the amount of any non-cash Restricted Payment shall be determined in good faith by the board of directors, whose determination shall be conclusive and evidenced by a Board Resolution, and

    . if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described above, including the first paragraph of this "Limitation on Restricted Payments" covenant, our company may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made.

 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   Our company will not, and will not permit any of our Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any of our Restricted Subsidiaries to:

  (1) pay dividends or make any other distributions permitted by applicable law on any of its Capital Stock owned by our company or any of our other Restricted Subsidiaries,

  (2) pay any Indebtedness it owes to our company or any of our other Restricted Subsidiaries,

  (3) make loans or advances to our company or any of our other Restricted Subsidiaries, or

  (4) transfer any of its property or assets to our company or any of our other Restricted Subsidiaries.

However, the foregoing provisions shall not restrict any encumbrances or restrictions:

  (A) existing on the Closing Date and contained in the Credit Agreement, the indenture or any other agreements in effect on the Closing Date;

  (B) with respect to any Person or the property or assets of any Person acquired by our company or any of our Restricted Subsidiaries that:

    . existed at the time of, and that were not incurred in contemplation of, such acquisition, and

    . do not apply to any Person or the property or assets of any Person other than the Person or the property or assets so acquired
      (including its Subsidiaries and their property and assets);

  (C) under any extensions, refinancings, renewals or replacements of any of the agreements or arrangement referred to in the preceding clause (A) or (B); provided that the encumbrances and restrictions that would otherwise be prohibited by this covenant in any such extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the holders of notes than those encumbrances or restrictions that would otherwise be prohibited by this covenant that are then in effect and that are being extended, refinanced, renewed or replaced, in each case as determined in good faith by our board of directors;

  (D) existing under or by reason of applicable law;

  (E) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

  (F) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of our company or any of our Restricted Subsidiaries that is not otherwise prohibited by the indenture;

  (G) arising or agreed to in the ordinary course of business that do not:

    . relate to any Indebtedness, and

    . individually or in the aggregate, detract from the value of such property or assets in any manner material to our company and our Restricted Subsidiaries, taken as a whole;

  (H) with respect to a Restricted Subsidiary that are imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

  (I) arising or existing by reason of customary provisions in joint venture agreements and other similar agreements; provided that our board of directors determines in good faith that each such provision will not materially adversely affect our ability to make the required payments on the notes; or

  (J) customary restrictions relating to dividends and liquidation preferences contained in any Preferred Stock of our Restricted Subsidiaries.

Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent our company or any of our Restricted Subsidiaries from:

    . creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant, or

    . restricting the sale or other disposition of the property or assets of our company or any of our Restricted Subsidiaries that secure any of our or their Indebtedness.

 Limitation on the Issuance and Sale of Capital Stock of Restricted
 Subsidiaries

   Our company will not sell, and will not permit any of our Restricted Subsidiaries to issue or sell, directly or indirectly, any shares of Capital Stock of any of our Restricted Subsidiaries (or any options, warrants or other rights to purchase shares of such Capital Stock) to any Person other than our company or one of our Wholly Owned Restricted Subsidiaries unless after giving effect to such issuance or sale, or exercise of such options, warrants or other rights, either:

  (1) such Restricted Subsidiary continues to be a Subsidiary, or

  (2) such Restricted Subsidiary ceases to be a Subsidiary and we and our other Restricted Subsidiaries retain:

    . none of the Capital Stock of such Restricted Subsidiary, or

    . an Investment in such Restricted Subsidiary that would have been permitted under the "Limitations on Restricted Payments" covenant if made on the date of such issuance or sale.

The foregoing shall not apply to issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law.

 Future Subsidiary Guarantors

   If our company or any of our Restricted Subsidiaries acquires or creates after the Closing Date a Restricted Subsidiary that is not a Foreign Subsidiary, then we will cause such Restricted Subsidiary to execute and deliver a supplemental indenture to the indenture providing for a subsidiary guarantee of payment of the notes by such Restricted Subsidiary. The subsidiary guarantee may be subordinated to the Senior Indebtedness of the Subsidiary Guarantor to the same extent as the notes are subordinated to our Senior Indebtedness.

 Limitation on Transactions with Affiliates

   Our company will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliates of our company or any of our Restricted Subsidiaries (each, an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Closing Date if such extension, renewal, waiver or other modification is more disadvantageous in any material respect to the holders of the notes than the original Affiliate Transaction, in each such case, unless:

  (1) the terms of such Affiliate Transaction are no less favorable to our company or our Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction or, if such Affiliate Transaction is pursuant to a written agreement, at the time of the execution of such agreement, in a comparable arm's-length transaction with a Person that is not such an Affiliate,

  (2) if the Affiliate Transaction involves an aggregate amount in excess of $1.0 million, the terms of the transaction have been approved in advance by a majority of the disinterested members of our board of directors, and

  (3) if the Affiliate Transaction involves an aggregate amount in excess of $5.0 million, we have received a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm stating that the transaction is fair to our company or such Restricted Subsidiary from a financial point of view.

The foregoing shall not apply to:

  (A) any transaction solely between our company and any of our Wholly Owned Restricted Subsidiaries or solely among our Wholly Owned Restricted Subsidiaries;

  (B) any issuance of securities to, or other payments, awards or grants of in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, employee benefits, stock options and stock ownership plans approved by our board of directors or the compensation committee thereof;

  (C) the payment of reasonable and customary fees to directors who are not employees of our company or any of our Restricted Subsidiaries and indemnification arrangements entered into consistent with industry practices;

  (D) any payments or other transactions pursuant to any tax-sharing agreement between our company and any other Person with which we file a consolidated tax return or with which we are part of a consolidated group for tax purposes;

  (E) any sale of shares of Capital Stock (other than Disqualified Stock or Preferred Stock of a Restricted Subsidiary of our company) or options, warrants or other rights to acquire such Capital Stock;

  (F) any transaction covered and permitted by the "Consolidations, Mergers and Substantial Asset Transfers" covenant;

  (G) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant; or

  (H) loans or advances to our employees or employees of any of our Restricted Subsidiaries in the ordinary course of business.

 Limitation on Liens

   Our company will not, and will not permit any of our Subsidiary Guarantors to, incur any Indebtedness secured by a Lien on their property or assets other than Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the notes or its subsidiary guarantees, as the case may be, equally and ratably with (or, if such Indebtedness is subordinated in right of payment to the notes or the subsidiary guarantees, as the case may be, prior to) such Indebtedness for so long as such secured Indebtedness is secured by a Lien.

   The foregoing limitation does not apply to:

  (A) Liens existing on the Closing Date, including Liens securing obligations under the Credit Agreement;

  (B) Liens securing Senior Indebtedness;

  (C) Liens (including extensions and renewals thereof) created solely to secure Purchase Money Secured Indebtedness;

  (D) Liens securing an Interest Rate Agreement so long as related Indebtedness is, and is permitted to be under the indenture, secured by a Lien on the same property securing the Interest Rate Agreement;

  (E) Liens on cash set aside at the time of the incurrence of any Indebtedness, or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in a collateral or escrow account or similar arrangement to be applied for such purpose;

  (F) Liens on property or assets or shares of stock of a Person at the time such Person becomes a Subsidiary of our company; provided, however that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property or assets owned by our company or any of its Restricted Subsidiaries;

  (G) Liens on property or assets at the time our Company or any of its Subsidiaries acquired the property or assets, including any acquisition by means of a merger or consolidation with or into our Company or any of our Restricted Subsidiaries; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; and provided, further, that any such Lien may not extend to any other property or assets owned by our Company or any of its Restricted Subsidiaries;

  (H) Liens securing Indebtedness or other obligations of a Subsidiary of our company owing to our company or one of our Subsidiary Guarantors;

  (I) Liens securing refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

  (J) Liens securing Capitalized Lease Obligations permitted to be incurred under the "Limitation on Indebtedness" covenant provided that such Liens only secure the leased property;

  (K) Liens securing letters of credit entered into in the ordinary course of business;

  (L) Liens on, and pledges of, the Capital Stock of Unrestricted
      Subsidiaries; or

  (M) Liens relating solely to assets to be sold in any Asset Sale permitted under the "Limitation on Asset Sales" covenant and arising under the sale agreements governing such Asset Sale, provided that if such Asset Sale is not consummated such Lien shall be terminated.

 Limitation on Asset Sales

   Our company will not, and will not permit any of our Restricted Subsidiaries to, consummate any Asset Sale, unless:

  (1) Our company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value of the assets sold or disposed of, as determined in good faith by our board of directors (including as to the value of any non-cash consideration), and

  (2) at least 85% of the consideration received consists of:

    . cash or Temporary Cash Investments;

    . the assumption of Senior Indebtedness of our company or any Subsidiary Guarantor or Indebtedness of any of our other Restricted Subsidiaries (in each case, other than Indebtedness owed to our company) if and to the extent that our company or such Restricted Subsidiary receives an irrevocable and unconditional release from all liability under such Indebtedness;

    . securities that our company or any of our Restricted Subsidiaries receives from the transferee and convert into cash within 120 days after receipt;

    . Designated Noncash Consideration but only to the extent that at the time it is received the fair market value of such Designated Noncash Consideration together with the fair market value of all other Designated Noncash Consideration received in respect of all previous Asset Sales that is then outstanding (determined as provided in the definition of Designated Noncash Consideration), in each case as determined by the board of directors of our company in good faith, does not exceed $25.0 million (with the fair market value of each item of Designated Noncash Consideration being measured at the time it is received and without giving effect to subsequent changes in value); or

    . Replacement Assets.

   If our company and our Restricted Subsidiaries receive Net Available Cash from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months which exceeds $5 million, within twelve months after we receive such excess Net Available Cash we will, and will cause such Restricted Subsidiaries to, apply such excess Net Available Cash to one or more of the following:

  (A) prepay, repay, purchase, defease or otherwise acquire or retire for value Senior Indebtedness of our company or our Subsidiary Guarantors or Indebtedness of any of our other Restricted Subsidiaries, in each case owing to a Person other than our company or one of our Affiliates; provided that except in the case of a revolving credit facility the Indebtedness so prepaid, repaid or purchased shall be permanently reduced;

  (B) purchase, or enter into a definitive agreement to purchase within 12 months after the date of such agreement, Replacement Assets; or

  (C) make an Offer to Purchase the notes as provided below.

Pending the final application of any Net Available Cash, we and our Restricted Subsidiary may temporarily reduce Indebtedness or otherwise invest that Net Available Cash in Temporary Cash Investments.

   Any Net Available Cash that is not applied as described in Clause (A) or
(B) of the preceding paragraph by the end of the time period specified in such paragraph will constitute "Excess Proceeds". If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds in respect of which we have not made a previous Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10.0 million, we must commence, not later than the tenth Business Day of such month, and consummate an Offer to Purchase from the holders of notes (and if required by the terms of any Indebtedness that ranks equally in right of payment with the notes, from the holders of such pari passu Indebtedness) on a pro rata basis an aggregate principal amount (or, if applicable, accreted value) of notes (and, if applicable, such pari passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount (or, if applicable, accreted value), plus, in each case, accrued and unpaid interest (if any) to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on or prior to the purchase date). If the aggregate purchase price of the notes (and, if applicable, such pari passu Indebtedness) is less than the amount of such Excess Proceeds, we and our Restricted Subsidiaries may retain the remaining Excess Proceeds and use them for any corporate purpose not otherwise prohibited by the indenture. Upon completion of any such Offer to Purchase, the amount of Excess Proceeds shall be reset at zero.

   We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes pursuant to any Offer to Purchase (including after a Change of Control, as described below). To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to any Offer to Purchase (including one required after a Change of Control), we will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

 Repurchase of Notes upon a Change of Control

   Unless we exercise our right to redeem the notes as described in "Optional Redemption", if a Change of Control occurs we must commence, within 30 days of such Change of Control, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest (if any) to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on or prior to the purchase date).

   If our company has any other securities or Indebtedness outstanding at the time of a Change of Control that would prevent us from repurchasing the notes, then we would have to repay or redeem such securities or Indebtedness no later than the date on which we are required to repurchase the notes in the Offer to Purchase. However, our company may not have sufficient funds or the right to repay or redeem any such securities or Indebtedness or sufficient funds to consummate the Offer to Purchase at the time of any Change of Control. The Credit Agreement prohibits our company from purchasing any notes prior to the full repayment of all Indebtedness and other obligations under that agreement and provides that all such Indebtedness and obligations shall become due and payable when a Change of Control occurs. Any failure by our company to make or consummate the Offer to Purchase would result in an Event of Default and would give the Trustee and the holders of the notes the rights described under "Events of Default" below which, in turn, would constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of the notes.

   Our company will not be required to make an Offer to Purchase upon the occurrence of a Change of Control, if a third party makes an offer to purchase the notes in the manner, at the times and price and otherwise in compliance with the requirements of the indenture applicable to an Offer to Purchase for a Change of Control and purchases all notes validly tendered and not withdrawn in such offer to purchase.

 SEC Reports and Reports to Holders

   Even if our company is not then subject to the reporting requirements under
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, to the extent not prohibited by that Act, we will file with the SEC (or, if we are not permitted to make such filings, deliver to the Trustee) all reports and other information that our company would be required to so file if our company were subject to those sections. Within 15 days after our company is or would be required to file any such report or other information with the SEC, we will supply, without charge, a copy of such report or other information to the Trustee and to each holder of notes (or to the Trustee for forwarding to each holder).

Events of Default

   The following events will be defined as "Events of Default" in the indenture:

  (1) default in the payment of principal of (or premium, if any, on) any note when it becomes due and payable at maturity, upon acceleration, redemption or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking--Terms of Subordination"; or

  (2) default in the payment of interest on any note when it becomes due and payable, and such default continues for a period of 30 days, whether or not such payment is prohibited by the provisions described under "Ranking--Terms of Subordination"; or

  (3) default in the performance or breach by our company or any Subsidiary Guarantor of any of the covenants or agreements described in "Consolidations, Mergers and Substantial Asset Transfers" or any failure by our company to make or consummate an Offer to Purchase as required by the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenants; or

  (4) default in the performance or breach by our company or a Subsidiary Guarantor of any of other covenants or agreements in the indenture or under the notes, and continuance of such default or breach for a period of 30 consecutive days after we have received written notice of such default from the Trustee or the holders of at least 25% in principal amount of the outstanding notes; or

  (5) a default occurs under any Indebtedness of our company, any Subsidiary Guarantor or any Significant Subsidiary of our company, whether such Indebtedness now exists or shall hereafter be created, which default
      (A) constitutes a failure to pay any portion of the principal of such Indebtedness at its final fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default or (B) shall have resulted in such Indebtedness being accelerated or otherwise becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable and such acceleration shall not have been rescinded, annulled or otherwise cured within 30 days of such acceleration and, in either case, the aggregate principal amount of all such Indebtedness in respect of which there has been such a payment default or such an acceleration, as the case may be, exceeds $5.0 million; or

  (6) a final judgment or final order (not covered by insurance, treating deductibles, self-insurance and retentions as not so covered) for the payment of money in excess of $5.0 million in the aggregate for all such judgments and orders is entered by a court or courts of competent jurisdiction against our company, any Subsidiary Guarantor and/or any Significant Subsidiary of our company and shall not be paid or discharged, and there shall be a period of 60 consecutive days after the final judgment or order that causes such aggregate amount to exceed $5.0 million during which a stay of enforcement of such final judgment or order is not in effect; or

  (7) the entry by a court having jurisdiction in the premises of a decree or order (A) for relief in respect of our company, any Subsidiary Guarantor or any Significant Subsidiary of our company in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or (B) adjudging our company, any Subsidiary Guarantor or any Significant Subsidiary of our company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of our company, any Subsidiary Guarantor or any Significant Subsidiary of our company under any applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of our company, any Subsidiary Guarantor or any Significant Subsidiary of our company or of any substantial part of our or their property, or ordering the winding up or liquidation of our or their affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

  (8) our company, any Subsidiary Guarantor and/or any Significant Subsidiary of our company commences a voluntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by our company, any Subsidiary Guarantor or any Significant Subsidiary of our company to the entry of a decree or order for relief in respect of it in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by our company, any Subsidiary Guarantor or any Significant Subsidiary of our company of a petition or answer or consent seeking reorganization or relief under any applicable Federal or state law, or the consent by our company, any Subsidiary Guarantor or any Significant Subsidiary of our company to the filing of such a petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of our company, any Subsidiary Guarantor or any Significant Subsidiary of our company or of any substantial part of our or their property, or the making by our company, any Subsidiary Guarantor or any Significant Subsidiary of our company of an assignment for the benefit of creditors, or the admission by our company, any Subsidiary Guarantor or any Significant Subsidiary of our company in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by our company, any Subsidiary Guarantor or any Significant Subsidiary of our company in furtherance of any such action; or

  (9) except as permitted by the terms of the indenture and the notes, the subsidiary guarantee ceases to be effective or is found in any judicial proceeding to be unenforceable or invalid or is denied or disaffirmed the relevant Subsidiary Guarantor.

   If an Event of Default (other than an Event of Default specified in clause
(7) or (8) above with respect to our company or any Subsidiary Guarantor) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, may declare the principal amount of all the notes to be immediately due and payable. If an Event of Default specified in clause (7) or (8) above occurs with respect to our company or any Subsidiary Guarantor, the principal amount of all the notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

   At any time before the Trustee has obtained a judgment or decree for payment of the money due, the Holders of at least a majority in principal amount of the outstanding notes may rescind and annul a declaration of acceleration and its consequences by giving written notice to us and to the Trustee if all Events of Default with respect to the notes, other than the non-payment of the principal of the notes which has become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture.

   The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the indenture and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

   No holder of a note shall have any right to institute any proceeding with respect to the indenture or for any remedy thereunder unless:

  (1) such holder has given the Trustee written notice of a continuing Event of Default;

  (2) the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request, and offered reasonable indemnity, to the Trustee to pursue the remedy; and

  (3) the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes a direction that is inconsistent with the request and shall have failed to institute proceedings within 60 days after receipt of the request and the offer of indemnity.

However, the foregoing limitations do not apply to the right of any holder of a note to receive the payment of the principal of, premium, if any, or interest on such note or to bring suit for the enforcement of any such payment on or after the respective due dates expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

   On or prior to 90 days after the end of each of our fiscal years, our officers must deliver a certificate to the Trustee stating that in the course of the performance by the signers of their duties as officers of our company they would normally have knowledge of any Default or Event of Default and whether or not the signers know of any Default or Event of Default. If they do, the certificate must describe such Defaults or Events of Default, its status and what actions our company is taking with respect thereto.

Consolidations, Mergers and Substantial Asset Transfers

   Our company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into our company unless:

  (1) if we consolidate with or merge into another Person or convey, transfer or lease our properties and assets substantially as an entirety to another Person, the Person formed by such consolidation or into which our company is merged or the Person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety (each, a "Successor") must:

    . be a corporation, partnership, limited liability company or other similar business entity organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia; and

    . expressly assume, by an indenture supplemental to the indenture, all of our company's obligations under the indenture and the notes;

  (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

  (3) immediately after giving effect to such transaction our company or the Successor, as the case may be, could incur at least an additional $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided that this clause (3) shall not apply:

    . to a consolidation, merger or sale of all (but not less than all) of the assets of our company if all Liens and Indebtedness of our company or the Successor, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would have been permitted (and all such Liens and Indebtedness, other than Liens and Indebtedness of our company and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been incurred) for all purposes of the Indenture;

    . if, in the good faith determination of the board of directors of our company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of our company and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations; or

    . any such transaction that only involves our company and one or more of our Wholly Owned Restricted Subsidiaries;

  (4) our company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this covenant and that all conditions precedent in the indenture provided for relating to such transaction have been complied with; and

  (5) each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which our company has entered into a transaction under this covenant, shall have confirmed by an amendment to its subsidiary guarantee that its subsidiary guarantee shall apply to the obligations of our company or the Successor in accordance with the notes and the indenture.

   Except in a transaction constituting an Asset Sale to a Person other than our company or one of our Restricted Subsidiaries, each Subsidiary Guarantor will not, and we will not permit any Subsidiary Guarantor to, consolidate with or merge into, or directly or indirectly, convey, transfer or lease its properties and assets substantially as an entirety to, any other Person (other than our company or another Subsidiary Guarantor) unless, in any such transaction:

  (1) if such Subsidiary Guarantor consolidates with or merges into another Person or directly or indirectly conveys, transfers or leases its properties and assets substantially as an entirety, the Person formed by such consolidation or into which such Subsidiary Guarantor is merged or the Person which acquires by conveyance, transfer or lease the properties and assets of such Subsidiary Guarantor substantially as an entirety (each, a "Successor Subsidiary Guarantor") must:

    . be a corporation, partnership, limited liability company or other similar business entity organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, and

    . expressly assume by a supplemental indenture, the due and punctual payment of all obligations of such Subsidiary Guarantor under its subsidiary guarantee and the indenture and the performance of every covenant of the indenture to be performed or observed by such Subsidiary Guarantor; and

  (2) we have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with this covenant and that all conditions precedent in the indenture provided for relating to such transaction have been complied with.

Defeasance

   The indenture will contain provisions that will permit us to take certain actions to discharge us from either:

    . any and all obligations in respect of the outstanding notes ("legal defeasance"), or

    . the obligation to comply with some of the restrictive covenants in the indenture ("covenant defeasance").

 Legal Defeasance

   After we effect a legal defeasance, we and our Subsidiary Guarantors will be deemed to have paid, and will be discharged from, any and all obligations in respect of the notes and the subsidiary guarantees and, except for certain administrative provisions, the provisions of the indenture will be deemed to be no longer apply to us.

 Covenant Defeasance

   After we effect a covenant defeasance, we and our Subsidiary Guarantors will no longer be required to comply with any of the covenants described under the heading "Covenants" or the covenant set forth in clause (3) of the first paragraph of "Limitation on Consolidations, Mergers and Substantial Asset Transfers", and any failure by us to comply with any such covenant will not constitute a Default or Event of Default.

 Conditions to Legal and Covenant Defeasance

   In order to effect a legal or covenant defeasance, we need to take certain actions that are specified in the indenture. These include, but are not limited to, the following:

    (1) we must deposit with the Trustee, in trust, money and/or U.S. Government Obligations that will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on all the outstanding notes as and when each becomes due and payable,

    (2) in the case of a legal defeasance, we must deliver to the Trustee of an Opinion of Counsel to the effect that the holders of notes will not recognize income, gain or loss for federal income tax purposes as a result of our deposit, legal defeasance and discharge under the applicable provisions of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, legal defeasance and discharge under such provisions had not occurred, which Opinion of Counsel must be based upon either a change in the applicable federal income tax law since the Closing Date or a ruling of the Internal Revenue Service to the same effect, which ruling shall be attached to the Opinion of Counsel,

    (3) in the case of a covenant defeasance, we must deliver to the Trustee of an Opinion of Counsel to the effect that the holders of notes will not recognize income, gain or loss for federal income tax purposes as a result of our deposit and covenant defeasance under the applicable provisions of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and such covenant defeasance under such provisions had not occurred,

    (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than as a result of the incurrence of Indebtedness all or a portion of which will be used to defease the notes concurrently with such incurrence) or, in the case of the Defaults or Events of Default of the type described in clauses (7) or (8) under "Events of Default", at any time on or prior to the 123rd day after the date of such deposit (it being understood that this condition shall not be deemed to be satisfied until after such 123rd day),

    (5) neither we nor any of our Subsidiary Guarantors would be prevented from making payments in respect of the notes or the subsidiary guarantees, as applicable, by virtue of the subordination provisions referred to under "Ranking",

    (6) we have delivered to the Trustee an Opinion of Counsel to the effect that:

    . the defeasance trust is not an investment company within the meaning of the Investment Company Act of 1940 or is registered or exempt from registration thereunder, and

    . after the 123rd day after the deposit referred to in clause (1) above, the funds in the defeasance trust will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally (assuming such funds do not remain our property after such deposit).

Modification and Waiver

   We may modify the indenture without your consent to:

  (1) cure any ambiguity, defect or inconsistency in the indenture;

  (2) comply with the provisions described under "Consolidation, Merger and Sale of Assets" or "Guarantees";

  (3) comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

  (4) evidence and provide for the acceptance of appointment by a successor Trustee; or

  (5) make any change that, in the good faith opinion of the board of directors, does not materially and adversely affect the rights of any holder.

   We and the Trustee may modify and amend the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby to:

  (1) change the Stated Maturity of the principal of, or any installment of interest on, any note,

  (2) reduce the principal amount of, or premium, if any, or interest on, any note,

  (3) change the optional redemption dates or optional redemption prices of the notes from that stated under the caption "Optional Redemption,"

  (4) change the place or currency of payment of principal of, or premium, if any, or interest on, any note,

  (5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note,

  (6) modify the subordination provisions in a manner adverse to the holders,

  (7) waive a default in the payment of principal of, premium, if any, or interest on the notes,

  (8) release any Subsidiary Guarantor from its subsidiary guarantee, except as provided in the indenture, or

  (9) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

   None of the following Persons shall have any liability in respect of the payment of the principal of, premium, if any, or interest on any of the notes or any of the other obligations of our company or the Subsidiary Guarantors under the indenture or the notes, and each holder of a note, by accepting such note, waives and releases any and all such liability and recourse against such
Persons:

    . any incorporator, stockholder, officer, director, employee or controlling person of our company,

    . any incorporator, director or employee of any Subsidiary of our company,

    . any stockholder or controlling person of any Subsidiary of our company (other than our company or any of the Subsidiary Guarantors), and

    . any successors of the foregoing.

The foregoing waiver and release are part of the consideration for the issuance of the notes. They may not be effective with respect to liabilities under the federal securities laws.

Concerning the Trustee

   Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

   The indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions with our company or our Affiliates; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign. An affiliate of the trustee is one of the underwriters of the notes. The trustee is also one of the lenders under our new bank revolving credit facility. If an Event of Default occurs, this affiliation with an underwriter of notes may be considered a conflicting interest, and this lender relationship would be considered a conflicting interest if we had an outstanding balance under our new bank revolving credit facility. The trustee is also the trustee under our senior indenture.

Definitions

   Set forth below are defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for other capitalized terms used in this "Description of the Notes" for which no definition is provided.

   "Acquired Indebtedness" means, with respect to any Person, Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed by a Restricted Subsidiary in connection with an Asset Acquisition by such Restricted Subsidiary; provided such Indebtedness was not incurred in connection with or in contemplation of such Person becoming a Restricted Subsidiary or such Asset Acquisition.

   "Adjusted Consolidated Net Income" means, for any period, the net income (or loss) of our company and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

  (1) the net income (or loss) of any Person that is not a Restricted Subsidiary except in the case of such net income to the extent of the aggregate amount of cash actually distributed by such Person during such period to our company or one of our Restricted Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to one of our Restricted Subsidiaries, to the limitations contained in (3) below);

  (2) the net income (or loss) of any Person acquired by our company or any of our Subsidiaries for any period prior to such acquisition;

  (3) the net income of any Restricted Subsidiary of our company to the extent that it is not permitted at that time to declare or pay such net income as dividend or other distributions by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

  (4) any gains or losses (on an after-tax basis) attributable to sales of assets outside the ordinary course of business;

  (5) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant, any amount paid or accrued as dividends on our company's Preferred Stock owned by Persons other than our company or any of our Restricted Subsidiaries;

  (6) the cumulative effect of a change in accounting principles;

  (7) all extraordinary gains and extraordinary losses;

  (8) any non-cash compensation charges arising from compensation paid to our employees;

   (9) non-cash gains or losses resulting from fluctuations in currency exchange rates; and

  (10) the tax effect of any of the items listed above.

   "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

   "Applicable Premium" means, with respect to a note, the greater of (i) 1.0% of the then outstanding principal amount of such note and (ii) the excess of the present value of all remaining required interest and principal payments due on such note and all premium payments relating thereto assuming a redemption date of June 15, 2006, computed using a discount rate equal to the Treasury Rate plus 50 basis points over the sum of (a) the then outstanding principal amount of such note and (b) the accrued interest payable on such note on the date of redemption.

   "Asset Acquisition" means:

  (1) any investment by our company or any of our Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with our company or any of our Restricted Subsidiaries; or

  (2) any acquisition by our company or any of our Restricted Subsidiaries of the property and assets of any Person other than our company or any of our Restricted Subsidiaries.

   "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by our company or any of our Restricted Subsidiaries to any Person other than our company, any of our Restricted Subsidiaries or any Person who becomes one of our Restricted Subsidiaries as a result of such transaction of:

  (1) all or any of the Capital Stock of any Restricted Subsidiary (other than directors' qualifying shares),

  (2) all or substantially all of the property and assets of any division or line of business of our company or any of our Restricted Subsidiaries, or

  (3) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of our company or any of our Restricted Subsidiaries outside the ordinary course of business;

provided that "Asset Sale" shall not include any transactions governed by the provisions of the indenture described under "Consolidation, Merger and Sale of Assets" or any sale, transfer or other disposition of:

  (A) inventory, receivables and other current assets,

  (B) assets constituting a Permitted Investment or a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant,

  (C) Temporary Cash Investments,

  (D) any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of our company or its Restricted Subsidiaries,

  (E) Capital Stock, property or assets having a fair market value of less than $3 million in any single transaction or series of related transactions.

   "Average Life" means, with respect to any Indebtedness (or portion thereof), as of any determination date, the sum of the following product for each scheduled payment of the principal of such Indebtedness (or portion thereof):

  (1) the number of years (calculated to the nearest one-twelfth) from the determination date to the scheduled principal payment date, and

  (2) the amount of such scheduled principal payment,

divided by the sum of all such scheduled principal payments.

   "board of directors" means, with respect to any Person, the board of directors of such Person or any duly authorized committee thereof.

   "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) representing an equity participation in such Person, whether outstanding on the Closing Date or issued thereafter.

   "Capitalized Lease Obligation" means, with respect to any Person, an obligation that is required to be classified and accounted for as a capitalized lease on the face of a balance sheet of such person in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation that would appear on the face of a balance sheet of such person in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

   "Change of Control" means any time that:

  (1) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 or any successor provision thereto) other than SOFTBANK Corp. and its Affiliates becomes the ultimate "beneficial owner" (as defined in Rules 13d-3 and 13d(5) under the Securities Exchange Act of 1934) of more than 50% of the total voting power of all of the outstanding Voting Stock of our company calculated on a fully diluted basis; or

  (2) the Continuing Directors cease for any reason to constitute a majority of the members of the board of directors of our company then in office.

   "Closing Date" means the date on which the notes are originally issued under the indenture.

   "Commodity Agreement" means any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement.

   "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent any of the following amounts were deducted in calculating such Adjusted Consolidated Net Income:

  (1) Consolidated Interest Expense,

  (2) income taxes,

  (3) depreciation expense,

  (4) amortization expense, and

  (5) all other non-cash items reducing Adjusted Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period); and

  (6) any non-capitalized transaction costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures, minus any non-cash items that increased such Adjusted Consolidated Net Income (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for anticipated cash charges in any prior period) and plus or minus any Consolidated EBITDA Adjustments applicable to such period; provided that, if any tradeshow or event which represented (positively or negatively) 5% or more of the Consolidated EBITDA for the prior fiscal year occurs twice in any four quarters for which Consolidated EBITDA is being calculated, the Consolidated EBITDA from one of those two occurrences shall be excluded from Consolidated EBITDA, as determined by an officer of our company. Notwithstanding the foregoing, if only a portion of the net income of any Restricted Subsidiary of our company is included in Adjusted Consolidated Net Income, then only the same portion of the items relating to that Restricted Subsidiary that are required to be added to or subtracted from Adjusted Net Income to determine Consolidated EBITDA shall be so added or subtracted.

   "Consolidated EBITDA Adjustment" means, with respect to any quarter included in any four quarters for which Consolidated EBITDA is being calculated (the "Current Quarter"), the amount of Consolidated EBITDA gain or loss contributed by any tradeshow or event that was held in the corresponding quarter in the prior fiscal year which represented (positively or negatively) 5% or more of the Consolidated EBITDA for such prior fiscal year and that did not occur during the four quarters for which Consolidated EBITDA is being calculated but is scheduled to occur in any of the following three quarters.

   "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness of our company and our Restricted Subsidiaries during such period determined in accordance with GAAP and after giving effect to any net payments made or received by them under Interest Rate Agreements, including without limitation (whether or not required by GAAP):

  (1) amortization of original issue discount on any Indebtedness,

  (2) the interest portion of any deferred payment obligation,

  (3) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

  (4) the net costs of Interest Rate Agreements,

  (5) interest actually paid by our company or any of its Restricted Subsidiaries under any Guarantee of any Indebtedness of any Person other than our company or any of its Restricted Subsidiaries,

  (6) the interest component of rental payments in respect of Capitalized Lease Obligations, and

  (7) dividend payments made by (a) Restricted Subsidiaries in respect of their Preferred Stock and (b) our company in respect of Disqualified Stock.

Notwithstanding the foregoing:

  (A) if only a portion of the net income of any Restricted Subsidiary of our company is included in Adjusted Consolidated Net Income, then only the same portion of the interest expense of the Restricted Subsidiary shall be included in calculating Consolidated Interest Expense,

  (B) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the notes shall be excluded from the definition of Consolidated Interest Expense, and

  (C) for purposes of the "Limitation on Restricted Payments" covenant, Consolidated Interest Expense shall not include any charge caused by the write off of any other assets or unamortized original issued debt discount during the fiscal year ending December 31, 2001.

   "Continuing Director" means, as of any determination date, any member of our company's board of directors who:

  (1) was a member of our company's board of directors immediately after the Closing Date; or

  (2) was nominated for election or elected to our company's board of directors with the approval of, or whose election to our company's board of directors was ratified by, at least a majority of the Continuing Directors who were members of our company's board of directors at the time of that nomination or election.

   "Credit Agreement" means the $150,000,000 amended and restated credit agreement to be dated the Closing Date among our company, as borrower, the initial lenders and the guarantors named in the Credit Agreement, Morgan Stanley Senior Funding, Inc., as sole lead arranger and sole book-runner and administrative agent, Morgan Stanley & Co. Incorporated, as Collateral Agent, The Bank of New York, as syndication agent, and UBS Warburg, as documentation agent, as amended, and any replacement, refinancing or refunding thereof.

   "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

   "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

   "Designated Noncash Consideration" means noncash consideration received by our company or any of our Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officers' Certificate which sets forth the basis of determining the fair market value thereof and is executed by the principal executive officer and the principal financial officer of our company; provided, that in determining the aggregate fair market value of the Designated Noncash Consideration outstanding at any time, there shall be subtracted the aggregate amount of cash or Temporary Cash Investments received in connection with a sale of any Designated Noncash Consideration (which sale shall be deemed an Asset Sale, and which cash or Temporary Cash Investments must be applied in accordance with the "Limitation on Asset Sales" covenant).

   "Designated Senior Indebtedness" means

  (1) any Indebtedness of our company under the Credit Agreement, and

  (2) any other Indebtedness of our company constituting Senior Indebtedness that, at the date of determination, has an aggregate principal amount outstanding of, or in respect of which the lenders are committed to lend up to, at least $25 million and that is specifically designated in the instrument creating or evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

   "Disqualified Stock" means, with respect to any Person, any class or series of Capital Stock of such Person that by its terms or otherwise is

  (1) required to be redeemed prior to the Stated Maturity of the notes,

  (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes or

  (3) convertible into or exchangeable for Capital Stock referred to in either of the preceding two bullets points above or for Indebtedness having a Stated Maturity prior to the Stated Maturity of the notes;

provided that

  (A) only the portion of Capital Stock which is so mandatorily redeemable, redeemable at the option of the holder or convertible or exchangeable prior to the Stated Maturity of the notes will be deemed to be Disqualified Stock, and

  (B) any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the terms of such Capital Stock specifically provide that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the repurchase of such notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants, unless such repurchase or redemption complies with the "Limitation on Restricted Payments" covenants.

   "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the board of directors of the company, whose determination shall be conclusive if evidenced by a board resolution.

   "Foreign Subsidiary" means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

   "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis.

   "Guarantee" by any Person, means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and, without limitation, any obligation of such Person

  (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness,

  (2) to purchase (or to advance or supply funds for the purchase of) any security for the payment of such indebtedness,

  (3) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or

  (4) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness,

and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing; provided, however, that the Guarantee by any person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

   "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable (contingently or otherwise) in respect of such Indebtedness or other obligation or the recording, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence", "incurred", "incurrable" and "incurring" shall have meanings correlative to the foregoing); provided, however, that

  (1) a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming
      Indebtedness shall not be deemed an incurrence of such Indebtedness,

  (2) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary, and

  (3) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an incurrence of Indebtedness.

   "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

  (1) all indebtedness of such Person for borrowed money;

  (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (8) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

  (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

  (5) all Capitalized Lease Obligations;

  (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

  (7) the Disqualified Stock of such Person and, in the case of any Restricted Subsidiary, any of its Preferred Stock;

  (8) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

  (9) to the extent not otherwise included in this definition, obligations under Commodity Agreements, Currency Agreements and Interest Rate Agreements (other than Commodity Agreements, Currency Agreements and Interest Rate Agreements designed solely to protect our company or its Restricted Subsidiaries against fluctuations in commodity prices, foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in commodity prices, foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder).

The amount of Indebtedness of any Person as of any determination date shall be the outstanding balance on such date in the case of unconditional obligations and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that

  (A) the amount outstanding at any time of any Indebtedness issued at a price less than its principal or face amount at maturity shall be the amount of the liability in respect thereof determined in accordance with GAAP;

  (B) the amount of Indebtedness represented by Disqualified Stock of any Person shall be the maximum amount that such Person can be required to pay to redeem, repay or repurchase such Disqualified Stock (excluding any accrued dividends) as of the determination date;

  (C) the amount of any Indebtedness represented by Preferred Stock that is not Disqualified Stock shall be the liquidation preference thereof;

  (D) the amount of Indebtedness that is secured by a Lien on any asset of a Person shall be deemed to be the lesser of (i) the fair market value of such asset as of the determination date and (ii) the amount of such Indebtedness;

  (E) the amount of Indebtedness represented by obligations under any Commodity Agreement, Currency Agreement or Interest Rate Agreement shall be the termination value of such agreement that would be payable by such Person if it was terminated as of the date of determination; and

  (F) money borrowed and set aside at the time of the incurrence of any Indebtedness in order to refund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest.

Notwithstanding the foregoing, Indebtedness shall not include:

  (i) obligations created, issued or incurred by any Person with respect to customer subscription payments or customer deposits for tradeshows, conferences or other events;

  (ii) any liability for federal, state, local or other taxes;

  (iii) performance, surety or appeal bonds provided consistent with industry practice; or

  (iv) indemnification, adjustment of purchase price or similar obligations under, or Guarantees or letters of credit, surety bonds or performance bonds securing any such obligations of the company or any of its Subsidiaries pursuant to, agreements relating to the disposition of any business assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purchase of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by our company or any Restricted Subsidiary in connection with such disposition.

  "initial subsidiary guarantor" means Key3Media Events, Inc.

   "Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement to which such Person is a party or by which it is bound.

   "Investment" by any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person. Notwithstanding the foregoing, none of the following will be deemed to be Investments:

  (1) bank deposits other than time deposits,

  (2) commissions, travel and similar advances to officers and employees made in the ordinary course of business, and

  (3) extensions of credit to customers or suppliers in the ordinary course of business that constitute accounts receivable, prepaid expenses or deposits in accordance with GAAP.

For purposes of the "Limitation on Restricted Payments" covenant, Investments will include:

  (A) in connection with any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the percentage of the fair market value of the net assets of such Subsidiary determined as of the designation date equal to our company's direct or indirect percentage equity interest in such Subsidiary, and

  (B) in connection with any issuance or sale of Capital Stock of a Restricted Subsidiary as a result of which it ceases to be a Subsidiary, the fair market value of the remaining Investments (if any) in such Person by our company and its Restricted Subsidiaries determined as of the date of such issuance or sale.

   "Leverage Ratio," means, as of any determination date, with respect to any Person, the ratio of:

  (1) the aggregate outstanding Indebtedness of such Person and its Restricted Subsidiaries as of the date of the most recent available annual or quarterly balance sheet determined on a consolidated basis in accordance with GAAP to

  (2) the aggregate amount of Consolidated EBITDA for the four consecutive fiscal quarters ending on such balance sheet date;

provided, however, that if since the beginning of such period:

  (A) such Person or any of its Restricted Subsidiaries has made any Asset Sale or if the transaction giving rise to the need to calculate the Leverage Ratio is an Asset Sale, the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) for such period directly attributable to the assets which are the subject of such Asset Sale or increased by an amount equal to the Consolidated EBITDA (if negative) for such period, directly attributable to such Asset Sale,

  (B) such Person or any of its Restricted Subsidiaries has made (by merger or otherwise) an Investment in any Person that becomes a Restricted Subsidiary of such Person or is merged with or into such Person or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction giving rise to the need to calculate Leverage Ratio, which constitutes all or substantially all of a division or line of business, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated in accordance with Regulation S-X promulgated by the SEC) as if such Investment or acquisition occurred on the first day of such period,

  (C) any Person that subsequently became a Restricted Subsidiary or was merged with or into such Person or any of its Restricted Subsidiaries since the beginning of such period has made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1) or (2) above if made by such Person or one of its Restricted Subsidiaries during such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated in accordance with Regulation S-X promulgated by the SEC) as if such Asset Sale or Investment occurred on the first day of such period, and

  (D) such Person or any of its Restricted Subsidiaries has incurred, repaid or retired any Indebtedness, the Consolidated EBITDA shall be calculated after giving pro forma effect to such incurrence, repayment or retirement as if it occurred on the first day of such period (except that in making such calculation, the amount of Indebtedness under any revolving credit facility shall be computed based on the average daily balance of such Indebtedness).

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, amount of income or earnings relating thereto, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the company.

   "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

   "Moody's" means Moody's Investors Service, Inc. and its successors.

   "Net Available Cash" means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other noncash form, whether or not constituting Designated Noncash Consideration) therefrom, in each case net of:

  (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Sale,

  (2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale,

  (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and

  (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by our company or any of its Restricted Subsidiaries after such Asset Sale.

   "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, the cash or Temporary Cash Investments of such issuance or sale net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

   "Offer to Purchase" means an offer by our company to purchase notes from the holders commenced by mailing a notice to the Trustee and each holder stating:

  (1) the covenant pursuant to which the Offer to Purchase is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

  (2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

  (3) that any note not tendered will continue to accrue interest pursuant to its terms;

  (4) that, unless our company defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

  (5) that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

  (6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased; and

  (7) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples of $1,000.

On the Payment Date, our company shall:

  (A) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase;

  (B) deposit with the paying agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and

  (C) deliver, or cause to be delivered, to the Trustee all notes or portions thereof so accepted together with an Officers' Certificate specifying the notes or portions thereof accepted for payment by our company.

The paying agent shall promptly mail to the holders of notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples of $1,000. Our company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the paying agent for an Offer to Purchase.

   "Permitted Investment" means an Investment by our company or any of its Restricted Subsidiaries in:

   (1) our company or one of its Restricted Subsidiaries or a Person which will, upon the making or as a result of such Investment, become one of its Restricted Subsidiaries or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, our company or one of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the business of our company or our Restricted Subsidiaries on the date of such Investment;

   (2) cash or Temporary Cash Investments;

   (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

   (4) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to our company or any of its Restricted Subsidiaries or in satisfaction of judgments;

   (5) an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

   (6) Commodity Agreements, Interest Rate Agreements and Currency Agreements designed solely to protect our company or our Restricted Subsidiaries against fluctuations in commodity prices, interest rates or foreign currency exchange rates;

   (7) receivables owing to our company or any of its Restricted Subsidiaries created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as our company or any such Restricted Subsidiary deems reasonable under the circumstances;

   (8) loans or advances to employees that do not exceed in the aggregate, at any time, $1.0 million;

   (9) securities or other assets acquired solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) or in accordance with an Asset Sale made in accordance with the "Limitation on Asset Sales" covenant;

  (10) Investments made after the Closing Date in a business related, ancillary or complementary to the business of our company or one of its Restricted Subsidiaries on the date of such investment in the form of joint ventures, operating agreements, partnership agreements or other similar or customary agreements, interest or arrangements with unaffiliated third parties, the aggregate outstanding amount of which does not exceed $25 million at any time; and

  (11) other Investments having an aggregate fair market value (measured on the date each such investment was made and without giving effect to any changes in value), when taken together with all other investments pursuant to this clause (11), not to exceed $20 million.

   "Preferred Stock" means, with respect to any Person, any Capital Stock of such Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

   "Purchase Money Secured Indebtedness" of any Person means Indebtedness of such Person secured by a Lien on real or personal property of such Person which Indebtedness:

  (1) constitutes all or a part of the purchase price or construction cost of such property, or

  (2) is incurred prior to, at the time of or within 180 days after the acquisition or substantial completion of such property for the purpose of financing all or any part of the purchase price or construction cost thereof;

provided that:

  (A) such Indebtedness does not exceed 100% of the purchase price or construction cost of such property, and

  (B) such Lien does not extend to or cover any property other than such item of property and any improvements on such item.

   "Replacement Assets" means, on any date, property or assets (other than current assets) of a nature or type or that are used or useful in a business (or an Investment in a Subsidiary of our company or other Person who will become a Subsidiary as a result of such Investment and that has property or assets of a nature or type, or engaged in a business) related, ancillary or complementary to the nature or type of the property and assets of, or the business of, our company and our Restricted Subsidiaries existing on such date.

   "Restricted Subsidiary" means any Subsidiary of ours other than an Unrestricted Subsidiary.

   "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, and its successors.

   "Senior Indebtedness" of the Company or any Subsidiary Guarantor, as the case may be, means the following obligations, whether outstanding on the date of the Indenture or thereafter incurred:

  (1) all Indebtedness of such Person and all other monetary obligations (including, without limitation, expenses, fees, principal, interest, reimbursement obligations under letters of credit and indemnities payable in connection therewith) of such Person under (or in respect
      of) any of the Credit Agreement or any Commodity Agreement, Interest Rate Agreement or Currency Agreement relating to the Indebtedness under such agreement, and

  (2) all other Indebtedness of such Person (other than the notes and the subsidiary guarantees), all monetary obligations of such Person under (or in respect of) the agreements or instruments relating to such other Indebtedness and interest on such other Indebtedness;

provided that the term "Senior Indebtedness" shall not include:

  (A) any Indebtedness as to which the terms of the instruments creating or evidencing the same provide that such Indebtedness is not senior or is subordinated in right of payment to the notes or the subsidiary guarantees by such Person, as applicable;

  (B) any Indebtedness of such Person that is subordinated in right of payment to any other Indebtedness of such Person;

  (C) any Indebtedness of such Person that is owed to our company or to another Person when such other Person is a Subsidiary of our company;

  (D) any obligations in respect of any Capital Stock of such Person;

  (E) any Indebtedness of such Person to any employees of our company or any Subsidiary of our company;

  (F) any Trade Payables of, or operating lease rental payments by, such Person;

  (G) any Indebtedness of such Person incurred in violation of the covenants applicable to the notes or the subsidiary guarantees by such Person, as applicable; or

  (H) any liability for taxes owed by such Person.

   "Significant Subsidiary" means, with respect to our company as of any determination date, any Person that is a "significant subsidiary" of our company as of that date as defined in Rule 1-02(w) of Regulation S-X.

   "Stated Maturity" means:

    . with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable, and

    . with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

   "Subsidiary" means, with respect to any Person, any other Person a majority of the combined voting power of the total outstanding ownership interests in which is, at the time of determination, beneficially owned or held, directly or indirectly, by the first Person and/or one or more of its other Subsidiaries. For this purpose, "voting power" means power to vote in an ordinary election of directors (or, in the case of a Person that is not a corporation, to appoint or approve the ordinary appointment of Persons holding similar positions), whether at all times or only as long as no senior class of ownership interests has such voting power by reason of any contingency.

   "subsidiary guarantee" means any Guarantee of the notes by any Subsidiary Guarantor.

   "Subsidiary Guarantor" means initially, Key3Media Events, Inc., and any future Restricted Subsidiaries which are required to provide a subsidiary guarantee pursuant to the "Future Subsidiary Guarantors" covenant.

   "Temporary Cash Investment" means any of the following:

  (1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, in each case maturing within one year of the date of acquisition thereof;

  (2) time deposits, certificates of deposit, money market deposits, overnight bank deposits or bankers' acceptances maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding long-term debt which is rated at the time of acquisition at least "A" (or such similar equivalent rating) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

  (3) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (1) or (2) above or clause (5) below entered into with a bank or trust company meeting the qualifications described in clause (2) above;

  (4) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of our company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time of acquisition thereof of at least "P-2" (or the equivalent thereof) by Moody's or "A-2" (or the equivalent thereof) by S&P;

  (5) securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's; and

  (6) any mutual fund that has at least 95% of its assets continuously invested in investments of the types described in clauses (1) through
      (5) above.

   "Trade Payables" means, with respect to any Person, any accounts payable, indebtedness, liability or other monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition or rental of goods, services or premises.

   "Transaction Date" means, with respect to the incurrence of any Indebtedness, the date such Indebtedness is to be incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

   "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date of redemption to June 15, 2006, provided, however, that if the period from such date of redemption to June 15, 2006 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to June 15, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

   "Unrestricted Subsidiary" means:

  (1) initially, Key 3 Media Arts Events, Inc. and Key 3 Media Advertising,
      Inc.,

  (2) any Subsidiary of our company that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors in the manner provided below; and

  (3) any Subsidiary of an Unrestricted Subsidiary.

Our board of directors may designate any Subsidiary of our company (including any newly acquired or newly formed Subsidiary of our company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock of, or owns or holds any Lien on any property of, our company or any of our Restricted Subsidiaries; provided that:

  (A) any Guarantee by our company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "incurrence" of such Indebtedness and an "Investment" by our company or such Restricted Subsidiary (or both, if applicable) at the time of such designation;

  (B) either:

    . the Subsidiary to be so designated has total assets of $10,000 or less or

    . if such Subsidiary has assets greater than $10,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant and

  (C) if applicable, the incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants.

Our board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation:

    . no Default or Event of Default shall have occurred and be continuing,

    . all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of the indenture.

Any such designation by the board of directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

   "U.S. Government Obligations" means securities that are:

  . direct obligations of the United States of America for the payment of which its full faith and credit is pledged or

  . obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

   "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

   "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

                                 UNDERWRITING

   Subject to the terms and conditions set forth in the Underwriting Agreement dated the date of this prospectus supplement (the "Underwriting Agreement"), we have agreed to sell to each of the underwriters named below, and each of such underwriters has severally agreed to purchase, the principal amount of notes set forth opposite its name below.

                                                                    Principal
   Underwriters                                                  Amount of Notes
   ------------                                                  ---------------
   Morgan Stanley & Co. Incorporated............................  $168,900,000
   UBS Warburg LLC..............................................    80,100,000
   BNY Capital Markets, Inc. ...................................    45,000,000
   Fleet Securities, Inc........................................     6,000,000
                                                                  ------------
       Total....................................................  $300,000,000
                                                                  ============

   The Underwriting Agreement provides that the obligations of the several underwriters to purchase the notes offered by this prospectus supplement are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes offered in this offering if they purchase any of the notes.

   The underwriters have advised us that they propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the notes to the public, the public offering price and such concessions may be changed by the underwriters.

   The following table shows the underwriting discounts and commissions we will pay the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                                      Paid by us
                                                                      ----------
   Per Note..........................................................   2.75%

   There is no public market for the notes. We do not intend to list the notes on any securities exchange or arrange for their quotation on NASDAQ. We have been advised by the underwriters that they presently intend to make a market in the notes after the consummation of the offering, although they are under no obligation to do so. No assurance can be given, however, as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public market does not develop, the market prices and liquidity of the notes may be adversely affected.

   In connection with the offering, Morgan Stanley & Co. Incorporated, on behalf of the underwriters, may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of the notes in excess of the principal amount of the notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids on purchases of the notes made for the purposes of preventing or retarding a decline in the market price of the notes while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Morgan Stanley & Co. Incorporated, in covering syndicate short positions or making stabilizing purchases, repurchases the notes originally sold by that syndicate member. These activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

   The company estimates that its expenses for this offering will total $10 million.

   Some of the underwriters or their affiliates have provided investment and commercial banking services to us or our affiliates in the past and may do so in the future. They receive customary fees and commissions for these services. Morgan Stanley & Co. Incorporated is acting as the collateral agent, and Morgan Stanley Senior

Funding, Inc., an affiliate of Morgan Stanley & Co. Incorporated, is acting as the administrative agent, lead arranger and sole book-runner under the senior credit facility of Key3Media Events, our wholly owned subsidiary, and will be acting as administrative agent and lead arranger under our new revolving bank credit facility. UBS Warburg LLC is acting as documentation agent and The Bank of New York, an affiliate of BNY Capital Markets, Inc., is acting as syndication agent for our new bank revolving credit facility. Princes Gate Investors III, L.P. ("Princes Gate"), an affiliate of Morgan Stanley & Co. Incorporated, certain Morgan Stanley Dean Witter & Co. affiliates and certain other investors, whose investment manager is PG Investors III, Inc., another affiliate of Morgan Stanley & Co. Incorporated, purchased a $75,000,000 aggregate principal amount of our zero coupon senior debentures and received warrants to purchase 6.8 million shares of our common stock at $6.00 per share in connection therewith. Princes Gate and those investors currently own $75,000,000 principal amount of the zero coupon senior debentures and upon exercise of the warrants issued in connection with the debentures will have the right to acquire 6.8 million shares of the company's common stock. Since we will use the proceeds from this offering to refinance the senior credit facility of Key3Media Events and the zero coupon senior debentures, these affiliates of Morgan Stanley will receive a portion of the proceeds from this offering.

   Because it is expected that more than 10% of the proceeds of this offering, not including underwriting compensation, may be received by entities who are affiliated with National Association of Securities Dealers, Inc. members who are participating in this offering, this offering is being conducted in compliance with the National Association of Securities Dealers Conduct rules 2710(c)(8) and 2720. Pursuant to those rules, the yield of a debt security can be no lower than that recommended by a qualified independent underwriter ("QIU") which has participated in the preparation of this prospectus supplement and performed its usual standard of due diligence with respect to this prospectus supplement. In accordance with this requirement, UBS Warburg LLC has agreed to act as qualified independent underwriter with respect to the offering, and the yield of the notes will be no lower than that recommended by UBS Warburg LLC. UBS Warburg LLC has performed due diligence investigations and reviewed and participated in the preparation of this prospectus supplement. UBS Warburg LLC will receive a customary fee as compensation for its services as QIU.

   The Underwriting Agreement provides that the company, on one hand, and the underwriters and the QIU, on the other hand, will indemnify each other against certain liabilities, including liabilities under the Securities Act, and will contribute to payments the other may be required to make in respect of any of the liabilities.

                                 LEGAL MATTERS

   The validity of the notes and the subsidiary guarantees offered in this prospectus supplement will be passed upon for Key3Media by Sullivan & Cromwell, New York, New York. Certain legal matters in connection with the notes and the guarantees offered in this prospectus supplement will be passed upon for the underwriters by Shearman & Sterling, New York, New York.

                            INDEPENDENT ACCOUNTANTS

   The consolidated financial statements of Key3Media Group, Inc. at December 31, 2000 and for the year then ended appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and the information under the caption "Selected Financial Data" for the year ended December 31, 2000, appearing in this Prospectus Supplement and Registration Statement have been derived from consolidated financial statements audited by Ernst & Young LLP, as set forth in their reports thereon appearing elsewhere herein. Such consolidated financial statements and selected financial data are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The combined statement of operations data for the years ended December 31, 1999 and 1998 and the combined balance sheet data as of December 31, 1999 are derived from our audited combined financial statements, which have been audited by PricewaterhouseCoopers LLP, our previous independent accountants, included in this prospectus supplement. The combined statement of operations data for the year ended December 31, 1997 and the combined balance sheet data as of December 31, 1998 are derived from our audited combined financial statements for those years, which have been audited by PricewaterhouseCoopers LLP, which are not included in this prospectus supplement. The combined statement of operations data for the year ended December 31, 1996 and the balance sheet information as of December 31, 1996 and 1997 are derived from our unaudited combined financial statements, which are not included in this prospectus supplement.

                             KEY3MEDIA GROUP, INC.

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

                                                                 Page Reference
                                                                 --------------
Unaudited Financial Statements

Condensed Consolidated Balance Sheets as of December 31, 2000
 and March 31, 2001............................................        F-2

Condensed Consolidated Statements of Operations for the Three
 months ended March 31, 2000 and 2001..........................        F-3

Condensed Consolidated Statements of Cash Flows for the Three
 months ended March 31, 2000 and 2001..........................        F-4

Condensed Consolidated Statement of Changes in Shareholders'
 Equity for the Three months ended March 31, 2001..............        F-5

Notes to Condensed Consolidated Financial Statements...........        F-6

Audited Consolidated Financial Statements

Report of Independent Auditors--Ernst & Young LLP..............       F-18

Report of Independent Accountants--PricewaterhouseCoopers LLP..       F-19

Consolidated Balance Sheets--December 31, 1999 and 2000........       F-20

Consolidated Statements of Income--Three-year period ended
 December 31, 2000.............................................       F-21

Consolidated Statements of Changes in Shareholders' Equity and
 Comprehensive Income--Three-year period ended December 31,
 2000..........................................................       F-22

Consolidated Statements of Cash Flows--Three-year period ended
 December 31, 2000.............................................       F-23

Notes to Consolidated Financial Statements.....................       F-24

                             KEY3MEDIA GROUP, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                      December 31,  March 31,
                                                          2000        2001
                                                      ------------ -----------
                                                                   (unaudited)
Assets
Current assets:
  Cash and cash equivalents..........................  $  109,914  $  108,510
  Accounts receivable, net...........................      80,254      67,386
  Prepaid event expenses.............................       4,958      13,284
  Deferred income taxes..............................       1,745       1,745
  Other current assets...............................       2,970       3,363
                                                       ----------  ----------
    Total current assets.............................     199,841     194,288
Property and equipment, net..........................      12,342      13,468
Intangible assets, net...............................     843,999     836,250
Deferred financing costs and other assets............       9,151       8,283
                                                       ----------  ----------
    Total assets.....................................  $1,065,333  $1,052,289
                                                       ==========  ==========
Liabilities and Shareholders' Equity
Current liabilities:
  Current maturities of long-term obligations........  $    1,584  $    1,471
  Accounts payable...................................       8,485       3,920
  Accrued expenses...................................      49,872      14,640
  Deferred revenue...................................      97,886     146,417
  Other current liabilities..........................      14,887       9,154
                                                       ----------  ----------
    Total current liabilities........................     172,714     175,602
Deferred income taxes................................      85,030      85,030
Long-term obligations (net of current maturities)....     367,081     371,933
Other long-term liabilities..........................       8,568       8,536
Commitments and contingencies
Shareholders' equity:
  Common stock.......................................         650         650
  Additional paid-in-capital.........................     422,171     420,027
  Retained earnings..................................      38,810      14,827
  Accumulated comprehensive income (loss)............      (3,836)     (3,979)
  Deferred compensation..............................     (25,855)    (20,337)
                                                       ----------  ----------
    Total shareholders' equity.......................     431,940     411,188
                                                       ----------  ----------
    Total liabilities and shareholders' equity.......  $1,065,333  $1,052,289
                                                       ==========  ==========

                            See accompanying notes.

                             KEY3MEDIA GROUP, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                    (In thousands, except per share amounts)

                                                             For the three
                                                             months ended
                                                               March 31,
                                                           ------------------
                                                             2000      2001
                                                           --------  --------
Net revenues.............................................. $ 21,147  $  8,017
Operating expenses:
  Cost of production......................................    8,412     3,094
  Selling, general and administrative.....................   20,730    24,677
  Stock based compensation................................      131     3,159
  Depreciation and amortization...........................    9,192     9,081
                                                           --------  --------
                                                             38,465    40,011
                                                           --------  --------
Loss from operations......................................  (17,318)  (31,994)
                                                           --------  --------
Other income (expenses):
  Interest expense........................................   (5,661)  (13,349)
  Interest income.........................................       90     1,356
  Other income (expense), net.............................       70       (18)
                                                           --------  --------
                                                             (5,501)  (12,011)
                                                           --------  --------
Loss before income taxes..................................  (22,819)  (44,005)
Income tax benefit........................................   (9,059)  (20,022)
                                                           --------  --------
    Net loss.............................................. $(13,760) $(23,983)
                                                           ========  ========
Basic and diluted net loss per share...................... $  (0.26) $  (0.37)
Shares used in computing basic and diluted net loss per
 common share.............................................   53,358    65,012


                            See accompanying notes.

                             KEY3MEDIA GROUP, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                 (In thousands)

                                                        For the three months
                                                           ended March 31,
                                                        ----------------------
                                                           2000        2001
                                                        ----------  ----------
Cash flows from operating activities:
  Net loss............................................. $  (13,760) $  (23,983)
  Adjustments to reconcile net loss to net cash
   provided by
   operating activities:
    Depreciation and amortization......................      9,192       9,081
    Stock-based compensation...........................        131       3,159
    Non-cash interest expense..........................        --        6,059
    Loss on disposal of fixed asset....................          1         --
    Foreign exchange (gain)/loss.......................        (69)         93
    Deferred income taxes..............................     (9,199)        --
  Changes in operating assets and liabilities:
    Accounts receivable................................      8,460      12,868
    Prepaid event expenses.............................     (9,389)     (8,326)
    Other current assets...............................     (5,727)       (393)
    Other assets.......................................        (58)        --
    Accounts payable...................................     (5,780)     (4,565)
    Accrued expenses...................................     (6,488)    (35,232)
    Deferred revenue...................................     34,924      48,531
    Other liabilities..................................      1,741      (5,765)
                                                        ----------  ----------
  Total adjustments....................................     17,739      25,510
    Net cash provided by operating activities..........      3,979       1,527
                                                        ----------  ----------
Cash flows from investing activities:
  Purchase of property and equipment...................       (481)     (2,551)
                                                        ----------  ----------
    Net cash used in investing activities..............       (481)     (2,551)
                                                        ----------  ----------
Cash flows from financing activities:
  Net transactions with Softbank, ZDI and affiliates
   excluding non-cash
   transactions with affiliates........................        755         --
  Increase/(decrease) in bank overdraft................      7,190         --
  Proceeds from the exercise of options to purchase
   common stock........................................        --          215
  Payment of long-term obligations.....................        --         (452)
                                                        ----------  ----------
    Net cash provided by (used in) financing
     activities........................................      7,945        (237)
                                                        ----------  ----------
Effects of exchange rate changes on cash...............        193        (143)
                                                        ----------  ----------
Net increase (decrease) in cash and cash equivalents...     11,636      (1,404)
Cash and cash equivalents at beginning of period.......      5,570     109,914
                                                        ----------  ----------
Cash and cash equivalents at end of period............. $   17,206  $  108,510
                                                        ==========  ==========
Supplemental cash flow disclosures:
  Interest paid........................................ $    5,661  $    7,476
  Income taxes paid....................................        --          --

                            See accompanying notes.

                             KEY3MEDIA GROUP, INC.

      CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                   For the Three Months Ended March 31, 2001
                                  (Unaudited)
                                 (In thousands)

                                 Additional            Accumulated      Total
                          Common  paid-in   Retained  comprehensive comprehensive   Deferred
                          stock   capital   earnings  income (loss) income (loss) compensation  Total
                          ------ ---------- --------  ------------- ------------- ------------ --------
Balance at December 31,
 2000...................   $650   $422,171  $38,810      $(3,836)                   $(25,855)  $431,940
Proceeds from the
 exercise of options to
 purchase common stock..    --         215      --           --                          --         215
Forfeiture of stock
 options................    --      (1,432)     --           --                        1,432        --
Adjustment in fair value
 of options requiring
 variable accounting....    --        (927)     --           --                          927        --
Amortization of deferred
 compensation...........    --         --       --           --                        3,159      3,159
Foreign currency
 translation
 adjustment.............    --         --       --          (143)         (143)          --        (143)
Net loss................    --         --   (23,983)         --        (23,983)          --     (23,983)
                           ----   --------  -------      -------      --------      --------   --------
Balance at March 31,
 2001...................   $650   $420,027  $14,827      $(3,979)     $(24,126)     $(20,337)  $411,188
                           ====   ========  =======      =======      ========      ========   ========


                            See accompanying notes.

                             KEY3MEDIA GROUP, INC.

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

                   (In thousands, except per share amounts)

1. Basis of Presentation, Organization and Nature of Operations

   These unaudited condensed consolidated financial statements have been prepared by the management of Key3Media Group, Inc. (the "Company") in accordance with generally accepted accounting principles for interim financial information and the applicable rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of management, the interim financial statements reflect all adjustments necessary for a fair presentation of the results for the periods presented. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

   These unaudited condensed consolidated financial statements should be read together with the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and the audited consolidated financial statements contained therein.

   The Company is a leading producer of business-to-business events, principally trade shows, conferences, and customized marketing and education programs with operations in the United States, Canada, Europe, Mexico and Australia.

   In March 2000, Ziff-Davis Inc. ("ZDI"), announced its decision to recapitalize and spin-off its trade show and conference business to the holders of ZDI's ZD common stock as part of a comprehensive restructuring. On August 18, 2000, ZDI completed the spin-off of the Company, which had been formed in 2000 to hold ZDI's trade show and conference business. In addition to the 53,358 shares of the Company's common stock that were issued to holders of ZD common stock in the spin-off, the Company raised approximately $75,000 through the issuance of zero coupon senior debentures with detachable warrants and raised approximately $70,000 through the sale of 11,642 common shares of its common stock for $6 per share. Concurrently, the Company's wholly owned subsidiary Key3Media Events, Inc. ("Key3Media Events") borrowed $330,000 from a syndicate of banks. The proceeds of these transactions were used to repay Key3Media Events' $382,000 of existing indebtedness and to fund a $43,000 cash dividend to ZDI, and the balance was retained for working capital and general corporate purposes.

   Prior to June 1, 2000, ZDI provided to the Company certain centralized administrative services including but not limited to, legal, tax and financial accounting, management information, telecommunications and human resources. Since June 1, 2000 the Company has provided these services for itself. Charges for the services provided by ZDI were generally based upon utilization; however, where measuring utilization was impractical, ZDI used percentages based upon headcount or revenue in determining charges for these services. Management of the Company believes the allocated cost of the centralized administrative services approximated the cost it would have incurred if it had obtained the same administrative services from unaffiliated third parties.

   A portion of the cost of administrative services charged to the Company by ZDI included amounts for certain cash management and treasury activities. These activities included the investment of surplus cash and the issuance, repayment and repurchase of short-term and long-term debt. The Company generally remitted its cash receipts (other than receipts of foreign operations or operations that were not wholly owned) to ZDI, and ZDI generally funded the Company's cash disbursements (other than disbursements of foreign operations or operations that were not wholly owned), on a periodic basis. The cash funding described was accounted for within Division Capital and upon the April 13, 2000 signing of a loan agreement with two banks the Company assumed responsibility for its cash management and treasury activities.

   The Company recorded $0 and $2,209 for centralized administrative charges from ZDI for the three months ended March 31, 2001 and 2000, respectively.

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)


2. Computation of Net Income (Loss) Per Share

   Basic net income per share is calculated using the weighted average of the number of common shares outstanding, including the assumed issuance of shares to ZDI shareholders in connection with the spin-off, as if such issuance occurred at the beginning of 2000.

   Diluted earnings per share is calculated using the weighted average of the number of common shares outstanding, including the assumed issuance of shares to ZDI shareholders in connection with the spin-off, as if such issuance occurred at the beginning of 2000 plus the dilutive effect of stock options and warrants, calculated using the treasury method. These dilutive securities were excluded from the calculation of diluted net loss per share as the effect of their inclusion would have been antidilutive.

3. Comprehensive Loss

   The components of comprehensive loss were as follows:

                                                              For the three
                                                           months ended March
                                                                   31,
                                                           --------------------
                                                             2000       2001
                                                           ---------  ---------
   Net loss............................................... $ (13,760) $ (23,983)
   Other comprehensive adjustment:
     Foreign currency translation adjustment..............      (216)      (143)
                                                           ---------  ---------
   Total comprehensive loss............................... $ (13,976) $ (24,126)
                                                           =========  =========

4. Long-term Obligations

   Long-term Obligations consist of the following:

                                                                March 31,
                                                           --------------------
                                                             2000       2001
                                                           ---------  ---------
   Note payable to Ziff-Davis, Inc.-related party......... $ 382,002  $     --
   Senior credit facility.................................       --     299,548
   $75 million Zero coupon debentures, including accreted
    interest of $5,707 net of discount of $6,851..........       --      73,856
                                                           ---------  ---------
                                                             382,002    373,404
   Less current maturities................................       --      (1,471)
                                                           ---------  ---------
   Total.................................................. $ 382,002  $ 371,933
                                                           =========  =========

   On August 3, 2000, the Company's wholly owned subsidiary, Key3Media Events, entered into a credit facility with a syndicate of banks which consists of two term loan facilities and a revolving credit facility. The initial principal amount of the first term loan was $75,000 and it matures on August 3, 2005. The first term loan requires repayment quarterly in annual amounts equal to 10% of the original principal amount of the loan in the first year, 15% in the second year, 20% in the third year, 25% in the fourth year and the remaining 30% in the fifth and final year. The initial principal amount of the second term loan was $255,000 and it matures on August 3, 2006. The second term loan requires repayment in equal quarterly amounts during the final year of its term, subject to amortization of approximately 1% per year prior to the final year. Key3Media Events borrowed $330,000 under the term loan facilities on August 18, 2000. As of March 31, 2001, Key3Media Events has repaid a total of $30,452 in principal on these two term loan facilities. As a result of this prepayment, the above repayment amounts have been revised.

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)


   The revolving credit facility commits the banks to lend up to $50,000 to Key3Media Events for general corporate purposes. Key3Media Events may borrow, repay and re-borrow under the revolving loan facility until August 3, 2005, at which time Key3Media Events must repay any amounts outstanding under the revolving credit facility. As of March 31, 2001, Key3Media Events has no amounts outstanding under the revolving credit facility.

   At Key3Media Events' election, loans under the credit facility bear interest at a margin over, (1) the higher of the federal funds rate plus 1/2% and Citibank, N.A.'s base rate or (2) the London interbank offered rate, or LIBOR. The margin Key3Media Events pays will vary between 0.75% and 4.00% depending on (a) what Key3Media Events chooses as its base rate and (b) the ratio of its total debt to EBITDA as defined in the credit facility agreement. At March 31, 2001, the effective interest rate for the Senior Credit Facility was 9.6%.

   The credit facility contains various financial covenants including, amongst other things, (i) limitations on dividends, (ii) limitations on the incurrence of indebtedness, (iii) limitations on capital expenditures and (iv) maintenance of minimum leverage and interest coverage ratios. The borrowings under the credit facility are collateralized by substantially all of the assets of Key3Media Events.

   On September 22, 2000, Key3Media Events entered in to a Rate Cap Transaction Agreement with a bank which eliminates its exposure to interest rate increases in LIBOR above 9.375% on $165,000 of borrowings under the credit facility. This agreement terminates on October 2,2001.

   On August 18, 2000, the Company issued zero coupon senior debentures with an initial principal amount of $75,000. The purchasers paid $72,938 for the debentures and the warrants described below. The principal amount of the debentures will accrete at a rate of 12% per year, compounded quarterly, for the first five years and 15% per year, compounded quarterly, after that. If our consolidated ratio of debt to EBITDA as defined in the debenture agreement in the previous four quarters is higher than 4.50:1.00, the accretion rate will increase by 1.25% until the ratio falls below 4.50:1.00 for the previous four quarters. The debentures will mature in seven years and nine months. Accreted interest calculated on an average annualized basis on the debentures was $5,707 as of March 31, 2001.

   The Company can redeem the debentures at any time before the first anniversary of the issuance of the debentures at 112% of the initial principal amount. On or after the first but before the fifth anniversary of the issuance, we can redeem the debentures at 100% of their accreted principal amount. On or after the fifth anniversary, we cannot redeem the debentures, until the maturity date.

   The purchasers of our debentures received warrants to purchase 6,800 shares of our common stock at $6.00 per share, subject to adjustment as described below and to customary anti-dilution rights. Cashless exercise is permitted and the warrants expire seven years after they are issued, except that if the number of shares that may be purchased upon exercise of the warrants increases on any anniversary of the issue date, then the warrants will expire as to those additional shares seven years after that anniversary.

   If the debentures are redeemed within 22 months after they are issued (prior to June 18, 2002), the number of shares that must be issued upon exercise of the warrants will decrease by 523. If the debentures are still outstanding on the following anniversaries, the number of shares that must be issued upon exercise of the warrants will increase by 1,500 on each of the second and third anniversaries of the issuance of the debentures and by 1,750 each of on the fourth and fifth anniversaries.

   In connection with the issuance of warrants, the Company recorded a discount on the debentures and an increase to paid-in-capital of $15,000, which represents the value of the warrants on the date of issuance. The

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)

discount on the debentures will be amortized as additional interest expense using the effective interest rate method over the expected life of the debentures, which Management currently believes may be less than 24 months from the date of their issuance. The $15,000 value assigned to the warrants at their issuance date has been determined using a Black-Scholes Pricing Model that includes assumptions as to risk free interest rates, dividend yield, volatility and expected life of the warrants.

   The debenture agreement contains some financial and reporting covenants such as minimum leverage ratios and quarterly and annual reporting. The debentures are subordinate to the credit facility and are collateralized by substantially all of the assets of the Company.

   The Company incurred interest expense to related parties for the three months ended March 31, 2001 and 2000 of $0 and $5,661, respectively.

5. Stock Compensation

   The Company has granted options to purchase shares of its common stock with exercise prices ranging from $5.00 to $12.80. Certain options granted to employees who previously held options to purchase ZDI's ZD common stock or ZDNET common stock, or stock of Softbank Corp. are subject to the accounting treatment described in FIN 44 which requires recording the fair value of these options at the close of each accounting period and recognizing the change in fair value from period to period as an increase or decrease in stock based compensation. Additionally, certain employees of the Company continue to hold options to purchase stock of Softbank Corp. and CNET Networks, Inc. (formerly ZDI and ZDNet).

   The Company recognized $3,159 and $131 in amortization of deferred compensation for the three months ended March 31, 2001 and 2000, respectively.

6. Commitments and Contingencies

   On March 17, 2000, Key3Media Events sued GES Exposition Services, Inc. for breach of contract in the United States District Court for the District of Massachusetts. The Company believes that GES is withholding commissions that it is required to pay to Key3Media Events under contract. The Company believes that GES owed Key3Media Events approximately $9,000 as of March 31, 2001. On June 19, 2000, GES filed an answer, counterclaim and jury demand. Its counterclaim alleges that Key3Media Events breached the contract, violated its fiduciary duty toward GES and converted GES property to the benefit and use of Key3Media Events. GES has asked the court to award unspecified damages as well as declaratory and injunctive relief. The Company has received subsequent pleadings filed by GES alleging damages of approximately $33,000 on a variety of different legal theories plus additional damages for lost future profits of $20,000.

   On March 9, 2001, Key3Media Events filed an Amended Complaint that alleged a number of additional claims including violation of the Delaware Consumer Fraud Act and the Delaware Deceptive Trade Practices Act, as well as various business torts. On April 18, 2001, in response to Key3Media Events' Amended Complaint, GES filed an answer, counterclaim and jury demand. The filing alleged a number of additional counterclaims including violation of the Delaware Deceptive Trade Practices Act and unjust enrichment, as well as various equitable claims and business torts.

   On August 18, 2000, the agreement with GES was terminated by Key3Media Events pursuant to a 60 day notice of termination delivered by Key3Media Events to GES on June 19, 2000.

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)


   This litigation is in the early stages of discovery. Management believes that GES' claims are excessive and lack merit and intend to vigorously defend against them. In management's opinion, this litigation is not likely to have a material adverse effect on the Company's financial position, results of operations or cash flows.

   In connection with its spin-off from ZDI, the Company and its subsidiaries have received an indemnification from ZDI against all liabilities not related to its businesses, including the class actions and derivative litigation filed against ZDI discussed in the Company's Registration Statement on Form S-1 (No.333-36828).

   The Company and its subsidiaries are subject to various other claims and legal proceedings arising in the normal course of business. Management believes that the ultimate liability, if any, in the aggregate will not be material to the Company's financial position, results of operations or cash flows.

7. Segment Information

   The Company had adopted SFAS No. 131,"Disclosure about Segment of an Enterprise and Related Information" ("SFAS No. 131"), which was effective for the year ended December 31, 1998.

   The Company operates in one business segment, the production and management of trade shows, conferences, and customized marketing and education programs. The Company holds events either directly or through international contract events.

   Financial information by geographic areas is as follows:

                                                               For the three
                                                            months ended March
                                                                    31,
                                                            -------------------
                                                              2000      2001
                                                            -------- ----------
   Net revenues:
     North America                                          $ 20,481 $    7,423
     Europe................................................      346        291
     Far East..............................................      320        303
                                                            -------- ----------
       Total............................................... $ 21,147 $    8,017
                                                            ======== ==========
   Other income (expense):
     North America......................................... $    --  $  (12,031)
     Europe................................................       70         19
     Far East..............................................      --           1
                                                            -------- ----------
       Total............................................... $     70 $  (12,011)
                                                            ======== ==========
   Total assets:
     North America......................................... $ 974,23 $1,039,810
     Europe................................................   12,818     12,109
     Far East..............................................      914        370
                                                            -------- ----------
       Total............................................... $987,966 $1,052,289
                                                            ======== ==========

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)


8. Subsequent Events

   On April 15, 2001, the Company filed a shelf registration with the Securities and Exchange Commission to periodically sell up to $375 million in debt securities, common and preferred stock, warrants, and depositary shares.

   On June 1, 2001, the Company's wholly owned subsidiary, Key3Media Events, entered into a purchase agreement with SOFTBANK America Inc. and SOFTBANK Forums Japan, Inc. pursuant to which the Company acquired all of the outstanding shares of SOFTBANK Forums Japan for a purchase price equal to (i) ten times SOFTBANK Forums Japan's EBITDA for 2001 minus (ii) $450,000, payable in shares of our common stock valued at $10 per share. SOFTBANK America currently owns 55% of the Company's outstanding common stock. Subject to receiving majority shareholder approval (which we will receive because SOFTBANK America is entitled to vote), the Company will issue 2,955,000 shares of our common stock to SOFTBANK America. This initial payment is based on an estimate that SOFTBANK Forums Japan's EBITDA for 2001 will be $30 million. The number of shares issued will be adjusted when SOFTBANK Forums Japan's EBITDA for 2001 is finally determined. The acquisition was approved by a special committee of our board of directors which received an opinion from Allen & Company that the transaction was fair to our Company and shareholders from a financial point of view.

9. Financial Information for subsidiary guarantor and subsidiary non-guarantors

   In connection with the contemplated issuance of its senior subordinated notes due 2011 (the "Notes"), the Company's U.S.-based subsidiary, Key3Media Events, Inc., will guarantee the payment of the principal, premium and interest on the Notes on a senior subordinated unsecured basis. Presented below is condensed consolidating financial information for the parent company (Key3Media Group, Inc.) only, the subsidiary guarantor only and the subsidiary non-guarantors as a group as of March 31, 2001 and for the three months ended March 31, 2000 and 2001.

                             KEY3MEDIA GROUP, INC.

                     CONDENSED CONSOLIDATING BALANCE SHEET
                                 (In thousands)

                                 March 31, 2001

                                                           Eliminations
                           Parent               Subsidiary      and
                          Company   Subsidiary     Non-    Consolidating
                            Only    Guarantor   Guarantors    Entries    Consolidated
                          --------  ----------  ---------- ------------- ------------
         Assets
Current Assets:
 Cash and cash equiva-
  lents.................  $  5,117  $  101,256   $ 2,137     $     --     $  108,510
 Accounts receivable,
  net...................       --       60,299     7,087           --         67,386
 Prepaid events ex-
  penses................       --       12,650       634           --         13,284
 Deferred tax asset.....       --        1,745       --            --          1,745
 Other current assets...     9,878       1,884     1,466        (9,865)        3,363
                          --------  ----------   -------     ---------    ----------
  Total current assets..    14,995     177,834    11,324        (9,865)      194,288
 Intercompany receiv-
  able..................    96,436       7,780     2,095      (106,311)          --
 Property & equipment,
  net...................       --       13,087       381           --         13,468
 Intangibles assets,
  net...................       --      834,975     1,275           --        836,250
 Investment in subsidi-
  aries.................   378,785         --        --       (378,785)          --
 Other assets...........       942       7,313        28           --          8,283
                          --------  ----------   -------     ---------    ----------
  Total assets..........  $491,158  $1,040,989   $15,103     $(494,961)   $1,052,289
                          ========  ==========   =======     =========    ==========
Liabilities & Sharehold-
       ers' Equity
Current Liabilities:
 Current maturities of
  long-term
  obligations...........  $    --   $    1,471   $   --      $     --     $    1,471
 Accounts payable.......       --        3,735       185           --          3,920
 Accrued expenses.......        (2)     21,760     2,747        (9,865)       14,640
 Deferred revenue.......       --      137,556     8,861           --        146,417
 Other current liabili-
  ties..................       --        8,251       903           --          9,154
                          --------  ----------   -------     ---------    ----------
  Total current liabili-
   ties.................        (2)    172,773    12,696        (9,865)      175,602
 Intercompany payable...       --      101,495     4,816      (106,311)          --
 Deferred taxes.........     1,750      83,280       --            --         85,030
 Long-term obligations
  (net of current
  maturities)...........    73,856     298,077       --            --        371,933
 Other long-term liabil-
  ities.................       --        8,527         9           --          8,536
Shareholders' equity
 Common stock...........       650         --        --            --            650
 Additional paid in cap-
  ital..................   420,027     297,822     7,587      (305,409)      420,027
 Retained earnings......    14,827      79,402    (6,026)      (73,376)       14,827
 Other comprehensive in-
  come (loss)...........       --          --     (3,979)          --         (3,979)
 Deferred compensation..   (19,950)       (387)      --            --        (20,337)
                          --------  ----------   -------     ---------    ----------
  Total shareholders'
   equity...............   415,554     376,837    (2,418)     (378,785)      411,188
                          --------  ----------   -------     ---------    ----------
  Total liabilities &
   shareholders' equi-
   ty...................  $491,158  $1,040,989   $15,103     $(494,961)   $1,052,289
                          ========  ==========   =======     =========    ==========

                             KEY3MEDIA GROUP, INC.

                     CONDENSED CONSOLIDATING BALANCE SHEET
                                 (In thousands)

                               December 31, 2000

                                                          Eliminations
                          Parent               Subsidiary      and
                         Company   Subsidiary     Non-    Consolidating
                           Only    Guarantor   Guarantors    Entries    Consolidated
                         --------  ----------  ---------- ------------- ------------
         Assets
Current Assets:
  Cash and cash equiva-
   lents................ $  4,777  $  101,714   $ 3,423     $     --     $  109,914
  Accounts receivable,
   net..................      --       69,747    10,507           --         80,254
  Prepaid events ex-
   penses...............      --        4,774       184           --          4,958
  Deferred tax asset....      --        1,745       --            --          1,745
  Other current assets..    5,913       1,692     1,265        (5,900)        2,970
                         --------  ----------   -------     ---------    ----------
    Total current as-
     sets...............   10,690     179,672    15,379        (5,900)      199,841
  Intercompany receiv-
   able.................   96,534       5,613       --       (102,147)          --
  Property and equip-
   ment, net............      --       12,011       331           --         12,342
  Intangibles assets,
   net..................      --      842,591     1,408           --        843,999
  Investment in subsidi-
   aries................  398,018         --        --       (398,018)          --
  Other assets..........    1,336       7,787        28           --          9,151
                         --------  ----------   -------     ---------    ----------
    Total assets........ $506,578  $1,047,674   $17,146     $(506,065)   $1,065,333
                         ========  ==========   =======     =========    ==========
     Liabilities &
  Shareholders' Equity
Current Liabilities
  Current maturities of
   long-term
   obligations.......... $    --   $    1,584   $   --      $     --     $    1,584
  Accounts payable......      --        7,467     1,018           --          8,485
  Accrued expenses......      --       51,373     4,399        (5,900)       49,872
  Deferred revenue......      --       91,512     6,374           --         97,886
  Other current liabili-
   ties.................      --       14,574       313           --         14,887
                         --------  ----------   -------     ---------    ----------
    Total current lia-
     bilities...........      --      166,510    12,104        (5,900)      172,714
  Intercompany payable..      --       96,134     6,013      (102,147)          --
  Deferred taxes........    1,750      83,280       --            --         85,030
  Long-term obligations
   (net of current
   maturities)..........   68,665     298,416       --            --        367,081
  Other long-term lia-
   bilities.............      --        8,561         7           --          8,568
Shareholders' equity
  Common stock..........      650         --        --            --            650
  Additional paid in
   capital..............  422,171     297,821     7,588      (305,409)      422,171
  Retained earnings.....   38,810      97,339    (4,730)      (92,609)       38,810
  Other comprehensive
   income (loss)........      --          --     (3,836)          --         (3,836)
  Deferred compensa-
   tion.................  (25,468)       (387)      --            --        (25,855)
                         --------  ----------   -------     ---------    ----------
    Total shareholders'
     equity.............  436,163     394,773      (978)     (398,018)      431,940
                         --------  ----------   -------     ---------    ----------
    Total liabilities &
     shareholders'
     equity............. $506,578  $1,047,674   $17,146     $(506,065)   $1,065,333
                         ========  ==========   =======     =========    ==========

                             KEY3MEDIA GROUP, INC.

                  CONDENSED CONSOLIDATING STATEMENTS OF INCOME
                                 (In thousands)

                   For the three months ended March 31, 2001

                                                                      Eliminations
                                       Parent              Subsidiary      and
                                      Company   Subsidiary    Non-    Consolidating
                                        Only    Guarantor  Guarantors    Entries    Consolidated
                                      --------  ---------- ---------- ------------- ------------
Net revenues........................  $    --    $  7,759   $   594      $  (336)     $  8,017
Operating expenses:
Cost of production..................       --       2,891       203          --          3,094
Selling, general and administra-
 tive...............................        75     23,363     1,239          --         24,677
Stock-based compensation............     3,159        --        --           --          3,159
Depreciation and amortization.......       --       8,980       101          --          9,081
                                      --------   --------   -------      -------      --------
                                         3,234     35,234     1,543          --         40,011
                                      --------   --------   -------      -------      --------
Income (loss) from operations.......    (3,234)   (27,475)     (949)        (336)      (31,994)
Other income (expenses):
Interest expense................        (5,583)    (7,766)      --           --        (13,349)
Interest income.................           102      1,247         7          --          1,356
Intercompany activity...........           --         --       (336)         336           --
Other expense, net..............           --         --        (18)         --            (18)
                                      --------   --------   -------      -------      --------
                                        (5,481)    (6,519)     (347)         336       (12,011)
                                      --------   --------   -------      -------      --------
Income (loss) before income taxes...    (8,715)   (33,994)   (1,296)         --        (44,005)
                                      --------   --------   -------      -------      --------
Income tax provision (benefit)......    (3,965)   (16,057)      --           --        (20,022)
                                      --------   --------   -------      -------      --------
                                        (4,750)   (17,937)   (1,296)         --        (23,983)
Equity in earnings (loss) in subsid-
 iaries.............................   (19,233)       --        --        19,233           --
                                      --------   --------   -------      -------      --------
Net income (loss)...................  $(23,983)  $(17,937)  $(1,296)     $19,233      $(23,983)
                                      ========   ========   =======      =======      ========

                             KEY3MEDIA GROUP, INC.

                  CONDENSED CONSOLIDATING STATEMENTS OF INCOME
                                 (In thousands)

                   For the three months ended March 31, 2000

                                                        Eliminations
                          Parent             Subsidiary      and
                          Company Subsidiary    Non-    Consolidating
                           Only   Guarantor  Guarantors    Entries    Consolidated
                          ------- ---------- ---------- ------------- ------------
Net revenues............   $ --    $ 20,173    $1,335      $ (361)      $ 21,147
Operating expenses:
  Cost of production....     --       7,940       472         --           8,412
  Selling, general and
   administrative.......     --      19,671     1,059         --          20,730
  Stock based
   compensation.........     --         131       --          --             131
  Depreciation and
   amortization.........     --       9,099        93         --           9,192
                           -----   --------    ------      ------       --------
                             --      36,841     1,624         --          38,465
                           -----   --------    ------      ------       --------
Income (loss) from
 operations.............     --     (16,668)     (289)       (361)       (17,318)
Other income (expenses):
  Interest expense......     --      (5,661)      --          --          (5,661)
  Interest income.......     --          72        18         --              90
  Intercompany
   activity.............     --         --       (361)        361            --
  Other expense, net....     --         --         70         --              70
                           -----   --------    ------      ------       --------
                             --      (5,589)     (273)        361         (5,501)
                           -----   --------    ------      ------       --------
Income (loss) before
 income taxes...........     --     (22,257)     (562)        --         (22,819)
Income tax provision
 (benefit)..............     --      (9,090)       31         --          (9,059)
                           -----   --------    ------      ------       --------
Net income (loss).......   $ --    $(13,167)   $ (593)      $ --        $(13,760)
                           =====   ========    ======      ======       ========

                             KEY3MEDIA GROUP, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                 (In thousands)

                   For the three months ended March 31, 2001

                                                            Eliminations
                           Parent                Subsidiary      and
                           Company   Subsidiary     Non-    Consolidating
                            Only     Guarantor   Guarantors    Entries    Consolidated
                          ---------  ----------  ---------- ------------- ------------
Cash flows from operat-
 ing activities:
 Net income (loss)......  $ (23,983) $ (17,937)   $(1,296)     $19,233      $(23,983)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
 Depreciation and amor-
  tization..............        --       8,980        101          --          9,081
 Stock-based compensa-
  tion..................      3,159        --         --           --          3,159
 Non-cash interest ex-
  pense.................      5,585        474        --           --          6,059
 Equity in earnings
  (loss) of subsidiar-
  ies...................     19,233        --         --       (19,233)          --
 Foreign exchange
  (gain) loss...........        --         --          93          --             93
 Changes in operating
 assets & liabilities:                     --
 Accounts receivable....        --       9,448      3,420          --         12,868
 Prepaid event ex-
  penses................        --      (7,876)      (450)         --         (8,326)
 Other current assets...     (3,965)      (192)     3,764          --           (393)
 Accounts payable.......        --      (3,732)      (833)         --         (4,565)
 Accrued expenses.......         (2)   (29,613)    (5,617)         --        (35,232)
 Deferred revenue.......        --      46,044      2,487          --         48,531
 Other liabilities......        --      (6,357)       592          --         (5,765)
                          ---------  ---------    -------      -------      --------
 Total adjustments......     24,010     17,176      3,557      (19,233)       25,510
                          ---------  ---------    -------      -------      --------
    Net cash provided by
     (used in) operating
     activities.........         27       (761)     2,261          --          1,527
Cash flows from invest-
 ing activities:
 Purchase of property &
  equipment.............        --      (2,417)      (134)         --         (2,551)
                          ---------  ---------    -------      -------      --------
 Net cash provided by
  (used in) investing
  activities............        --      (2,417)      (134)         --         (2,551)
 Cash flows from fi-
  nancing activities:
 Net transactions with
  Softbank, ZDI &
  affiliates excluding
  non-cash transactions
  with affiliates.......         98      3,172     (3,270)         --            --
 Proceeds from the sale
  of common stock.......        215        --         --           --            215
 Repayment of long-term
  obligations under the
  new credit facility...        --        (452)       --           --           (452)
                          ---------  ---------    -------      -------      --------
 Net cash provided by
  (used in) financing
  activities............        313      2,720     (3,270)         --           (237)
Effects of exchange rate
 changes on cash........        --         --        (143)         --           (143)
Net increase (decrease)
 in cash and cash equiv-
 alents.................        340       (458)    (1,286)         --         (1,404)
Cash and cash equiva-
 lents at the beginning
 of period..............      4,777    101,714      3,423          --        109,914
                          ---------  ---------    -------      -------      --------
Cash and cash equiva-
 lents at the end of pe-
 riod...................  $   5,117  $ 101,256    $ 2,137      $   --       $108,510
                          =========  =========    =======      =======      ========

                             KEY3MEDIA GROUP, INC.

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                                 (In thousands)

                   For the three months ended March 31, 2000

                                                        Eliminations
                         Parent              Subsidiary      and
                         Company Subsidiary     Non-    Consolidating
                          Only   Guarantor   Guarantors    Entries    Consolidated
                         ------- ----------  ---------- ------------- ------------
Cash flows from
 operating activities:
 Net income (loss).....   $ --   $ (13,167)    $ (593)      $ --       $ (13,760)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
 Depreciation and
  amortization.........     --       9,099         93         --           9,192
 Amortization of
  intangibles..........     --         --         --          --             --
 Stock-based
  compensation.........     --         131        --          --             131
 (Gain) loss on
  disposal of fixed
  assets...............     --         --           1         --               1
 Foreign exchange
  (gain) loss..........     --         --         (69)        --             (69)
 Deferred income
  taxes................     --      (9,174)       (25)        --          (9,199)
 Changes in operating
  assets & liabilities:
 Accounts receivable...     --      (1,032)     9,492         --           8,460
 Prepaid event
  expenses.............     --      (8,814)      (575)        --          (9,389)
 Other current assets..     --      (5,779)        52         --          (5,727)
 Other assets..........     --         (58)       --          --             (58)
 Accounts payable......     --       2,003     (7,783)        --          (5,780)
 Accrued expenses......     --      (5,662)      (826)        --          (6,488)
 Deferred revenue......     --      33,908      1,016         --          34,924
 Other liabilities.....     --       1,277        464         --           1,741
                          -----  ---------     ------       -----      ---------
Total adjustments......     --      15,899      1,840         --          17,739
                          -----  ---------     ------       -----      ---------
   Net cash provided by
    operating
    activities.........     --       2,732      1,247         --           3,979
Cash flows from
 investing activities:
 Purchase of property &
  equipment............     --        (481)       --          --            (481)
                          -----  ---------     ------       -----      ---------
   Net cash provided by
    (used in) investing
    activities.........     --        (481)       --          --            (481)
Cash flows from
 financing activities:
 Net transactions with
  Softbank, ZDI &
  affiliates excluding
  non-cash transactions
  with affiliates......     --         682        (73)        --             755
 Increase (decrease) in
  bank overdraft.......     --       7,190        --          --           7,190
                          -----  ---------     ------       -----      ---------
   Net cash provided by
    financing
    activities.........     --       7,872         73         --           7,945
Effects of exchange
 rate changes on cash       --         --         193         --             193
Net increase (decrease)
 in cash and cash
 equivalents...........     --      10,123      1,513         --          11,636
Cash and cash
 equivalents at the
 beginning of period...     --       3,593      1,977         --           5,570
                          -----  ---------     ------       -----      ---------
Cash and cash
 equivalents at the end
 of period.............   $ --   $  13,716     $3,490       $ --       $  17,206
                          -----  ---------     ------       -----      ---------

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Key3Media Group, Inc.

   We have audited the accompanying consolidated balance sheet of Key3Media Group, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Key3Media Group, Inc. and subsidiaries at December 31, 2000 and the consolidated results of their operations and their cash flows for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Los Angeles, California
February 23, 2001.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Ziff-Davis Inc:

   In our opinion, the accompanying combined balance sheet and the related combined statements of operations, cash flows and changes in shareholders' equity and comprehensive income present fairly, in all material respects, the financial position of Key3Media Group, Inc. (previously known as ZD Events) (the "Business"), at December 31, 1999 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Business' management; our responsibility is to express an opinion on these financial statements based upon our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluation of the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   As discussed, in Note 1, certain costs and expenses presented in the combined financial statements represent allocations and estimates of the costs of services provided to the Business by management of Ziff-Davis Inc. As a result, the combined financial statements presented may not be indicative of the financial position, results of operations or cash flows that would have been achieved had the Business operated as a nonaffiliated entity.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts April 12, 2000
except for the thirteenth paragraph of Note 3 and Note 16, for which the dates are April 13, 2000 and June 7, 2001, respectively.

                             KEY3MEDIA GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                      December 31, December 31,
                                                          1999         2000
                                                      ------------ ------------
Assets
Current assets:
  Cash and cash equivalents..........................   $  5,570    $  109,914
  Accounts receivable, net...........................     69,383        80,254
  Prepaid event expenses.............................      4,584         4,958
  Deferred income taxes..............................      4,443         1,745
  Other current assets...............................      1,952         2,970
                                                        --------    ----------
    Total current assets.............................     85,932       199,841
Property and equipment, net..........................     10,028        12,342
Intangible assets, net...............................    875,526       843,999
Deferred financing costs and other assets............         78         9,151
                                                        --------    ----------
    Total assets.....................................   $971,564    $1,065,333
                                                        ========    ==========

Liabilities and Shareholders' Equity
Current liabilities:
  Current maturities of long-term obligations........   $    --     $    1,584
  Accounts payable...................................      8,777         8,485
  Bank overdraft.....................................      2,351           --
  Accrued expenses...................................     23,178        49,872
  Deferred revenue...................................     85,799        97,886
  Other current liabilities..........................      3,131        14,887
                                                        --------    ----------
    Total current liabilities........................    123,236       172,714
Deferred income taxes................................     61,553        85,030
Long-term obligations (net of current maturities)....    382,002       367,081
Other long-term liabilities..........................      8,381         8,568

Commitments and contingencies

Shareholders' equity:
  Division capital...................................    328,022           --
  Common Stock--$0.01 par value; authorized
   200,000,000 shares; issued and outstanding,
   65,000,000 shares (2000)..........................        --            650
  Additional paid-in-capital.........................        --        422,171
  Retained earnings..................................     73,246        38,810
  Accumulated comprehensive income(loss).............     (3,894)       (3,836)
  Deferred compensation..............................       (982)      (25,855)
                                                        --------    ----------
    Total shareholders' equity.......................    396,392       431,940
                                                        --------    ----------
    Total liabilities and shareholders' equity.......   $971,564    $1,065,333
                                                        ========    ==========

                            See accompanying notes.

                             KEY3MEDIA GROUP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)

                                                  Years Ended December 31,
                                                 ----------------------------
                                                   1998      1999      2000
                                                 --------  --------  --------
Net revenues.................................... $269,135  $251,411  $286,901
Operating expenses:
  Cost of production............................   75,445    74,131    78,497
  Selling, general and administrative...........   76,508    88,066   106,231
  Non-recurring compensation charge.............      --        --      2,977
  Stock-based compensation......................      252       522     7,967
  Depreciation and amortization.................   41,180    38,132    36,688
                                                 --------  --------  --------
                                                  193,385   200,851   232,360
                                                 --------  --------  --------
Income from operations..........................   75,750    50,560    54,541
                                                 --------  --------  --------
Other income (expenses):
  Interest expense..............................  (45,860)  (23,300)  (39,359)
  Interest income...............................    2,816       487     3,264
  Equity in earnings from joint venture.........    2,658     1,649       --
  Gain on sale of joint venture interest........      --     13,746       --
  Other expense, net............................      (28)      (71)      (17)
                                                 --------  --------  --------
                                                 (40,414)    (7,489)  (36,112)
                                                 --------  --------  --------
Income before income taxes......................   35,336    43,071    18,429
Income tax provision............................   16,080    17,082     9,867
                                                 --------  --------  --------
    Net income.................................. $ 19,256  $ 25,989  $  8,562
                                                 ========  ========  ========
Basic net income per share...................... $   0.36  $   0.49  $   0.15
Diluted net income per share.................... $   0.36  $   0.49  $   0.14
Shares used in computing basic net income per
 common share...................................   53,358    53,358    57,589
Shares used in computing diluted net income per
 common share...................................   53,358    53,358    59,949
Pro forma basic net income per share
 (unaudited)....................................                     $   0.13
Pro forma diluted net income per share
 (unaudited)....................................                     $   0.13
Shares used in computing pro forma basic net
 income per common share........................                       65,000
Shares used in computing pro forma diluted net
 income per common share........................                       67,360



                            See accompanying notes.

                             KEY3MEDIA GROUP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
              For the Years Ended December 31, 1998, 1999 and 2000
                                 (In thousands)

                                           Additional            Accumulated      Total
                          Division  Common  paid-in   Retained  comprehensive comprehensive   Deferred
                          capital   stock   capital   earnings  income (loss) income (loss) compensation  Total
                          --------  ------ ---------- --------  ------------- ------------- ------------ --------
Balance at January 1,
 1998...................  $ 20,213    --         --   $ 31,001     $(2,297)                   $   (996)  $ 47,921
Net transactions with
 affiliates.............   388,369    --         --        --          --                          --     388,369
Dividend................       --     --         --     (3,000)        --                          --      (3,000)
Foreign currency
 translation
 adjustment.............       --     --         --        --          118       $   118           --         118
Issuance of ZDNet stock
 options under employee
 compensation plans.....       408    --         --        --          --                         (408)       --
Amortization of deferred
 compensation...........       --     --         --        --          --                          252        252
Conversion of Softbank
 stock options to ZDI
 stock options..........       503    --         --        --          --                         (503)       --
Net income..............       --     --         --     19,256         --         19,256           --      19,256
                          --------   ----   --------  --------     -------       -------      --------   --------
Total comprehensive
 income.................                                                         $19,374
                                                                                 =======
Balance at December 31,
 1998...................   409,493    --         --     47,257      (2,179)                     (1,655)   452,916
Net transactions with
 affiliates.............   (81,320)   --         --        --          --                          --     (81,320)
Foreign currency
 translation
 adjustment.............       --     --         --        --       (1,715)      $(1,715)          --      (1,715)
Forfeiture of stock
 options................      (151)   --         --        --          --                          151        --
Amortization of deferred
 compensation...........       --     --         --        --          --                          522        522
Net income..............       --     --         --     25,989         --         25,989           --      25,989
                          --------   ----   --------  --------     -------       -------      --------   --------
Total comprehensive
 income.................                                                         $24,274
                                                                                 =======
Balance at December 31,
 1999...................   328,022    --         --     73,246      (3,894)                       (982)   396,392
Net transactions with
 affiliates.............     9,851    --         --        --          --                          --       9,851
Transactions related to
 spin off from ZDI:
 Adjustment of deferred
  income taxes..........   (32,027)   --         --        --          --                          --     (32,027)
 Issuance of common
  stock to ZDI..........  (305,846)   534    305,312       --          --                          --         --
 Dividend...............       --     --         --    (42,998)        --                          --     (42,998)
Sale of common stock,
 net of issuance costs..       --     116     66,562       --          --                          --      66,678
Issuance of warrants to
 purchase common stock..       --     --      15,000       --          --                          --      15,000
Deferred compensation
 related to stock
 options................       --     --      34,507       --          --                      (34,507)       --
Amortization of deferred
 compensation...........       --     --         378       --          --                        7,589      7,967
Forfeiture of options to
 purchase common stock..       --     --      (1,975)      --          --                        1,975        --
Adjustment to benefit of
 pre-spin-off tax loss
 retained by ZDI........       --     --       2,387       --          --                          --       2,387
Foreign currency
 translation
 adjustment.............       --     --         --        --           58       $    58            70        128
Net income..............       --     --         --      8,562         --          8,562           --       8,562
                          --------   ----   --------  --------     -------       -------      --------   --------
Balance at December 31,
 2000...................  $    --    $650   $422,171  $ 38,810     $(3,836)      $ 8,620      $(25,855)  $431,940
                          ========   ====   ========  ========     =======       =======      ========   ========

                            See accompanying notes.

                             KEY3MEDIA GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                   Year Ended December 31,
                                                  ----------------------------
                                                    1998     1999      2000
                                                  --------  -------  ---------
Cash flows from operating activities:
 Net income...................................... $ 19,256  $25,989  $   8,562
 Adjustments to reconcile net income to net cash
  provided by operating activities:
 Depreciation and amortization...................   41,180   38,132     36,688
 Stock-based compensation........................      252      522      7,967
 Non-cash interest expense.......................      --       --      10,213
 Loss on disposal of fixed asset.................      500      --          61
 Foreign exchange (gain)/loss....................       (1)     126         45
 Deferred income taxes...........................   15,490   13,473     (3,968)
 Changes in operating assets and liabilities:
  Accounts receivable............................   (4,853)  (8,358)   (10,871)
  Prepaid event expenses.........................     (480)   2,840       (374)
  Other current assets...........................   (2,231)   1,911     (1,018)
  Other assets...................................     (998)   8,678        (39)
  Accounts payable...............................   (4,126)   2,409       (292)
  Accrued expenses...............................    6,076   (1,226)    26,694
  Deferred revenue...............................    2,038    5,547     12,087
  Other liabilities..............................    9,456   (2,231)    11,943
                                                  --------  -------  ---------
   Total adjustments.............................   62,303   61,823     89,136
                                                  --------  -------  ---------
   Net cash provided by operating activities.....   81,559   87,812     97,698
                                                  --------  -------  ---------
Cash flows from investing activities:
 Purchase of property and equipment..............   (4,371)  (3,131)    (7,415)
 Purchase of intangible assets...................   (7,292)  (2,019)      (125)
                                                  --------  -------  ---------
   Net cash used in investing activities.........  (11,663)  (5,150)    (7,540)
                                                  --------  -------  ---------
Cash flows from financing activities:
 Net transactions with Softbank, ZDI and
  affiliates excluding non-cash transactions with
  affiliates.....................................  (83,192) (81,320)     7,170
 Increase/(decrease) in bank overdraft...........    7,557   (5,206)    (2,351)
 Borrowing under new credit facility.............      --       --     330,000
 Proceeds from the issuance of zero coupon senior
  debentures with detachable warrants............      --       --      75,000
 Proceeds from the sale of common stock, net.....      --       --      69,851
 Payment of costs associated with the issuance of
  long-term obligations..........................      --       --     (10,582)
 Repayment of long-term obligations to ZDI and
  bank borrowings retained by ZDI................      --       --    (382,002)
 Repayment of long term obligations under the new
  credit facility................................      --       --     (30,000)
 Payment of dividend to ZDI......................      --       --     (42,998)
                                                  --------  -------  ---------
   Net cash (used in) provided by financing
    activities...................................  (75,635) (86,526)    14,088
                                                  --------  -------  ---------
Effects of exchange rate changes on cash.........     (161)    (951)        98
                                                  --------  -------  ---------
Net (decrease) increase in cash and cash
 equivalents.....................................   (5,900)  (4,815)   104,344
Cash and cash equivalents at beginning of year...   16,285   10,385      5,570
                                                  --------  -------  ---------
Cash and cash equivalents at end of year......... $ 10,385  $ 5,570  $ 109,914
                                                  ========  =======  =========
Supplemental cash flow disclosures:
 Interest paid................................... $ 45,860  $23,300  $  28,897
 Income taxes paid............................... $    --   $   --   $     137
 Non-cash financing activities:
  Transfer of assets to an affiliate as a
   reduction of division equity.................. $  1,676  $   --   $     --
  Capital contribution of an asset from an
   affiliate..................................... $  3,000  $   --   $     --
  Reduction in notes payable to affiliates as an
   increase in division equity................... $470,237  $   --   $     --
  Capital contribution through payment of stock
   issuance costs by ZDI......................... $    --   $   --   $   2,681

                            See accompanying notes.

                             KEY3MEDIA GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   (In thousands, except per share amounts)

1. Basis of Presentation, Organization and Nature of Operations

   Key3Media Group, Inc. (the "Company") is a leading producer of business-to-business events, principally trade shows, conferences, and customized marketing and education programs with operations in the United States, Canada, Europe, Mexico and Australia.

   In March 2000, Ziff-Davis Inc. ("ZDI"), announced its decision to recapitalize and spin-off its trade show and conference business to the holders of ZDI common stock as part of a comprehensive restructuring. On August 18, 2000, ZDI completed the spin-off of Key3Media Group, Inc, a new company to hold ZDI's trade show and conference business. In addition to the 53,358,050 shares of its common stock issued to holders of ZDI common stock in the spin-off, the Company raised approximately $75 million through the issuance of zero coupon senior debentures with detachable warrants and sold 11,641,950 common shares of its common stock for $6 per share. Concurrently, the Company's wholly owned subsidiary Key3Media Events, Inc. ("Key3Media Events") borrowed $330 million from a syndicate of banks. The proceeds of these transactions were used to repay Key3Media Events' $382 million of existing indebtedness and to fund a $42,998 cash dividend to ZDI, and the balance was retained for working capital and general corporate purposes.

   Prior to June 1, 2000, ZDI provided to the Company certain centralized administrative services including but not limited to, legal, tax and financial accounting, management information, telecommunications and human resources. Since June 1, 2000 the Company has provided these services for itself. Charges for the services provided by ZDI were generally based upon utilization; however, where measuring utilization was impractical, ZDI used percentages based upon headcount or revenue in determining charges for these services. Management of the Company believes the allocated cost of the centralized administrative services approximated the cost it would have incurred if it had obtained the same administrative services from unaffiliated third parties.

   A portion of the cost of administrative services charged to the Company by ZDI included amounts for certain cash management and treasury activities. These activities included the investment of surplus cash and the issuance, repayment and repurchase of short-term and long-term debt. The Company generally remitted its cash receipts (other than receipts of foreign operations or operations that were not wholly owned) to ZDI, and ZDI generally funded the Company's cash disbursements (other than disbursements of foreign operations or operations that were not wholly owned), on a periodic basis. The cash funding described was accounted for within Division Capital and upon the April 13, 2000 signing of a loan agreement with two banks the Company assumed responsibility for its cash management and treasury activities.

   The Company recorded $2,490, $12,543 and $3,499 for centralized administrative charges from ZDI for the years ended December 31, 2000, 1999 and 1998, respectively.

   The financial statements are not necessarily indicative of results that would have occurred if the activities of the Company had been a separate stand-alone entity prior to August 18, 2000.

2. Summary of Significant Accounting Policies

 Principles of Consolidation

   The consolidated financial statements include the accounts of Key3Media Group, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 Cash and Cash Equivalents

   Cash and cash equivalents include cash on deposit and highly liquid investments with original maturities at time of purchase of three months or less.

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)


 Concentrations of Risk

   Financial instruments which potentially subject the Company to concentrations of credit risk are principally cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with various high credit financial institutions. At times, such cash and cash equivalents may be in excess of federally insured limits or, with respect to international operations, there may be no insurance. The Company has not experienced losses in such accounts. The Company generally bills its customers in advance of the commencement of an event and does not require collateral from its customers. As a result of the timing of the billing and collection of a substantial portion of accounts receivable, the Company has limited its credit risk in the event a customer does not pay.

   Significant revenue and earnings are generated from our NetWorld+Interop tradeshows and JavaOne conference brands. Each brand is subject to licenses for its use. While the Company owns the service mark "Interop," it licenses the "NetWorld" service mark from Novell under a license expiring on December 31, 2002, which is subject to automatic renewals unless terminated by Novell upon 15 months' notice. The Company also licenses the name "JavaOne" from Sun Microsystems which expires in July 2004. If these licenses terminate and are not renewed, the Company would not be able to produce events using these service marks and that could adversely affect revenues and results of operations.

 Fair Value of Financial Instruments

   The Company's financial instruments recorded on the consolidated balance sheets include cash and cash equivalents, accounts receivable and accounts payable. The carrying amount of these financial instruments approximates fair value because of their short-term maturity. The recorded amount of the Company's indebtedness also approximates fair value based upon the current rates available to the Company for debt with similar maturities.

 Property and Equipment

   Property and equipment have been recorded at cost. Major replacements and improvements are capitalized while general repairs and maintenance costs are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: computers and equipment two to seven years, furniture and fixtures five to ten years and leasehold improvements the shorter of their estimated useful lives or lease periods.

 Intangible Assets

   Intangible assets consist principally of trade names, advertiser and exhibitor lists, and goodwill. Trade names are recorded at their estimated fair value using the "relief from royalty" approach. The "relief-from-royalty" approach is based upon the savings that an intangible asset owner will realize from owning the intangible asset instead of paying a rent or royalty for the use of that asset. Advertiser and exhibitor lists are recorded at their estimated fair value as determined by an "income" approach. Amortization of intangible assets is computed on a straight-line basis over their estimated useful lives.

   The Company assesses the recoverability of its intangible assets whenever events or changes in circumstances indicate that expected future cash flows (undiscounted and without interest charges) may not be sufficient to support its carrying value. If undiscounted cash flows are not sufficient to support the recorded value, an impairment loss is recognized to reduce the carrying value of the intangibles to its estimated recoverable amount. The impairment loss would be measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)


 Revenue Recognition

   Trade show, conference, customized marketing and education program revenue, less agency commissions, cash discounts, and noncash discounts are recognized when the events are conducted. Payments received in advance of trade shows, conferences and customized marketing and education programs are initially reported on the balance sheet as deferred revenue.

   The Company enters into barter transactions with certain vendors where booth space at trade shows or conferences is exchanged for advertising or the Company and the vendor exchange advertising. These transactions are not included in the consolidated statements of income. If these transactions had been included, the Company would have recorded additional revenue and expense of approximately $9,057, $6,849, and $8,649 for the years ended December 31, 1998, 1999, and 2000, respectively.

 Computation of Net Income Per Share and Pro Forma Net Income Per Share

   Basic net income per share is computed using the weighted average of the number of common shares outstanding, including the assumed issuance of shares to ZDI shareholders in connection with the spin-off, as if such issuance occurred at the beginning of 1998.

   Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding, including the assumed issuance of shares to ZDI shareholders in connection with the spin-off, as if such issuance occurred at the beginning of 1998 plus the dilutive effect of stock options and other dilutive securities, calculated using the treasury stock method.

   Pro forma basic net income per share is computed using the weighted average of the number of common shares outstanding, including the assumed issuance of shares to Initial Public Offering shareholders in connection with the spin-off, as if such issuances occurred at the beginning of 2000. Pro forma diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding, including the assumed issuance of shares to Initial Public Offering shareholders in connection with the spin-off, as if such issuances occurred at the beginning of 2000 plus the dilutive effect of stock options and other dilutive securities, calculated using the treasury stock method.

   A summary of the shares used to compute historical earnings per share is as follows:

                                                          Year Ended December
                                                                  31,
                                                         ----------------------
                                                          1998    1999    2000
                                                         ------- ------- ------
   Net income..........................................  $19,256 $25,989 $8,562
                                                         ------- ------- ------
   Weighted average common shares......................   53,358  53,358 57,589
                                                         ------- ------- ------
   Denominator for basic calculation...................   53,358  53,358 57,589
                                                         ------- ------- ------
   Net income per share-basic..........................  $  0.36 $  0.49 $ 0.15
                                                         ======= ======= ======

   Weighted average effect of anti-dilutive securities:
     Warrants..........................................      --      --     972
     Stock options.....................................      --      --   1,388
                                                         ------- ------- ------
   Total weighted average effect of anti-dilutive
    securities:........................................      --      --   2,360
                                                         ------- ------- ------
   Denominator for diluted calculation.................   53,358  53,358 59,949
                                                         ------- ------- ------
   Net income per share-diluted........................  $  0.36 $  0.49 $ 0.14
                                                         ======= ======= ======

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)


   A summary of the shares used to compute unaudited pro forma earnings per share is as follows:

                                                                    Year ended
                                                                   December 31,
                                                                   ------------
                                                                       2000
                                                                   ------------
   Net income.....................................................   $ 8,562
                                                                     -------
   Weighted average common shares.................................    65,000
                                                                     -------
   Denominator for basic calculation..............................    65,000
                                                                     -------
   Net income per share-basic.....................................   $  0.13
                                                                     =======

   Weighted average effect of anti-dilutive securities:
     Warrants.....................................................       972
     Stock options................................................     1,388
                                                                     -------
   Total weighted average effect of anti-dilutive securities:.....     2,360
                                                                     -------
   Denominator for diluted calculation............................    67,360
                                                                     -------
   Net income per share-diluted...................................   $  0.13
                                                                     =======

 Operating Costs and Expenses

   Cost of production includes the direct costs of organizing, producing and managing trade shows, seminars, conferences and expositions. These costs are capitalized as prepaid and expensed in the month in which the event is conducted.

 Equity in Earnings from Joint Ventures

   Equity in earnings from joint ventures includes the Company's equity share of income or loss from its investments in joint ventures. This amount is included in deferred financing costs and other assets.

   In September 1999, the Company sold its 50% interest in Expo Comm which resulted in a gain of $13,746.

 Foreign Currency Translation

   The assets and liabilities of foreign operations are translated at the current exchange rate and elements of shareholders' equity are translated at historical exchange rates at year-end. Revenue and expense accounts are translated at the average exchange rate during the periods presented. Gains or losses from foreign currency transactions are included in earnings as incurred. Translation adjustments are included as a separate component of shareholders' equity.

 Advertising

   The Company generally expenses the cost of advertising as incurred.

 Income Taxes

   The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Net deferred tax assets are recorded when it is more likely than not that such tax benefits will be realized.

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)


   The activities of the Company were included in the consolidated federal income tax return filed by Softbank (for 1997 and through May 3, 1998) and by ZDI (from May 4, 1998 through August 18, 2000). However, the tax provision shown on the consolidated statements of income and the tax assets and liabilities shown on the consolidated balance sheets for each of the fiscal years 1998, 1999 and 2000 have been prepared as though the activities of the Company were filed in income tax returns on a stand-alone basis. The tax benefit arising from the change in the deferred tax accounts and the Company's interim loss through August 18, 2000 has been reflected in the accompanying statement of income, however as the operating tax asset will be utilized by Ziff Davis, the amount of the asset has been reflected as a distribution to Ziff Davis. The effect of recording the income tax provision on a stand-alone basis as of August 18, 2000 resulted in an aggregate reduction in Division Equity of $32,027. The adjustment to equity was reduced by $2,387 during the fourth quarter of fiscal 2000 to reflect the actual benefit of pre-spin-off losses retained by ZDI.

 Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amount reported in the financial statements. Actual results may differ from these estimates.

 Stock-Based Compensation

   Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation" encourages, but does not require, companies to adopt a fair value based method for determining the expense related to stock-based compensation. The Company records stock-based compensation using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and Financial Accounting Standards Board (FASB) Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25 ("FIN 44")."

 New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 30, 1999. However, Statement of Financial Accounting Standards No. 137, "Deferral of the Effective Date of SFAS No. 133" was issued to defer adoption of SFAS No. 133 to fiscal years beginning after June 30, 2000. Management believes that the adoption of SFAS No. 133 will have no material effect on the Company's financial statements.

 Reclassification

   Certain reclassifications were made to the prior year consolidated financial statements to conform to current year presentation.

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)


3. Long-Term Obligations

   Long-term Obligations consist of the following:

                                                              December 31,
                                                            -----------------
                                                              1999     2000
                                                            -------- --------
   Note payable to Ziff-Davis Inc. -- a related party...... $382,002      --
   Senior credit facility..................................      --  $300,000
   $75 million Zero coupon debentures including accreted
    interest of $3,386, net of discount of $9,721..........      --    68,665
                                                            -------- --------
                                                             382,002  368,665
   Less current maturities.................................      --    (1,584)
                                                            -------- --------
   Total................................................... $382,002 $367,081
                                                            ======== ========

   On August 3, 2000, the Company's wholly owned subsidiary, Key3Media Events, entered into a credit facility with a syndicate of banks which consists of two term loan facilities and a revolving credit facility. The initial principal amount of the first term loan was $75,000 and it matures on August 3, 2005. The first term loan requires repayment quarterly in annual amounts equal to 10% of the original principal amount of the loan in the first year, 15% in the second year, 20% in the third year, 25% in the fourth year and the remaining 30% in the fifth and final year. The initial principal amount of the second term loan was $255,000 and it matures on August 3, 2006. The second term loan requires repayment in equal quarterly amounts during the final year of its term, subject to amortization of approximately 1% per year prior to the final year. Key3Media Events borrowed $330,000 under the term loan facilities on August 18, 2000. As of December 31, 2000, Key3Media Events has made a $30,000 principal repayment on these two term loan facilities. As a result of this prepayment, the above repayment amounts have been revised and are restated in the maturity schedule below.

   The revolving credit facility commits the banks to lend up to $50,000 to Key3Media Events for general corporate purposes. Key3Media Events may borrow, repay and re-borrow under the revolving loan facility until August 3, 2005, at which time Key3Media Events must repay any amounts outstanding under the revolving credit facility. As of December 31, 2000, Key3Media Events has no amounts outstanding under the revolving credit facility.

   At Key3Media Events' election, loans under the credit facility bear interest at a margin over, (1) the higher of the federal funds rate plus 1/2% and Citibank, N.A.'s base rate or (2) the London interbank offered rate, or LIBOR. The margin Key3Media Events pays will vary between 0.75% and 4.00% depending on (a) what Key3Media Events chooses as its base rate and (b) the ratio of its total debt to EBITDA as defined in the credit facility agreement. At December 31, 2000, the effective interest rate for the Senior Credit Facility was 10.7%.

   The credit facility contains various financial covenants including, amongst other things, (i) limitations on dividends, (ii) limitations on the incurrence of indebtedness, (iii) limitations on capital expenditures and
(iv) maintenance of minimum leverage and interest coverage ratios. The borrowings under the credit facility are collateralized by substantially all of the assets of Key3Media Events.

   On September 22, 2000, Key3Media Events entered in to a Rate Cap Transaction Agreement with a bank which eliminates its exposure to interest rate increases in LIBOR above 9.375% on $165,000 of borrowings under the credit facility. This agreement terminates on October 2, 2001.

   On August 18, 2000, the Company issued zero coupon senior debentures with an initial principal amount of $75,000. The purchasers paid $72,938 for the debentures and the warrants described below. The principal amount of the debentures will accrete at a rate of 12% per year, compounded quarterly, for the first five years and 15%

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)

per year, compounded quarterly, after that. If our consolidated ratio of debt to EBITDA as defined in the debenture agreement in the previous four quarters is higher than 4.50:1.00, the accretion rate will increase by 1.25% until the ratio falls below 4.50:1.00 for the previous four quarters. The debentures will mature in seven years and nine months. Accreted interest calculated on an average annualized basis on the debentures was $3,386 for the year ended December 31, 2000.

   The Company can redeem the debentures at any time before the first anniversary of the issuance of the debentures at 112% of the initial principal amount. On or after the first but before the fifth anniversary of the issuance, we can redeem the debentures at 100% of their accreted principal amount. On or after the fifth anniversary, we cannot redeem the debentures, until the maturity date.

   The purchasers of our debentures received warrants to purchase 6,800 shares of our common stock at $6.00 per share, subject to adjustment as described below and to customary anti-dilution rights. Cashless exercise is permitted and the warrants expire seven years after they are issued, except that if the number of shares that may be purchased upon exercise of the warrants increases on any anniversary of the issue date, then the warrants will expire as to those additional shares seven years after that anniversary.

   If the debentures are redeemed within 22 months after they are issued (prior to June 18, 2002), the number of shares that must be issued upon exercise of the warrants will decrease by 523. If the debentures are still outstanding on the following anniversaries, the number of shares that must be issued upon exercise of the warrants will increase by 1,500 on each of the second and third anniversaries of the issuance of the debentures and by 1,750 each of on the fourth and fifth anniversaries.

   In connection with the issuance of warrants, the Company recorded a discount on the debentures and an increase to paid-in-capital of $15,000, which represents the value of the warrants on the date of issuance. The discount on the debentures will be amortized as additional interest expense using the effective interest rate method over the expected life of the debentures, which Management currently believes may be less than 24 months from the date of their issuance. The $15,000 value assigned to the warrants at their issuance date has been determined using a Black-Scholes Pricing Model that includes assumptions as to risk free interest rates, dividend yield, volatility and expected life of the warrants.

   If the debentures are repaid 22 months after their issuance, then the Company is required to pay $93,552, which is comprised of $75,000 of principal and $18,552 of accreted interest. If the debentures are repaid on their contractual maturity date in May 2008, then the Company is required to pay $203,364, which is comprised of $75,000 of principal and $128,364 of accreted interest.

   The debenture agreement contains some financial and reporting covenants such as minimum leverage ratios and quarterly and annual reporting. The debentures are subordinate to the credit facility and are collateralized by substantially all of the assets of the Company.

   In May 1998, Key3Media Events entered into a Loan Agreement with ZDI for $382,002 (the "Loan"). The Loan stated that interest payments were due on a quarterly basis beginning June 1998 at a rate of 6% per annum. The Loan was payable on March 31, 2008 and contained no financial covenants. On April 13, 2000, Key3Media Events entered into a Revolving Credit Agreement ("the Agreement") with two banks and borrowed $150,000 which represented the maximum amount available under the Agreement. The proceeds of this borrowing were used to repay a portion of the Loan. Under the terms of the Agreement, Key3Media Events was required to maintain certain financial and operating covenants, which included maximum leverage and minimum interest coverage ratios and limits on capitalized leases and capital expenditures. The borrowing bore interest at a base

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)

rate or eurodollar rate, at the option of Key3Media Events. The base rate was equal to the higher of the lender's commercial lending rate or 1/2 of 1% per annum above the federal funds rate. The eurodollar rate was equal to the London Interbank Offered Rate divided by a percentage equal to 100% minus the eurodollar rate reserve percentage, as defined in the Agreement. The Loan and the Agreement were repaid on August 18, 2000 with borrowings from the credit facility noted above.

   The Company incurred interest expense to related parties for the years ended December 31, 1998, 1999 and 2000 of $45,860, $23,300 and $15,522,
respectively.

   Maturities of long-term debt for the next five years and thereafter (in thousands) are:

                                                  Zero
                                                 Coupon     Credit
                                               Debentures  Facility   Total
                                               ----------  -------- ---------
    Years ending December 31:
     2001..................................... $     --    $  1,584 $   1,584
     2002.....................................       --       5,662     5,662
     2003.....................................       --      18,233    18,233
     2004.....................................       --      21,983    21,983
     2005.....................................       --     131,413   131,413
     Thereafter...............................   203,364    121,125   324,489
                                               ---------   -------- ---------
                                                 203,364    300,000   503,364
   Less amount representing accreted interest
    and debt discount.........................  (134,699)       --   (134,699)
                                               ---------   -------- ---------
   Total...................................... $  68,665   $300,000 $ 368,665
                                               =========   ======== =========

4. Accounts Receivable

   Accounts receivable consist of the following:

                                                               December 31,
                                                              ----------------
                                                               1999     2000
                                                              -------  -------
   Accounts receivable....................................... $73,267  $83,816
   Less: allowance for doubtful accounts and cancellations...  (3,884)  (3,562)
                                                              -------  -------
                                                              $69,383  $80,254
                                                              =======  =======

5. Property and Equipment

   Property and equipment consist of the following:

                                                               December 31,
                                                             ------------------
                                                               1999      2000
                                                             --------  --------
   Computers and equipment.................................. $ 23,069  $ 27,251
   Leasehold improvements...................................    2,118     3,260
   Furniture and fixtures...................................    3,682     4,669
   Other....................................................    1,080     1,741
                                                             --------  --------
                                                               29,949    36,921
   Less: accumulated depreciation and amortization..........  (19,921)  (24,579)
                                                             --------  --------
                                                             $ 10,028  $ 12,342
                                                             ========  ========

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)


   Depreciation and amortization expense for the years ended December 31, 1998, 1999 and 2000 was $6,101, $4,591, and $5,226 respectively.

   During 2000, fixed assets with a cost basis of $467 and a related accumulated depreciation balance that totaled $467 were written-off.

6. Intangible Assets

   Intangible assets consist of the following:

                                                             December 31,
                                             Range of    ----------------------
                                          lives in years    1999        2000
                                          -------------- ----------  ----------
   Trade names:
     COMDEX..............................       40       $  418,000  $  418,000
                                                         ----------  ----------
                                                            418,000     418,000
                                                         ----------  ----------
   Goodwill:
     Softbank COMDEX.....................       40          277,642     277,642
     Softbank Forums, Inc................    5 to 30        160,424     160,424
                                                         ----------  ----------
                                                            438,066     438,066
                                                         ----------  ----------
   Advertiser and exhibitor lists:
     COMDEX Fall.........................       27          135,990     135,990
     COMDEX Spring.......................       17           12,000      12,000
                                                         ----------  ----------
                                                            147,990     147,990
                                                         ----------  ----------
   Other intangibles.....................   2.5 to 15        16,459      16,609
                                                         ----------  ----------
                                                         $1,020,515  $1,020,665
   Less: accumulated amortization........                  (144,989)   (176,666)
                                                         ----------  ----------
                                                         $  875,526  $  843,999
                                                         ==========  ==========

   Amortization expense for the years ended December 31, 1998, 1999, and 2000 was, $35,079, $33,541, and $31,462 respectively.

   In 1998, the Company recorded additional amortization expense of $2,930 as a result of management's change in the estimated useful life of a tradeshow name. During 1999, the Company recorded additional amortization of $2,306 to reduce the carrying value of this tradeshow to zero in recognition of its discontinued usage.

7. Accrued Expenses

   Accrued expenses consist of the following:

                                                                 December 31,
                                                                ---------------
                                                                 1999    2000
                                                                ------- -------
   Payroll and related employee benefits....................... $ 4,987 $10,106
   Income and related taxes payable............................     164  13,579
   Other accrued expenses......................................  18,027  26,187
                                                                ------- -------
                                                                $23,178 $49,872
                                                                ======= =======

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)

8. Non-recurring Compensation Charge

   In connection with the termination provisions included in their respective employment agreements, two executives of the Company elected to exercise those rights in December 2000, resulting in a one time non-recurring compensation charge of $2,977 for the required termination payments. Subsequently, the Company and one of these executives entered into a new four-year employment agreement in December, 2000.

9. Income Taxes

   Income before income taxes is attributable to the following jurisdictions:

                                                        Years ended December
                                                                 31,
                                                       ------------------------
                                                        1998     1999    2000
                                                       -------  ------- -------
   United States...................................... $37,911  $41,473 $18,533
   Foreign............................................  (2,575)   1,598    (104)
                                                       -------  ------- -------
     Total............................................ $35,336  $43,071 $18,429
                                                       =======  ======= =======

   Components of the provision for income taxes are as follows:

                                                          Years ended December
                                                                  31,
                                                         ----------------------
                                                          1998    1999    2000
                                                         ------- ------- ------
   U.S. federal income taxes:
     Current............................................ $   --  $ 2,730 $2,353
     Deferred...........................................  14,653  12,744  6,157
   State and local income taxes:
     Current............................................     --      156    168
     Deferred...........................................     837     728    440
   Foreign income taxes.................................     540     724    749
                                                         ------- ------- ------
     Total.............................................. $16,030 $17,082 $9,867
                                                         ======= ======= ======

   A reconciliation of the U.S. federal statutory tax rate to the Company's effective tax rate on income before income taxes is as follows:

                             Years ended December
                                     31,
                             ----------------------
                              1998    1999    2000
                             ------  ------  ------
   Federal statutory tax
    rate...................    35.0%   35.0%   35.0%
   State and local taxes
    (net of federal tax
    benefit)...............     2.0     2.0     2.0
   Effect of foreign
    operations.............     4.2     0.3     4.1
   Non-deductible executive
    compensation...........     --      --      6.5
   Non-deductible debenture
    interest...............     --      --      1.8
   Amortization of
    nondeductible
    goodwill...............     3.8     2.0     1.1
   Other, including meals
    and entertainment......     0.4     0.4     3.0
                             ------  ------  ------
   Effective tax rate......    45.4%   39.7%   53.5%
                             ======  ======  ======

   The tax provision as reported above for the year ended December 31, 2000, reflects a revision to the current provision from the amount previously reported in the Company's earnings release dated February 27, 2001. The current provision has been reduced by $3,828 to give effect to the operating loss benefit resulting from the pre-

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)

spin-off period as allowed by EITF 94-10, "Accounting by a Company for the Income Tax Effects of Transactions among or with its Shareholders under FASB Statement No. 109." The related tax benefit will be utilized by Ziff-Davis pursuant to the agreements related to the spin-off. The Company has now recognized the benefit for its pre-spin-off operating losses, as allowed by the EITF and has reflected its expected utilization by Ziff-Davis as a distribution through a reduction of Division Equity. No benefit had been recognized for the pre-spin-off operating losses in the previously reported results. The effect of this revision was to increase net income by $3,828 or $0.06 per share.

   Following is a summary of the components of the deferred tax accounts:

                                                              December 31,
                                                            ------------------
                                                              1999      2000
                                                            --------  --------
   Current deferred tax asset.............................. $  4,443  $  1,745
                                                            --------  --------
   Noncurrent deferred tax asset and (liability):
     Basis difference in intangible assets.................  (78,549)  (91,943)
     Net operating loss and other carryforwards............   11,428        43
     Other.................................................    7,472     6,870
                                                            --------  --------
     Gross noncurrent deferred tax liability...............  (59,649)  (85,030)
   Valuation allowance.....................................   (1,904)      --
                                                            --------  --------
     Net noncurrent deferred tax liability................. $(61,553) $(85,030)
                                                            ========  ========

   The Company believes that certain operating loss deductions arising while the Company was included as part of the Ziff-Davis consolidated tax return that are attributable to the Company may result in a reduction of current and future income tax liabilities. These amounts cannot be currently quantified because the amount of the operating loss deductions attributable to the Company after our spin-off are dependent upon the total carryforward losses of the Company to be utilized by Ziff-Davis in their tax return for the period prior to our spin-off. As such, no recognition for that potential future benefit has been included in these financial statements.

10. Stock Compensation Plans

   The disclosures described below set forth the various compensation plans implemented by the Company and by Softbank and ZDI only to the extent such plans affect the employees of the Company.

 Key3Media Group, Inc. 2000 Stock Option and Incentive Plan

   The Board of Directors of the Company adopted the Key3Media Group, Inc. 2000 Stock Option and Incentive Plan (the "Plan") on August 21, 2000. Under the terms of the Plan, all employees, officers, directors and consultants of the Company are eligible to participate. The Nominating and Compensation Committee of the Board of Directors establish the option price and the vesting schedule of each stock grant. The initial number of shares authorized for option grants under the Plan was 23,933. In the event the Company issues additional shares of common stock, as defined, the total number of additional shares of common stock authorized for option grants shall equal 33 1/3% of the additional shares of common stock issued at the time.

   On August 21, 2000, the Company granted 21,126 options to purchase shares of its common stock (8,212 options with an exercise price of $11.00 and 12,914 options with an exercise of $5.00). Certain options granted to employees who previously held options to purchase stock of ZDI, ZDNet, and Softbank Corp. are subject to the accounting treatment described in FIN 44 which requires recording the fair value of these options at the close of each accounting period and recognizing the change in fair value from period to period as an increase or decrease in stock based compensation.

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)


   The Company also granted 1,723 options to purchase common stock with exercise prices ranging from $8.00 to $12.18 during the period of August 22, 2000 to December 31, 2000.

   As a result of the issuance of options to purchase common stock, the Company recorded deferred stock compensation of $33,370 and incurred noncash stock based compensation expense of $6,206 for the year ended December 31, 2000.

 Softbank Executive Stock Option Plans

   The Softbank Executive Stock Option Plans provide for the granting of nonqualified stock options (the "Softbank Options") to purchase the common stock of Softbank Corp., a publicly traded company in Japan, to officers, directors and key employees of ZDI, including certain employees of the Company prior to the spin-off. Under the Plans, options have been granted at exercise prices equal to the closing market price in Japan's public equities market (market price denominated in Japanese yen) on the date of grant. Substantially all options granted become exercisable in various installments over the first six anniversaries of the date of grant and expire ten years after the date of grant.

   On January 19, 1998, the exercise price of all of the shares outstanding under option agreements was reset to (Yen)4,000, the closing market price on Japan's Tokyo Stock Exchange First Section at that date. In conjunction with the repricing, those options previously exercisable on December 31, 1997 could only be exercised after July 19, 1998. The repricing of the stock options did not result in compensation expense to the Company.

   Certain employees of the Company who continue to hold options to purchase stock of Softbank Corp. were granted accelerated vesting rights that resulted in additional deferred stock compensation of $1,137 and noncash stock based compensation expense of $1,382 for the year ended December 31, 2000.

   In summary, the Company's deferred compensation activity for 2000 by plans is as follows:

                                                     Key3Media Softbank
                                                       Plan     Plans    Total
                                                     --------- -------- -------
   Deferred stock compensation......................  $33,370   $1,137  $34,507
   Amortization of deferred stock compensation......    6,206    1,383    7,589
   Forfeitures......................................    1,975      --     1,975

 1998 Incentive Compensation Plan and the 1998 Non-Employee Director's Stock Option Plan

   ZDI has two classes of common stock; ZD Inc.--ZD Common Stock ("ZD Stock") and ZD Inc.--ZDNet Stock ("ZDNet Stock").

   The 1998 Incentive Compensation Plan (the "Incentive Plan") provides for the grant of options, stock appreciation rights, stock awards and other interests in ZDI common stock to key employees of ZDI and its affiliates and consultants. On December 21, 1998, the ZDI Board of Directors approved an amendment to the Incentive Plan to permit grants of options and other stock-based awards with respect to any services of common stock of ZDI and to increase the number of shares available for issuance to all ZDI employees from 8,500 shares to 17,828 shares.

   The 1998 Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors Plan") provides for the grant of stock options to non-employee directors. ZDI had reserved 8,500 shares of common stock for issuance under the Non-Employee Directors' Plan.

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)


   On September 23, 1998, the ZDI Board of Directors approved the reduction of the exercise price of all options outstanding under the Incentive Plan from $16.00 to $6.00, the closing market price of ZDI common stock on that date. In addition, the vesting period of the options was extended by three months. The repricing did not result in compensation expense to the Company.

   On December 21, 1998, ZDI's Board of Directors approved the grant of options to acquire an aggregate of approximately 224 shares of ZDNet Stock to certain employees of the Company at a price of $4.29 per share. As a result of the grant the Company recorded deferred compensation expense of $408 for the difference between the exercise price and the deemed fair value of the underlying shares. The Company expects to recognize non-cash compensation for accounting purposes of $102 ratably over the vesting periods of the options. These options are currently scheduled to vest and become exercisable on the fifth anniversary of the date of grant.

   On January 29, 1999, ZDI granted options to a number of ZD Events employees in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp. In connection with these grants, an affiliate of SOFTBANK Corp. has agreed with ZDI that, if and when any of these options are exercised, (1) that affiliate will cause the shares to ZDI common stock issuable upon such exercise to be supplied to ZDI and (2) ZDI will deliver to that affiliate of its designee the exercise price paid upon such exercise. Thus, the exercise of these options will not increase the number of shares of ZDI common stock outstanding or ZDI's stockholders' equity. The Company recognized compensation expense for accounting purposes through the vesting period that ended in fiscal year 2000.

 Option Grants

   Information relating to the Key3Media Group, Inc. 2000 Stock Option and Incentive Plan during 2000 is as follows:

                                                  Weighted       Weighted
                                                  Average      Average Fair
                                      Number of option price   Market Value
                                       shares    per share   at date of grant
                                      --------- ------------ ----------------
   Shares outstanding under options
    at December 31, 1999.............     --       $  --          $  --
     Granted at market prices........   1,249       10.73          10.73
     Granted at price exceeding
      market.........................   8,212       11.00           6.00
     Granted at price below market...  13,388        5.12           6.16
     Exercised.......................     --          --             --
     Forfeited.......................    (566)       6.39            --
                                       ------      ------
   Shares outstanding under options
    at December 31, 2000.............  22,283      $ 7.57
                                       ======      ======

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)


   Information relating to the Softbank options for ZD Events employees during 1998, 1999 and part of 2000 is as follows:

                                                  Number        Weighted
                                                    of       average option
                                                  shares   price per share (1)
                                                 --------  ------------------
   Shares outstanding under options at December
    31, 1997...................................   167,616        $70.36
     Granted...................................    99,360         31.03
     Exercised.................................   (28,151)        31.03
     Converted to ZDI options..................    (1,800)        31.03
     Forfeited.................................   (17,682)        31.03
                                                 --------        ------
   Shares outstanding under options at December
    31, 1998...................................   219,343         31.03
     Granted...................................       --            --
     Exercised.................................   (76,731)        31.03
     Forfeited/cancelled.......................   (31,772)        31.03
                                                 --------        ------
   Shares outstanding under options at December
    31, 1999...................................   110,840         31.03
     Granted...................................       --            --
     Exercised.................................  (110,840)        31.03
     Forfeited/cancelled.......................       --            --
                                                 --------        ------
   Shares outstanding under options at December
    31, 2000...................................       --         $  --
                                                 ========        ======

--------
(1) The exercise price of the stock options is set in Japanese yen. The exercise prices as shown above have been converted to U.S. dollars based upon the exchange rate of the date of grant for the respective options. The 1998 activity reflects the repricing of all options outstanding as of January 19, 1998 to (Yen)4,000.

   Information relating to the Ziff-Davis Inc.--ZD stock options for ZD Events employees during 1998, 1999 and 2000 is as follows:

                                                                 Weighted
                                                  Number of   average option
                                                    shares    price per share
                                                  ----------  ---------------
   Shares outstanding under options at December
    31, 1997.....................................        --        $ --
     Granted.....................................  1,140,245        6.05
     Exercised...................................        --          --
     Converted from Softbank options.............        --          --
     Forfeited...................................    (92,750)       6.00
                                                  ----------       -----
   Shares outstanding under options at December
    31, 1998.....................................  1,047,495        6.06
     Granted.....................................    531,870       15.87
     Exercised...................................    (38,195)       6.00
     Forfeited...................................   (160,185)       9.46
                                                  ----------       -----
   Shares outstanding under options at December
    31, 1999.....................................  1,380,985        9.45
     Granted.....................................        --          --
     Exercised................................... (1,380,985)       9.45
     Forfeited...................................        --          --
                                                  ----------       -----
   Shares outstanding under options at December
    31, 2000.....................................        --        $ --
                                                  ==========       =====

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)


   Information relating to the Ziff-Davis Inc.--ZDNet stock options for ZD Events employees during 1998, 1999 and 2000 is as follows:

                                                      Number      Weighted
                                                        of     average option
                                                      shares   price per share
                                                     --------  ---------------
   Shares outstanding under options at December 31,
    1997...........................................       --       $  --
     Granted.......................................   224,437        4.29
     Exercised.....................................       --          --
     Forfeited.....................................       --          --
                                                     --------      ------
   Shares outstanding under options at December 31,
    1998...........................................   224,437        4.29
     Granted.......................................   165,055       30.23
     Exercised.....................................      (875)       4.29
     Forfeited.....................................   (32,187)      17.60
                                                     --------      ------
   Shares outstanding under options at December 31,
    1999...........................................   356,430       15.10
     Granted.......................................       --          --
     Exercised.....................................  (356,430)      15.10
     Forfeited.....................................       --          --
                                                     --------      ------
   Shares outstanding under options at December 31,
    2000...........................................       --       $  --
                                                     ========      ======

   The following tables summarize information concerning outstanding and exercisable options at December 31, 2000 (in thousands, except number of years and per share amounts):

                           Options Outstanding                  Options Exercisable
               -------------------------------------------- ---------------------------
                           Weighted Average    Weighted                    Weighted
    Range of                  Remaining         Average                     Average
    Exercise     Number       Contractual      Exercise       Number       Exercise
     Prices    Outstanding  Life (in Years) Price per Share Exercisable Price per Share
    --------   ----------- ---------------- --------------- ----------- ---------------
   $ 0.01 -
     $ 5.00..    12,479          9.6            $ 5.00          682         $ 5.00
   $ 5.01 -
     $10.99..     1,581          9.9            $ 9.92          --          $  --
   $11.00 -
     $12.19..     8,223          9.6            $11.01          987         $11.00
                 ------                                        -----
     Total...    22,283                                        1,669
                 ======                                        =====

   SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123"), requires the Company to disclose pro forma information regarding option grants made to its employees. SFAS 123 specifies certain valuation techniques that produce estimated compensation charges that are included in the pro forma results below. These amounts have not been reflected in the Company's Consolidated Statement of Income, because APB 25, "Accounting for Stock Issued to Employees," specifies that no compensation charge arises when the price of the employees' stock options equals the market value of the underlying stock at the grant date, as in the case of certain options granted to the Company's employees.

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)


   SFAS 123 pro forma numbers are as follows for December 31 (in thousands, except per share amounts and percentages):

                                                          1998    1999    2000
                                                         ------- ------- ------
   Net income--as reported.............................. $19,256 $25,989 $8,562
   Net income--pro forma................................ $15,625 $22,510 $4,509
   Basic net income per common share--as reported....... $  0.36 $  0.49 $ 0.15
   Diluted net income per common share--as reported..... $  0.36 $  0.49 $ 0.14
   Basic net income per common share--pro forma......... $  0.29 $  0.42 $ 0.08
   Diluted net income per common share--pro forma....... $  0.29 $  0.42 $ 0.08

 Key3Media Options

                                                             1998    1999 2000
                                                            -------  ---- -----
   Risk-free interest rate.................................   n/a    n/a    6.2%
   Dividend yield..........................................   n/a    n/a    --
   Volatility factor.......................................   n/a    n/a   46.0%
   Expected life...........................................   n/a    n/a  3 yrs

 Softbank Options
                                                             1998    1999 2000
                                                            -------  ---- -----
   Risk-free interest rate.................................    5.46% n/a   n/a
   Dividend yield..........................................     1.5% n/a   n/a
   Volatility factor.......................................   77.72% n/a   n/a
   Expected life........................................... 6 years  n/a   n/a

 Ziff-Davis Inc.--ZD Stock Options

                                                           1998     1999    2000
                                                          -------  -------  ----
   Risk-free interest rate...............................    5.29%    5.24% n/a
   Dividend yield........................................     --       --   n/a
   Volatility factor.....................................   54.70%   59.27% n/a
   Expected life......................................... 6 years  6 years  n/a

 Ziff-Davis Inc.--ZDNet Stock Options
                                                           1998     1999    2000
                                                          -------  -------  ----
   Risk-free interest rate...............................    4.67%    5.23% n/a
   Dividend yield........................................     --       --   n/a
   Volatility factor.....................................   54.70%   84.15% n/a
   Expected life......................................... 6 years  6 years  n/a

   The weighted average fair value of options granted during the year ended December 31 is as follows:

                                                              1998  1999  2000
                                                             ------ ----- -----
      Key3Media Group.......................................    --    --  $2.20
      Softbank options...................................... $50.34   n/a   n/a
      Ziff-Davis Inc.--ZD Stock options.....................   7.27  9.69   n/a
      Ziff-Davis Inc.--ZDNet options........................   4.25 22.39   n/a

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)


   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of the Company's options.

 Employee Stock Purchase Plan

   Prior to August 18, 2000, certain employees of the Company were eligible to participate in the ZDI Employee Stock Purchase Plan (the "Stock Purchase Plan"). Under this plan, eligible employees could purchase ZDI's common stock with after-tax payroll deductions of 1% to 10% of their base pay. The price at which shares of common stock could be purchased was the lesser of 85% of the fair market value of a share of common stock on (1) the first business day of a purchase period or (2) the last business day of a purchase period. ZDI had reserved 2,500 shares of common stock for issuance under the Stock Purchase Plan as of December 21, 1998. Prior to this date, the number of shares available for sale under this plan was 1,500. As of August 19, 2000, the employees permitted to participate withdrew from the Stock Purchase Plan in connection with the Company's spin-off from ZDI.

11. Employee Benefit Plans

 Defined Contribution Plans

   The Company sponsors the Key3Media Events 401(k) Plan (the "Plan") to provide retirement benefits for its employees. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provided tax-deferred salary deductions for eligible employees. Employees may contribute from 1% to 15% of their annual compensation, limited to a maximum annual amount as set periodically by the Internal Revenue Service. The Company matches employee contributions at 50% for the first 4% contributed by employees. All matching contributions vest over four years. In addition, the Plan provides for discretionary contributions as determined by the Company's Management based on the Company's performance during the past year. Such contributions vest over five years and will be allocated to eligible participants in proportion to their current investment allocation.

   Prior to August 18, 2000, ZDI and its subsidiaries maintained various defined contribution retirement plans. Substantially all of the Company's employees were eligible to participate in one of these plans under which the Company made annual contributions. In addition, employees were permitted to make contributions to the plan in which they participated, subject to certain limitations. The Company matched employee contributions up to certain specified percentages. Employees were generally eligible to participate in a plan upon joining the Company and received matching contributions immediately upon commencement of employment. Additionally, employees became eligible to receive a discretionary contribution after one year of employment.

   In connection with the spin-off on August 18, 2000, the investment balances of employees under the various ZDI defined contribution retirement plans were transferred to the Key3Media Events 401(k) Plan if their employment continued with the Company.

   The Company made contributions to the above noted plans of $1,106, $2,450 and $346 for the years ended December 31, 1998, 1999 and 2000, respectively.

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)


12. Commitments and Contingencies

   On March 17, 2000, Key3Media Events sued GES Exposition Services, Inc. for breach of contract in the United States District Court for the District of Massachusetts. The Company believes that GES is withholding commissions that it is required to pay to Key3Media Events under contract. The Company believes that GES owed Key3Media Events approximately $9,000 as of December 31, 2000, and that this balance is increasing. On June 19, 2000 GES filed an answer, counterclaim and jury demand. Its counterclaim alleges that Key3Media Events breached the contract, violated its fiduciary duty toward GES and converted GES property to the benefit and use of Key3Media Events. GES has asked the court to award unspecified damages as well as declaratory and injunctive relief. The Company has received subsequent pleadings filed by GES alleging damages of approximately $33,000 on a variety of different legal theories plus additional damages for lost future profits of $20,000. This litigation is in the early stages of discovery. Management believes that these claims are excessive and lack merit and intends to vigorously defend against them. In management's opinion, this litigation is not likely to have a material adverse effect on the Company's financial position, results of operations or cash flows. On August 18, 2000, the agreement with GES was terminated by Key3Media Events pursuant to a 60 day notice of termination delivered by Key3Media Events to GES on June 19, 2000.

   In connection with its spin-off from ZDI, the Company and its subsidiaries have received an indemnification from ZDI against all liabilities not related to its businesses, including the class actions and derivative litigation filed against ZDI discussed in the Company's Registration Statement on Form S-1 (No.333-36828).

   The Company and its subsidiaries are subject to various other claims and legal proceedings arising in the normal course of business. Management believes that the ultimate liability, if any, in the aggregate will not be material to the Company's financial position, results of operations or cash flows.

13. Operating Lease Commitments

 Operating Leases and Sublease Arrangements

   Following is a schedule of future minimum lease payments under operating leases and under sublease arrangements that have initial or remaining noncancellable lease terms in excess of one year at December 31, 2000 (in thousands):

                                                              Operating Sublease
                                                              --------- --------
   Years ending December 31:.................................
     2001....................................................  $ 5,442   $1,722
     2002....................................................    5,249    1,590
     2003....................................................    2,858      169
     2004....................................................    2,346      --
     2005....................................................    2,347      --
     Thereafter..............................................    4,199      --
                                                               -------   ------
                                                               $22,441   $3,481
                                                               =======   ======

   Rent expense amounted to approximately $4,779, $4,469 and $5,026 for the years ended December 31, 1998, 1999, and 2000, respectively.

   Included in cost of production is the rental fee for venues that hold our exhibits. The agreements related to these rental arrangements generally permit cancellations and require a termination fee based on the cancellation date. The rental fee amount for each of the three years ended December 31, 2000 approximated $6,000.

                             KEY3MEDIA GROUP, INC.

                   (In thousands, except per share amounts)


14. Financial Information by Industry Segment and Geographic Area

   The Company had adopted SFAS No. 131, "Disclosure about Segment of an Enterprise and Related Information" ("SFAS No. 131"), which was effective for the year ended December 31, 1998.

   The Company operates in one business segment--the production and management of trade shows, conferences, and customized marketing and education programs. The Company holds events either directly or through international contract events.

   Financial information by geographic areas is as follows:

                                                  Year Ended December 31,
                                               --------------------------------
                                                  1998       1999       2000
                                               ----------  --------  ----------
   Net revenues:
     North America............................ $  249,457  $234,412  $  273,502
     Europe...................................     15,525    12,307      11,964
     Far East.................................      4,153     4,692       1,435
                                               ----------  --------  ----------
       Total.................................. $  269,135  $251,411  $  286,901
                                               ==========  ========  ==========
   Other income (expense):
     North America............................ $  (41,254) $ (7,506) $  (36,237)
     Europe...................................        486      (132)        116
     Far East.................................        354       149           9
                                               ----------  --------  ----------
       Total.................................. $  (40,414) $ (7,489) $  (36,112)
                                               ==========  ========  ==========
   Total assets:
     North America............................ $  994,443  $956,283  $1,048,772
     Europe...................................     16,973    13,025      15,975
     Far East.................................      3,110     2,256         586
                                               ----------  --------  ----------
       Total.................................. $1,014,526  $971,564  $1,065,333
                                               ==========  ========  ==========

                             KEY3MEDIA GROUP, INC.

                    (In thousands, except per share amounts)


15. Selected Quarterly Financial Data (unaudited)

   The following is a summary of selected quarterly financial data for the years ended December 31, 2000 and 1999:

                                               2000 Quarter ended
                                    ------------------------------------------
                                    March 31  June 30 September 30 December 31
                                    --------  ------- ------------ -----------
   Revenue......................... $ 21,147  $93,916   $60,531     $111,307
   Gross Margin....................   12,735   68,432    43,865       83,372
   EBITDA..........................   (8,056)  41,100    15,305       42,863
   Cash flow from operations.......    3,979   53,525    31,462        8,732
   Net Income (loss)...............  (13,760)  15,149    (2,099)       9,272
   Basic and diluted net income
    (loss) per share............... $  (0.26) $  0.28   $ (0.04)    $   0.14

                                               1999 Quarter ended
                                    ------------------------------------------
                                    March 31  June 30 September 30 December 31
                                    --------  ------- ------------ -----------
   Revenue......................... $ 18,968  $74,066   $62,127     $ 96,250
   Gross Margin....................   10,911   52,752    42,968       70,649
   EBITDA..........................   (6,316)  32,811    21,687       42,088
   Cash flow from operations.......   15,338   23,748    36,382       12,344
   Net Income (loss)...............  (13,947)  11,339    12,607       15,990
   Basic and diluted net income
    (loss) per share............... $  (0.26) $  0.21   $  0.24     $   0.30

16. Financial Information for subsidiary guarantor and subsidiary non-guarantors

   In connection with the contemplated issuance of its senior subordinated notes due 2011 (the "Notes"), the Company's U.S.-based subsidiary, Key3Media Events, Inc., will guarantee the payment of the principal, premium and interest on the Notes on a senior subordinated unsecured basis. Presented below is condensed consolidating financial information for the parent company (Key3Media Group, Inc.) only, the subsidiary guarantor and the subsidiary non-guarantors as a group as of December 31, 1999 and 2000 and for the three years in the period ended December 31, 2000.

   The parent company has presented the subsidiaries in the following tables using the equity method of accounting.

                             KEY3MEDIA GROUP, INC.

                     CONDENSED CONSOLIDATING BALANCE SHEET
                                 (In thousands)

                               December 31, 2000

                                                          Eliminations
                          Parent               Subsidiary      and
                         Company   Subsidiary     Non-    Consolidating
                           Only    Guarantor   Guarantors    Entries    Consolidated
                         --------  ----------  ---------- ------------- ------------
         Assets
Current Assets:
  Cash and cash equiva-
   lents................ $  4,777  $  101,714   $ 3,423     $     --     $  109,914
  Accounts receivable,
   net..................      --       69,747    10,507           --         80,254
  Prepaid events ex-
   penses...............      --        4,774       184           --          4,958
  Deferred tax asset....      --        1,745       --            --          1,745
  Other current assets..    5,913       1,692     1,265        (5,900)        2,970
                         --------  ----------   -------     ---------    ----------
    Total current as-
     sets...............   10,690     179,672    15,379        (5,900)      199,841
  Intercompany receiv-
   able.................   96,534       5,613       --       (102,147)          --
  Property and equip-
   ment, net............      --       12,011       331           --         12,342
  Intangibles assets,
   net..................      --      842,591     1,408           --        843,999
  Investment in subsidi-
   aries................  398,018         --        --       (398,018)          --
  Other assets..........    1,336       7,787        28           --          9,151
                         --------  ----------   -------     ---------    ----------
    Total assets........ $506,578  $1,047,674   $17,146     $(506,065)   $1,065,333
                         ========  ==========   =======     =========    ==========
     Liabilities &
  Shareholders' Equity
Current Liabilities
  Current maturities of
   long-term
   obligations.......... $    --   $    1,584   $   --      $     --     $    1,584
  Accounts payable......      --        7,467     1,018           --          8,485
  Accrued expenses......      --       51,373     4,399        (5,900)       49,872
  Deferred revenue......      --       91,512     6,374           --         97,886
  Other current liabili-
   ties.................      --       14,574       313           --         14,887
                         --------  ----------   -------     ---------    ----------
    Total current lia-
     bilities...........      --      166,510    12,104        (5,900)      172,714
  Intercompany payable..      --       96,134     6,013      (102,147)          --
  Deferred taxes........    1,750      83,280       --            --         85,030
  Long-term obligations
   (net of current
   maturities)..........   68,665     298,416       --            --        367,081
  Other long-term lia-
   bilities.............      --        8,561         7           --          8,568
Shareholders' equity
  Common stock..........      650         --        --            --            650
  Additional paid in
   capital..............  422,171     297,821     7,588      (305,409)      422,171
  Retained earnings.....   38,810      97,339    (4,730)      (92,609)       38,810
  Other comprehensive
   income (loss)........      --          --     (3,836)          --         (3,836)
  Deferred compensa-
   tion.................  (25,468)       (387)      --            --        (25,855)
                         --------  ----------   -------     ---------    ----------
    Total shareholders'
     equity.............  436,163     394,773      (978)     (398,018)      431,940
                         --------  ----------   -------     ---------    ----------
    Total liabilities &
     shareholders'
     equity............. $506,578  $1,047,674   $17,146     $(506,065)   $1,065,333
                         ========  ==========   =======     =========    ==========

                             KEY3MEDIA GROUP, INC.

                     CONDENSED CONSOLIDATING BALANCE SHEET
                                 (In thousands)

                               December 31, 1999

                                                       Eliminations
                         Parent             Subsidiary      and
                         Company Subsidiary    Non-    Consolidating
                          Only   Guarantor  Guarantors    Entries    Consolidated
                         ------- ---------- ---------- ------------- ------------
         Assets
Current Assets:
 Cash and cash equiva-
  lents.................  $--     $  3,593   $ 1,977      $   --       $  5,570
 Accounts receivable,
  net...................   --       59,931     9,452          --         69,383
 Prepaid events ex-
  penses................   --        4,380       204          --          4,584
 Deferred tax asset.....   --        4,468       (25)         --          4,443
 Other current assets...   --        1,770       182          --          1,952
                          ----    --------   -------      -------      --------
  Total current assets..   --       74,142    11,790          --         85,932
 Intercompany receiv-
  able..................   --        3,217     1,497       (4,714)          --
 Property and equipment,
  net...................   --        9,616       412          --         10,028
 Intangibles assets,
  net...................   --      873,859     1,667          --        875,526
 Other assets...........   --           78       --           --             78
                          ----    --------   -------      -------      --------
  Total assets..........  $--     $960,912   $15,366      $(4,714)     $971,564
                          ====    ========   =======      =======      ========
  Liabilities & Share-
     holders' Equity
Current Liabilities:
 Current maturities of
  long-term obliga-
  tions.................  $--     $    --    $   --       $   --       $    --
 Accounts payable.......   --        7,549     1,228          --          8,777
 Bank overdraft.........   --        2,351       --           --          2,351
 Accrued expenses.......   --       20,048     3,130          --         23,178
 Deferred revenue.......   --       79,182     6,617          --         85,799
 Other current liabili-
  ties..................   --        2,062     1,069          --          3,131
                          ----    --------   -------      -------      --------
  Total current liabili-
   ties.................   --      111,192    12,044          --        123,236
 Intercompany payable...   --          --      4,714       (4,714)          --
 Deferred taxes.........   --       61,553       --           --         61,553
 Long-term obligations
  (net of current
  maturities)...........   --      382,002       --           --        382,002
 Other long-term liabil-
  ities.................   --        8,381       --           --          8,381
Shareholders' equity
 Divisional capital.....   --      320,377     7,645          --        328,022
 Retained earnings......   --       78,389    (5,143)         --         73,246
 Other comprehensive in-
  come (loss)...........   --          --     (3,894)         --         (3,894)
 Deferred compensation..   --         (982)      --           --           (982)
                          ----    --------   -------      -------      --------
  Total shareholders'
   equity...............   --      397,784    (1,392)         --        396,392
                          ----    --------   -------      -------      --------
  Total liabilities &
   shareholders' equi-
   ty...................  $--     $960,912   $15,366      $(4,714)     $971,564
                          ====    ========   =======      =======      ========

                             KEY3MEDIA GROUP, INC.

                  CONDENSED CONSOLIDATING STATEMENTS OF INCOME
                                 (In thousands)

                          Year ended December 31, 2000

                                                          Eliminations
                           Parent              Subsidiary      and
                          Company   Subsidiary    Non-    Consolidating
                            Only    Guarantor  Guarantors    Entries    Consolidated
                          --------  ---------- ---------- ------------- ------------
Net revenues............  $    --    $275,002   $14,924     $  (3,025)    $286,901
Operating expenses:
  Cost of production....       --      71,949     6,548           --        78,497
  Selling, general and
   administrative.......        79    101,698     4,454           --       106,231
  Special one-time
   consideration........       --       2,977       --            --         2,977
  Stock-based
   compensation.........     7,299        668       --            --         7,967
  Depreciation and
   amortization.........       --      36,342       346           --        36,688
                          --------   --------   -------     ---------     --------
                             7,378    213,634    11,348           --       232,360
                          --------   --------   -------     ---------     --------
Income (loss) from
 operations.............    (7,378)    61,368     3,576        (3,025)      54,541
Other income (expenses):
  Interest expense......    (9,392)   (29,967)      --            --       (39,359)
  Interest income.......        69      3,050       145           --         3,264
  Intercompany
   activity.............       --         --     (3,025)        3,025          --
  Other expense, net....       --         --        (17)          --           (17)
                          --------   --------   -------     ---------     --------
                            (9,323)   (26,917)   (2,897)        3,025      (36,112)
                          --------   --------   -------     ---------     --------
Income (loss) before
 income taxes...........   (16,701)    34,451       679           --        18,429
Income tax provision
 (benefit)..............    (5,900)    15,501       266           --         9,867
                          --------   --------   -------     ---------     --------
                           (10,801)    18,950       413           --         8,562
Equity in earnings
 (loss) of
 subsidiaries...........    19,363        --        --      $ (19,363)         --
                          --------   --------   -------     ---------     --------
Net income (loss).......  $  8,562   $ 18,950   $   413     $ (19,363)    $  8,562
                          ========   ========   =======     =========     ========

                             KEY3MEDIA GROUP, INC.

                  CONDENSED CONSOLIDATING STATEMENTS OF INCOME
                                 (In thousands)

                          Year ended December 31, 1999

                                                        Eliminations
                          Parent             Subsidiary      and
                          Company Subsidiary    Non-    Consolidating
                           Only   Guarantor  Guarantors    Entries    Consolidated
                          ------- ---------- ---------- ------------- ------------
Net revenues............   $--     $234,713   $18,783      $(2,085)     $251,411
Operating expenses:
  Cost of production....    --       65,079     9,052          --         74,131
  Selling, general and
   administrative.......    --       82,735     5,331          --         88,066
  Stock-based
   compensation.........    --          522       --           --            522
  Depreciation and
   amortization.........    --       37,386       746          --         38,132
                           ----    --------   -------      -------      --------
                            --      185,722    15,129          --        200,851
                           ----    --------   -------      -------      --------
Income (loss) from
 operations.............    --       48,991     3,654       (2,085)       50,560
Other income (expenses):
  Interest expense......    --      (23,300)      --           --        (23,300)
  Interest income.......    --          309       178          --            487
  Intercompany
   activity.............    --          --     (2,085)       2,085           --
  Equity in earnings
   from joint venture...    --        1,674       (25)                     1,649
  Gain on sale of joint
   venture interest.....    --       13,746       --                      13,746
  Other expense, net....    --           55      (126)         --            (71)
                           ----    --------   -------      -------      --------
                            --       (7,516)   (2,058)       2,085        (7,489)
                           ----    --------   -------      -------      --------
Income (loss) before
 income taxes...........    --       41,475     1,596          --         43,071
Income tax provision
 (benefit)..............    --       17,118       (36)         --         17,082
                           ----    --------   -------      -------      --------
Net income (loss).......   $--     $ 24,357   $ 1,632      $   --       $ 25,989
                           ====    ========   =======      =======      ========

                             KEY3MEDIA GROUP, INC.

                  CONDENSED CONSOLIDATING STATEMENTS OF INCOME
                                 (In thousands)

                          Year ended December 31, 1998

                                                        Eliminations
                          Parent             Subsidiary      and
                          Company Subsidiary    Non-    Consolidating
                           Only   Guarantor  Guarantors    Entries    Consolidated
                          ------- ---------- ---------- ------------- ------------
Net revenues............   $ --    $256,415   $ 19,678    $ (6,958)     $269,135
Operating expenses:
  Cost of production....     --      63,434     12,011         --         75,445
  Selling, general and
   administrative.......     --      73,575      2,933         --         76,508
  Stock-based
   compensation.........     --         252        --          --            252
  Depreciation and
   amortization.........     --      40,753        427         --         41,180
                           -----   --------   --------    --------      --------
                             --     178,014     15,371         --        193,385
                           -----   --------   --------    --------      --------
Income (loss) from
 operations.............     --      78,401      4,307      (6,958)       75,750
Other income (expenses):
  Interest expense......     --     (45,860)       --          --        (45,860)
  Interest income.......     --       2,624        192         --          2,816
  Intercompany
   activity.............     --         --      (6,958)      6,958           --
  Equity in earnings
   from joint venture...     --       2,501        157         --          2,658
  Other expense, net....     --           1        (29)        --            (28)
                           -----   --------   --------    --------      --------
                             --     (40,734)    (6,638)      6,958       (40,414)
                           -----   --------   --------    --------      --------
Income (loss) before
 income taxes...........     --      37,667     (2,331)        --         35,336
Income tax provision
 (benefit)..............     --      14,058      2,022         --         16,080
                           -----   --------   --------    --------      --------
Net income (loss).......   $ --    $ 23,609   $ (4,353)      $ --       $ 19,256
                           =====   ========   ========    ========      ========

                             KEY3MEDIA GROUP, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                          Year ended December 31, 2000
                                 (In thousands)

                                                           Eliminations
                           Parent               Subsidiary      and
                          Company   Subsidiary     Non-    Consolidating
                            Only    Guarantor   Guarantors    Entries    Consolidated
                          --------  ----------  ---------- ------------- ------------
Cash flows from
 operating activities:
 Net income (loss)......  $  8,562  $  18,950     $  413     $(19,363)    $   8,562
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
 Depreciation and
  amortization..........       --      36,342        346          --         36,688
 Amortization of
  intangibles...........       --         --         --           --            --
 Stock-based
  compensation..........     7,299        668        --           --          7,967
 Non-cash interest
  expense...............     9,391        822        --           --         10,213
 (Gain) loss on
  disposal of fixed
  assets................       --         --          61          --             61
 Equity in earnings
  (loss) of
  subsidiaries..........   (19,363)       --         --        19,363           --
 Foreign exchange
  (gain) loss...........       --         --          45          --             45
 Deferred income
  taxes.................     1,750     (5,693)       (25)         --         (3,968)
 Changes in operating
  assets & liabilities:
 Accounts receivable....       --      (9,816)    (1,055)         --        (10,871)
 Prepaid event
  expenses..............       --        (394)        20          --           (374)
 Other current assets...    (5,913)        78      4,817          --         (1,018)
 Other assets...........       --         (11)       (28)         --            (39)
 Accounts payable.......       --         (82)      (210)         --           (292)
 Accrued expenses.......       --      31,325     (4,631)         --         26,694
 Deferred revenue.......       --      12,330       (243)         --         12,087
 Other liabilities......       --      12,512       (569)         --         11,943
                          --------  ---------     ------     --------     ---------
   Total adjustments....    (6,836)    78,081     (1,472)      19,363        89,136
                          --------  ---------     ------     --------     ---------
   Net cash provided by
    (used in) operating
    activities..........     1,726     97,031     (1,059)         --         97,698
Cash flows from
 investing activities:
 Purchase of property &
  equipment.............       --      (7,039)      (376)         --         (7,415)
 Purchase of intangible
  assets................       --        (125)       --           --           (125)
                          --------  ---------     ------     --------     ---------
   Net cash provided by
    (used in) investing
    activities..........       --      (7,164)      (376)         --         (7,540)
Cash flows from
 financing activities:
 Net transactions with
  Softbank, ZDI &
  affiliates excluding
  non-cash transactions
  with affiliates.......   (96,740)   101,127      2,783          --          7,170
 Increase (decrease) in
  bank overdraft........       --      (2,351)       --           --         (2,351)
 Borrowings under new
  credit facility.......       --     330,000        --           --        330,000
 Proceeds from the
  issuance of zero
  coupon senior
  debentures with
  detachable warrants...    75,000        --         --           --         75,000
 Proceeds from the sale
  of common stock.......    69,851        --         --           --         69,851
 Payment of cost
  associated with the
  issuance of long-term
  obligations and
  issuance of stock.....    (2,062)    (8,520)       --           --        (10,582)
 Repayment of long-term
  obligations to ZDI and
  bank borrowings
  retained by ZDI.......       --    (382,002)       --           --       (382,002)
 Repayment of long-term
  obligations under the
  new credit facility...       --     (30,000)       --           --        (30,000)
 Payment of dividend to
  ZDI...................   (42,998)       --         --           --        (42,998)
                          --------  ---------     ------     --------     ---------
   Net cash provided by
    (used in) financing
    activities..........     3,051      8,254      2,783          --         14,088
Effects of exchange rate
 changes on cash........       --         --          98          --             98
Net increase (decrease)
 in cash and cash
 equivalents............     4,777     98,121      1,446          --        104,344
Cash and cash
 equivalents at the
 beginning of period....       --       3,593      1,977          --          5,570
                          --------  ---------     ------     --------     ---------
Cash and cash
 equivalents at the end
 of period..............  $  4,777  $ 101,714     $3,423     $    --      $ 109,914
                          ========  =========     ======     ========     =========

                             KEY3MEDIA GROUP, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                          Year ended December 31, 1999

                                                        Eliminations
                          Parent             Subsidiary      and
                          Company Subsidiary    Non-    Consolidating
                           Only   Guarantor  Guarantors    Entries    Consolidated
                          ------- ---------- ---------- ------------- ------------
Cash flows from
 operating activities:
 Net income (loss)......   $ --    $ 24,357   $ 1,632       $ --        $ 25,989
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
 Depreciation and
  amortization..........     --      37,386       746         --          38,132
 Stock-based
  compensation..........     --         522       --          --             522
 Foreign exchange (gain)
  loss..................     --         --        126         --             126
 Deferred income taxes..     --      13,448        25         --          13,473
 Changes in operating
  assets & liabilities:                                                      --
 Accounts receivable....     --      (3,819)   (4,539)        --          (8,358)
 Prepaid event
  expenses..............     --       2,926       (86)        --           2,840
 Other current assets...     --       1,513       398         --           1,911
 Other assets...........     --       8,661        17         --           8,678
 Accounts payable.......     --       2,657      (248)        --           2,409
 Accrued expenses.......     --       1,452    (2,678)        --          (1,226)
 Deferred revenue.......     --       1,699     3,848         --           5,547
 Other liabilities......     --      (2,767)      536         --          (2,231)
                           -----   --------   -------       -----       --------
Total adjustments.......     --      63,678    (1,855)        --          61,823
                           -----   --------   -------       -----       --------
 Net cash provided by
  (used in) operating
  activities............     --      88,035      (223)        --          87,812
Cash flows from
 investing activities:
 Purchase of property &
  equipment.............     --      (3,131)      --          --          (3,131)
 Purchase of intangible
  assets................     --      (2,019)      --          --          (2,019)
                           -----   --------   -------       -----       --------
 Net cash provided by
  (used in) investing
  activities............     --      (5,150)      --          --          (5,150)
Cash flows from
 financing activities:
 Net transactions with
  Softbank, ZDI &
  affiliates excluding
  non-cash transactions
  with affiliates.......     --     (76,272)   (5,048)        --         (81,320)
 Increase (decrease) in
  bank overdraft........     --      (5,206)      --          --          (5,206)
                           -----   --------   -------       -----       --------
 Net cash provided by
  (used in) financing
  activities............     --     (81,478)   (5,048)        --         (86,526)
Effects of exchange rate
 changes on cash........     --         --       (951)        --            (951)
Net increase (decrease)
 in cash and cash
 equivalents............     --       1,407    (6,222)        --          (4,815)
Cash and cash
 equivalents at the
 beginning of period....     --       2,186     8,199         --          10,385
                           -----   --------   -------       -----       --------
Cash and cash
 equivalents at the end
 of period..............   $ --    $  3,593   $ 1,977       $ --        $  5,570
                           =====   ========   =======       =====       ========

                             KEY3MEDIA GROUP, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                          Year ended December 31, 1998

                                                        Eliminations
                          Parent             Subsidiary      and
                          Company Subsidiary    Non-    Consolidating
                           Only   Guarantor  Guarantors    Entries    Consolidated
                          ------- ---------- ---------- ------------- ------------
Cash flows from
 operating activities:
 Net income (loss)......   $ --    $ 23,609   $ (4,353)     $ --        $ 19,256
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
 Depreciation and
  amortization..........     --      40,753        427        --          41,180
 Stock-based
  compensation..........     --         252        --         --             252
 (Gain) loss on disposal
  of fixed assets.......     --         500        --         --             500
 Foreign exchange (gain)
  loss..................     --         --          (1)       --              (1)
 Deferred income taxes..     --      15,490        --         --          15,490
 Changes in operating
  assets & liabilities:
 Accounts receivable....     --      (3,004)    (1,849)       --          (4,853)
 Prepaid event
  expenses..............     --        (601)       121        --            (480)
 Other current assets...     --       3,527     (5,758)       --          (2,231)
 Other assets...........     --        (981)       (17)       --            (998)
 Accounts payable.......     --      (4,345)       219        --          (4,126)
 Accrued expenses.......     --       1,476      4,600        --           6,076
 Deferred revenue.......     --       2,709       (671)       --           2,038
 Other liabilities......     --       9,808       (352)       --           9,456
                           -----   --------   --------      -----       --------
 Total adjustments......     --      65,584     (3,281)       --          62,303
                           -----   --------   --------      -----       --------
 Net cash provided by
  (used in) operating
  activities............     --      89,193     (7,634)       --          81,559
Cash flows from
 investing activities:
 Purchase of property &
  equipment.............     --      (4,371)       --         --          (4,371)
 Purchase of intangible
  assets................     --      (7,292)       --         --          (7,292)
                           -----   --------   --------      -----       --------
 Net cash provided by
  (used in) investing
  activities............     --     (11,663)       --         --         (11,663)
Cash flows from
 financing activities:
 Net transactions with
  Softbank, ZDI &
  affiliates excluding
  non-cash transactions
  with affiliates.......     --     (95,855)    12,663        --         (83,192)
 Increase (decrease) in
  bank overdraft........     --       7,557        --         --           7,557
                           -----   --------   --------      -----       --------
 Net cash provided by
  (used in) financing
  activities............     --     (88,298)    12,663        --         (75,635)
Effects of exchange rate
 changes on cash........     --         --        (161)       --            (161)
Net increase (decrease)
 in cash and cash
 equivalents............     --     (10,768)     4,868        --          (5,900)
Cash and cash
 equivalents at the
 beginning of period....     --      12,954      3,331        --          16,285
                           -----   --------   --------      -----       --------
Cash and cash
 equivalents at the end
 of period..............   $ --    $  2,186   $  8,199      $ --        $ 10,385
                           =====   ========   ========      =====       ========

PROSPECTUS

                                 $375,000,000


                                    [LOGO]


                             Key3Media Group, Inc.

                                Debt Securities
                                 Common Stock
                                   Warrants
                                Preferred Stock
                               Depositary Shares

                               ----------------

      We may offer and sell from time to time in one or more offerings any of the following securities:

    . debt securities, which may be senior or subordinated and which may be guaranteed by certain of our subsidiaries,

    .  common stock,

    .  warrants,

    .  preferred stock, and

    .  preferred stock represented by depositary shares.

The total amount of these securities will have an initial aggregate offering price of up to $375,000,000, or the equivalent amount in other currencies, currency units or composite currencies, although we may increase the amount in the future.

      We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

      This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a prospectus supplement to this prospectus.

                               ----------------

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

May 18, 2001.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Available Information....................................................    i

Prospectus Summary.......................................................    1

Ratio of Earnings to Fixed Charges.......................................    3

Description of Debt Securities We May Offer..............................    4

Description of Common Stock We May Offer.................................   23

Anti-Takeover Provisions of Our Certificate of Incorporation, Bylaws and
 Delaware Law............................................................   24

Description of Warrants We May Offer.....................................   27

Description of Preferred Stock We May Offer..............................   32

Legal Ownership and Book-Entry Issuance..................................   38

Considerations Relating to Securities Issued in Bearer Form..............   43

Considerations Relating to Securities Denominated or Payable in or Linked
 to a Non-U.S. Dollar Currency...........................................   47

United States Taxation...................................................   49

Plan of Distribution.....................................................   67

Validity of the Securities...............................................   69

Experts..................................................................   69

Cautionary Statement Pursuant to the Private Securities Litigation Reform
 Act of 1995.............................................................   69

                             AVAILABLE INFORMATION

       We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

       We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Key3Media, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.

       The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document.

       We incorporate by reference into this prospectus the following documents or information filed with the SEC:

    (1) Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 001-16061);

    (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

    (3) The description of our common stock contained in our Registration Statement on Form S-1/A (File No. 333-36828) filed on August 10, 2000; and

    (4) All documents filed by Key3Media Group, Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

       Information contained in this prospectus will automatically update and, where applicable, supersede any information contained in (1) or (2) above. In addition, any information referred to in this way is considered part of this prospectus from the date we file that document except for any information that is superseded by information subsequently filed with the SEC. Any information filed by us with the SEC after the date of this prospectus and before the termination of this offering will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

       We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from our Chief Financial Officer, Peter Knepper, who can be reached at Key3Media Group, Inc., 5700 Wilshire Blvd., Suite 325, Los Angeles, CA 90036, (323) 954-6000.

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus as further described above under "Available Information". This summary does not contain all the information that you should consider before investing in the securities being offered by this prospectus. You should carefully read the entire prospectus, the documents incorporated by reference into this prospectus and the prospectus supplement relating to the securities that you propose to buy, especially any description of investment risks that we may include in the prospectus supplement.

Key3Media Group, Inc.

      We produce, manage and promote a portfolio of tradeshows, conferences and other events for the information technology, or IT industry. Our events provide community, content and commerce for vendors, resellers, large volume end users and others involved in the IT industry. Our headquarters are located at 5700 Wilshire Boulevard, Suite 325, Los Angeles, California 90036; telephone number (323) 954-6000.

The Securities We Are Offering

      We may offer any of the following securities from time to time:

    . debt securities, which may be senior or subordinated and may be guaranteed by certain of our subsidiaries,

    . common stock,

    . warrants,

    . preferred stock, and

    . preferred stock represented by depositary shares.

      When we use the term "securities" in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise. This prospectus, including the following summary, describes the general terms that may apply to the securities; the specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus.

   Debt Securities

      Our debt securities may be senior or subordinated in right of payment. For any particular debt securities we offer, the applicable prospectus supplement will describe the specific designation, the aggregate principal or face amount and the purchase price; the ranking, whether senior or subordinated; the stated maturity; the redemption terms, if any; the rate or manner of calculating the rate and the payment dates for interest, if any; the amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property; specific covenants applicable to the particular debt securities; and any other specific terms. We will issue the senior and subordinated debt securities under separate indentures between us and The Bank of New York, as trustee.

      Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement.

   Common Stock

      We may offer shares of our common stock, including:

    . shares of voting common stock, par value $.01 per share; and

    . shares of non-voting common stock, par value $.01 per share.

      For any shares of common stock we offer, the applicable prospectus supplement will describe the amount and kind of shares to be delivered to you; the purchase price; and any other specific terms. You should also consult our certificate of incorporation and by-laws for additional information about our common stock.

   Warrants

      We may offer two types of warrants:

    . warrants to purchase our debt securities; and

    . warrants to purchase our equity securities.

      For any particular warrants we offer, the applicable prospectus supplement will describe the underlying securities; the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of securities to be delivered by you or us upon exercise; and any other specific terms. We may issue the warrants under warrant agreements between us and one or more warrant agents.

   Preferred Stock and Depositary Shares

      We may offer our preferred stock, par value $.01 per share, in one or more series. For any particular series we offer, the applicable prospectus supplement will describe the specific designation; the aggregate number of shares offered; the rate and periods, or manner of calculating the rate and periods, for dividends, if any; the stated value and liquidation preference amount, if any; the voting rights, if any; the terms on which the series will be convertible into or exchangeable for other securities or property, if any; the redemption terms, if any; and any other specific terms. We may also offer depositary shares, each of which would represent an interest in a fractional share or multiple shares of preferred stock. We may issue the depositary shares under deposit agreements between us and one or more depositaries.

      As of the date of this prospectus, we have no preferred stock outstanding.

Form of Securities

      We will issue the securities in book-entry form through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream, Luxembourg, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the depositary, unless otherwise stated. We will issue the securities only in registered form, without coupons, although we may issue the securities in bearer form if so specified in the applicable prospectus supplement.

Payment Currencies

      Amounts payable in respect of the securities, including the purchase price, will be payable in U.S. dollars, unless the applicable prospectus supplement says otherwise.

Listing

      If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

Manner of Offering

      The securities will be offered in connection with their initial issuance. The initial aggregate offering price specified on the cover of this prospectus relates to the securities that we have not yet issued.

      When we issue new securities, we may offer them for sale to or through underwriters, dealers and agents, or directly to purchasers. The applicable prospectus supplement will include any required information about the firms we use and the discounts or commissions we may pay them for their services.

Ratio of Earnings to Fixed Charges

      Key3Media Group, Inc.'s consolidated ratios of earnings to fixed charges for each of the periods shown below are as follows:

                                                                 Three months
                                        Year ended December 31  ended March 31
                                       ------------------------ ---------------
                                       1996 1997 1998 1999 2000  2000    2001
                                       ---- ---- ---- ---- ---- ------- -------
Ratio of Earnings to Fixed Charges
 (unaudited)(1)(2).................... 1.7  1.0  1.8  2.8  1.5    3.0     2.3

--------
(1) Please refer to our consolidated financial statements and their notes, which are incorporated into this prospectus by reference, for further information. See "Available Information" above for information about how to obtain copies of our consolidated financial statements.

(2) For purposes of the ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense.

Use of Proceeds

      Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sales of securities to provide additional funds for our operations and for other general corporate purposes.

                  DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

     Please note that in this section entitled "Description of Debt Securities We May Offer," references to Key3Media Group, Inc., "we", "our" and "us" refer only to Key3Media Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled "Legal Ownership and Book-Entry Issuance."

     As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

Debt Securities May Be Senior or Subordinated

       We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any property or assets of Key3Media Group, Inc. or its subsidiaries. Thus, by owning a debt security, you will be one of our unsecured creditors.

       The senior debt securities and, in the case of senior debt securities in bearer form, any related interest coupons will constitute part of our senior debt, will be issued under our senior debt indenture described below and will rank on a parity with all of our other unsecured and unsubordinated debt.

       The subordinated debt securities and, in the case of subordinated debt securities in bearer form, any related interest coupons will constitute part of our subordinated debt, will be issued under our subordinated debt indenture described below and will be subordinate in right of payment to all of our "senior indebtedness," as defined in the subordinated debt indenture. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of our most recent fiscal quarter. Neither indenture limits our ability to incur additional senior indebtedness.

       When we refer to "debt securities" in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The Senior Debt Indenture and the Subordinated Debt Indenture

       The senior debt securities and the subordinated debt securities are each governed by a document called an indenture--the senior debt indenture, in the case of the senior debt securities, and the subordinated debt indenture, in the case of the subordinated debt securities. Each indenture is a contract between us and The Bank of New York, which will initially act as trustee. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated debt indenture and certain other covenants.

       The trustee under each indenture has two main roles:

    . First, the trustee can enforce your rights against us if we default.
      There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under "--Default, Remedies and Waiver of Default."

    . Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

See "--Our Relationship With the Trustee" below for more information about the trustee.

       When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

We May Issue Many Series of Debt Securities

       We may issue as many distinct series of debt securities under either indenture as we wish. This section summarizes terms of the securities that apply generally to all series. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to "reopen" a previous issue of a series of debt securities and issue additional debt securities of that series. Most of the financial and other specific terms of your series, whether it be a series of the senior debt securities or subordinated debt securities, are described in the prospectus supplement to be attached to the front of this prospectus. Those terms may vary from the terms described here.

       When we refer to a series of debt securities, we mean a series issued under the applicable indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Amounts That We May Issue

       Neither indenture limits the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities and other securities in amounts that exceed the total amount specified on the cover of this prospectus, at any time without your consent and without notifying you.

       The indentures and the debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the debt securities.

Principal Amount, Stated Maturity and Maturity

       The principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount. Any debt securities owned by us or any of our affiliates are not deemed to be outstanding.

       The term "stated maturity" with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the maturity of the principal.

       We also use the terms "stated maturity" and "maturity" to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the "stated maturity" of that installment. When we refer to the "stated maturity" or the "maturity" of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

We Are a Holding Company

       Because our assets consist principally of interests in the subsidiaries through which we conduct our businesses, our right to participate as an equity holder in any distribution of assets of any of our subsidiaries upon the subsidiary's liquidation or otherwise, and thus the ability of our security holders to benefit from the distribution, is junior to creditors of the subsidiary, except to the extent that any claims we may have as a creditor of the subsidiary are recognized. We also guarantee many of the obligations of our subsidiaries. Any liability we may have for our subsidiaries' obligations could reduce our assets that are available to satisfy our direct creditors, including investors in our securities.

This Section Is Only a Summary

       The indentures and their associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. We have filed copies of the indentures with the SEC as exhibits to our registration statement. See "Available Information" above for information on how to obtain copies of them.

       This section and your prospectus supplement summarize all the material terms of the indentures and your debt security. They do not, however, describe every aspect of the indentures and your debt security. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indentures, but we describe the meaning for only the more important of those terms.

Governing Law

       The indentures and the debt securities will be governed by New York law.

Currency of Debt Securities

       Amounts that become due and payable on your debt security in cash will be payable in a currency, composite currency, basket of currencies or currency unit or units specified in your prospectus supplement. We refer to this currency, composite currency, basket of currencies or currency unit or units as a "specified currency." The specified currency for your debt security will be U.S. dollars, unless your prospectus supplement states otherwise. Some debt securities may have different specified currencies for principal and interest. You will have to pay for your debt securities by delivering the requisite amount of the specified currency for the principal to the firm that we name in your prospectus supplement, unless other arrangements have been made between you and us or you and that firm. We will make payments on your debt securities in the specified currency, except as described below in "--Payment Mechanics for Debt Securities." See "Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency" below for more information about risks of investing in debt securities of this kind.

Form of Debt Securities

       We will issue each debt security in global--i.e., book-entry--form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary's securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities below under "Legal Ownership and Book-Entry Issuance".

       In addition, we will generally issue each debt security in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. If we issue a debt security in bearer form, the provisions described below under "Considerations Relating to Securities Issued in Bearer Form" would apply to that security. As we note in that section, some of the features of the debt securities that we describe in this prospectus may not apply to bearer debt securities.

Types of Debt Securities

       We may issue any of the following three types of senior debt securities or subordinated debt securities:

   Fixed Rate Debt Securities

       A debt security of this type will bear interest at a fixed rate described in the applicable prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are instead issued at a price lower than the principal amount. See "--Original Issue Discount Debt Securities" below for more information about zero coupon and other original issue discount debt securities.

       Each fixed rate debt security, except any zero coupon debt security, will bear interest from its original issue date or from the most recent date to which interest on the debt security has been paid or made available for payment. Interest will accrue on the principal of a fixed rate debt security at the fixed yearly rate stated in the applicable prospectus supplement, until the principal is paid or made available for payment. Each payment of interest due on an interest payment date or the date of maturity will include interest accrued from and including the last date to which interest has been paid, or made available for payment, or from the issue date if none has been paid or made available for payment, to but excluding the interest payment date or the date of maturity. We will compute interest on fixed rate debt securities on the basis of a 360-day year of twelve 30-day months. We will pay interest on each interest payment date and at maturity as described below under "--Payment Mechanics for Debt Securities."

   Floating Rate Debt Securities

       A debt security of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. If your debt security is a floating rate debt security, the formula and any adjustments that apply to the interest rate will be specified in your prospectus supplement.

       Each floating rate debt security will bear interest from its original issue date or from the most recent date to which interest on the debt security has been paid or made available for payment. Interest will accrue on the principal of a floating rate debt security at the yearly rate determined according to the interest rate formula stated in the applicable prospectus supplement, until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as described below under "--Payment Mechanics for Debt Securities."

       Calculation of Interest. Calculations relating to floating rate debt securities will be made by the calculation agent, an institution that we appoint as our agent for this purpose. The prospectus supplement for a particular floating rate debt security will name the institution that we have appointed to act as the calculation agent for that debt security as of its original issue date. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change.

       For each floating rate debt security, the calculation agent will determine, on the corresponding interest calculation or determination date, as described in the applicable prospectus supplement, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period--i.e., the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face or other specified amount of the floating rate debt security by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360 or by the actual number of days in the year, as specified in the applicable prospectus supplement.

       Upon the request of the holder of any floating rate debt security, the calculation agent will provide for that debt security the interest rate then in effect--and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

       All percentages resulting from any calculation relating to a debt security will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or
 .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or
 .09876545) being rounded up to 9.87655% (or .0987655). All amounts used in or resulting from any calculation relating to a floating rate debt security will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

       In determining the base rate that applies to a floating rate debt security during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the applicable prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant floating rate debt securities and its affiliates.

Original Issue Discount Debt Securities

       A fixed rate debt security, a floating rate debt security or an indexed debt security may be an original issue discount debt security. A debt security of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. An original issue discount debt security may be a zero coupon debt security. A debt security issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount debt security, regardless of the amount payable upon redemption or acceleration of maturity. See "United States Taxation--Taxation of Debt Securities--United States Holders--Original Issue Discount" below for a brief description of the U.S. federal income tax consequences of owning an original issue discount debt security.

Information in the Prospectus Supplement

       Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:

    . whether it is a senior debt security or a subordinated debt security;

    . any limit on the total principal amount of the debt securities of the same series;

    . the stated maturity;

    . the specified currency or currencies for principal and interest, if not U.S. dollars;

    . the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

    . whether your debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security;

    . if your debt security is a fixed rate debt security, the yearly rate at which your debt security will bear interest, if any, and the interest payment dates;

    . if your debt security is a floating rate debt security, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; the day count used to calculate interest payments for any period; and the calculation agent;

    . if your debt security is also an original issue discount debt security, the yield to maturity;

    . if applicable, the circumstances under which your debt security may be redeemed at our option or repaid at the holder's option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

    . the authorized denominations, if other than $1,000 and integral multiples of $1,000;

    . the depositary for your debt security, if other than DTC, and any circumstances under which the holder may request securities in non-global form, if we choose not to issue your debt security in book-entry form only;

    . if your debt security will be issued in bearer form, any special provisions relating to bearer securities that are not addressed in this prospectus;

    . if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

    . any particular covenants that apply with respect to your debt security;

    . the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for your debt security; and

    . any other terms of your debt security, which could be different from those described in this prospectus.

Redemption and Repayment

       Unless otherwise indicated in your prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund--that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, we will not be entitled to redeem your debt security before its stated maturity unless your prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless your prospectus supplement specifies one or more repayment dates.

       If your prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of your debt security. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

       If your prospectus supplement specifies a redemption commencement date, your debt security will be redeemable at our option at any time on or after that date or at a specified time or times. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed.

       If your prospectus supplement specifies a repayment date, your debt security will be repayable at the holder's option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.

       If we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described below in "--Notices."

       If a debt security represented by a global debt security is subject to repayment at the holder's option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect owners who own beneficial interests in the global debt security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

       Street name and other indirect owners should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

       We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or cancelled.

Mergers and Similar Transactions

       We are generally permitted to merge or consolidate with another corporation or other entity. We are also permitted to sell our assets substantially as an entirety to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions are met:

    . If the successor entity in the transaction is not Key3Media Group, Inc., the successor entity must be organized as a corporation, partnership, trust, limited liability company or other similar entity and must expressly assume our obligations under the debt securities of that series and the indenture with respect to that series. The successor entity may be organized under the laws of any jurisdiction, whether in the United States or elsewhere.

    . Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, "default under the debt securities of that series" means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under "--Default, Remedies and Waiver of Default."

       If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell our assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of Key3Media Group, Inc. but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

       Also, if we merge, consolidate or sell our assets substantially as an entirety and the successor is a non-U.S. entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences relating to your debt securities.

Subordination

       Our debt securities may be subject to contractual subordination provisions contained in the subordinated debt indenture. These subordination provisions may prohibit us from making payments on the subordinated debt securities in certain circumstances before a defined class of our "senior indebtedness" is paid in full or during certain periods when a payment or other default exists with respect to our senior indebtedness. If we issue subordinated debt securities, the applicable prospectus supplement will include a description of the subordination provisions and the definition of senior indebtedness that apply to the subordinated debt securities.

       If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

       Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Subsidiary Guarantees

       Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantees any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Defeasance and Covenant Defeasance

       Unless we say otherwise in the applicable prospectus supplement, the provisions for full defeasance and covenant defeasance described below apply to each senior and subordinated debt security. In general, we expect these provisions to apply to each debt security that has a specified currency of U.S. dollars and is not a floating rate or indexed debt security.

   Full Defeasance

       If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on any debt securities. This is called full defeasance. For us to do so, each of the following must occur:

    . We must deposit in trust for the benefit of all holders of those debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on those debt securities on their various due dates;

    . There must be a change in current U.S. federal tax law or an Internal
      Revenue Service ruling that lets us make the above deposit without causing the holders to be taxed on those debt securities any differently than if we did not make the deposit and just repaid those debt securities ourselves. Under current federal tax law, the deposit and our legal release from your debt security would be treated as though we took back your debt security and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on your debt security;

    . We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above; and

    . In the case of the subordinated debt securities, the following requirements must also be met:

    . No event or condition may exist that, under the provisions described above under "--Subordination Provisions" above, would prevent us from making payments of principal, premium or interest on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date; and

    . We must deliver to the trustee an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights of holders of senior indebtedness and (b) after the 90-day period referred to above, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the relevant trustee and the holders of the subordinated debt securities would be entitled to some enumerated rights as secured creditors in the trust funds.

       If we ever fully defeased your debt security, you would have to rely solely on the trust deposit for payments on your debt security. You would not be able to look to us for payment in the event of any shortfall.

   Covenant Defeasance

       Under current U.S. federal tax law, we can make the same type of deposit described above and any restrictive covenants relating to your debt security that may be described in your prospectus supplement. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance for any debt securities, we must do both of the following:

    . We must deposit in trust for the benefit of the holders of those debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on those debt securities on their various due dates; and

    . We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the holders to be taxed on those debt securities any differently than if we did not make the deposit and just repaid those debt securities ourselves.

In addition, in order to achieve covenant defeasance for any subordinated debt securities that have the benefit of any restrictive covenants, both conditions described in the last bullet point under "--Full Defeasance" above must be satisfied. Subordinated debt securities will not have the benefit of any restrictive covenants unless the applicable prospectus supplement specifically provides that they do.

       If we accomplish covenant defeasance with regard to your debt security, the following provisions of the applicable indenture and your debt security would no longer apply:
    . Any covenants that your prospectus supplement may state are applicable to your debt security; and

    . The events of default resulting from a breach of covenants, described below in the fourth bullet point under "--Default, Remedies and Waiver of Default--Events of Default."

       If we accomplish covenant defeasance on your debt security, you can still look to us for repayment of your debt security in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, such as our bankruptcy, and your debt security became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Default, Remedies and Waiver of Default

       You will have special rights if an event of default with respect to your series of debt securities occurs and is continuing, as described in this subsection.

   Events of Default

       When we refer to an event of default with respect to any series of debt securities, we mean any of the following:

    . We do not pay the principal or any premium on any debt security of that series on the due date;

    . We do not pay interest on any debt security of that series within 30 days after the due date;

    . We do not deposit a sinking fund payment with regard to any debt security of that series on the due date, but only if the payment is required under provisions described in the applicable prospectus supplement;

    . We remain in breach of any covenant we make in the indenture for the benefit of the relevant series, for 60 days after we receive a notice of default stating that we are in breach. The notice must be sent by the trustee or the holders of not less than 10% in principal amount of the relevant series of debt securities;

    . We file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to Key3Media Group, Inc. occur. Those events must arise under U.S. federal or state law, unless we merge, consolidate or sell our assets as described above and the successor firm is a non-U.S. entity. If that happens, then those events must arise under U.S. federal or state law or the law of the jurisdiction in which the successor firm is legally organized; or

    . If the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

   Remedies If an Event of Default Occurs

       If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under "--Subordination Provisions".

       If an event or default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series may declare the entire principal amount of the debt securities of that series to be due immediately. If the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to Key3Media Group, Inc., the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

       Each of the situations described above is called an acceleration of the maturity of the affected series of debt securities. If the maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series.

       If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

       Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to that trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the applicable indenture with respect to the debt securities of that series.

       Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, the following must occur:

    . The holder of your debt security must give the trustee written notice that an event of default has occurred, and the event of default must not have been cured or waived;

    . The holders of not less than 25% in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

    . The trustee must not have taken action for 60 days after the above steps have been taken; and

    . During those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of your series.

You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its due date.

   Waiver of Default

       The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security, however, without the approval of the particular holder of that debt security.

   We Will Give the Trustee Information About Defaults Annually

       We will furnish to each trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default under the indenture.

       Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity. Book-entry and other indirect owners are described below under "Legal Ownership and Book--Entry Issuance."

Modification of the Indentures and Waiver of Covenants

       There are four types of changes we can make to a particular indenture and the debt securities of any series issued under that indenture.

   Changes Requiring Each Holder's Approval

       First, there are changes that cannot be made without the approval of each holder of a debt security affected by the change under a particular indenture. The following is a list of these types of changes:

    . change the stated maturity for any principal or interest payment on a debt security;

    . reduce the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a debt security;

    . permit redemption of a debt security if not previously permitted;

    . impair any right a holder may have to require repayment of its debt security;

    . impair any right that a holder of an indexed debt security may have to exchange the debt security for securities or other property;

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

    . change the currency of any payment on a debt security other than as permitted by the debt security;

    . change the place of payment on a debt security, if it is in non-global form;

    . impair a holder's right to sue for payment of any amount due on its debt security;

    . reduce the percentage in principal amount of the debt securities of any one or more affected series, taken together, the approval of whose holders is needed to change the indenture or those debt securities;

    . reduce the percentage in principal amount of the debt securities of any one or more affected series, taken separately or together, as the case may be, the consent of whose holders is needed to waive our compliance with the applicable indenture or to waive defaults; and

    . change the provisions of the applicable indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval.

   Changes Not Requiring Approval

       The second type of change does not require any approval by holders of the debt securities of an affected series. These changes are limited to clarifications and changes that would not adversely affect the debt securities of that series in any material respect. Nor do we need any approval to make changes that affect only debt securities to be issued under the applicable indenture after the changes take effect.

       We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of that debt security; we need only obtain any required approvals from the holders of the affected debt securities.

   Modification of Subordination Provisions

       We may not amend the subordinated debt indenture to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior indebtedness then outstanding who would be adversely affected. In addition, we may not modify the subordination provisions of the subordinated debt indenture in a manner that would adversely affect the outstanding subordinated debt securities of any one or more series in any material respect, without the consent of the holders of a majority in aggregate principal amount of all affected series, voting together as one class.

   Changes Requiring Majority Approval

       Any other change to a particular indenture and the debt securities issued under that indenture would require the following approval:

    . If the change affects only the debt securities of a particular series, it must be approved by the holders of a majority in principal amount of the debt securities of that series; and

    . If the change affects the debt securities of more than one series of debt securities issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of all series affected by the change, with the debt securities of all the affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

       The same majority approval would be required for us to obtain a waiver of any of our covenants in either indenture. Our covenants include the promises we make about merging, which we describe above under "--Mergers and Similar Transactions." If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, or in the applicable indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above in "--Changes Requiring Each Holder's Approval," unless that holder approves the waiver.

       Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.

Special Rules for Action by Holders

       When holders take any action under either indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

   Only Outstanding Debt Securities Are Eligible

       Only holders of outstanding debt securities of the applicable series will be eligible to participate in any action by holders of debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a debt security will not be "outstanding":

    . if it has been surrendered for cancellation;

    . if we have deposited or set aside, in trust for its holder, money for its payment or redemption;

    . if we have fully defeased it as described above under "--Defeasance and Covenant Defeasance--Full Defeasance;" or

    . if we or one of our affiliates, such as Key3Media Events, is the owner.

   Eligible Principal Amount of Some Debt Securities

       In some situations, we may follow special rules in calculating the principal amount of a debt security that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

       For any debt security of the kind described below, we will decide how much principal amount to attribute to the debt security as follows:

    . For an original issue discount debt security, we will use the principal amount that would be due and payable on the action date if the maturity of the debt security were accelerated to that date because of a default;

    . For a debt security whose principal amount is not known, we will use any amount that we indicate in the prospectus supplement for that debt security. The principal amount of a debt security may not be known, for example, because it is based on an index that changes from time to time and the principal amount is not to be determined until a later date; or

    . For debt securities with a principal amount denominated in one or more non-U.S. dollar currencies or currency units, we will use the U.S. dollar equivalent, which we will determine.

   Determining Record Dates for Action by Holders

       We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under either indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Form, Exchange and Transfer of Debt Securities

       If any debt securities cease to be issued in registered global form, they will be issued:

    . only in fully registered form;

    . without interest coupons; and

    . unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and that are multiples of $1,000.

       Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

       Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

       Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder's proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

       If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

       If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

       If a debt security is issued as a global debt security, only the depositary--e.g., DTC, Euroclear or Clearstream, Luxembourg--will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

       The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is exchangeable for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of exchange will be described in the applicable prospectus supplement.

Payment Mechanics for Debt Securities

   Who Receives Payment?

       If interest is due on a debt security on an interest payment date, we will pay the interest to the person in whose name the debt security is registered at the close of business on the regular record date relating to the interest payment date as described below under "--Payment and Record Dates for Interest". If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person entitled to receive the principal of the debt security. If principal or another amount besides interest is due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at a proper place of payment or, in the case of a global debt security, in accordance with the applicable policies of the depositary, Euroclear and Clearstream, Luxembourg, as applicable.

   Payment and Record Dates for Interest

       Unless we specify otherwise in the applicable prospectus supplement, interest on any fixed rate debt security will be payable semiannually each May 15 and November 15 and at maturity, and the regular record date relating to an interest payment date for any fixed rate debt security will be the May 1 or November 1 next preceding that interest payment date. The regular record date relating to an interest payment date for any floating rate debt security will be the 15th calendar day before that interest payment date. These record dates will apply regardless of whether a particular record date is a "business day", as defined below. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

   Business Day

       The term "business day" means, for any debt security, a day that meets all the following applicable requirements:

    . for all debt securities, is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close;

    . if the debt security is a floating rate debt security whose interest rate is based on LIBOR, is also a day on which dealings in the relevant index currency specified in the applicable prospectus supplement are transacted in the London interbank market;

    . if the debt security has a specified currency other than U.S. dollars or euros, is also a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the principal financial center of the country issuing the specified currency;

    . if the debt security either is a floating rate debt security whose interest rate is based on EURIBOR or has a specified currency of euros, is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business;

    . if the debt security is held through Euroclear, is also not a day on which banking institutions in Brussels, Belgium are generally authorized or obligated by law, regulation or executive order to close; and

    . if the debt security is held through Clearstream, Luxembourg, is also not a day on which banking institutions in Luxembourg are generally authorized or obligated by law, regulation or executive order to close.

   How We Will Make Payments Due in U.S. Dollars

       We will follow the practice described in this subsection when paying amounts due in U.S. dollars. Payments of amounts due in other currencies will be made as described in the next subsection.

       Payments on Global Debt Securities

       We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner's right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described below in the section entitled "Legal Ownership and Book-Entry Issuance--What Is a Global Security?"

       Payments on Non-Global Debt Securities

       We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds--i.e., funds that become available on the day after the check is cashed.

      Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

      Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

   How We Will Make Payments Due in Other Currencies

      We will follow the practice described in this subsection when paying amounts that are due in a specified currency other than U.S. dollars.

      Payments on Global Debt Securities

      We will make payments on a global debt security in accordance with the applicable policies as in effect from time to time of the depositary, which will be DTC, Euroclear or Clearstream, Luxembourg. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities in global form. We understand that DTC's policies, as currently in effect, are as follows:

      Unless otherwise indicated in your prospectus supplement, if you are an indirect owner of global debt securities denominated in a specified currency other than U.S. dollars and if you have the right to elect to receive payments in that other currency and do so elect, you must notify the participant through which your interest in the global debt security is held of your election:

    . on or before the applicable regular record date, in the case of a payment of interest, or

    . on or before the 16th day before the stated maturity, or any redemption or repayment date, in the case of payment of principal or any premium.

      Your participant must, in turn, notify DTC of your election on or before the third DTC business day after that regular record date, in the case of a payment of interest, and on or before the 12th DTC business day prior to the stated maturity, or on the redemption or repayment date if your debt security is redeemed or repaid earlier, in the case of a payment of principal or any premium.

      DTC, in turn, will notify the paying agent of your election in accordance with DTC's procedures.

      If complete instructions are received by the participant and forwarded by the participant to DTC, and by DTC to the paying agent, on or before the dates noted above, the paying agent, in accordance with DTC's instructions, will make the payments to you or your participant by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the country issuing the specified currency or in another jurisdiction acceptable to us and the paying agent.

      If the foregoing steps are not properly completed, we expect DTC to inform the paying agent that payment is to be made in U.S. dollars. In that case, we or our agent will convert the payment to U.S. dollars in the manner described below under "--Conversion to U.S. Dollars." We expect that we or our agent will then make the payment in U.S. dollars to DTC, and that DTC in turn will pass it along to its participants.

       Indirect owners of a global debt security denominated in a currency other than U.S. dollars should consult their banks or brokers for information on how to request payment in the specified currency.

       Payments on Non-Global Debt Securities

       Except as described in the last paragraph under this heading, we will make payments on debt securities in non- global form in the applicable specified currency. We will make these payments by wire transfer of immediately available funds to any account that is maintained in the applicable specified currency at a bank designated by the holder and is acceptable to us and the trustee. To designate an account for wire payment, the holder must give the paying agent appropriate wire instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the regular record date. In the case of any other payment, the payment will be made only after the debt security is surrendered to the paying agent. Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

       If a holder fails to give instructions as described above, we will notify the holder at the address in the trustee's records and will make the payment within five business days after the holder provides appropriate instructions. Any late payment made in these circumstances will be treated under the applicable indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

       Although a payment on a debt security in non-global form may be due in a specified currency other than U.S. dollars, we will make the payment in U.S. dollars if the holder asks us to do so. To request U.S. dollar payment, the holder must provide appropriate written notice to the trustee at least five business days before the next due date for which payment in U.S. dollars is requested. In the case of any interest payment due on an interest payment date, the request must be made by the person or entity who is the holder on the regular record date. Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above.

       Book-entry and other indirect owners of a debt security with a specified currency other than U.S. dollars should contact their banks or brokers for information about how to receive payments in the specified currency or in U.S. dollars.

       Conversion to U.S. Dollars.

       When we are asked by a holder to make payments in U.S. dollars of an amount due in another currency, either on a global debt security or a non-global debt security as described above, the exchange rate agent described below will calculate the U.S. dollar amount the holder receives in the exchange rate agent's discretion.

       A holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

       When the Specified Currency Is Not Available

       If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency or any successor currency is not available to us due to circumstances beyond our control--such as the imposition of exchange controls or a disruption in the currency markets--we will be entitled to satisfy our obligation to make the payment in that specified currency by making the payment in U.S. dollars, on the basis of the exchange rate determined by the exchange rate agent described below, in its discretion.

       The foregoing will apply to any debt security, whether in global or non-global form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not result in a default under any debt security or the applicable indenture.

       The Euro

       The euro may be a specified currency for some debt securities. On January 1, 1999, the euro became the legal currency for the 11 member states participating in the European Economic and Monetary Union. During a transition period from January 1, 1999 to December 31, 2001 and for a maximum of six months after December 31, 2001, the former national currencies of these 11 member states will continue to be legal tender in their country of issue, at rates irrevocably fixed on December 31,1998.

       Exchange Rate Agent

       If we issue a debt security in a specified currency other than U.S. dollars, we will appoint a financial institution to act as the exchange rate agent and will name the institution initially appointed when the debt security is originally issued in the applicable prospectus supplement. We may change the exchange rate agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change.

       All determinations made by the exchange rate agent will be in its sole discretion unless we state in the applicable prospectus supplement that any determination requires our approval. In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, without any liability on the part of the exchange rate agent.

   Payment When Offices Are Closed

       If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the applicable indenture as if they were made on the original due date. Postponement of this kind will not result in a default under any debt security or the applicable indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day. The term business day has a special meaning, which we describe above under "-- Payment and Record Dates for Interest".

   Paying Agent

       We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as the paying agent. We must notify you of changes in the paying agent.

   Unclaimed Payments

       Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Notices

       Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee's records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

       Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship With the Trustee

       The Bank of New York has provided commercial banking and other services for us and our affiliates in the past and may do so in the future. Among other things, The Bank of New York provides us with a line of credit, holds debt securities issued by us and serves as trustee or agent with regard to our other debt obligations or those of our subsidiaries.

       The Bank of New York is initially serving as the trustee for both the senior debt securities and the subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any debt securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one of the indentures, and we would be required to appoint a successor trustee. For this purpose, a "potential" event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

                    DESCRIPTION OF COMMON STOCK WE MAY OFFER

       Please note that in this section entitled "Description of Common Stock We May Offer," references to Key3Media Group, Inc., "we" , "our" and "us" refer only to Key3Media Group, Inc. and not to our consolidated subsidiaries. Also, in this section, references to "holders" mean those who own common stock registered in their own names, on the books that we or our agent maintain for this purpose, and not those who own beneficial interests in common stock registered in street name or in common stock issued in book-entry form through one or more depositaries. Owners of beneficial interests in the common stock should read the section below entitled "Legal Ownership and Book-Entry Issuance."

       The total amount of authorized capital stock of our company is 600 million shares, consisting of 200 million shares of common stock, par value $.01 per share, 200 million shares of non-voting common stock, par value $.01 per share, and 200 million shares of preferred stock, par value $.01 per share. As of the date of this prospectus, 65,043,000 shares of our common stock and no shares of non-voting common or preferred stock were currently issued and outstanding.

       The discussion that follows describes our certificate of incorporation and by-laws and their effect on our common stock.

       The shares that we may issue will be validly issued, fully paid and non-assessable and an opinion of Sullivan & Cromwell to that effect has been filed as an exhibit to the registration statement of which this prospectus forms a part. The holders of our shares will be entitled to receive dividends out of assets legally available at the time and in the amounts as our board of directors may from time to time determine. Our shares are not convertible and our stockholders have no preemptive or subscription rights to purchase any of our securities. Upon the liquidation, dissolution or winding up of our company, our stockholders will be entitled to receive pro rata the assets of our company that are legally available for distribution, after payment of all of our debts and other liabilities. Each of our outstanding shares of common stock is entitled to one vote on all matters submitted to a vote of the stockholders, including election of directors. There is no cumulative voting. Except as otherwise required by law or the certificate of incorporation, the holders of our common stock will vote on all matters submitted to a vote of the stockholders, including election of directors.

       The powers, preferences, and rights and the qualifications, limitations and restrictions of our common stock and our non-voting common stock are identical in all material respects, except that holders of non-voting common stock do not have any voting power and are not entitled to receive notice of meetings of stockholders unless otherwise required by law.

Listing

       Our common stock is traded on the NYSE under the symbol "KME".

Transfer Agent and Registrar

       The transfer agent and registrar for our common stock is The Bank of New York.

       No holder of any stock of our company of any class authorized at the distribution date will have any preemptive right to subscribe to any securities of our company of any kind or class.

                  ANTI-TAKEOVER PROVISIONS OF OUR CERTIFICATE
                   OF INCORPORATION, BYLAWS AND DELAWARE LAW

General

       Our certificate of incorporation and by-laws and the General Corporation Law of Delaware, or DGCL, contain provisions that could delay or make more difficult a hostile acquisition of our company, whether by means of a tender offer, open-market purchases, a proxy contest or otherwise. These provisions have been implemented to enable us, particularly (but not exclusively) in the initial years of our existence as an independent, publicly owned company, to develop our business in a manner which will foster our long-term growth without disruption caused by the threat of a takeover deemed by our board of directors not to be in the best interests of our company and our stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of our company, although that type of proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors. Set forth below is a description of all of the provisions contained in our certificate of incorporation and by-laws and the DGCL that could materially impede or delay an acquisition of control of our company that our board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and by-laws, the forms of which have been publicly filed, as well as the DGCL.

Provisions of Our Certificate of Incorporation and By-Laws

   Staggered Board of Directors

       Our board of directors consists of twelve members. Our certificate of incorporation provides that the number of members of the board of directors be divided into three classes, as nearly equal in number as reasonably possible, as determined by our board of directors. The initial term of office of the first class of directors expires at our first annual meeting of stockholders, the initial term of office of the second class of directors will expire at our second annual meeting of stockholders and the initial term of office of the third class of directors will expire at our third annual meeting of stockholders, with each class of directors to hold office until their successors have been duly elected and qualified. At each annual meeting of our stockholders, the directors elected to succeed the directors whose terms expire at the annual meeting will be elected to hold office for a term expiring at the annual meeting of our stockholders in the third year following the year of their election and until their successors have been duly elected and qualified. The classification of the board of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors, because only a minority of our directors will be up for election at each annual meeting, and our board of directors may not be replaced by vote of the stockholders at any one time.

   Number of Directors; Removal; Filling Vacancies

       Our certificate of incorporation provides that the number of members of the board of directors will be fixed only by resolution of the board of directors from time to time. Our certificate of incorporation and by-laws provide that in the event of any increase or decrease in the authorized number of directors, (1) each director then serving as such will nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier death, retirement, resignation or removal, and (2) the newly created or eliminated directorships resulting from that increase or decrease will be apportioned by the board of directors among the three classes of directors so as to maintain those classes as nearly equal in number as reasonably possible. The certificate of incorporation and by-laws provide that directors may be removed only for cause, except that at any time that SOFTBANK, our directors and our executive officers (as defined in Rule 405 under the Securities Act of 1934) together hold outstanding shares of our common stock and/or shares of our other stock entitled to vote generally in the election of directors that together entitle them to cast votes representing more than 50% of the voting power in the election of directors generally considered for this purpose as a single class, the holders of the outstanding shares of our common stock and shares of our other stock entitled to vote thereon may remove directors with or without cause. We refer to periods like that described above as "Qualifying Ownership Periods". Vacancies, whether arising through death, retirement, resignation or removal of a director or through an increase in the authorized number of directors of any class, may only be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director or, if the vacancies result from the removal of any director or directors, the holders of the outstanding shares of our common stock and shares of our other stock that were entitled to vote on such removal. A director elected to fill a vacancy will serve for the remainder of the then current term of office of the class to which he is elected. These provisions may prevent any stockholder from enlarging the board of directors and then filling the new directorships with that stockholder's own nominees.

   Stockholder Action by Written Consent; Special Meetings

       Our certificate of incorporation and by-laws provide that any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of those holders, except that at any time during a Qualifying Ownership Period, the holders of the outstanding shares of our common stock and shares of our other stock entitled to vote on such actions may take any action required or permitted to be taken by our stockholders by a consent or consents in writing setting forth the action so taken signed by the holders of the outstanding shares of our common stock and shares of our other stock entitled to vote on such action having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which holders of all our outstanding shares were present and voted. Our certificate of incorporation and by-laws provide that special meetings of stockholders may be called only by our board of directors, to be held at the date, time and place stated in the notice of meeting, except that at any time during a Qualifying Ownership Period, SOFTBANK shall be entitled to call a special meeting of stockholders to be held at the date, time and place stated in its notice of meeting and to specify the purpose of the meeting. Any special meeting of stockholders will be confined to the purposes stated in the notice of meeting. These provisions will have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman or our board of directors for consideration of the proposal.

   Advance Notice for Stockholder Nominations and Proposals of New Business

       The by-laws require notice of any proposal to be presented by any stockholder or of the name of any person to be nominated by any stockholder for election as a director at a meeting of stockholders to be delivered to our Secretary not less than 90 nor more than 120 days prior to the date of the meeting. Accordingly, if a stockholder did not comply with the notice provisions the stockholder would not be able to nominate directors or propose new business.

   Blank Check Preferred Stock

       Our certificate of incorporation provides for 200,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to takeover Key3Media. For example, if in the exercise of its fiduciary obligations the board of directors were to determine that a takeover proposal is not in our best interests, it could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer. In this regard, the certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The board of directors currently does not intend to seek stockholder approval before any issuance of preferred stock unless required by law.

   Other Constituencies

       Our certificate of incorporation provides that, when taking action including responding to a takeover, our directors may, but are not required to, consider the effects that our actions may have on interests and persons other than our shareholders, including our employees and the community.

   Amendments

       Our certificate of incorporation provides the provisions described above shall not be amended, modified or repealed unless such amendment, modification or repeal is approved by the affirmative vote of the holders of not less than 80% of the voting power of the outstanding shares of our common stock and all shares of our other stock entitled to vote on such matter, with the outstanding shares of common stock and other stock considered for this purpose as a single class.

       Our certificate of incorporation also provides that no adoption, amendment or repeal of a by-law shall be effective unless approved by our board of directors or the affirmative vote of the holders of not less than 80% of the voting power of the outstanding shares of our common stock and all shares of our other stock entitled to vote on such matter, with the outstanding shares of common stock and other stock considered for this purpose as a single class.

Provisions of Delaware Law

       Following the consummation of the distribution and the offering, we will be subject to the "Business combination" provisions of Section 203 of the DGCL. In general, these provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder", unless: (i) the transaction is approved by the board of directors prior to the date the "interested stockholder" obtained that status; (ii) upon consummation of the transaction which resulted in the stockholder's becoming an "interested stockholder", the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to the date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder". A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to our company and, accordingly, may discourage attempts to acquire our company.

       Section 203 and the provisions of our certificate of incorporation and by- laws described above may make it more difficult for a third party to acquire, or discourage bids for, our company. Section 203 and these provisions could also have the effect of inhibiting attempts to change the membership of our board of directors.

                      DESCRIPTION OF WARRANTS WE MAY OFFER

       Please note that in this section entitled "Description of Warrants We May Offer", references to Key3Media Group, Inc., "we," "our" and "us" refer only to Key3Media Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own warrants registered in their own names, on the books that we or our agent maintain for this purpose, and not those who own beneficial interests in warrants registered in street name or in warrants issued in book-entry form through one or more depositaries. Owners of beneficial interests in the warrants should read the section below entitled "Legal Ownership and Book-Entry Issuance."

       As you read this section, please remember that the specific terms of your warrant as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your warrant.

We May Issue Many Different Series and Types of Warrants

       We may issue warrants that are debt warrants or equity warrants. We may offer warrants separately or together with our debt securities. We may also offer warrants together with other warrants, purchase contracts and debt securities in the form of units, as summarized below in "Description of Units We May Offer".

       We may issue warrants in such amounts or in as many distinct series as we wish. This section summarizes terms of the warrants that apply generally to all series. Most of the financial and other specific terms of your warrant will be described in the prospectus supplement to be attached to the front of this prospectus. Those terms may vary from the terms described here.

       When we refer to a series of warrants, we mean all warrants issued as part of the same series under the applicable warrant agreement. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the warrant you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Debt Warrants

       We may issue warrants for the purchase of our debt securities on terms to be determined at the time of sale. We refer to this type of warrant as a "debt warrant".

Equity Warrants

       We may also issue warrants for the purchase of our equity securities, on terms to be determined at the time of sale. We refer to this type of warrant as an "equity warrant."

       The applicable prospectus supplement will describe what we may deliver to satisfy our obligations with respect to any universal warrants.

General Terms of Warrants

       Your prospectus supplement may contain, where applicable, the following information about your warrants:

    . the specific designation and aggregate number of, and the price at which we will issue, the warrants;

    . the currency with which the warrants may be purchased;

    . the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

    . whether the warrants will be issued in fully registered form or bearer form, in global or non-global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security or purchase contract included in that unit;

    . the identities of the warrant agent, any depositaries and any paying, transfer, calculation or other agents for the warrants;

    . any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed;

    . whether the warrants are to be sold separately or with other securities, as part of units or otherwise; and

    . any other terms of the warrants.

       If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether the warrants will be separable from the other securities in the unit before the warrants' expiration date. A warrant issued in a unit in the United States may not be so separated before the 91st day after the unit is issued.

       No holder of a warrant will have any rights of a holder of the securities purchasable under the warrant.

       An investment in a warrant may involve special risks, including currency-related risks if the warrant or the underlying debt security are payable or denominated in a non-U.S. dollar currency. We describe some of these risks below under "Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency".

       Because we are a holding company, our ability to perform our obligations on the warrants will depend in part on our ability to participate in distributions of assets from our subsidiaries. We discuss these matters above under "Description of Debt Securities We May Offer--We Are a Holding Company."

Additional Terms of Warrants

   Debt Warrants

       If you purchase debt warrants, your prospectus supplement may contain, where applicable, the following additional information about your warrants:

    . the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the debt warrants;

    . whether the exercise price may be paid in cash, by the exchange of any debt warrants or other securities or both and the method of exercising the debt warrants; and

    . the designation, terms and amount of debt securities, if any, to be issued together with each of the debt warrants and the date, if any, after which the debt warrants and debt securities will be separately transferable.

   Equity Warrants

       If you purchase equity warrants, your prospectus supplement may contain, where applicable, the following additional information about your warrants:

    . whether the equity warrants are put warrants or call warrants;

    . the equity securities, and the amount or method for determining the amount of equity securities, deliverable upon exercise of each equity warrant;

    . the price at which and the currency with which the equity securities may be purchased or sold upon the exercise of each equity warrant, or the method of determining that price;

    . whether the exercise price may be paid in cash, by the exchange of any equity warrants or other securities or both, and the method of exercising the equity warrants; and

    . whether the exercise of the equity warrants is to be settled in cash or by delivery of the equity securities or both and whether settlement will occur on a net basis or a gross basis.

General Provisions of Warrant Agreements

       We will issue the warrants in one or more series and under one or more warrant agreements, each to be entered into between us and a bank, trust company or other financial institution as warrant agent. We may add, replace or terminate warrant agents from time to time. We may also choose to act as our own warrant agent. We will describe the warrant agreement under which we issue any warrants in the applicable prospectus supplement, and we will file that agreement with the SEC, either as an exhibit to a current report on Form 8-K or as an exhibit to the registration statement of which this prospectus is a part. See "Available Information" above for information on how to obtain a copy of a warrant agreement when it is filed.

       In some cases, we may issue warrants under one of our indentures. For these warrants, the applicable provisions relating to our debt securities and indentures would apply instead of the provisions described in this section.

   Enforcement of Rights

       The warrant agent under a warrant agreement will act solely as our agent in connection with the warrants issued under that agreement. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of those warrants. Any holder of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise those warrants in accordance with their terms. No holder of any warrant will be entitled to any rights of a holder of the debt securities or equity securities purchasable upon exercise of the warrant, including any right to receive payments on those debt securities or equity securities or to enforce any covenants or rights in the relevant indenture or any other agreement.

   Modifications Without Consent of Holders

       We and the applicable warrant agent may amend any warrant or warrant agreement without the consent of any holder:

    . to cure any ambiguity;

    . to cure, correct or supplement any defective or inconsistent provision; or

    . to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

       We do not need any approval to make changes that affect only warrants to be issued after the changes take effect. We may also make changes that do not adversely affect a particular warrant in any material respect, even if they adversely affect other warrants in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected warrant; we need only obtain any required approvals from the holders of the affected warrants.

   Modifications With Consent of Holders

       We may not amend any particular warrant or a warrant agreement with respect to any particular warrant unless we obtain the consent of the holder of that warrant, if the amendment would:

    . change the exercise price of the warrant;

    . change the kind or reduce the amount of the securities or other consideration receivable upon exercise, cancellation or expiration of the warrant, except as permitted by the antidilution or other adjustment provisions of the warrant;

    . shorten, advance or defer the period of time during which the holder may exercise the warrant or otherwise impair the holder's right to exercise the warrant; or

    . reduce the percentage of outstanding, unexpired warrants of any series or class the consent of whose holders is required to amend the series or class, or the applicable warrant agreement with regard to that series or class, as described below.

       Any other change to a particular warrant agreement and the warrants issued under that agreement would require the following approval:

    . If the change affects only the warrants of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding, unexpired warrants of that series.

    . If the change affects the warrants of more than one series issued under that agreement, the change must be approved by the holders of a majority of all outstanding, unexpired warrants of all series affected by the change, with the warrants of all the affected series voting together as one class for this purpose.

In each case, the required approval must be given in writing.

   Warrant Agreement Will Not Be Qualified Under Trust Indenture Act

       No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Merger and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

       The warrants and warrant agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another firm or to engage in any other transactions. If at any time we merge or consolidate with, or sell our assets substantially as an entirety to, another firm, the successor corporation will succeed to and assume our obligations under the warrants and warrant agreements. We will then be relieved of any further obligation under the warrants and warrant agreements.

       The warrants and warrant agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they restrict our ability to sell our assets. The warrants and warrant agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.

Governing Law

       The warrants and each warrant agreement will be governed by New York law.

Form, Exchange and Transfer

       We will issue each warrant in global--i.e., book-entry--form only, unless we say otherwise in the applicable prospectus supplement. Warrants in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the warrants represented by the global security. Those who own beneficial interests in a global warrant will do so through participants in the depositary's system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities below under "Legal Ownership and Book-Entry Issuance."

       In addition, we will issue each warrant in registered form, unless we say otherwise in the applicable prospectus supplement. Bearer securities would be subject to special provisions, as we describe below under "Considerations Relating to Securities Issued in Bearer Form."

       If any warrants are issued in non-global form, the following will apply to them:

  . The warrants will be issued in fully registered form in denominations stated in the applicable prospectus supplement. Holders may exchange their warrants for warrants of smaller denominations or combined into fewer warrants of larger denominations, as long as the total amount is not changed;

  . Holders may exchange or transfer their warrants at the office of the warrant agent. They may also replace lost, stolen, destroyed or mutilated warrants at that office. We may appoint another entity to perform these functions or perform them ourselves;

  . Holders will not be required to pay a service charge to transfer or exchange their warrants, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder's proof of legal ownership. The transfer agent may also require an indemnity before replacing any warrants;

  . If we have the right to redeem, accelerate or settle any warrants before their expiration, and we exercise our right as to less than all those warrants, we may block the transfer or exchange of those warrants during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any warrant selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any warrant being partially settled; and

  . Only the depositary will be entitled to transfer or exchange a warrant in global form since it will be the sole holder of the warrant.

Payments and Notices

       In making payments and giving notices with respect to our warrants, we will follow the procedures we plan to use with respect to our debt securities, where applicable. We describe these procedures above under "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" and "-- Notices."

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                  DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

       Please note that in this section entitled "Description of Preferred Stock We May Offer references to Key3Media Group, Inc., "we", "our" and "us" refer only to Key3Media Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own shares of preferred stock or depositary shares, as the case may be, registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in shares registered in street name or in shares issued in book-entry form through one or more depositaries. Owners of beneficial interests in shares of preferred stock or depositary shares should read the section below entitled "Legal Ownership and Book-Entry Issuance."

       As you read this section, please remember that the specific terms of your series of preferred stock and any related depositary shares as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your series of preferred stock or any related depositary shares.

       We may issue our preferred stock in one or more series, as described below. This section summarizes terms of the preferred stock that apply generally to all series. Most of the financial and other specific terms of your series will be described in the prospectus supplement to be attached to the front of this prospectus. Those terms may vary from the terms described here.

       When we refer to a series of preferred stock, we mean all of the shares of preferred stock issued as part of the same series under a certificate of designations filed as part of our certificate of incorporation. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the preferred stock and any related depositary shares you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Our Authorized Preferred Stock

       Our authorized capital stock includes 200,000,000 shares of preferred stock, par value $.01 per share. We do not have any preferred stock outstanding as of the date of this prospectus; the prospectus supplement with respect to any offered preferred stock will describe any preferred stock that may be outstanding as of the date of the prospectus supplement.

Preferred Stock Issued in Separate Series

       Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations, the powers, preferences and rights and the qualifications, limitations and restrictions of the series, including:

    . dividend rights;

    . conversion or exchange rights;

    . voting rights;

    . redemption rights and terms;

    . liquidation preferences;

    . sinking fund provisions;

    . the serial designation of the series; and

    . the number of shares constituting the series.

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

       Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased or decreased, but not below the number of shares of that series then outstanding, by resolution adopted by our board of directors and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock entitled to vote on the matter, voting together as a single class. No separate vote of the holders of any series of preferred stock is required for an increase or decrease in the number of authorized shares of that series.

       Before we issue any series of preferred stock, our board of directors will adopt resolutions creating and designating the series and will file a certificate of designations stating the terms of the series with the Secretary of State of the State of Delaware. None of our stockholders will need to approve that amendment.

       In addition, as described below under "--Fractional or Multiple Shares of Preferred Stock Issued as Depositary Shares," we may, at our option, instead of offering whole individual shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share or some multiple of shares of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share or multiple of shares of preferred stock which each depositary share represents will be stated in the prospectus supplement relating to any series of preferred stock offered through depositary shares.

       The rights of holders of preferred stock may be adversely affected by the rights of holders of any preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing for acquisitions and issuances to officers, directors and employees under their respective benefit plans. Shares of preferred stock we issue may have the effect of discouraging or making more difficult an acquisition of Key3Media Group, Inc. We may choose to issue preferred stock, together with our other securities described in this prospectus, in units.

       Preferred stock will be fully paid and nonassessable when issued, which means that its holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of preferred stock will not have preemptive or subscription rights to acquire more stock of Key3Media Group, Inc.

       The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to that series.

   Rank

       Shares of each series of preferred stock will rank equally with each other series of preferred stock and senior to our common stock with respect to dividends and distributions of assets. In addition, we will generally be able to pay dividends and distributions of assets to holders of our preferred stock only if we have satisfied our obligations on our indebtedness then due and payable.

   Dividends

       Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors, from funds legally available for the payment of dividends. The rates and dates of payment of dividends for each series of preferred stock will be stated in the applicable prospectus supplement. Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as set forth in the applicable prospectus supplement.

   Redemption

       If specified in an applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the holder's, and may be redeemed mandatorily.

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

       Any restriction on the repurchase or redemption by us of our preferred stock while there is an arrearage in the payment of dividends will be described in the applicable prospectus supplement.

       Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

       Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

   Liquidation Preference

       Upon any voluntary or involuntary liquidation, dissolution or winding up of Key3Media Group, Inc., holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in the applicable prospectus supplement, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including our common stock. If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series and the other securities will share in any distribution of our available assets on a ratable basis in proportion to the full liquidation preferences of each security. Holders of our preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

   Voting Rights

       The holders of preferred stock of each series will have no voting rights, except:

    . as stated in the applicable prospectus supplement and in the certificate of designations establishing the series; or

    . as required by applicable law.

Merger and Similar Transactions Permitted; No Restrictive Covenants

       The terms of the preferred stock will not include any restrictions on our ability to merge or consolidate with, or sell our assets to, another firm or to engage in any other transactions. The terms of the preferred stock also will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries.

       Because we are a holding company, our ability to make payments on the preferred stock will depend in part on our ability to participate in distributions of assets from our subsidiaries. We discuss these matters above under "Description of Debt Securities We May Offer -- We Are a Holding Company".

Governing Law

       The preferred stock will be governed by Delaware law.

Fractional or Multiple Shares of Preferred Stock Issued as Depositary Shares

       We may choose to offer fractional shares or some multiple of shares of our preferred stock, rather than whole individual shares. If we decide to do so, we will issue the preferred stock in the form of depositary shares. Each depositary share would represent a fraction or multiple of a share of the preferred stock and would be evidenced by a depositary receipt. We will issue depositary shares under a deposit agreement between a depositary, which we will appoint in our discretion, and us.

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

   Deposit Agreement

       We will deposit the shares of preferred stock to be represented by depositary shares under a deposit agreement. The parties to the deposit agreement will be:

    . Key3Media Group, Inc.;

    . a bank or other financial institution selected by us and named in the applicable prospectus supplement, as preferred stock depositary; and

    . the holders from time to time of depositary receipts issued under that depositary agreement.

       Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including, where applicable, dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. The depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of preferred stock. A depositary receipt may evidence any number of whole depositary shares.

       We will file the deposit agreement, including the form of depositary receipt, with the SEC, either as an exhibit to an amendment to the registration statement of which this prospectus forms a part or as an exhibit to a current report on Form 8-K. See "Available Information" above for information on how to obtain a copy of the form of deposit agreement.

   Dividends and Other Distributions

       The preferred stock depositary will distribute any cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of depositary shares owned by the holders. The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they own.

       The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the preferred stock depositary or by us on account of taxes or other governmental charges.

   Redemption of Preferred Stock

       If we redeem preferred stock represented by depositary shares, the preferred stock depositary will redeem the depositary shares from the proceeds it receives from the redemption, in whole or in part, of the preferred stock. The preferred stock depositary will redeem the depositary shares at a price per share equal to the applicable fraction or multiple of the redemption price per share of preferred stock. Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the redeemed shares of preferred stock. If fewer than all the depositary shares are to be redeemed, the preferred stock depositary will select the depositary shares to be redeemed by lot or ratably or by any other equitable method it chooses.

       After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of those shares will cease, except the right to receive the amount payable and any other property to which the holders were entitled upon the redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the preferred stock depositary. Any funds that we deposit with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

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

   Withdrawal of Preferred Stock

       Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock, but holders of whole shares of preferred stock will not be entitled to deposit that preferred stock under the deposit agreement or to receive depositary receipts for that preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

   Voting Deposited Preferred Stock

       When the preferred stock depositary receives notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the applicable series of preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder's depositary shares. To the extent possible, the preferred stock depositary will vote the amount of the series of preferred stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. If the preferred stock depositary does not receive specific instructions from the holders of any depositary shares representing a series of preferred stock, it will vote all shares of that series held by it proportionately with instructions received.

   Amendment and Termination of the Deposit Agreement

       We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless the holders of at least a majority of the affected depositary shares then outstanding approve the amendment. We will make no amendment that impairs the right of any holder of depositary shares, as described above under "--Withdrawal of Preferred Stock," to receive shares of the related series of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended deposit agreement.

   The deposit agreement will automatically terminate if:

    . all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which they or the underlying preferred stock are convertible or exchangeable; or

    . a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Key3Media Group, Inc.

       We may terminate the deposit agreement at any time, and the preferred stock depositary will give notice of that termination to the recordholders of all outstanding depositary receipts not less than 30 days before the termination date. In that event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by those depositary shares.

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

   Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

       We will pay the fees, charges and expenses of the preferred stock depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

   Resignation and Removal of Depositary

       The preferred stock depositary may resign at any time by giving us notice, and we may remove or replace the preferred stock depositary at any time.

   Reports to Holders

       We will deliver all required reports and communications to holders of the preferred stock to the preferred stock depositary. It will forward those reports and communications to the holders of depositary shares.

   Limitation on Liability of the Preferred Stock Depositary

       The preferred stock depositary will not be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of its duties under the agreement, and it will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory and reasonable protection from expenses and liability is furnished. This is called an indemnity. The preferred stock depositary may rely upon written advice of counsel or accountants, upon information provided by holders of depositary receipts or other persons believed to be competent and upon documents believed to be genuine.

Form of Preferred Stock and Depositary Shares

       We may issue preferred stock in book-entry form. Preferred stock in book- entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the shares of preferred stock represented by the global security. Those who own beneficial interests in shares of preferred stock will do so through participants in the depositary's system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. However, beneficial owners of any preferred stock in book-entry form will have the right to obtain their shares in non-global form. We describe book-entry securities below under "Legal Ownership and Book-Entry Issuance." All preferred stock will be issued in registered form.

       We will issue depositary shares in book-entry form, to the same extent as we describe above for preferred stock. Depositary shares will be issued in registered form.

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

                    LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

       In this section, we describe special considerations that will apply to registered securities issued in global-- i.e., book-entry--form. First we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Who Is the Legal Owner of a Registered Security?

       Each debt security, warrant, share of preferred stock and depositary share in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. We refer to those who have securities registered in their own names, on the books that we or the trustee maintain for this purpose, as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

   Book-Entry Owners

       We will issue each security in book-entry form only. This means securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

       Under each indenture, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

       As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

   Street Name Owners

       In the future we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

       For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.


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

   Legal Holders

       Our obligations, as well as the obligations of the trustee and the obligations, if any, of any warrant agents and any other third parties employed by us, the trustee or any of those agents, run only to the holders of the securities. We do not have obligations to investors who hold indirect interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

       For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose--e.g., to amend the indenture for a series of debt securities or the warrant agreement for a series of warrants or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture--we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

       When we refer to "you" in this prospectus, we mean those who invest in the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to "your securities" in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

   Special Considerations for Indirect Owners

       If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

    . how it handles securities payments and notices;

    . whether it imposes fees or charges;

    . whether and how you can instruct it to exercise any rights to purchase or sell the securities purchasable under a warrant or to exchange or convert a security for or into other property;

    . how it would handle a request for the holders' consent, if ever required;

    . whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

    . how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

    . if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

What Is a Global Security?

       We will issue each security in book-entry form only. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the "depositary" for that security. A security will usually have only one depositary but it may have more.

       Each series of securities will have one or more of the following as the depositaries:

    . The Depository Trust Company, New York, New York, which is known as
      "DTC";

    . a financial institution holding the securities on behalf of Morgan
      Guaranty Trust Company of New York, acting out of its Brussels, Belgium, office, as operator of the Euroclear system, which is known as "Euroclear";

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

    . a financial institution holding the securities on behalf of Clearstream Banking, societe anonyme, Luxembourg, which is known as "Clearstream, Luxembourg"; and

    . any other clearing system or financial institution named in the applicable prospectus supplement.

       The depositaries named above may also be participants in one another's systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, Luxembourg, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

       A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

       A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "--Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

       If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under "--Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated." If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

   Special Considerations for Global Securities

       As an indirect owner, an investor's rights relating to a global security will be governed by the account rules of the depositary and those of the investor's financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, Luxembourg, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

       If securities are issued only in the form of a global security, an investor should be aware of the following:

    . An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

    . An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under "--Who Is the Legal Owner of a Registered Security?";

    . An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

    . An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

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

    . The depositary's policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor's interest in a global security, and those policies may change from time to time. We, the trustee and any warrant agents and unit agents will have no responsibility for any aspect of the depositary's policies, actions or records of ownership interests in a global security. We, the trustee and any warrant and unit agents also do not supervise the depositary in any way;

    . The depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

    . Financial institutions that participate in the depositary's book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, Luxembourg, when DTC is the depositary, Euroclear or Clearstream, Luxembourg, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

   Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

      If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner's bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. For example, in the case of a global security representing preferred stock or depositary shares, a beneficial owner will be entitled to obtain a non- global security representing its interest by making a written request to the transfer agent or other agent designated by us. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

      In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under "--Who Is the Legal Owner of a Registered Security?"

      The special situations for termination of a global security are as follows:

    . if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

    . if we notify the trustee, warrant agent or unit agent, as applicable, that we wish to terminate that global security; or

    . in the case of a global security representing debt securities, if an event of default has occurred with regard to these debt securities and has not been cured or waived.

       If a global security is terminated, only the depositary, and not we, the trustee for any debt securities, the warrant agent for any warrants or the unit agent for any units, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

   Considerations Relating to Euroclear and Clearstream, Luxembourg

       Euroclear and Clearstream, Luxembourg are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

       Euroclear and Clearstream, Luxembourg may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream, Luxembourg may hold interests in the global security as participants in DTC.

       As long as any global security is held by Euroclear or Clearstream, Luxembourg as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream, Luxembourg. If Euroclear or Clearstream, Luxembourg is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

       Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC's rules and procedures.

   Special Timing Considerations for Transactions in Euroclear and Clearstream, Luxembourg

       Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

       In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

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

          CONSIDERATIONS RELATING TO SECURITIES ISSUED IN BEARER FORM

       If we issue securities in bearer, rather than registered, form, those securities will be subject to special provisions described in this section. This section primarily describes provisions relating to debt securities issued in bearer form. Other provisions may apply to securities of other kinds issued in bearer form. To the extent the provisions described in this section are inconsistent with those described elsewhere in this prospectus, they supersede those described elsewhere with regard to any bearer securities. Otherwise, the relevant provisions described elsewhere in this prospectus will apply to bearer securities.

Temporary and Permanent Bearer Global Securities

       If we issue securities in bearer form, all securities of the same series and kind will initially be represented by a temporary bearer global security, which we will deposit with a common depositary for Euroclear and Clearstream, Luxembourg. Euroclear and Clearstream, Luxembourg will credit the account of each of their subscribers with the amount of securities the subscriber purchases. We will promise to exchange the temporary bearer global security for a permanent bearer global security, which we will deliver to the common depositary upon the later of the following two dates:

    . the date that is 40 days after the later of (a) the completion of the distribution of the securities as determined by the underwriter, dealer or agent and (b) the closing date for the sale of the securities by us; we may extend this date as described below under "--Extensions for Further Issuances;" and

    . the date on which Euroclear and Clearstream, Luxembourg provide us or our agent with the necessary tax certificates described below under "--U.S. Tax Certificate Required."

       Unless we say otherwise in the applicable prospectus supplement, owners of beneficial interests in a permanent bearer global security will be able to exchange those interests at their option, in whole but not in part, for:

    . non-global securities in bearer form with interest coupons attached, if applicable; or

    . non-global securities in registered form without coupons attached.

A beneficial owner will be able to make this exchange by giving us or our designated agent 60 days' prior written notice in accordance with the terms of the securities.

   Extensions for Further Issuances

       Without the consent of the trustee, any holders or any other person, we may issue additional securities identical to a prior issue from time to time. If we issue additional securities before the date on which we would otherwise be required to exchange the temporary bearer global security representing the prior issue for a permanent bearer global security as described above, that date will be extended until the 40th day after the completion of the distribution and the closing, whichever is later, for the additional securities. Extensions of this kind may be repeated if we sell additional identical securities. As a result of these extensions, beneficial interests in the temporary bearer global security may not be exchanged for interests in a permanent bearer global security until the 40th day after the additional securities have been distributed and sold.

U.S. Tax Certificate Required

       We will not pay or deliver interest or other amounts in respect of any portion of a temporary bearer global security unless and until Euroclear or Clearstream, Luxembourg delivers to us or our agent a tax certificate with regard to the owners of the beneficial interests in that portion of the global security. Also, we will not exchange any portion of a temporary bearer global security for a permanent bearer global security unless and until we receive from Euroclear or Clearstream, Luxembourg a tax certificate with regard to the owners of the beneficial interests in the portion to be exchanged. In each case, this tax certificate must state that each of the relevant owners:

    . is not a United States person, as defined below under "--Limitations on Issuance of Bearer Securities";

    . is a foreign branch of a United States financial institution purchasing for its own account or for resale, or is a United States person who acquired the security through a financial institution of this kind and who holds the security through that financial institution on the date of certification, provided in either case that the financial institution provides a certificate to us or the distributor selling the security to it stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the U.S. Internal Revenue Code and the U.S. Treasury Regulations under that Section; or

    . is a financial institution holding for purposes of resale during the "restricted period', as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7). A financial institution of this kind, whether or not it is also described in either of the two preceding bullet points, must certify that it has not acquired the security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

       The tax certificate must be signed by an authorized person satisfactory to us.

       No one who owns an interest in a temporary bearer global security will receive payment or delivery of any amount or property in respect of its interest, and will not be permitted to exchange its interest for an interest in a permanent bearer global security or a security in any other form, unless we or our agent have received the required tax certificate on its behalf.

       Special requirements and restrictions imposed by United States federal tax laws and regulations will apply to bearer debt securities. We describe these below under "--Limitations on Issuance of Bearer Debt Securities."

Legal Ownership of Bearer Securities

       Securities in bearer form are not registered in any name. Whoever is the bearer of the certificate representing a security in bearer form is the legal owner of that security. Legal title and ownership of bearer securities will pass by delivery of the certificates representing the securities. Thus, when we use the term "holder" in this prospectus with regard to bearer securities, we mean the bearer of those securities.

       The common depositary for Euroclear and Clearstream, Luxembourg will be the bearer, and thus the holder and legal owner, of both the temporary and permanent bearer global securities described above. Investors in those securities will own beneficial interests in the securities represented by those global securities; they will be only indirect owners, not holders or legal owners, of the securities.

       As long as the common depositary is the bearer of any bearer security in global form, the common depositary will be considered the sole legal owner and holder of the securities represented by the bearer security in global form. Ownership of beneficial interests in any bearer security in global form will be shown on records maintained by Euroclear or Clearstream, Luxembourg, as applicable, or by the common depositary on their behalf, and by the direct and indirect participants in their systems, and ownership interests can be held and transferred only through those records. We will pay any amounts owing with respect to a bearer global security only to the common depositary.

       Neither we, the trustee nor any agent will recognize any owner of indirect interests as a holder or legal owner. Nor will we, the trustee or any agent have any responsibility for the ownership records or practices of Euroclear or Clearstream, Luxembourg, the common depositary or any direct or indirect participants in those systems or for any payments, transfers, deliveries, exchanges, notices or other transactions within those systems, all of which will be subject to the rules and procedures of those systems and participants. If you own an indirect interest in a bearer global security, you must look only to the common depositary for Euroclear or Clearstream, Luxembourg, and to their direct and indirect participants through which you hold your interest, for your ownership rights. You should read the section above entitled "Legal Ownership and Book-Entry Issuance" for more information about holding interests through Euroclear and Clearstream, Luxembourg.

Payment and Exchange of Non-Global Bearer Securities

       Payments and deliveries owing on non-global bearer securities will be made, in the case of interest payments, only to the holder of the relevant coupon after the coupon is surrendered to the paying agent. In all other cases, payments and deliveries will be made only to the holder of the certificate representing the relevant security after the certificate is surrendered to the paying agent.

       Non-global bearer securities, with all unmatured coupons relating to the securities, if any, may be exchanged for a like aggregate amount of non-global bearer or registered securities of like kind. Non-global registered securities may be exchanged for a like aggregate amount of non-global registered securities of like kind, as described above in the sections on the different types of securities we may offer. However, we will not issue bearer securities in exchange for any registered securities.

       Replacement certificates and coupons for non-global bearer securities will not be issued in lieu of any lost, stolen or destroyed certificates and coupons unless we and our transfer agent receive evidence of the loss, theft or destruction, and an indemnity against liabilities, satisfactory to us and our agent. Upon redemption or any other settlement before the stated maturity or expiration, as well as upon any exchange, of a non-global bearer security, the holder will be required to surrender all unmatured coupons to us or our designated agent. If any unmatured coupons are not surrendered, we or our agent may deduct the amount of interest relating to those coupons from the amount otherwise payable or deliverable or we or our agent may demand an indemnity against liabilities satisfactory to us and our agent.

       We may make payments, deliveries and exchanges in respect of bearer securities in global form in any manner acceptable to us and the depositary.

Notices

       It we are required to give notice to the holders of bearer securities, we will do so by publication in a daily newspaper of general circulation in a city in Western Europe. The term "daily newspaper" means a newspaper that is published on each day, other than a Saturday, Sunday or holiday, in the relevant city. If these bearer securities are listed on the Luxembourg Stock Exchange and its rules so require, that city will be Luxembourg and that newspaper will be the Luxemburger Wort, unless publication in that newspaper is impractical. A notice of this kind will be presumed to have been received on the date it is first published. If we cannot give notice as described in this paragraph because the publication of any newspaper is suspended or it is otherwise impractical to publish the notice, then we will give notice in another form. That alternate form of notice will be deemed to be sufficient notice to each holder. Neither the failure to give notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

       We may give any required notice with regard to bearer securities in global form to the common depositary for the securities, in accordance with its applicable procedures. If these provisions do not require that notice be given by publication in a newspaper, we may omit giving notice by publication.

Limitations on Issuance of Bearer Debt Securities

       In compliance with United States federal income tax laws and regulations, bearer debt securities, including bearer debt securities in global form, will not be offered, sold, resold or delivered, directly or indirectly, in the United States or its possessions or to United States persons, as defined below, except as otherwise permitted by U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D). Any underwriters, dealers or agents participating in the offerings of bearer debt securities, directly or indirectly, must agree that they will not, in connection with the original issuance of any bearer debt securities or during the restricted period applicable under the Treasury Regulations cited earlier, offer, sell, resell or deliver, directly or indirectly, any bearer debt securities in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury Regulations described above. In addition, any underwriters, dealers or agents must have procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling bearer debt securities are aware of the above restrictions on the offering, sale, resale or delivery of bearer debt securities.

       We will make payments on bearer debt securities only outside the United States and its possessions except as permitted by the applicable Treasury Regulations described above.

       Bearer debt securities and any coupons will bear the following legend:

    "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code."

The sections referred to in this legend provide that, with exceptions, a United States person will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on the sale, exchange or redemption of that bearer debt security or coupon.

       As used in this subsection entitled "--Limitations on Issuance of Bearer Debt Securities", the term "bearer debt securities" includes bearer debt securities that are part of units. As used in this section entitled "Considerations Relating to Securities Issued in Bearer Form", "United States person" means:

    . a citizen or resident of the United States;

    . a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

    . an estate the income of which is subject to United States federal income taxation regardless of its source; or

    . a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

       "United States" means the United States of America, including the States and the District of Columbia, and "possessions" of the United States include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

              CONSIDERATIONS RELATING TO SECURITIES DENOMINATED OR
               PAYABLE IN OR LINKED TO A NON-U.S. DOLLAR CURRENCY

       If you intend to invest in a non-U.S. dollar security--e.g., a security whose principal and/or interest is payable in a currency other than U.S. dollars or that may be settled by delivery of or reference to a non-U.S. dollar currency or property denominated in or otherwise linked to a non-U.S. dollar currency--you should consult your own financial and legal advisors as to the currency risks entailed by your investment. Securities of this kind may not be an appropriate investment for investors who are unsophisticated with respect to non-U.S. dollar currency transactions.

       The information in this prospectus is directed primarily to investors who are U.S. residents. Investors who are not U.S. residents should consult their own financial and legal advisors about currency-related risks particular to their investment.

An Investment in a Non-U.S. Dollar Security Involves Currency-Related Risks

       An investment in a non-U.S. dollar security entails significant risks that are not associated with a similar investment in a security that is payable solely in U.S. dollars and where settlement value is not otherwise based on a non-U.S. dollar currency. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the various non-U.S. dollar currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls or other conditions by either the United States or non-U.S. governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies in the global markets.

Changes in Currency Exchange Rates Can Be Volatile and Unpredictable

       Rates of exchange between the U.S. dollar and many other currencies have been highly volatile, and this volatility may continue and perhaps spread to other currencies in the future. Fluctuations in currency exchange rates could adversely affect an investment in a security denominated in, or where value is otherwise linked to, a specified currency other than U.S. dollars. Depreciation of the specified currency against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent value of payments on the security, including the principal payable at maturity or settlement value payable upon exercise. That in turn could cause the market value of the security to fall. Depreciation of the specified currency against the U.S. dollar could result in a loss to the investor on a U.S. dollar basis.

Government Policy Can Adversely Affect Currency Exchange Rates and an Investment in a Non-U.S. Dollar Security

       Currency exchange rates can either float or be fixed by sovereign governments. From time to time, governments use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non-U.S. dollar securities is that their yields or payouts could be significantly and unpredictably affected by governmental actions. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in the country issuing the specified currency for a non-U.S. dollar security or elsewhere could lead to significant and sudden changes in the exchange rate between the U.S. dollar and the specified currency. These changes could affect the value of the security as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to these developments.

       Governments have imposed from time to time and may in the future impose exchange controls or other conditions, including taxes, with respect to the exchange or transfer of a specified currency that could affect exchange rates as well as the availability of a specified currency for a security at its maturity or on any other payment date. In addition, the ability of a holder to move currency freely out of the country in which payment in the currency is received or to convert the currency at a freely determined market rate could be limited by governmental actions.

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

Non-U.S. Dollar Securities May Permit Us to Make Payments in U.S. Dollars or Delay Payment If We Are Unable to Obtain the Specified Currency

       Securities payable in a currency other than U.S. dollars may provide that, if the other currency is subject to convertibility, transferability, market disruption or other conditions affecting its availability at or about the time when a payment on the securities comes due because of circumstances beyond our control, we will be entitled to make the payment in U.S. dollars or delay making the payment. These circumstances could include the imposition of exchange controls or our inability to obtain the other currency because of a disruption in the currency markets. If we made payment in U.S. dollars, the exchange rate we would use would be determined in the manner described above under "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities--How We Will Make Payments Due in Other Currencies--When the Specified Currency Is Not Available". A determination of this kind may be based on limited information and would involve significant discretion on the part of our foreign exchange agent. As a result, the value of the payment in U.S. dollars an investor would receive on the payment date may be less than the value of the payment the investor would have received in the other currency if it had been available, or may be zero. In addition, a government may impose extraordinary taxes on transfers of a currency. If that happens, we will be entitled to deduct these taxes from any payment on securities payable in that currency.

We Will Not Adjust Non-U.S. Dollar Securities to Compensate for Changes in Currency Exchange Rates

       Except as described above, we will not make any adjustment or change in the terms of a non-U.S. dollar security in the event of any change in exchange rates for the relevant currency, whether in the event of any devaluation, revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting that currency, the U.S. dollar or any other currency. Consequently, investors in non-U.S. dollar securities will bear the risk that their investment may be adversely affected by these types of events.

In a Lawsuit for Payment on a Non-U.S. Dollar Security, an Investor May Bear Currency Exchange Risk

       Our debt securities, warrants, purchase contracts and units will be governed by New York law. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a security denominated in a currency other than U.S. dollars would be required to render the judgment in the specified currency; however, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on a security denominated in a currency other than U.S. dollars, investors would bear currency exchange risk until judgment is entered, which could be a long time.

       In courts outside of New York, investors may not be able to obtain judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on a non-U.S. dollar security in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the currency in which any particular security is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment.

Information About Exchange Rates May Not Be Indicative of Future Performance

       If we issue a non-U.S. dollar security, we may include in the applicable prospectus supplement a currency supplement that provides information about historical exchange rates for the relevant non-U.S. dollar currency or currencies. Any information about exchange rates that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in currency exchange rates that may occur in the future. That rate will likely differ from the exchange rate used under the terms that apply to a particular security.

                             UNITED STATES TAXATION

       Please consult your own tax advisor concerning the consequences of owning these securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

       This section describes the material United States federal income tax consequences of owning the debt securities, common stock and preferred stock we are offering. It is the opinion of Sullivan & Cromwell, United States tax counsel to Key3Media Group, Inc. It applies to you only if you acquire securities in the offering and hold your securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

    . a dealer in securities or currencies;

    . a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

    . a bank;

    . a life insurance company;

    . a tax-exempt organization;

    . a person that owns debt securities that are a hedge or that are hedged against interest rate or currency risks;

    . a person that owns debt securities or stock as part of a straddle or conversion transaction for tax purposes; or

    . a person whose functional currency for tax purposes is not the U.S.
      dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

       The United States federal income tax consequences of owning warrants that we offer will be discussed in an applicable pricing supplement.

Taxation of Debt Securities

       This subsection describes the material United States federal income tax consequences of owning, selling and disposing of the debt securities we are offering. It deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement.

   United States Holders

       This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a debt security and you are:

    . a citizen or resident of the United States;

    . a domestic corporation;

    . an estate whose income is subject to United States federal income tax regardless of its source; or

    . a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

       If you are not a United States holder, this section does not apply to you and you should refer to "--United States Alien Holders" below.

       Payments of Interest

       Except as described below in the case of interest on a discount debt security that is not qualified stated interest, each as defined below under "-- Original Issue Discount", you will be taxed on any interest on your debt security, whether payable in U.S. dollars or a non-U.S. dollar currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

    Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a non-U.S. dollar currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.


    Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a non-U.S. dollar currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.


       If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the United States Internal Revenue Service.

       When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a non-U.S. dollar currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

       Original Issue Discount

       If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as a discount debt security issued at an original issue discount if the amount by which the debt security's stated redemption price at maturity exceeds its issue price is equal to or greater than a de minimis amount. Generally, a debt security's issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security's stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed below under "--Variable Rate Debt Securities".

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

       In general, your debt security is not a discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 0.25 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below under "--Election to Treat All Interest as Original Issue Discount". You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security's de minimis original issue discount by a fraction equal to:

    . the amount of the principal payment made

       divided by:

    . the stated principal amount of the debt security.

       Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount in income before you receive cash attributable to that income. The amount of original issue discount that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of original issue discount in income over the life of your debt security. More specifically, you can calculate the amount of original issue discount that you must include in income by adding the daily portions of original issue discount with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you hold your discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the original issue discount allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount debt security must occur on either the first or final day of an accrual period.

       You can determine the amount of original issue discount allocable to an accrual period by:

    . multiplying your discount debt security's adjusted issue price at the beginning of the accrual period by your debt security's yield to maturity; and then

    . subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

You must determine the discount debt security's yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security's adjusted issue price at the beginning of any accrual period by:

    . adding your discount debt security's issue price and any accrued original issue discount for each prior accrual period; and then

    . subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

       If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of original issue discount allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable

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

until the end of the interval. You may compute the amount of original issue discount allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

       The amount of original issue discount allocable to the final accrual period is equal to the difference between:

    . the amount payable at the maturity of your debt security, other than any payment of qualified stated interest; and

    . your debt security's adjusted issue price as of the beginning of the final accrual period.

    Acquisition Premium. If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security's adjusted issue price, as determined above, the excess is acquisition premium. If you do not make the election described below under "--Election to Treat All Interest as Original Issue Discount," then you must reduce the daily portions of original issue discount by a fraction equal to:


    . the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security divided by:

    . the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security's adjusted issue price.

    Market Discount. You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security if the difference between the debt security's stated redemption price at maturity or, in the case of a discount debt security, the debt security's revised issue price, and the price you paid for your debt security is equal to or greater than .25 percent of your debt security's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security's maturity. To determine the revised issue price of your debt security for these purposes, you generally add any original issue discount that has accrued on your debt security to its issue price.


       If your debt security's stated redemption price at maturity or, in the case of a discount debt security, its revised issue price, does not exceed the price you paid for the debt security by .25 percent multiplied by the number of complete years to the debt security's maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

       You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the United States Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

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

       You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

    Pre-Issuance Accrued Interest. An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:


    . a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest;

    . the first stated interest payment on your debt security is to be made within one year of your debt security's issue date; and

    . the payment will equal or exceed the amount of pre-issuance accrued interest.

       If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

    Debt Securities Subject to Contingencies Including Optional
Redemption. Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:


    . the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

    . one of such schedules is significantly more likely than not to occur.

       If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

       Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

    . in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security; and

    . in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

       If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

       If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is

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

repaid as a result of this change in circumstances and solely to determine the amount and accrual of original issue discount, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security's adjusted issue price on that date.

    Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above, with the modifications described below. For purposes of this election, interest will include stated interest, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under "--Debt Securities Purchased at a Premium", or acquisition premium.


      If you make this election for your debt security, then, when you apply the constant-yield method:

    . the issue price of your debt security will equal your cost;

    . the issue date of your debt security will be the date you acquired it;
      and

    . no payments on your debt security will be treated as payments of qualified stated interest.

      Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed above under "--Market Discount" to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the United States Internal Revenue Service.

    Variable Rate Debt Securities. Your debt security will be a variable rate debt security if:


    . your debt security's issue price does not exceed the total noncontingent principal payments by more than the lesser of:

     1. .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

     2. 15 percent of the total noncontingent principal payments; and

    . your debt security provides for stated interest, compounded or paid at least annually, only at:

     1. one or more qualified floating rates;

     2. a single fixed rate and one or more qualified floating rates;

     3. a single objective rate; or

     4. a single fixed rate and a single objective rate that is a qualified inverse floating rate.

      Your debt security will have a variable rate that is a qualified floating rate if:

    . variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or


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

    . the rate is equal to such a rate multiplied by either:

     1. a fixed multiple that is greater than .65 but not more than 1.35;
        or

     2. a fixed multiple greater than .65 but not more than 1.35, increased or decreased by a fixed rate; and

    . the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.


       If your debt security provides for two or more qualified floating rates that are within .25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

       Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

       Your debt security will have a variable rate that is a single objective rate if:

    . the rate is not a qualified floating rate;

    . the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

    . the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

       Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security's term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security's term.

       An objective rate as described above is a qualified inverse floating rate if:

    . the rate is equal to a fixed rate minus a qualified floating rate and

    . the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

       Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

    . the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than .25 percentage points or

    . the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

       In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period and the interest is unconditionally payable in cash at least annually, all stated interest on your debt security is qualified stated interest. In this case, the amount of original issue discount, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

       If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and original issue discount accruals on your debt security by:

    . determining a fixed rate substitute for each variable rate provided under your variable rate debt security;

    . constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

    . determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument; and

    . adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

       If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and original issue discount accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

    Short-Term Debt Securities. In general, if you are an individual or other cash-basis United States holder of a short-term debt security, you are not required to accrue original issue discount, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue original issue discount on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include original issue discount in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued original issue discount, which will be determined on a straight-line basis unless you make an election to accrue the original issue discount under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue original issue discount on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.


       When you determine the amount of original issue discount subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security's stated redemption price at maturity.

    Non-U.S. Dollar Currency Discount Debt Securities. If your discount debt security is denominated in, or determined by reference to, a non-U.S. dollar currency, you must determine original issue discount for any accrual period on your discount debt security in the non-U.S. dollar currency and then translate the amount of original issue discount into U.S. dollars in the same manner as stated interest accrued by an accrual basis

United States holder, as described above under "--Payments of Interest". You may recognize ordinary income or loss when you receive an amount attributable to original issue discount in connection with a payment of interest or the sale or retirement of your debt security.

      Debt Securities Purchased at a Premium

      If you purchase your debt security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable to that year, based on your debt security's yield to maturity. If your debt security is denominated in, or determined by reference to, a non-U.S. dollar currency, you will compute your amortizable bond premium in units of the non-U.S. dollar currency and your amortizable bond premium will reduce your interest income in units of the non-U.S. dollar currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the United States Internal Revenue Service. See also "--Original Issue Discount--Election to Treat All Interest as Original Issue Discount" above.

      Purchase, Sale and Retirement of the Debt Securities

      Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

    . adding any original issue discount, market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your debt security; and then

    . subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your debt security.

If you purchase your debt security with non-U.S. dollar currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, as defined in the applicable U.S. Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

      You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in non-U.S. dollar currency, the amount you realize will be the U.S. dollar value of such amount on:

    . the date payment is received, if you are a cash basis taxpayer and the debt securities are not traded on an established securities market, as defined in the applicable Treasury regulations;

    . the date of disposition, if you are an accrual basis taxpayer; or

    . the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and the debt securities are traded on an established securities market, as defined in the applicable Treasury regulations.

      You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

    . described above under "--Original Issue Discount--Short-Term Debt
      Securities" or "--Market Discount";

    . attributable to accrued but unpaid interest;

    . the rules governing contingent payment obligations apply; or

    . attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the property is held more than one year and at a maximum rate of 18% where the property is held more than five years.

       You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

       Exchange of Amounts in Other Than U.S. Dollars

       It you receive non-U.S. dollar currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the non-U.S. dollar currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase non-U.S. dollar currency, you generally will have a tax basis equal to the U.S. dollar value of the non-U.S. dollar currency on the date of your purchase. If you sell or dispose of a non-U.S. dollar currency, including if you use it to purchase debt securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

       Indexed and Other Debt Securities

       The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to contingent non-U.S. dollar currency debt securities, debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities and with respect to any renewable and extendible debt securities and any debt securities providing for the periodic payment of principal over the life of the debt security.

   United States Alien Holders

       This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a debt security and are, for United States federal income tax purposes:

    . a nonresident alien individual;

    . a foreign corporation;

    . a foreign partnership; or

    . an estate or trust that in either case is not subject to United
      States federal income tax on a net income basis on income or gain from a debt security.

If you are a United States holder, this section does not apply to you.

       This discussion assumes that the debt security or coupon is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

       Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a debt security or coupon:

    . we and other U.S. payors generally will not be required to deduct
      United States withholding tax from payments of principal, premium, if any, and interest, including the original issue discount, to you if, in the case of payments of interest:

     1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

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

     2. you are not a controlled foreign corporation that is related to the Company through stock ownership,

     3. in the case of a debt security other than a bearer debt security, the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

            a. you have furnished to the U.S. payor an Internal Revenue
               Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

            b. in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person,

            c. the U.S. payor has received a withholding certificate
               (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

               i. a withholding foreign partnership (generally a foreign
                  partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

               ii. a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

               iii. a U.S. branch of a non-United States bank or of a non-
                    United States insurance company,

           and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

            d. the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business,

               i. certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

               ii. to which is attached a copy of the Internal Revenue Service
                   Form W-8BEN or acceptable substitute form, or

            e. the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations;

     4. in the case of a bearer debt security, the debt security is offered, sold and delivered in compliance with the restrictions described above under "Considerations Relating to Securities Issued in Bearer Form" and payments on the debt security are made in accordance with the procedures described in that section; and

    . no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your debt security or coupon.

Further, a debt security or coupon held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:


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    . the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote at the time of death; and

    . the income on the debt security would not have been effectively connected with a U.S. trade or business of the decedent at the same time.

   U.S. Backup Withholding and Information Reporting

    United States Holders

       In general, if you are a noncorporate United States holder, we and other payors are required to report to the United States Internal Revenue Service all payments of principal, any premium and interest on your debt security, and the accrual of original issue discount on a discount debt security. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your debt security before maturity within the United States. Additionally, backup withholding at a rate of 31% will apply to any payments, including payments of original issue discount, if you fail to provide an accurate taxpayer identification number, or you are notified by the United States Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

    United States Alien Holders

       In general, payments of principal, premium or interest, including OID, made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under "--United States Alien Holders" are satisfied or you otherwise establish an exemption.

       In general, payment of the proceeds from the sale of notes effected at a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, you are a United States alien holder, you will not be subject to backup withholding and information reporting on such a sale provided that:

    . the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

     . an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

     . other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

    . you otherwise establish an exemption.

       If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the United States to an offshore account maintained by you unless the payor has actual knowledge that you are a United States person. We and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

       In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

    . the proceeds are transferred to an account maintained by you in the United States,

    . the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

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

    . the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

       In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting, but not backup withholding, if the sale is effected at a foreign office of a broker that is:

    . a United States person,

    . a controlled foreign corporation for United States tax purposes,

    . a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

    . a foreign partnership, if at any time during its tax year:

     . one or more of its partners are "U.S. persons", as defined in U.S.
       Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

     . such foreign partnership is engaged in the conduct of a United
       States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

Taxation of Common and Preferred Stock

       This subsection describes the material United States federal income tax consequences of owning, selling and disposing of the common stock, preferred stock and depositary shares that we may offer. Except when we indicate otherwise, when we refer to stock in this subsection, we mean common stock, preferred stock and depositary shares.

   United States Holders

       This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a share of stock and you are:

    . a citizen or resident of the United States;

    . a domestic corporation;

    . an estate whose income is subject to United States federal income tax regardless of its source; or

    . a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to "-- United States Alien Holders" below.

       Distributions on Stock

       You will be taxed on distributions on stock as ordinary dividend income to the extent paid out of our current or accumulated earnings and profits for United States federal income tax purposes. If you are taxed as a corporation, except as described in the next subsection, dividends would be eligible for the 70% dividends-received deduction.

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       You generally will not be taxed on any portion of a distribution not paid out of our current or accumulated earnings and profits if your tax basis in the stock is greater than or equal to the amount of the distribution. However, you would be required to reduce your tax basis (but not below zero) in the stock by the amount of the distribution, and would recognize capital gain to the extent that the distribution exceeds your tax basis in the stock. Further, if you are a corporation, you would not be entitled to a dividends-received deduction on this portion of a distribution.

       Limitations on Dividends-Received Deduction

       Corporate shareholders may not be entitled to take the 70% dividends-received deduction in all circumstances. Prospective corporate investors in stock should consider the effect of:

    . Section 246A of the Internal Revenue Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is "directly attributable" to an investment in portfolio stock such as common stock or preferred stock;

    . Section 246(c) of the Internal Revenue Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum holding period (generally at least 46 days during the 90 day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend); and

    . Section 1059 of the Internal Revenue Code, which, under certain circumstances, reduces (but not below zero) the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any "extraordinary dividend" (as defined below) that is eligible for the dividends-received deduction.

       Extraordinary Dividends

       If you are a corporate shareholder, you will be required to reduce your tax basis (but not below zero) in the stock by the nontaxed portion of any "extraordinary dividend" if you have not held your stock for more than two years before the earliest of the date such dividend is declared, announced, or agreed. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction. An extraordinary dividend on the stock generally would be a dividend that:

    . equals or exceeds 5% (in the case of common stock 10%) of the corporate shareholder's adjusted tax basis in the stock, treating all dividends having ex-dividend dates within an 85 day period as one dividend; or

    . exceeds 20% of the corporate shareholder's adjusted tax basis in the stock, treating all dividends having ex-dividend dates within a 365 day period as one dividend.

       In determining whether a dividend paid on the stock is an extraordinary dividend, a corporate shareholder may elect to substitute the fair market value of the stock for its tax basis for purposes of applying these tests if the fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury. An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of the company, regardless of the stockholder's holding period and regardless of the size of the dividend. Any part of the nontaxed portion of an extraordinary dividend that is not applied to reduce the corporate shareholder's tax basis as a result of the limitation on reducing its basis below zero would be treated as capital gain and would be recognized in the taxable year in which the extraordinary dividend is received.

       If you are a corporate shareholder, please consult your tax advisor with respect to the possible application of the extraordinary dividend provisions of the federal income tax law to your ownership or disposition of stock in your particular circumstances.

       Redemption Premium with respect to Preferred Stock

       If the redemption price of your preferred stock exceeds its issue price, the entire amount of the excess may constitute an unreasonable redemption premium that will be treated as a constructive dividend. You generally must take this constructive dividend into account each year in the same manner as original issue discount would be taken into account if the preferred stock were treated as a debt security for United States federal income tax purposes. See "--Taxation of Debt Securities--United States Holders--Original Issue

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

Discount" above for a discussion of the special tax rules for original issue discount. A corporate shareholder would be entitled to a dividends-received deduction for any constructive dividends unless the special rules denying a dividends-received deduction described above in "--Limitations on Dividends-Received Deduction" apply. A corporate shareholder would also be required to take these constructive dividends into account when applying the extraordinary dividend rules described above. Thus, a corporate shareholder's receipt of a constructive dividend may cause some or all stated dividends to be treated as extraordinary dividends. The applicable prospectus supplement for preferred stock that is redeemable at a price in excess of its issue price will indicate whether tax counsel believes that a shareholder must include any redemption premium in income.

       Sale or Exchange of Stock Other Than by Redemption

       If you sell or otherwise dispose of your stock (other than by redemption), you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis of the stock. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the stock is held more than one year and at a maximum rate of 18% where the stock is held more than five years.

       Redemption of Stock

       If we redeem your stock, it generally would be a taxable event. You would be treated as if you had sold your stock if the redemption:

    . results in a complete termination of your stock interest in the company;

    . is substantially disproportionate with respect to you; or

    . is not essentially equivalent to a dividend with respect to you.

       In determining whether any of these tests has been met, shares of stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code, as well as shares actually owned, must be taken into account.

       If we redeem your stock in a redemption that meets one of the tests described above, you generally would recognize taxable gain or loss equal to the sum of the amount of cash and fair market value of property (other than stock of us or a successor to us) received by you less your tax basis in the stock redeemed. This gain or loss would be long-term capital gain or capital loss if you have held the stock for more than one year.

       If a redemption does not meet any of the tests described above, you generally would be taxed on the cash and fair market value of the property you receive as a dividend to the extent paid out of our current and accumulated earnings and profits. Any amount in excess of our current or accumulated earnings and profits would first reduce your tax basis in the stock and thereafter would be treated as capital gain. If a redemption of the stock is treated as a distribution that is taxable as a dividend, your basis in the redeemed stock would be transferred to the remaining shares of our stock that you own, if any.

       Special rules apply if we redeem stock for our debt securities. We will discuss these rules in an applicable prospectus supplement if we have the option to redeem your stock for our debt securities.

       The rules concerning the federal income tax consequences of a stock redemption are complex. Please consult your tax advisor regarding the application of the federal income tax law to a redemption of your stock.

   United States Alien Holders

       This section summarizes certain United States federal income and estate tax consequences of the ownership and disposition of stock by a United States alien holder. You are a United States alien holder if you are, for United States federal income tax purposes:

    . a nonresident alien individual;

    . a foreign corporation;

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

    . a foreign partnership; or

    . an estate or trust that in either case is not subject to United
      States federal income tax on a net income basis on income or gain from stock.

       Dividends

       Except as described below, if you are a United States alien holder of stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

    . a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

    . in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

       If dividends paid to you are "effectively connected" with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

    . you are a non-United States person, and

    . the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

"Effectively connected" dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

       If you are a corporate U.S. alien holder, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

       Gain on Disposition of Stock

       If you are a United States alien holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of preferred stock unless:

    . the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

    . you are an individual, you hold the stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

    . we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of your class of stock and you are not eligible for any treaty exemption.

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

       If you are a corporate United States alien holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

       We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

       Federal Estate Taxes

       Stock held by a United States alien holder at the time of death will be included in the holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

   U.S. Information Reporting and Backup Withholding

       United States Holders In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements and backup withholding tax at the rate of 31% if you are a non-corporate United States person and you:

    . fail to provide an accurate taxpayer identification number;

    . are notified by the United States Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

    . in certain circumstances, fail to comply with applicable certification requirements.

       If you sell your stock outside the United States through a non-U.S. office of a non-U.S. broker, and the sales proceeds are paid to you outside the United States, then U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your stock through a non-U.S. office of a broker that:

    . is a United States person;

    . derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the United States;

    . is a "controlled foreign corporation" as to the United States; or

    . is a foreign partnership, if at any time during its tax year:

     1. one or more of its partners are U.S. persons, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

     2. at any time during its tax year the foreign partnership is engaged in a U.S. trade or business.

       You generally may obtain a refund of any amounts withheld under the U.S. backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

       United States Alien Holders

       If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

    . dividend payments and

    . the payment of the proceeds from the sale of common stock effected at a United States office of a broker,
as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

    . the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

    . a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

    . other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

    . you otherwise establish an exemption

       Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

    . the proceeds are transferred to an account maintained by you in the United States,

    . the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

    . the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

       In addition, a sale of common stock will be subject to information reporting, but not backup withholding, if it is effected at a foreign office of a broker that is:

    . a United States person,

    . a controlled foreign corporation for United States tax purposes,

    . a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

    . a foreign partnership, if at any time during its tax year:

     . one or more of its partners are "U.S. persons", as defined in U.S.
       Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

     . such foreign partnership is engaged in the conduct of a United
       States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

       You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service. for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

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                              PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

    We may sell the securities from time to time in their initial offering as follows:

    . through agents;

    . to dealers or underwriters for resale;

    . directly to purchasers; or

    . through a combination of any of these methods of sale.

       In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

       The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

    . at a fixed price or prices, which may be changed;

    . at market prices prevailing at the time of sale;

    . at prices related to prevailing market prices; or

    . at negotiated prices.

       We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be "underwriters" as that term is defined in the Securities Act.

       From time to time, we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be "underwriters" as that term is defined in the Securities Act, may then resell those securities to the public.

       We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

       If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

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       We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers' obligations, and will include any required information about commissions we may pay for soliciting these contracts.

       Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

       In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

       The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

       These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

       The underwriters, dealers and agents, as well as their associates, may be lenders to, and may engage in transactions with and perform services for, Key3Media Group, Inc. and its subsidiaries in the ordinary course of business.

       Each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may not list any particular series of securities on a securities exchange or quotation system. Any underwriters to whom we sell securities for public offering may make a market in those securities. However, no underwriter that makes a market is obligated to do so and may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the securities.

       The maximum commission or discount to be received by any NASD member or independent broker-dealer will not be greater than eight percent for the sale of any securities being registered pursuant to SEC Rule 415.

       Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

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                           VALIDITY OF THE SECURITIES

       The validity of the securities offered by this prospectus has been passed upon for Key3Media Group, Inc. by Sullivan & Cromwell, New York, New York. The opinion of Sullivan & Cromwell was based on certain assumptions about future actions required to be taken by Key3Media Group, Inc. and the trustee, warrant agent or preferred stock depositary, if any, in connection with the issuance and sale of each security, about the specific terms of each security and its governing documents and about other matters that may affect the validity of the securities but which could not be ascertained on the date of that opinion.

       In connection with particular offerings of the securities in the future, the validity of those securities may be passed upon for Key3Media Group, Inc. by Key3Media's General Counsel, Ned S. Goldstein, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

       Sullivan & Cromwell has in the past represented and continues to represent Key3Media on a regular basis and in a variety of matters, including offerings of our common stock and debt securities. Sullivan & Cromwell also performed services for Key3Media Group, Inc. in connection with the offering of the securities described in this prospectus.

                                    EXPERTS

       The consolidated financial statements of Key3Media Group, Inc. at December 31, 2000 and for the year then ended, appearing in Key3Media Group's Annual Report (Form 10-K) have been audited by Ernst & Young LLP, independent auditors, and are incorporated herein by reference in reliance upon such firm as experts in accounting and auditing.

       The combined financial statements of Key3Media Group, Inc. as of December 31, 1999 and 1998, and for each of the two years in the period ended December 31, 1999, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                  CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE
                    SECURITIES LITIGATION REFORM ACT OF 1995

       We have included or incorporated by reference in this prospectus statements that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

       Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained under the caption "Item 1: Business--Certain Factors That May Affect Our Businesses" in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated in this prospectus by reference. See "Available Information" above for information about how to obtain a copy of this Annual Report.

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